Form 10-K, Exhibit 13
period 1999-06-30
FIRST FEDERAL BANKSHARES INC
filed 1999-09-28
CIK 1075348

EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

1999 Highlights

o Conversion to full stock corporation complete, $26 million raised in new stock sale

o Acquisition of Mid-Iowa Financial Corp. completed

o Earnings grow to $4.6 million

o Assets increased to $681 million

o New bank building in Grinnell completed



[GRAPHIC-GRAPH DEPICTING NET INCOME]
[GRAPHIC-GRAPH DEPICTING TOTAL ASSETS]
[GRAPHIC-GRAPH DEPICTING NONPERFORMING ASSETS]
[GRAPHIC-GRAPH DEPICTING COMMERCIAL LOAN ORIGINATIONS]
[GRAPHIC-CONSUMER LOAN ORIGINATIONS]

[GRAPHIC OMITTED PHOTO OF BANK PRESIDENT]
[GRAPHIC OMITTED First Federal Savings changes to First Federal Bank] [GRAPHIC OMITTED Public bought $26 million in First Federal Bankshares stock [GRAPHIC OMITTED Office in downtown Newton, IA.]
[GRAPHIC OMITTED New Grinnell IA office]

To Our Shareholders:


  We are pleased to report to you the operating results of First Federal Bankshares, Inc. for the fiscal year ended June 30, 1999.

  Again, this past year has been historic and full of changes.

  In April we converted our mutual holding company to a full stock owned corporation, First Federal Bankshares, Inc. At the same time, the acquisition of Mid-Iowa Financial Corp., Newton, Iowa, and its wholly-owned subsidiary, Mid-Iowa Savings Bank, was completed.

  During the conversion process, an additional 2.6 million shares were sold to the public at the price of $10 per share. The existing shareholders received new First Federal Bankshares, Inc. consumer stock at an exchange ratio of 1.64696 shares.

  The employees of Mid-Iowa Financial Corp. and First Federal Bankshares, Inc. are to be commended for their hard work and time away from families to complete the Mid-Iowa acquisition successfully. This was the first time a second step stock conversion and a cash acquisition had been done simultaneously.

  During the first weekend of June, the Mid-Iowa  computer  conversion phase was
completed  and  again  our  employees   stepped  up  to  accomplish  this  tough
undertaking.

  We also want to thank our new customers from Mid-Iowa for their patience and understanding during this process of change.

  The construction of a new bank facility has been completed in Grinnell, Iowa. It is located on the site of the old office with more space, three drive-up lanes and a drive-up ATM. We are looking forward to serving our customers in Poweshiek County from this new, more efficient office.

  During the second quarter of the fiscal year, three of our small, rural branches were sold to local banks in their market area. We realized a $1.1 million pre-tax gain on those sales.

[GRAPHIC OMITTED Commercial lenders Gary Wood and Kevin Owens work with tire recycler Les Pederson.]
[GRAPHIC OMITTED Sandy Sabel, Sr. Vice President and Matt Schroeder, Vice President of Information Services discuss Y2K preparations.]
[GRAPHIC OMITTED First Federal's Bruce Davis and Tom Geier of Bache Funding with Madison, WI developer Erik Minton.]
[GRAPHIC OMITTED First Federal's subsidiary Equity Services provides prime building lots in Sgt. Bluff, IA.]

  We ended our fiscal year with assets totaling $680.7 million and net earnings of $4.6 million. This equates to a return on average assets of .78%, up from
 .71% for fiscal 1998. Return on average equity rose to 9.48% from 8.39% a year ago. I invite you to examine the financial data contained in the following pages of the report.

  We are now spending much of our time consolidating the recent acquisitions into our systems. We are also examining ways to be more efficient and cost effective. Our assets and liabilities continue to be restructured with emphasis on consumer and commercial lending on the asset side and growth of transaction accounts on the liability side.

  Year 2000 (Y2K) preparation has been a high priority. Our staff has been diligent about being prepared. We feel we are ready and our regulators have confirmed what we have done to make a successful transition into the new year. Between now and the new year, we will check and recheck our findings.

  We wish to acknowledge and thank the fine people of Bache Funding,Madison, Wisconsin. This commercial mortgage banking relationship was acquired through the acquisition of Grinnell Federal in 1998. Their quality commercial-multi family-single family loans have added to the successful growth of our commercial loan department.

  We have been successful in many nontraditional banking affiliations. These involve the development of bare land into lots for construction of single family homes, abstract title work in two northwest Iowa counties and a full service real estate brokerage company, among other profitable ventures.

  Fiscal 1999 was busy and ever-changing as we took on new challenges and expanded into the high growth area of central Iowa. Fiscal 2000 will also challenge our ingenuity to fine tune and expand the profitability of your company.

  Thank you for your continued support.




/s/Barry Backhaus
-----------------
Barry Backhaus
Chairman, President and CEO

Selected Consolidated Financial and Other Data

The following table sets forth certain selected consolidated financial and other data of First Federal Bankshares, Inc. (the Company) at the dates and for the periods indicated. For additional information about the Company, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

---------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share amounts
---------------------------------------------------------------------------------------------------------------------
Financial Condition at June 30                         1999           1998         1997          1996          1995
                                                     --------       -------       -------       -------       -------
Total assets                                         $680,672       551,450       468,568       443,516       434,122
Loans receivable, net                                 457,058       404,800       341,254       320,408       311,775
Securities, held to maturity                           32,006        32,023        29,758        22,459        96,802
Securities, available for sale                        122,047        65,195        64,098        74,498             -
FHLB stock, at cost                                     8,094         5,671         5,000         4,769         4,675
Office property and equipment, net                     15,412        10,845         9,638         8,697         7,559
Excess of cost over fair value of assets
     acquired                                          20,946         8,158           318           355           190
Deposits                                              464,169       392,425       326,734       335,223       339,426
FHLB advances                                         138,617       107,901        96,500        66,000        54,500
Stockholders' equity                                   68,273        42,020        38,865        36,857        34,864
Operations Data for Year Ended June 30
Total interest income                                  41,136        35,364        33,691        31,686        29,007
Total interest expense                                 24,864        21,377        20,328        19,645        17,707
                                                     --------       -------       -------       -------       -------
     Net interest income                               16,272        13,987        13,363        12,041        11,300
Provision for losses on loans                             365           345           258           233           142
                                                     --------       -------       -------       -------       -------
     Net interest income after provision for
        losses on loans                                15,907        13,642        13,105        11,808        11,158
                                                     --------       -------       -------       -------       -------
Noninterest income:
     Fees and service charges                           2,146         1,392         1,143         1,092           771
     Gain on sale of branch deposits                    1,088             -             -             -             -
     Gain on sale of loans held for sale                  296           242           207           290           160
     Other income                                       2,016         1,544         1,179         1,124           692
                                                     --------       -------       -------       -------       -------
     Total noninterest income                           5,546         3,178         2,529         2,506         1,623
                                                     --------       -------       -------       -------       -------

Noninterest expense:
     Compensation and benefits                          7,674         6,702         5,655         5,150         4,615
     Office property and equipment                      1,901         1,500         1,293         1,159         1,064
     Special deposit insurance assessment                   -             -         2,233             -             -
     Other noninterest expense                          4,614         3,326         3,490         3,410         3,327
                                                     --------       -------       -------       -------       -------
     Total noninterest expense                         14,189        11,528        12,671         9,719         9,006
                                                     --------       -------       -------       -------       -------
                                                                                                            ----------
     Earnings before income taxes                       7,264         5,292         2,963         4,595         3,775
Income taxes                                            2,701         1,874         1,024         1,543         1,259
                                                     --------       -------       -------       -------       -------
Net earnings                                           $4,563         3,418         1,939         3,052         2,516
                                                     ========       =======       =======       =======       =======
Earnings per share (1):
     Basic earnings per share                            $.97           .73           .42           .66           .55
                                                     ========       =======       =======       =======       =======
     Diluted earnings per share                          $.96           .72           .41           .64           .53
                                                     ========       =======       =======       =======       =======
Cash dividends declared per common share                 $.29           .29           .28           .27           .22
                                                     ========       =======       =======       =======       =======

--------------

(1) Adjusted for stock distributions and April 1999, stock conversion.

Key Financial Ratios and Other Data at or for the Years Ended June 30

                                                1999(8)          1998(7)            1997             1996              1995
                                                ------           ------            ------           ------            ------
Performance Ratios:
Return on assets (net income divided
     by average total assets) (1)                  .78  %           .71  %            .43  %           .70  %            .60  %
Return on equity (net income divided
     by average equity) (1)                       9.48             8.39              5.20             8.44              7.42
Average net interest rate spread (2)              2.72             2.74              2.71             2.52              2.49
Net yield on average interest-earning
     assets (3)                                   2.99             3.07              3.07             2.88              2.82
Net interest income after provision for
     loan losses to total other expenses (1)    112.11           118.34            103.25           121.50            123.90

Asset Quality Ratios:
Nonperforming loans to total loans                 .54              .33               .15              .22               .22
Nonperforming loans to total assets                .36              .24               .11              .16               .16
Nonperforming assets as a percentage
     of total assets (4)                           .37              .34               .11              .17               .17
Nonperforming loans and real estate
     owned to total loans and real
     estate owned                                  .54              .47               .15              .24               .23
Average interest-earning assets to
     average interest-bearing liabilities       105.83           107.14            107.69           107.74            107.27

Capital, Equity and Dividend Ratios:
Tangible capital (5)                              6.52             6.20              8.24             8.37              7.99
Core capital (5)                                  6.52             6.20              8.24             8.37              7.99
Risk-based capital (5)                           13.20            12.51             17.00            18.45             18.02
Average equity to average assets ratio            8.24             8.46              8.20             8.32              8.14
Dividend payout ratio                            30.10            39.67             68.12            40.74             40.00

Per Share Data:
Book value per common share (6)                 $14.17             8.99              8.34             7.94              7.54

Other Data:
Number of full-service offices                      19               15                13               13                12

-------------------

(1) Excluding the SAIF assessment, the Company's return on assets, return on equity, and net interest income after provision for loan losses to total other expenses would have been .73%, 8.95%, and 125.29%, respectively, for the year ended June 30, 1997.
(2) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Represents net interest income as a percentage of average interest-earning assets.
(4) Nonperforming assets include nonaccruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans.
(5)  End of period ratio
(6)  Adjusted for stock distributions and April 1999, stock conversion.
(7) Operating data includes effect of the acquisition of GFS Bancorp, Inc. for periods subsequent to March 31, 1998.
(8) Operating data includes effect of the acquisition of Mid-Iowa Financial Corp. for periods subsequent to April 13, 1999.

Quarterly Financial Data:

                                              June         March      December   September
                Three Months Ended            1999         1999         1998       1998
                                             -------     -------     -------     -------
Interest income                              $11,412       9,595      10,073      10,056
Interest expense                               6,796       5,673       6,112       6,283
                                             -------     -------     -------     -------
     Net interest income                       4,616       3,922       3,961       3,773
Provision for losses on loans                    110         105          75          75
                                             -------     -------     -------     -------
     Net interest income after provision       4,506       3,817       3,886       3,698
Noninterest income                             1,505       1,016       2,123         902
Noninterest expense                            4,187       3,281       3,759       2,962
                                             -------     -------     -------     -------
     Earnings before income taxes              1,824       1,552       2,250       1,638
Income taxes                                     719         563         799         620
                                             -------     -------     -------     -------
     Net Earnings                            $ 1,105         989       1,451       1,018
                                             =======     =======     =======     =======

Earnings per share:
     Basic                                   $   .23         .21         .31         .22
     Diluted                                     .23         .21         .31         .21
                                             =======     =======     =======     =======

                                              June       March    December   September
                Three Months Ended            1998        1998       1997       1997
                                             -------     -------   -------    -------
Interest income                              $9,966      8,486      8,402      8,510
Interest expense                              6,050      5,066      5,089      5,172
                                             ------     ------     ------     ------
     Net interest income                      3,916      3,420      3,313      3,338
Provision for losses on loans                   105         95         75         70
                                             ------     ------     ------     ------
     Net interest income after provision      3,811      3,325      3,238      3,268
Noninterest income                            1,139        691        672        675
Noninterest expense                           3,437      2,826      2,626      2,639
                                             ------     ------     ------     ------
     Earnings before income taxes             1,513      1,190      1,284      1,304
Income taxes                                    526        417        467        463
                                             ------     ------     ------     ------
     Net Earnings                            $  987        773        817        841
                                             ======     ======     ======     ======

Earnings per share:
     Basic                                   $  .21        .16        .18        .18
     Diluted                                    .21        .16        .17        .18
                                             ======     ======     ======     ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to (a) change in general market interest rates, (b) general economic conditions, (c) legislative and regulatory changes, (d) monetary and fiscal policies of the U. S. Treasury and the Federal Reserve, (e) changes in the quality or composition of the Company's loan and investment portfolios, (f) deposit flows, (g) competition, and (h) demand for financial services in the Company's market area. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements, since results in future periods may differ materially from those currently expected because of various risks and uncertainties.

General

First Federal Bankshares, Inc. (the Company) was organized under Delaware law in December 1998 by First Federal Bank (the Bank) and First Federal Bankshares, M.H.C. (the Mutual Holding Company) to be the savings and loan holding company of the Bank. The acquisition of the Bank by the Company was consummated on April 13, 1999 in connection with the Mutual Holding Company's conversion from mutual holding company form to the stock form of ownership (the Conversion). The Company's principal activity consists of ownership of all of the stock in the Bank. Consequently, the net income of the Company is primarily derived from the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company and Mid-Iowa Security Corporation, which generates revenues primarily by providing real estate brokerage services. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923.

The Company's results of operations are primarily dependent on its net interest income. Net interest income is the difference between interest income earned on loans, mortgage-backed securities and investment securities and interest expense consisting of interest paid and payable on deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Business Strategy

The Company's current business strategy is to operate as a well-capitalized, profitable and independent community savings bank dedicated to providing quality banking services to our customers. The Company has sought to implement this strategy in recent years by: (1) closely monitoring the needs of customers; (2) emphasizing family financial services such as residential mortgage loans, consumer loans and various checking and savings products; (3) offering commercial real estate loans and small business lending services; (4) monitoring and reducing interest rate risk exposure; (5) controlling operating expenses; and (6) maintaining strong asset quality.

Average Balance Sheet

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are daily averages.

                                                                     Years Ended June 30
                                                    1999                           1998                        1997
                                        -----------------------------   ---------------------------- ----------------------------
                               Rate at
                               June 30,  Average             Average    Average            Average   Average            Average
                                 1999    Balance  Interest Yield/Cost   Balance  Interest Yield/Cost Balance  Interest Yield/Cost
                                 ----    -------  -------  ----------   -------  -------- ---------  -------  -------- ----------
                                                                    (Dollars in Thousands)
Interest-earning Assets:
     Loans receivable (1)       7.83%    $416,631   32,736       7.86%   358,209   28,797     8.04%  331,144   26,562   8.02%
     Mortgage-backed
        securities              6.60%      34,824    2,361       6.78%    40,501    2,713     6.70%   45,680    2,988   6.54%
     Investment securities      6.46%      87,677    5,764       6.57%    53,720    3,694     6.88%   58,660    4,125   7.03%
     Short-term invest-
        ments and other
        interest-earning
        assets (2)              5.50%       4,864      275       5.64%     2,959      160     5.41%      275       16   5.82%
Total interest-earning
     assets                     7.51%     543,996   41,136       7.56%   455,389   35,364     7.77%  435,759   33,691   7.73%
Noninterest-earning assets                 40,590                         26,303                      18,999
                                         --------                       --------                    --------

TOTAL ASSETS                             $584,586                        481,692                     454,758
                                         ========                       ========                    ========
Interest-bearing Liabilities:
     Deposits                   4.41%    $394,722   17,884       4.53%   333,196   15,827     4.75%  322,426   15,377   4.77%
     Borrowings                 5.75%     119,329    6,980       5.85%    91,863    5,550     6.04%   82,206    4,951   6.02%
Total interest-bearing
     liabilities                4.72%    $514,051   24,864       4.84%   425,059   21,377     5.03%  404,632   20,328   5.02%
Noninterest-bearing:
     Deposits                              11,031                          8,527                       6,346
     Liabilities                           11,352                          7,356                       6,473
                                         --------                      ---------                     -------

TOTAL LIABILITIES                         536,434                        440,942                     417,451
Stockholders' equity                       48,152                         40,750                      37,307
                                         --------                      ---------                     -------

TOTAL LIABILITIES
     AND STOCK-
     HOLDERS' EQUITY                     $584,586                        481,692                     454,758
                                         ========                        =======                     =======

Net interest income                                 16,272                         13,987                      13,363
                                                  =========                      =========                   =========
Interest rate spread (3)        2.79%                            2.72%                        2.74%                     2.71%
                                ====                             ====                         ====                      ====
 Net yield on interest-
      earning assets (4)         3.05%                            2.99%                        3.07%                     3.07%
                                 ====                             ====                         ====                      ====
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                       105.83%                      107.14%                    107.69%
                                                               ======                       ======                     ======

-------------------------------

(1)  Average balances include nonaccrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of Iinterest-bearing liabilities.
     interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.

                                                                    Years Ended June 30
                                              1999 vs. 1998                                      1998 vs. 1997
                             ------------------------------------------------   ------------------------------------------------
                               Increase (Decrease) Due To          TOTAL          Increase (Decrease) Due To          TOTAL
                                                     RATE/        INCREASE                              RATE/        INCREASE
                              VOLUME      RATE      VOLUME       (DECREASE)      VOLUME      RATE      VOLUME       (DECREASE)
                             ---------   --------  ----------   -------------   ---------   --------  ----------   -------------
                                                                   (Dollars in Thousands)
Interest Income:
    Loans receivable           $4,696      (645)       (111)         3,940       2,171         66         (2)           2,235
    Mortgage-backed             (380)         32         (4)         (352)       (339)         73         (9)           (275)
    securities
    Investments                 2,335      (167)        (98)         2,070       (347)       (88)           4           (431)
    Other interest-earning
    assets                        103          7           4           114         156        (1)        (11)             144
                               ------      ----        ----          -----       -----         --        ---            -----
Total interest-earning assets  $6,754      (773)       (209)         5,772       1,641         50        (18)           1,673
                               ------      ----        ----          -----       -----         --        ---            -----

Interest Expense:
    Savings deposits           $2,923      (733)       (133)         2,057         514       (64)           0             450
    Borrowings                  1,659      (175)        (54)         1,430         582         16           1             599
                               ------      ----        ----          -----       -----         --        ---            -----
Total interest-bearing
liabilities                    $4,582      (908)       (187)         3,487       1,096       (48)           1           1,049
                               ------      ----        ----          -----       -----         --        ---            -----

Net change in net interest
    income                     $2,172        135        (22)         2,285         545         98        (19)             624
                               ======        ===        ===          =====         ===         ==        ===              ===

Financial Condition

The 53.5% ownership of the Bank by the Mutual Holding Company prior to April 13, 1999 was offered for sale to the public in a subscription offering (the Offering) that resulted in net proceeds totaling $24.9 million. On April 13, 1999, the Company contributed all but $5.0 million of the net proceeds to the Bank. With these proceeds and other funds, the Bank acquired Mid-Iowa Financial Corp. (Mid-Iowa), the parent company of Mid-Iowa Savings Bank, F.S.B., with assets of $155.4 million. Total assets increased by $129.2 million, or 23.4%, to $680.7 million at June 30, 1999, from $551.5 million at June 30, 1998, primarily due to the acquisition of Mid-Iowa. Total loans receivable increased by $52.3 million, or 12.9%, during the same period. The increase in loans receivable reflected an increase of $13.7 million, or 23.4%, during fiscal 1999 in commercial multi-family and nonresidential real estate loans, an increase of $14.0 million, or 28.6%, in consumer and commercial loans, and an increase of $24.7 million, or 8.2%, in single-family residential loans. Deposits increased by $71.8 million, or 18.3%, to $464.2 million at June 30, 1999 from $392.4 million at June 30, 1998 and advances from the Federal Home Loan Bank (FHLB) increased by $30.7 million, or 28.5%, to $138.6 million from $107.9 million at June 30, 1998. These increases were primarily attributable to the Mid-Iowa acquisition. The acquisition was accounted for as a purchase. The excess of cost over fair value of assets acquired in this acquisition was $12.6 million.

Stockholders' equity increased by $26.3 million from $42.0 million at June 30, 1998 to $68.3 million at June 30, 1999. This increase resulted primarily from the receipt of $24.9 million in net proceeds from the stock offering and net income of $4.6 million less funds used to pay cash dividends totaling $635,000. The Company loaned $1.8 to the First Federal Employee Stock Ownership Plan to purchase 184,450 shares, or 7%, of the common stock sold in the Offering.

Comparison of Operating Results for Fiscal Years Ended June 30, 1999 and  1998

General. Net earnings for the year ended June 30, 1999 increased by $1.2 million, or 33.5%, to $4.6 million from $3.4 million for the year ended June 30, 1998. Diluted earnings per share totaled $.96 and $.72, respectively, for fiscal 1999 and 1998. The acquisition of Mid-Iowa Financial Corp. effective on April 13, 1999 was accounted for as a purchase; therefore, Mid-Iowa's results of operations are included in the Company's operating results for fiscal 1999 from April 14, 1999 through June 30, 1999. In addition, the acquisition of GFS Bancorp, Inc. (GFS) effective on March 31, 1998 was accounted for as a purchase; therefore, GFS results of operations are included in the Company's operating results for fiscal 1998 from April 1, 1998 through June 30, 1998.

Interest Income. Interest income increased by $5.7 million, or 16.3%, to $41.1 million in fiscal 1999 from $35.4 million in fiscal 1998. The increase in interest income was primarily due to an increase of $88.6 million, or 19.5%, in the average balance of interest-earning assets to $544.0 million in fiscal 1999 from $455.4 million in fiscal 1998. The increase in the average balance of interest-earning assets was primarily due to the acquisitions of GFS and Mid-Iowa in March 1998, and April 1999, respectively. The average yield on interest-earning assets decreased to 7.56% in fiscal 1999 from 7.77% in fiscal 1998. The increase in interest income reflects a $3.9 million, or 13.7%, increase in interest income on loans to $32.7 million in fiscal 1999 from $28.8 million in fiscal 1998. Interest income on mortgage-backed securities (MBS) decreased by $352,000, or 13.0%, to $2.4 million in fiscal 1999 from $2.7 million in fiscal 1998. During the same period, interest income on investment securities increased by $2.1 million, or 56.1%, to $5.8 million from $3.7 million. The increase in interest income on loans resulted from an increase of $58.4 million, or 16.3%, in the average balance of loans receivable to $416.6 million at June 30, 1999, from $358.2 million at June 30, 1998. The average yield on loans receivable decreased by 18 basis points to 7.86% for fiscal 1999 from 8.04% for fiscal 1998. The decrease in interest income on MBS was primarily due to a decrease of $5.7 million in the average balance of MBS to $34.8 million in fiscal 1999 from $40.5 million in fiscal 1998. Partially offsetting the decrease in MBS balances was an increase of 8 basis points in the average yield on MBS to 6.78% in fiscal 1999 from 6.70% in fiscal 1998. The increase in interest income on investment securities was primarily due to an increase of $34.0 million in the average balance of investment securities to $87.7 million in fiscal 1999 from $53.7 million in fiscal 1998. Investments totaling $46.1 million were added with the acquisition of Mid-Iowa in April 1999. The yield on investment securities decreased to 6.57% in fiscal 1999 from 6.88% in fiscal 1998, partially offsetting the increase in average balances. The generally lower interest rate environment during fiscal 1999 resulted in declining yields on investment securities as higher yielding, callable securities were redeemed in the first three quarters of fiscal 1999.

Interest Expense. Interest expense totaled $24.9 million in fiscal 1999, representing a $3.5 million, or 16.3%, increase from $21.4 million in fiscal 1998. The increase was due to an increase of $89.0 million, or 20.9%, in the average balance of interest-bearing liabilities to $514.1 million in fiscal 1999 from $425.1 million in fiscal 1998. The increase in the average balance of interest-bearing liabilities was primarily due to the GFS and Mid-Iowa acquisitions. The average cost of interest-bearing liabilities decreased by 19 basis points to 4.84% in fiscal 1999 from 5.03% in fiscal 1998. Interest expense on deposits increased by $2.1 million, or 13.0%, to $17.9 million in fiscal 1999 from $15.8 million in fiscal 1998 and interest paid on borrowings increased by $1.4 million, or 25.8%, to $7.0 million in fiscal 1999 from $5.6 million in fiscal 1998. The increase in interest expense on deposits was primarily due to an increase of $61.5 million, or 18.5%, in the average balance of deposits to $394.7 million for fiscal 1999 from $333.2 million for fiscal 1998. The average rate paid on deposits declined to 4.53% in fiscal 1999 from 4.75% in fiscal 1998. The increase in interest expense on borrowings resulted from a $27.5 million increase in the average balance of borrowings to $119.3 million in fiscal 1999 from $91.9 million in fiscal 1998. The average rate paid on borrowings decreased to 5.85% in fiscal 1999 from 6.04% in fiscal 1998 in the generally lower interest rate environment during fiscal 1999.

Net Interest Income. Net interest income before provision for loan losses increased by $2.3 million, or 16.3%, to $16.3 million for fiscal 1999 from $14.0 million for fiscal 1998. The increase in net interest income in fiscal 1999 was primarily due to increases in the average balances of interest-earning assets resulting from acquisitions. Increases in the average balance of interest-earning assets in fiscal 1999 resulted in an increase in interest income of $6.8 million, while increases in the average balance of interest-bearing liabilities resulted in an increase in interest expense of $4.5 million. The Company's interest rate spread was 2.72% and 2.74%, respectively, and the net yield on interest-earning assets was 2.99% and 3.07%, respectively, for fiscal 1999 and 1998.

Provision for Loan Losses. The Company maintains an allowance for loan losses through a provision for loan losses based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the current portfolio. During fiscal 1999 and 1998 the Company provided $365,000 and $345,000, respectively, for loan losses. Net charge-offs as a percentage of average loans outstanding were .04% and .09%, respectively, for fiscal years 1999 and 1998. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

Noninterest Income. Noninterest income increased by $2.3 million, or 74.5%, to $5.5 million for fiscal 1999 from $3.2 million for fiscal 1998. The increase in noninterest income was largely due to the recognition of a $1.1 million gain on the sale of the deposits of three branch offices. Deposits totaling $19.4 million were sold to local financial institutions. Over 80% of the deposits sold were fixed-rate, fixed-maturity certificates of deposit with average interest rates higher than the Company's weighted average rate paid on total deposits. The sale of these deposits reduced the average interest rate paid on the Company's total deposits by approximately 10 basis points. A gain on the sale of real estate owned totaling $137,000 was recorded in fiscal 1999, primarily due to the sale of a commercial property located in Grinnell, Iowa. Sales of lots by the Company's real estate development subsidiary generated a gain totaling $43,000. The increase in noninterest income was also due to growth related to the acquisitions of GFS in March, 1998 and Mid-Iowa in April 1999. Income from fees and service charges, real estate related income and other noninterest income increased by $754,000, $231,000 and $199,000, respectively, in fiscal 1999 when compared to fiscal 1998. The increase in fees and service charges was partially due to increases in transaction accounts that typically generate more service charge income than fixed maturity deposits and also to the addition of the GFS and Mid-Iowa deposit accounts. Gain on sale of loans held for sale increased by $54,000 over the prior year and a loss on sale of fixed assets totaling $33,000 was recorded in fiscal 1999 compared to a gain on sale of fixed assets totaling $104,000 in fiscal 1998. The increase in other income was primarily due to increased activity in the Company's non-bank subsidiaries.

Noninterest Expense. Noninterest expense increased by $2.7 million, or 23.1%, to $14.2 million in fiscal 1999 from $11.5 million in fiscal 1998. The principal component of the Company's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $972,000, or 14.5%, to $7.7 million in fiscal 1999 from $6.7 million in fiscal 1998. During fiscal 1998 the Bank recognized the liability for an early retirement incentive program that totaled approximately $277,000. Office property and equipment expense increased by $400,000, or 26.7%. Deposit insurance premium expense increased by $30,000, or 13.9%, to $246,000 in fiscal 1999 from $216,000 in fiscal 1998. Deposits totaling approximately $62.3 million and $105.6 million, respectively, were added with the GFS and Mid-Iowa acquisitions. Data processing expense and advertising expense increased by $108,000, or 30.3%, and by $176,000, or 43.1%, respectively, in fiscal 1999 as compared to fiscal 1998. Amortization of intangibles increased by $371,000, to $479,000 in fiscal 1999, from $108,000 in fiscal 1998 primarily due to the excess of cost over fair value of assets totaling $7.9 million and $12.6 million, respectively, for the GFS and Mid-Iowa acquisitions. The excess of cost over fair value of assets related to these acquisitions is being amortized over a period of 25 years. Other general and administrative expense increased by $592,000, or 26.5%, to $2.8 million for fiscal 1999 from $2.2 million for fiscal 1998. The increase in other general and administrative expense in fiscal 1999 was partially due to acquisition-related expenses.

Income tax expense. Net earnings before income taxes increased by $2.0 million, or 37.3%, to $7.3 million for fiscal 1999 from $5.3 million for fiscal 1998. Income tax expense increased by $826,000, or 44.1%, to $2.7 million for fiscal 1999 from $1.9 million for fiscal 1998. The federal and state effective tax rate on earnings was 37.2% and 35.4%, respectively, for fiscal years 1999 and 1998.

Comparison of Operating Results for Fiscal Years Ended June 30, 1998 and  1997

General. Net earnings for the year ended June 30, 1998 increased by $1.5 million, or 76.3%, to $3.4 million from $1.9 million for the year ended June 30, 1997. Diluted earnings per share totaled $.72 and $.64, respectively, for fiscal 1998 and 1997. Net earnings for fiscal 1997, excluding the SAIF one-time assessment, net of tax effect, totaled $3.3 million. The acquisition of GFS Bancorp, Inc. effective on March 31, 1998 was accounted for as a purchase; therefore, GFS results of operations are included in the Company's operating results for fiscal 1998 from April 1, 1998 through June 30, 1998.

Interest Income. Interest income increased by $1.7 million, or 5.0%, to $35.4 million in fiscal 1998 from $33.7 million in fiscal 1997. The average balance of interest-earning assets increased by $19.6 million, or 4.5%, to $455.4 million in fiscal 1998 from $435.8 million in fiscal 1997. In addition, the average yield on interest-earning assets increased to 7.77% in fiscal 1998 from 7.73% in fiscal 1997. The increase in interest income resulted primarily from a $2.2 million, or 8.4%, increase in interest income on loans to $28.8 million in fiscal 1998 from $26.6 million in fiscal 1997. Interest income on mortgage-backed securities (MBS) decreased by $275,000, or 9.2%, to $2.7 million in fiscal 1998 from $3.0 million in fiscal 1997. During the same period, interest income on investment securities decreased by $431,000, or 10.5%, to $3.7 million from $4.1 million. The increase in interest income on loans resulted from an increase of $27.1 million, or 8.2%, in the average balance of loans receivable to $358.2 million at June 30, 1998, from $331.1 million at June 30, 1997. The average yield on loans receivable was 8.04% and 8.02%, respectively, for fiscal 1998 and 1997. The decrease in interest income on MBS was primarily due to a decrease of $5.2 million in the average balance of MBS to $40.5 million in fiscal 1998 from $45.7 million in fiscal 1997. Partially offsetting the decrease in MBS balances was an increase of 16 basis points in the average yield on MBS to 6.70% in fiscal 1998 from 6.54% in fiscal 1997. The decrease in interest income on investment securities was primarily due to a decrease of $5.0 million in the average balance of investment securities to $53.7 million in fiscal 1998 from $58.7 million in fiscal 1997. In addition, the yield on investment securities decreased to 6.88% in fiscal 1998 from 7.03% in fiscal 1997. The generally lower interest rate environment during fiscal 1998 resulted in declining yields on investment securities.

Interest Expense. Interest expense totaled $21.4 million in fiscal 1998, representing a $1.1 million, or 5.2%, increase from $20.3 million in fiscal 1997. The increase was due to an increase of $20.4 million in the average balance of interest-bearing liabilities to $425.0 million in fiscal 1998 from $404.6 million in fiscal 1997. The average cost of interest-bearing liabilities increased slightly to 5.03% in fiscal 1998 from 5.02% in fiscal 1997. Interest expense on deposits increased by $450,000, or 2.9%, to $15.8 million in fiscal 1998 from $15.4 million in fiscal 1997 and interest paid on borrowings increased by $600,000, or 12.1%, to $5.6 million in fiscal 1998 from $5.0 million in fiscal 1997. The increase in interest expense on deposits was primarily due to an increase of $10.8 million, or 3.3%, in the average balance of deposits. The average rate paid on deposits declined slightly to 4.75% in fiscal 1998 from 4.77% in fiscal 1997. The increase in interest expense on borrowings resulted from a $9.6 million increase in the average balance of borrowings to $91.9 million in fiscal 1998 from $82.2 million in fiscal 1997. In addition, the average rate paid on borrowings increased slightly to 6.04% in fiscal 1998 from 6.02% in fiscal 1997.

Net Interest Income. Net interest income before provision for loan losses increased by $624,000, or 4.7%, to $14.0 million for fiscal 1998 from $13.4 million for fiscal 1997. The increase in net interest income in fiscal 1998 was primarily due to increases in the average balance of interest-earning assets resulting from acquisitions. Such increases in fiscal 1998 resulted in an increase in interest income of $1.6 million, while increases in the average balance of interest-bearing liabilities resulted in an increase in interest expense of $1.1 million. The Company's interest rate spread was 2.74% and 2.71%, respectively, and the net yield on interest-earning assets was 3.07% for both fiscal 1998 and 1997.

Provision for Loan Losses. During fiscal 1998 and 1997 the Company provided $345,000 and $258,000, respectively, for loan losses. Net charge-offs as a percentage of average loans outstanding were .09% and .06%, respectively, for fiscal years 1998 and 1997.

Noninterest Income. Noninterest income increased by $627,000, or 24.6%, to $3.2 million for fiscal 1998 from $2.6 million for fiscal 1997. Income from fees and service charges, abstracting income and other noninterest income increased by $249,000, $124,000 and $106,000, respectively, in fiscal 1998 when compared to fiscal 1997. Gain on sale of loans held for sale increased by $35,000 over the prior year and a gain on sale of fixed assets totaling $104,000 was recorded in fiscal 1998. The increase in fees and service charges was partially due to increases in transaction accounts that typically generate more service charge income than fixed maturity deposits and also to the addition of the GFS deposit accounts. The increase in other income was primarily due to increased activity in the Company's non-bank subsidiaries.

Noninterest Expense. Noninterest expense decreased by $1.2 million, or 9.2%, to $11.5 million in fiscal 1998 from $12.7 million in fiscal 1997. Fiscal 1997 included a $2.2 million charge for the special deposit insurance assessment that was mandated in September, 1996. Excluding this one-time assessment, the principal component of the Company's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $1.0 million, or 18.5%, to $6.7 million in fiscal 1998 from $5.7 million in fiscal 1997. During fiscal 1998 the Company recognized the liability for an early retirement incentive program that totaled approximately $277,000. Office property and equipment expense increased by $207,000, or 16.0%. Deposit insurance premium expense decreased by $240,000, or 52.6%, to $216,000 in fiscal 1998 from $457,000 in fiscal 1997 due to a reduction in premium rates which was a direct result of the recapitalization of the Savings Association Insurance Fund (SAIF) and the payment of the special assessment mentioned above. Deposits totaling approximately $62.3 million were added to the Company's assessment base with the GFS acquisition. Data processing expense and advertising expense increased by $30,000, or 9.4%, and by $70,000, or 20.8%, respectively, in fiscal 1998 as compared to fiscal 1997. No loss on sale of securities available for sale was recorded in fiscal 1998 as compared to a loss of $122,000 in fiscal 1997. Amortization of intangibles increased by $82,000, to $108,000 in fiscal 1998, from $26,000 in fiscal 1997 primarily due to the excess of cost over fair value of assets added in the GFS acquisition that totaled approximately $7.9 million. This excess is being amortized over a period of 25 years.

Income tax expense. Net earnings before income taxes increased by $2.3 million, or 78.6%, to $5.3 million for fiscal 1998 from $3.0 million for fiscal 1997. Income tax expense increased by $850,000, or 83.0%, to $1.9 million for fiscal 1998 from $1.0 million for fiscal 1997. The federal and state effective tax rate on earnings was 35.4% and 34.6%, respectively, for fiscal years 1998 and 1997.

Asset and Liability Management - Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Interest rate sensitivity is based on numerous assumptions, such as prepayment estimates, which are revised annually to reflect the anticipated interest rate environment.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. During a period of falling interest rates a negative gap would tend to positively affect net interest income while a positive gap would tend to negatively affect net interest income.

The Company has utilized the following strategies in recent years to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to originate shorter-term commercial and consumer loans; (c) the Company seeks to lengthen the maturity of deposits, when cost effective, through the pricing and promotion of certificates of deposit; (d) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has used long term Federal Home Loan Bank (FHLB) advances to fund the origination of fixed rate loans. The Company does not solicit negotiated high-rate jumbo certificates of deposit or brokered deposits, which are extremely rate sensitive.

At June 30, 1999, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $94.6 million, representing a cumulative one-year gap ratio of negative 13.9%. The Company has established an asset/liability committee
(ALCO), which includes the Company's president and senior Company officers. The ALCO meets weekly to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and other asset and liability management topics. The ALCO reports quarterly to the Board of Directors on interest rate risk and trends, as well as liquidity and capital ratios and requirements.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 1999 have changed when compared to fiscal 1998. Market risk limits have been established by the Board of Directors based on the Company's tolerance for risk.

The Company primarily relies on the OTS Net Portfolio Value Model (the Model) to measure its susceptibility to interest rate changes. Net portfolio value (NPV) is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

The NPV Model uses an option-based pricing approach to value one-to-four family mortgages, mortgages serviced by or for others, and firm commitments to buy, sell, or originate mortgages. This approach makes use of an interest rate simulation program to generate numerous random interest rate paths that, in conjunction with a prepayment model, are used to estimate mortgage cash flows.

Prepayment options and interest rate caps and floors contained in mortgages and mortgage-related securities introduce significant uncertainty in estimating the timing of cash flows for these instruments that warrants the use of this sophisticated methodology. All other financial instruments are valued using a static discounted cash flow method. Under this approach, the present value is determined by discounting the cash flows the instrument is expected to generate by the yields currently available to investors from an instrument of comparable risk and duration.

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 1999, as calculated by the OTS NPV Model. The table shows the present value of the instruments under rate shock scenarios of -300 basis points to +300 basis points in increments of 100 basis points. As illustrated in the table, the Company's NPV is more sensitive in a rising rate scenario than in a falling rate scenario. As market rates increase, the market value of the Company's large portfolio of mortgage loans and securities declines significantly and prepayments slow. As interest rates decrease, the market value of mortgage loans and mortgage-backed securities increase less dramatically due to prepayment risk, periodic rate caps, and other embedded options.

Actual changes in market value will differ from estimated changes set forth in this table due to various risks and uncertainties.

                                                      Present Value Estimates by Interest Rate Scenario
                                                                 Calculated at June 30, 1999
                               ---------------------------------------------- Base---------------------------------------------
                                 -300 bp        -200 bp       -100 bp         0 bp         +100 bp       $200 bp        +300 bp
                                 --------       -------       -------       -------        -------       -------        -------
                                                                    (Dollars in Thousands)
Financial Instrument:
Mortgage loans and securities    $496,670       490,120       483,220       474,176        463,174       451,092        438,544
Non-mortgage loans                 30,801        30,316        29,846        29,390         28,947        28,518         28,101
Cash, deposits and securities     158,947       150,254       142,208       134,760        127,844       121,432        115,484
Other assets                       29,637        31,555        34,117        37,754         41,490        45,001         48,318
                                 --------       -------       -------       -------        -------       -------        -------
Total assets                      716,055       702,245       689,391       676,080        661,455       646,043        630,447
                                 --------       -------       -------       -------        -------       -------        -------

Deposits                          472,803       469,747       466,745       463,822        460,962       458,151        455,403
Borrowings                        148,068       144,978       142,002       139,136        136,374       133,713        131,146
Other liabilities                   9,490         9,482         9,477         9,471          9,466         9,461          9,456
                                 --------       -------       -------       -------        -------       -------        -------
Total liabilities                 630,361       624,207       618,224       612,429        606,802       601,325        596,005
                                 --------       -------       -------       -------        -------       -------        -------
Commitments                         1,262           772           297         (200)          (678)       (1,132)        (1,566)
                                 --------       -------       -------       -------        -------       -------        -------

Net portfolio value               $86,956        78,810        71,464        63,451         53,975        43,586         32,876
                                  =======        ======        ======        ======         ======        ======         ======

Net portfolio value ratio          12.14%        11.22%        10.37%         9.39%          8.16%         6.75%          5.21%
                                  =======        ======        ======        ======         ======        ======         ======

NPV minimum: board limit            6.50%         6.50%         6.50%         6.50%          6.50%         6.50%          6.50%
                                  =======        ======        ======        ======         ======        ======         ======

Liquidity and Capital Resources

On April 13, 1999 the Company completed its reorganization and stock offering in connection with the conversion of First Federal Bankshares, M.H.C. The Company sold 2,635,000 shares of common stock for $10.00 per share in the offering. Cash proceeds after costs and funding of the Company's ESOP was approximately $23 million. The Company also issued 2,182,807 additional shares (based on the exchange ratio of 1.64696 new shares for each existing share) to existing First Federal Savings Bank of Siouxland public stockholders. The net proceeds were used to fund the acquisition of Mid-Iowa Financial Corp. simultaneously with the reorganization.

The Company is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 4% of deposits and short-term borrowings. The Company historically has maintained a level of liquid assets in excess of regulatory requirements, and the Company's liquidity ratio averaged 31.0% during the quarter ended June 30, 1999. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows (including anticipated outflows for the Y2K problem), payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives.

The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in interest-bearing deposits in other financial institutions, investment securities and other short-term interest-earning assets which provides liquidity to meet lending requirements.

Investments and other assets qualifying for liquidity, outstanding at June 30, 1999, 1998, and 1997, amounted to $150.1 million, $96.4 million, and $28.4 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. The Company's net deposits before interest credited increased by $53.5 million for fiscal 1999, due primarily to the Mid-Iowa acquisition, net of the branch deposit sales. The Company's net deposits before interest credited increased by $49.1 million for fiscal 1998, due primarily to the GFS acquisition, and decreased by $21.9 million for fiscal 1997.

Similarly, the amount of principal repayments on loans and mortgage securities are heavily influenced by the general level of interest rates in the economy. Funds received from principal repayments on mortgage securities for fiscal 1999, 1998 and 1997, totaled $12.1 million, $11.0 million, and $9.3 million, respectively. Principal repayments on loans for fiscal 1999 totaled $163.1 million as compared to $123.3 million in fiscal 1998 and $81.6 million in fiscal 1997. The acceleration of loan and mortgage securities principal repayments over the respective periods reflects the refinancing activity of homeowners due to generally lower mortgage interest rates in recent years.

Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 1999, the Company had $138.6 million in outstanding advances from the FHLB.

At June 30, 1999, the Company had outstanding loan commitments totaling $33.6 million. Certificates of deposit scheduled to mature or reprice in one year or less at June 30, 1999 totaled $178.0 million. Management believes that a significant portion of such deposits will remain with the Company.

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Effect of New Accounting Standards

The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective July 1, 1998. SFAS No. 130 establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, effective July 1, 1998. SFAS No. 131 establishes disclosure requirements for segment operations. The adoption had no effect on the Company's financial statement disclosures because the Company operates as a single business segment.

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendment SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, will be effective for the Company for the year beginning July 1, 2000. Management is evaluating the impact the adoption of SFAS 133 will have on the Company's consolidated financial statements. The Company expects to adopt SFAS No. 133 when required.

Year 2000

The Year 2000 (Y2K) issue is a serious operational problem that is widespread and complex, affecting all industries. The problem consists essentially of the risk that programming code in existing computer systems will fail to properly recognize the new millennium when it occurs in the year 2000. Many computer programs and related hard-printed memory circuits were developed with six-digit date fields (MMDDYY, or some variation) with the YY two-digit field representing the year that is used in calculations related to that field. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could cause miscalculations or system failures.

The Company has identified the systems that will be affected by the Year 2000 problem. The Company's Year 2000 action team has completed the awareness and inventory phases of the Year 2000 project in which potential Year 2000 risk areas and systems have been identified. The assessment of the Company's Year 2000 exposures is complete. Programming changes, system upgrades and replacements and other actions necessary to prepare for Year 2000 have been completed. Testing and assessing the validity of Year 2000 changes was completed during fiscal 1999 and Year 2000-ready systems have been implemented.

The Company has identified and assessed its computer operating systems and networking software; applications software; data processing hardware platforms such as personal computers and automated teller machines; third party interfaces; and environmental systems including, but not limited to, climate control systems, sprinklers, elevators, and security systems. The Company has identified its mission-critical systems including its "core" data processing system for loans, deposits and the general ledger. Contingency plans have been developed for these systems on a department-by-department basis in anticipation of the possibility of unplanned system difficulties or failure of third parties to successfully prepare for Year 2000. Most of these plans provide for some type of manual recordkeeping and reporting procedures, and were completed by June 30,

1999 as part of the Company's overall contingency planning process.

It is the intention of the Company to maintain normal business operations during the Year 2000 transition and beyond. The Company has developed a Year 2000
Business  Continuity  and  Contingency  Plan  as an  addition  to the  Company's
Disaster Recovery Plan. Together, these plans help insure the continuity of daily operations in the event of a loss of essential resources due to Year 2000 induced failures. These plans describe individual contingency plans concerning specific software and hardware issues, operational plans for continuing operations, and specific policies and procedures that would be put in place upon the occurrence of a power outage, computer interruptions, telecommunications interruptions, natural disaster, etc. Such plans identify participants, processes and equipment that will be necessary to permit the Company to resume and continue operations until the problem is resolved.

A Year 2000 budget has been established. The Company has identified approximately $100,000 in total costs including hardware, software and consulting fees for completing the Year 2000 project. In addition, the Company has incurred and will continue to incur internal staff-related costs. Of the budgeted amount, approximately $75,000 was incurred in fiscal 1999 with the remainder budgeted for fiscal 2000.

In addition to expenses related to its own computer systems, the Company is aware of potential Year 2000 risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers) and the possible adverse impact on the Company resulting from failures by these parties to adequately address the Year 2000 problem. The Company has contacted all mission-critical vendors and service providers regarding their Year 2000 readiness. The potential risks posed by these entities have been analyzed and periodic updates on the Year 2000 progress of currently non-compliant vendors are being performed. To date, the Company has not been advised by such parties that they do not have plans in place to address and correct the issues associated with the Year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

The risk exists that some of the Company's commercial borrowers may not be prepared for Year 2000 issues and may suffer financial harm as a result. This, in turn, represents risk to the Company regarding the repayment of loans from those commercial customers. The Company has surveyed its existing commercial customers with aggregate outstanding loan balances of $250,000 or more regarding their Year 2000 preparedness. Based on the results of the survey process the overall level of Year 2000 risk in the Company's commercial loan portfolio is believed to be relatively low. In addition, repayment sources for the majority of loans in the Company's commercial loan portfolio are from multi-family real estate projects that tend to be less computer-dependent than, for example, a manufacturing business. Accordingly, the Company considers its commercial loan portfolio to contain a relatively low level of Year 2000 risk. Nevertheless, the Company has established a $75,000 reserve for loan losses related to unforeseen Year 2000 problems of its commercial customers. The Company analyzes Year 2000 risk posed by prospective commercial loan customers prior to approving their loan requests. Commercial loan customers are asked to sign an acknowledgement demonstrating their commitment to address Year 2000 problems inherent in their operations and agreeing to provide the Company with specific information regarding their Year 2000 status.

The Company has also analyzed the Year 2000 risk posed by its 20 largest commercial depositors that do not have commercial loan relationships. The Company currently considers its commercial deposit portfolio to contain a relatively low level of Year 2000 risk since the majority of these depositors are small business customers with limited computer technology dependence in their core business function. The Company analyzes potential Year 2000 risk of prospective commercial deposit customers prior to accepting their deposits.

The Company has assigned responsibility to a committee of staff members to provide information to customers and employees about the Company's progress in addressing the Year 2000 problem. The mission of the committee is to maintain customer confidence in the Company's ability to operate in Year 2000 and to educate employees about its Year 2000 efforts so that they may adequately address customer concerns.

The preceding paragraphs include forward-looking statements that involve inherent risks and uncertainties. The actual costs of Year 2000 compliance and the impact of Year 2000 issues could differ materially from what is currently anticipated. Factors that might result in such differences include incomplete inventory and assessment results, higher than anticipated costs to update software and hardware and vendors', customers' and other third parties' inability to effectively address the Year 2000 issue.

Savings Association Insurance Fund Recapitalization

On September 30, 1996, legislation went into effect to resolve the deposit insurance premium disparity between savings institutions (such as the Bank) and banks which included the payment of a one-time special assessment to recapitalize the Savings Association Insurance Fund (SAIF). The required payment resulted in a non-recurring expense for the Company totaling $2.2 million ($1.4 million, or $.30 per share, after tax effect) for fiscal 1997. The industry-wide assessment was supported by savings institutions to fully capitalize the SAIF fund and reduce future deposit insurance premium costs to a level at which SAIF-insured institutions can compete with Bank Insurance Fund institutions.

                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors
     First Federal Bankshares, Inc.
         and Subsidiaries
     Sioux City, Iowa:


     We have audited the accompanying consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries (the Company) as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.




                                                  /s/KPMG LLP
                                                  -----------
                                                  KPMG LLP
     July 30, 1999

                           FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES
                                     Consolidated Balance Sheets
                                       June 30, 1999 and 1998
                                                                                 June 30,
                                                                   --------------------------------
                                                                         1999               1998
                                                                   -------------          ---------
                            Assets
Cash and cash equivalents                                          $  13,220,130          9,725,007
Interest-bearing deposits in other financial institutions              1,847,826          7,500,000
Securities available for sale (note 2)                               122,047,213         65,194,875
Securities held to maturity (fair value of $31,756,870 in 1999
   and $32,371,990 in 1998) (note 2)                                  32,006,095         32,023,240
Loans receivable, net (notes 3 and 4)                                457,058,054        404,800,425
Office property and equipment, net (note 5)                           15,411,818         10,844,964
Federal Home Loan Bank (FHLB) stock, at cost                           8,094,300          5,670,600
Accrued interest receivable (note 6)                                   4,602,258          3,526,679
Deferred tax asset (note 9)                                            1,197,000            250,000
Excess of cost over fair value of assets acquired                     20,946,396          8,158,212
Other assets                                                           4,240,648          3,756,098
                                                                   -------------          ---------
            Total assets                                           $ 680,671,738        551,450,100

                            Liabilities

Deposits (note 7)                                                  $ 464,169,478        392,425,285
Advances from FHLB (notes 2 and 8)                                   138,617,385        107,900,878
Advance payments by borrowers for taxes and insurance                  2,557,118          2,276,049
Accrued taxes on income (note 9)                                         419,106            (84,884)
Accrued interest payable (notes 7 and 8)                               4,172,328          3,636,142
Accrued expenses and other liabilities                                 2,463,316          3,276,547
                                                                   -------------          ---------
            Total liabilities                                        612,398,731        509,430,017

                            Stockholders' Equity

Preferred stock, $.01 par value; authorized;
   1,000,000 shares, none issued                                            --                 --
Common stock, $.01 par value, 12,000,000 shares authorized;
    4,817,807 and 4,677,273 shares issued and outstanding
    at June 30, 1999 and 1998, respectively                               48,178             46,773
Additional paid-in capital                                            35,957,560         11,059,966
Retained earnings, substantially restricted (note 11)                 36,283,211         30,678,991
Accumulated other comprehensive income - Net
   unrealized (loss) gain on securities available for sale            (2,202,184)           234,353
Employee stock ownership plan                                         (1,813,758)              --
                                                                   -------------          ---------
                  Total stockholders' equity                          68,273,007         42,020,083
Contingencies (note 14)

                  Total liabilities and stockholders' equity       $ 680,671,738        551,450,100
                                                                   =============        ===========

See accompanying notes to consolidated financial statements.

                                      FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES
                                           Consolidated Statements of Operations
                                           Years ended June 1999, 1998 and 1997

                                                                                        Years ended June 30,
                                                                          -----------------------------------------------
                                                                              1999              1998             1997
                                                                          ------------      ------------     ------------
Interest income:
   Loans receivable                                                       $ 32,736,304        28,796,484       26,562,097
   Mortgage-backed securities                                                2,361,176         2,713,326        2,988,212
   Investment securities                                                     5,764,481         3,694,024        4,124,948
   Other interest-earning assets                                               274,191           160,432           15,522
                                                                          ------------      ------------     ------------
          Total interest income                                             41,136,152        35,364,266       33,690,779
                                                                          ------------      ------------     ------------
Interest expense:
   Deposits (note 7)                                                        17,884,113        15,826,758       15,376,823
   Advances from FHLB and other borrowings                                   6,980,013         5,550,478        4,950,702
                                                                          ------------      ------------     ------------

         Total interest expense                                             24,864,126        21,377,236       20,327,525
                                                                          ------------      ------------     ------------

         Net interest income                                                16,272,026        13,987,030       13,363,254
Provision for losses on loans (note 4)                                         365,000           345,000          258,000
                                                                          ------------      ------------     ------------

         Net interest income after provision for losses on loans            15,907,026        13,642,030       13,105,254
                                                                          ------------      ------------     ------------
Noninterest income:
   Fees and service charges                                                  2,146,078         1,392,400        1,143,190
   Gain on sale of branch deposits                                           1,087,884              --               --
   Gain (loss) on sale of real estate owned and  held for development          179,695              --            (21,627)
   Gain on sale of loans held for sale                                         295,812           241,690          206,898
   Gain (loss) on sale of fixed assets                                         (32,689)          103,936           (8,259)
   Real estate related activities                                              950,131           719,239          595,128
   Other income, net                                                           918,895           720,213          613,722
                                                                          ------------      ------------     ------------

          Total noninterest income                                           5,545,806         3,177,478        2,529,052
                                                                          ------------      ------------     ------------

Noninterest expense:
   Compensation and benefits (note 10)                                       7,673,781         6,701,960        5,654,626
   Office property and equipment                                             1,900,655         1,500,265        1,293,189
   Deposit insurance premiums                                                  246,462           216,405          456,651
   Special deposit insurance assessment                                           --                --          2,232,519
   Data processing                                                             463,220           355,508          325,112
   Advertising                                                                 585,348           409,102          338,701
   Net loss on sale of securities                                               12,141              --            121,913
   Amortization of excess purchase price                                       479,200           108,244           26,244
   Other expense, net                                                        2,828,560         2,236,111        2,222,150
                                                                          ------------      ------------     ------------

          Total noninterest expense                                         14,189,367        11,527,595       12,671,105
                                                                          ------------      ------------     ------------

          Earnings before income taxes                                       7,263,465         5,291,913        2,963,201

Income taxes (note 9)                                                        2,700,000         1,874,000        1,024,000
                                                                          ------------      ------------     ------------

          Net earnings                                                    $  4,563,465         3,417,913        1,939,201
                                                                          ============         =========        =========
Earnings per share:
   Basic earnings per share                                               $       0.97              0.73             0.42
                                                                          ============         =========        =========
   Diluted earnings per share                                                     0.96              0.72             0.41
                                                                          ============         =========        =========

See accompanying notes to consolidated financial statements.

                                  FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES
                     Consolidated Statements of Stockholders' Equity and Comprehensive Income
                                          Years ended 1999, 1998 and 1997
                                                                                                     Accumulated
                                                                   Additional                           Other
                                                   Capital          paid-in         Retained        Comprehensive
                                                    stock           capital         earnings           Income
                                                 -----------      ----------       ----------       ----------
Balance at June 30, 1996                         $    28,117       6,940,080       30,584,794         (658,700)
Net earnings                                            --              --          1,939,201             --
Net change in unrealized gains on
   securities available for sale                        --              --               --            351,932
Plus: reclassification adjustment for net
   realized losses included in net income
   (net of tax expense)                                 --              --               --            234,153
                                                 -----------      ----------       ----------       ----------
              Total comprehensive income                --              --          1,939,201          586,085
                                                 -----------      ----------       ----------       ----------
Stock options exercised                                  117          57,375             --               --
Principal payment on ESOP borrowing                     --              --               --               --
Amortization of recognition
   and retention plan                                   --              --               --               --
Issuance of 10% stock dividend
   (281,882 shares)                                    2,819       4,019,277       (4,022,096)            --
3-for-2 stock split in the form of
   a stock dividend (1,552,774 shares)                15,528         (15,528)            --               --
Dividends on common stock
   at $.2848 per share (note 11)                        --              --           (611,803)            --
                                                 -----------      ----------       ----------       ----------
Balance at June 30, 1997                              46,581      11,001,204       27,890,096          (72,615)
                                                 -----------      ----------       ----------       ----------
Net earnings                                            --              --          3,417,913             --
Net change in unrealized gains on securities
   available for sale                                   --              --               --            306,968
                                                 -----------      ----------       ----------       ----------
              Total comprehensive income                --              --          3,417,913          306,968
                                                 -----------      ----------       ----------       ----------
Stock options exercised                                  192          58,762             --               --
Dividends on common stock
   at $.2914 per share (note 11)                        --              --           (629,018)            --
                                                 -----------      ----------       ----------       ----------
Balance at June 30, 1998                              46,773      11,059,966       30,678,991          234,353
                                                 -----------      ----------       ----------       ----------

Net earnings                                            --              --          4,563,465             --
Net change in unrealized losses on
   securities available for sale                        --              --               --         (2,432,261)
Less: reclassification adjustment for net
   realized gains included in net income
   (net of tax expense)                                 --              --               --             (4,276)
                                                 -----------      ----------       ----------       ----------
              Total comprehensive income                --              --          4,563,465       (2,436,537)
                                                 -----------      ----------       ----------       ----------
Reorganization of MHC                                   --              --          1,675,313             --
Proceeds of stock offering, net                        1,238      24,842,903             --               --
Stock options exercised                                  167          54,691             --               --
Employee stock ownership plan
   (ESOP) borrowing                                     --              --               --               --
Principal payment on ESOP borrowing                     --              --               --               --
Dividends on common stock                               --
   at $.2914 per share (note 11)                        --              --           (634,558)            --
                                                 -----------      ----------       ----------       ----------
Balance at June 30, 1999                         $    48,178      35,957,560       36,283,211       (2,202,184)
                                                 ===========      ==========       ==========       ==========

                                                                     Recognition
                                                      ESOP               and
                                                    borrowing         retention
                                                    guarantee            plan          Total
                                                    ---------            ----          -----
Balance at June 30, 1996                             (29,470)          (7,560)      36,857,261
Net earnings                                            --               --          1,939,201
Net change in unrealized gains on
   securities available for sale                        --               --            351,932
Plus: reclassification adjustment for net
   realized losses included in net income
   (net of tax expense)                                 --               --            234,153
                                                  ----------                        ----------
              Total comprehensive income                --               --          2,525,286
                                                  ----------                        ----------
Stock options exercised                                 --               --             57,492
Principal payment on ESOP borrowing                   29,470             --             29,470
Amortization of recognition
   and retention plan                                   --              7,560            7,560
Issuance of 10% stock dividend
   (281,882 shares)                                     --               --               --
3-for-2 stock split in the form of
   a stock dividend (1,552,774 shares)                  --               --               --
Dividends on common stock
   at $.2848 per share (note 11)                        --               --           (611,803)
                                                  ----------                        ----------
Balance at June 30, 1997                                --               --         38,865,266
                                                  ----------                        ----------
Net earnings                                            --               --          3,417,913
Net change in unrealized gains on securities
   available for sale                                   --               --            306,968
                                                  ----------                        ----------
              Total comprehensive income                --               --          3,724,881
                                                  ----------                        ----------
Stock options exercised                                 --               --             58,954
Dividends on common stock
   at $.2914 per share (note 11)                        --               --           (629,018)
                                                  ----------                        ----------
Balance at June 30, 1998                                --               --         42,020,083
                                                  ----------                        ----------

Net earnings                                            --               --          4,563,465
Net change in unrealized losses on
   securities available for sale                        --               --         (2,432,261)
Less: reclassification adjustment for net
   realized gains included in net income
   (net of tax expense)                                 --               --             (4,276)
                                                  ----------                        ----------
              Total comprehensive income                --               --          2,126,928
                                                  ----------                        ----------
Reorganization of MHC                                   --               --          1,675,313
Proceeds of stock offering, net                         --               --         24,844,141
Stock options exercised                                 --               --             54,858
Employee stock ownership plan
   (ESOP) borrowing                               (1,844,500)            --         (1,844,500)
Principal payment on ESOP borrowing                   30,742             --             30,742
Dividends on common stock
   at $.2914 per share (note 11)                        --               --           (634,558)
                                                  ----------                        ----------
Balance at June 30, 1999                          (1,813,758)            --         68,273,007
                                                  ==========         ======         ==========


See accompanying notes to consolidated financial statements.


                                  FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                       Consolidated Statements of Cash Flows

                                     Years ended June 30, 1999, 1998 and 1997

                                                                                Years ended June 30,
                                                                 ------------------------------------------------
                                                                     1999              1998               1997
                                                                 ------------      ------------      ------------
Cash flows from operating activities:
   Net earnings                                                  $  4,563,465         3,417,913         1,939,201
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
        Loans originated for sale to investors                    (39,229,306)      (24,816,168)      (12,797,315)
        Proceeds from sale of loans originated for sale            39,397,920        24,282,687        12,798,822
        Provision for losses on loans and other assets                365,000           345,000           258,000
        Depreciation and amortization                               1,420,630           814,703           618,381
        Provision for deferred taxes                                 (166,000)          354,000              --
        Net gain on sale of loans                                    (295,812)         (241,690)         (206,898)
        Net loss on sale of securities available for sale              12,141              --             121,913
        Net gain on sale of branch deposits                        (1,087,884)             --                --
        Net (gain) loss on sale of office property
          and equipment                                                32,689          (103,936)            8,259
        Net (gain) loss on sale of real estate owned
          and held for development                                   (179,695)             --              21,627
        Net loan fees deferred                                         88,902           230,147           122,839
        Amortization of premiums and discounts on loans,
          mortgage-backed securities, and  investment
          securities                                                  102,264           (61,505)         (190,969)
        (Increase) decrease in accrued interest receivable           (220,578)          381,057          (100,569)
        Increase in other assets                                     (368,112)          (70,700)         (322,044)
        (Decrease) increase in accrued interest payable              (389,503)          920,719           481,768
        (Decrease) increase in accrued expenses
            and other liabilities                                  (1,203,050)         (370,743)          620,828
        Increase (decrease) in taxes payable                        1,153,878          (607,177)           92,902
                                                                 ------------      ------------      ------------

        Net cash provided by operating activities                   3,996,949         4,474,307         3,466,745
                                                                 ------------      ------------      ------------

Cash flows from investing activities:
   Purchase of securities held to maturity                       $(10,656,182)      (21,986,639)      (17,171,388)
   Proceeds from maturities of securities held to maturity         20,603,333        24,771,834         9,873,142
   Proceeds from sale of securities available for sale              4,864,324              --          35,096,652
   Purchase of securities available for sale                      (82,741,656)      (43,965,468)      (45,706,062)
   Proceeds from maturities of securities available for sale       54,168,500        43,875,540        21,919,842
   (Purchase) redemption of FHLB stock                               (623,700)          488,400          (231,200)
   Loans purchased                                                 (4,870,000)      (13,769,000)      (33,736,000)
   Decrease in loans receivable                                    19,095,423        28,961,591        12,808,438
   Proceeds from sale of office property and equipment                  9,147           293,303              --
   Purchase of office property and equipment                       (2,922,414)       (1,880,935)       (1,552,896)
   Proceeds from sale of foreclosed real estate                       975,396              --                --
   Proceeds from sale of real estate held for development             140,987              --                --
   MHC Reorganization                                                 292,474              --                --
   Net cash and cash equivalents of acquisitions                    7,097,244        (8,195,352)             --
                                                                 ------------      ------------      ------------

        Net cash provided by (used in) investing activities         5,432,876         8,593,274       (18,699,472)
                                                                 ------------      ------------      ------------


                                  FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                 Consolidated Statements of Cash Flows (Continued)

                                     Years ended June 30, 1999, 1998 and 1997

                                                                                  Years ended June 30,
                                                                 ------------------------------------------------
                                                                      1999             1998               1997
                                                                 ------------      ------------      ------------
Cash flows from financing activities:
   (Decrease) increase in deposits                                (32,750,620)          899,482        (8,488,951)
   Proceeds from advances from FHLB                                16,000,000        62,000,000        91,500,000
   Repayment of advances from FHLB and other borrowings           (19,176,065)      (71,015,544)      (61,000,000)
   Issuance of common stock, net                                   24,898,999            58,954            57,492
   Cash dividends paid                                               (634,558)         (629,018)         (611,803)
   Net increase (decrease) in advances from
     borrowers for taxes and insurance                                 75,368           365,385          (132,822)
                                                                 ------------      ------------      ------------

        Net cash (used in) provided by financing activities       (11,586,876)       (8,320,741)       21,323,916
                                                                 ------------      ------------      ------------

        Net (decrease) increase in cash and cash equivalents       (2,157,051)        4,746,840         6,091,189

Cash and cash equivalents at beginning of year                     17,225,007        12,478,167         6,386,978
                                                                 ------------      ------------      ------------

Cash and cash equivalents at end of year                         $ 15,067,956        17,225,007        12,478,167
                                                                 ============      ============      ============

Supplemental disclosures:
   Cash paid during the year for:
     Interest                                                    $ 25,253,629        20,455,443        19,845,757
                                                                 ============      ============      ============

     Taxes on income                                             $  1,797,480         1,700,105           908,529
                                                                 ============      ============      ============


See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


(1)Summary of Significant Accounting Policies and Practices

        Organization

        First Federal Bankshares, Inc. (the Company) is the holding company for First Federal Bank (the Bank). The Company owns 100% of the Bank's common stock. Currently, the Company engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived primarily from the Bank. The Bank is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, primarily in the Sioux City metropolitan area, adjacent counties, including parts of Nebraska and South Dakota, and in Central Iowa. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans.

        Prior to April 13, 1999, the Bank was owned approximately 53.49% by First Federal Bankshares, M.H.C. (the Mutual Holding Company) and 46.51% by public shareholders. On April 13, 1999, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) the Company was formed to own all of the capital stock of the Bank, (2) the Company sold the ownership interest in the Bank previously held by the Mutual Holding Company to the public in a subscription offering (the Offering) (2,635,000 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 10) of approximately $23 million), (3) previous public shareholders of the Bank had their shares exchanged into 2,182,807 common shares of the Company (exchange ratio of 1.64696 to 1) (the Exchange) and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 4,817,807. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for prior periods have been restated to reflect the changes in the par value of common stock from $1.00 to $.01 per share and in the number of authorized shares of common stock from 20,000,000 to 12,000,000. The primary purpose of the Offering was to fund the acquisition of Mid-Iowa Financial Corp. and its wholly-owned subsidiary, Mid-Iowa Savings Bank, FSB (Note 1: Acquisitions).

        Principles of Presentation

        The accompanying consolidated financial statements include the accounts of First Federal Bankshares, Inc., the Bank and the Bank's wholly-owned subsidiaries, a real estate brokerage company, and a real estate development company. In consolidation, all significant intercompany accounts and transactions have been eliminated.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                       7                             (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


        Regulatory Capital

        The Bank is required by the Office of Thrift Supervision (OTS) to maintain prescribed levels of regulatory capital. At June 30, 1999, the Company met the requirements, and management anticipates meeting the requirements at June 30, 2000 (see note 11).

        Acquisitions

        On March 31, 1998, the Company acquired GFS Bancorp, Inc, Grinnell, Iowa
        (GFS), parent company of Grinnell Federal Savings Bank. The shareholders of GFS received $18.1 million cash for all outstanding shares. The acquisition was accounted for as a purchase; accordingly, GFS's results of operations were included in the financial statements from the acquisition date. The excess of the purchase price over the fair value of the net identifiable assets of $7.9 million has been recorded as goodwill and is being amortized on a straight-line basis over 25 years.

        The following unaudited pro forma financial information presents the combined results of operations as if the acquisition of GFS had occurred at the beginning of the years ended June 30, 1998 and 1997, after giving effect to certain adjustments relating to goodwill, premiums on loans and deposits, and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred from a single entity during such periods.

                                                           1999            1998
                                                           ----            ----
                                                          ($000's except earnings
                                                           per share) (unaudited)
Interest income                                          $41,141          40,709
Interest expense                                          24,648          24,926
Provision for losses on loans                              1,166             379
Noninterest income                                         3,569           2,700
Noninterest expense                                       13,589          14,879
                                                         -------          ------

Income before income taxes                                 5,307           3,225
Income taxes                                               1,867           1,188
                                                         -------          ------

Net income                                               $ 3,440           2,037
                                                         =======           =====

Earnings per common share - basic                        $  0.74            0.44
                                                         =======            ====


        On April 13, 1999, the Company acquired Mid-Iowa Financial Corp., Newton, Iowa (Mid-Iowa), parent company of Mid-Iowa Savings Bank. The shareholders of Mid-Iowa received $28.3 million cash for all outstanding shares. The acquisition was accounted for as a purchase; accordingly, Mid-Iowa's results of operations were included in the financial statements from the acquisition date. The excess of purchase price over the fair value of the net identifiable assets of $12.6 million has been recorded as goodwill and is being amortized on a straight-line basis over 25 years.


                                       8                             (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

        The following unaudited pro forma financial information presents the combined results of operations as if the acquisition of Mid-Iowa had occurred at the beginning of the years ended June 30, 1999 and 1998 after giving effect to certain adjustments relating to goodwill, premiums on loans and deposits, and related income tax effects. The proforma information does not necessarily reflect the results of operations that would have occurred from a single entity during such periods.

                                                           1999            1998
                                                         -------          ------
                                                         ($000's except earnings
                                                          per share) (unaudited)
Interest income                                          $48,264          44,650
Interest expense                                          29,463          27,334
Provision for losses on loans                                410             414
Noninterest income                                         6,883           4,554
Noninterest expense                                       17,113          15,165
                                                         -------          ------

Income before income taxes                                 8,161           6,291
Income taxes                                               3,140           2,317
                                                         -------          ------

Net income                                               $ 5,021           3,974
                                                         =======           =====

Earnings per common share - basic                        $  1.06            0.85
                                                         =======            ====

        Cash and Cash Equivalents

        For purposes of reporting cash flows, the Company includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents. Amounts of interest-bearing deposits included as cash equivalents at June 30, 1999 and 1998, were approximately $1,848,000 and $7,500,000, respectively.

        Earnings Per Share

        Basic earnings per share computations for the years ended June 30, 1999, 1998, and 1997, were determined by dividing net earnings by the weighted-average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive potential common shares outstanding during the year. The average number of common shares have been restated for stock distributions in 1997, and for the stock conversion in 1999.

                                       9                             (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

        The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 1999, 1998, and 1997.

                                                                   June 30,
                                                  ----------------------------------------
                                                     1999            1998          1997
                                                  ----------      ---------      ---------
Basic EPS computation:
   Net earnings                                   $4,563,465      3,417,913      1,939,201
   Weighted-average common shares outstanding      4,714,720      4,668,646      4,653,225
   Basic EPS                                      $     0.97           0.73           0.42
                                                  ==========      =========      =========

Diluted EPS computation:
   Net earnings                                   $4,563,465      3,417,913      1,939,201
   Weighted-average common shares outstanding      4,714,720      4,668,646      4,653,225
   Incremental option shares using
      treasury stock method                           32,772         80,798         84,547
                                                  ----------      ---------      ---------

   Diluted shares outstanding                      4,747,492      4,749,444      4,737,772

   Diluted EPS                                    $     0.96           0.72           0.41
                                                  ==========      =========      =========

       Securities

        Securities which the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Such securities are carried at cost, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using the interest method over the remaining period to contractual maturity, adjusted in the case of mortgage-backed securities for actual prepayments. Original issue discounts on short-term securities are
        accreted  as  accrued  interest   receivable  over  the  lives  of  such
        securities.

        Securities classified as available for sale are carried at estimated fair value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity, net of deferred taxes. Securities transferred from the available for sale category are recorded in the held to maturity category at estimated fair value at the transfer date. Unrealized gains and losses at transfer, which are reflected in stockholders' equity, are amortized to interest income over the remaining term of the securities. Realized gains and losses from the sale of securities are recognized using the specific identification method.

        Loans Receivable

        Loans receivable are stated at unpaid principal balances less the allowances for loan losses and net of deferred loan origination fees and discounts. Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.


                                       10                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

        Allowances for Losses on Loans and Real Estate

        The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

        Under the Company's credit policies, all loans with interest more than 90 days in arrears and restructured loans are considered impaired loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate except, where more practical, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

        Real estate acquired is carried at the lower of cost or fair value less estimated costs of disposition. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. When circumstances indicate additional loss on the property, a direct charge to the provision for losses on real estate is made, and the real estate is recorded net of such provision.

        Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged to income. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

        Financial Instruments with Off Balance Sheet Risk

        In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off balance sheet risk, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the counterparty.

        Unearned Loan Fees and Discounts

        Certain fees and direct expenses incurred in the loan origination process are deferred, with recognition thereof over the contractual life of the related loan as a yield adjustment using the interest method of amortization. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

                                       11                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


        Premiums and discounts in connection with mortgage loans purchased are amortized over the terms of the loans using the interest method.

        Office Property and Equipment

        Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for automobiles and equipment.

        Maintenance  and repairs are charged  against  income.  Betterments  are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

        Goodwill

        Goodwill is being amortized on a straight-line basis over its estimated useful life of 25 years. Goodwill is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the goodwill.

        Taxes on Income

        The Company files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the Bank files a franchise tax return, the Company and its other subsidiaries file corporate income tax returns.

        The Company utilizes the asset and liability method for taxes on income, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        Stock Option Plan

        The Company provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made after 1996 as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

        Reclassifications

        Certain amounts previously reported have been reclassified to conform with the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

                                       12                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


        Fair Value of Financial Instruments

        The Company's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

              Securities

              The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. The fair value of mortgage-backed and related securities is estimated based on bid prices published in financial newspapers and bid quotations received from securities dealers.

              Loans

              Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, consumer, and commercial.

              The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

              Federal Home Loan Bank Stock

              The value of FHLB stock is equivalent to its carrying value because it is redeemable at par value.

              Deposits

              The fair value of deposits with no stated maturity, such as passbook; money market; noninterest bearing checking; and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

              Advances from Federal Home Loan Bank

              The fair value of advances from FHLB is based on the discounted value of contractual cash flows.


                                       13                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


              Limitations

              Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

        Effect of New Accounting Standards

        The  Company   adopted  the  provisions  of  SFAS  No.  130,   Reporting
        Comprehensive Income, effective July 1, 1998. SFAS No. 130 establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in shareholders'equity, such as the net unrealized gain or loss on available-for-sale securities. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

        The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, effective July 1, 1998. SFAS No. 131 establishes disclosure requirements for segment operations. The adoption had no effect on the Company's financial statement disclosures because the Company operates as a single business segment.

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendment SFAS No. 137, Accounting for
        Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, will be effective for the Company for the year beginning July 1, 2000. Management is evaluating the impact the adoption of SFAS No. 133 will have on the Company's consolidated financial statements. The Company expects to adopt SFAS No. 133 when required.

                                       14                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999



  (2)   Securities

Following is a schedule of amortized costs and estimated fair values as of June 30, 1999 and 1998.

                                                             Gross           Gross
                                          Amortized        unrealized      unrealized          Fair
                                            cost             gains            losses           value
                                         ------------     ------------     ------------     ------------
1999:
Available for sale:
   Mortgage-backed securities:
      Government National Mortgage
        Association (GNMA)               $ 15,349,580           92,145             --         15,441,725
      Federal Home Loan Mortgage
        Corporation (FHLMC)                 3,864,950           27,604           24,212        3,868,342
      Federal National Mortgage
        Association (FNMA)                  4,698,895           45,349           26,417        4,717,827
   United States government agency
      securities                           95,373,105             --          3,681,120       91,691,985
   Other investment securities              6,271,867          126,956           71,489        6,327,334
                                         ------------     ------------     ------------     ------------

                                         $125,558,397          292,054        3,803,238      122,047,213
                                         ============     ============     ============     ============

Held to maturity:
   Mortgage-backed securities:
      GNMA                                  2,637,183           33,031           16,207        2,654,007
      FHLMC                                 3,358,887             --             38,900        3,319,987
      FNMA                                 11,240,714           37,088          101,274       11,176,528
   United Stated govermnent agency
      securities                            1,174,963             --             18,987        1,155,976
   United States treasury securities        4,015,127            4,580            5,646        4,014,061
   Local government securities
      and commercial paper                  9,579,221           25,574          168,484        9,436,311
                                         ------------     ------------     ------------     ------------

                                         $ 32,006,095          100,273          349,498       31,756,870
                                         ============     ============     ============     ============



                                       15                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

                                                                Gross             Gross
                                             Amortized        unrealized        unrealized       Fair
                                                cost            gains             losses         value
                                            ------------     ------------     ------------     ------------
1998:
   Available for sale:
       Mortgage-backed securities:
        GNMA                                $12,350,708         262,953            --        12,613,661
        FHLMC                                 4,855,529          39,653            --         4,895,182
        FNMA                                  3,137,515          31,301            --         3,168,816
      United States government agency
        securities                           44,477,355          89,041          49,180      44,517,216
                                            -----------     -----------     -----------     -----------

                                            $64,821,107         422,948          49,180      65,194,875
                                            ===========     ===========     ===========     ===========

   Held to maturity:
      Mortgage-backed securities:
        GNMA                                $ 3,244,845          79,910            --         3,324,755
        FHLMC                                 2,138,801          10,553           2,227       2,147,127
        FNMA                                 11,909,059         217,394          10,787      12,115,666
      United Stated govermnent agency
        securities                            4,819,611           5,920            --         4,825,531
      United States treasury securities       4,999,371          10,629             312       5,009,688
      Local government securities
        and commercial paper                  4,911,553          37,905             235       4,949,223
                                            -----------     -----------     -----------     -----------

                                            $32,023,240         362,311          13,561      32,371,990
                                            ===========     ===========     ===========     ===========


                                       16                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

        The amortized cost and fair value at June 30, 1999, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Available for sale                  Held to maturity
                                       -----------------------------       ----------------------------
                                                           Estimated                         Estimated
                                         Amortized           fair          Amortized           fair
                                            cost             value            cost             value
Due in 1 year or less                  $       --               --          2,452,431        2,455,132
Due after 1 year through 5 years          6,932,043        6,769,239        5,331,911        5,297,052
Due after 5 years through 10 years       53,039,051       51,178,113        3,051,781        3,077,438
Due after 10 years                       41,673,878       40,071,967        3,933,188        3,776,726
                                       ------------       ----------       ----------       ----------

                                        101,644,972       98,019,319       14,769,311       14,606,348
Mortgage-backed securities               23,913,425       24,027,894       17,236,784       17,150,522
                                       ------------       ----------       ----------       ----------

                                       $125,558,397       12,047,213       32,006,095       31,756,870
                                       ============       ==========       ==========       ==========



        Proceeds from the sale of securities available for sale were $4,864,324, $0 and $35,096,652 during 1999, 1998 and 1997, respectively. Gross realized gains on these sales were $16,392, $0 and $73,466 and gross realized losses on these sales were $28,533, $0 and $195,379 in 1999, 1998 and 1997, respectively.

        Securities with an amortized cost of $17,900,386 and a market value of approximately $17,500,000 at June 30, 1999, were pledged to various entities.


                                       17                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

  (3)   Loans Receivable

        Loans receivable at June 30, 1999 and 1998, are summarized as follows:

                                                                1999               1998
                                                            ------------       -----------
First mortgage loans:
  Secured by one to four family residences                  $326,125,446       301,414,974
  Secured by other properties                                 72,132,208        58,440,141
Home equity and second mortgage loans                         32,314,769        21,682,284
Home improvement loans                                           346,541           727,553
Automobile loans                                              13,602,920        16,417,179
Commercial loans                                               6,193,496         1,798,000
Other nonmortgage loans                                       10,669,464         8,475,244
                                                            ------------       -----------
Less:
  Allowance for loan losses                                   (3,134,664)       (2,607,167)
  Undisbursed portion of loans in process                       (941,862)         (874,752)
  Net unearned premiums on loans                               1,994,943         1,483,404
  Deferred loan fees                                          (2,245,207)       (2,156,304)
                                                            ------------       -----------

                                                            $457,058,054       404,800,425
                                                            ============       ===========

        Troubled Debt Restructurings

        At June 30, 1999, 1998, and 1997, the Company had nonaccrual loans of $2,064,000, $1,120,000, and $242,000, respectively, and restructured loans of $32,000, $694,000, and $460,000, respectively. Interest income recorded during 1999, 1998, and 1997 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $50,259 in 1999; $48,293 in 1998; and $1,611 in 1997.

        Loan Servicing

        The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis.

        Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $46,079,709, $54,669,613, and $28,574,337 at
        June 30, 1999, 1998, and 1997, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.


                                       18                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


        Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $142,002, $158,660, $189,529, at June 30, 1999, 1998, and 1997,
        respectively.

        Concentrations of Credit Risk

        The Company conducts the majority of its loan origination activities in its market area, which includes Northwest and Central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Company has purchased loans outside of its primary lending area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company 's market area.

        Loans purchased outside of the Company's primary lending area totaled approximately $80,000,000 at June 30, 1999, and included approximately $65,000,000 in loans that are geographically distributed in the midwestern United States. The remaining loans are scattered throughout the United States, with the largest geographic concentrations including Colorado with $5,900,000; Connecticut with $2,600,000; Arizona with $1,200,000; and Georgia with $1,100,000.

        Included in the totals of loans purchased outside of the Company's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Company has an exclusive agreement with this firm, which gives the Company first right of refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Company has sold, and anticipates that it will continue to sell, participation interests in these loans to other financial institutions located in Iowa and contiguous states. At June 30, 1999 the outstanding principal balance of loans purchased under the above agreement was approximately $72.2 million and partial interests in these balances sold to other financial institutions totaled approximately $30.0 million.

  (4)   Allowance for Losses and Loans

         A summary of the allowance for losses on loans follows:

                                                             June 30,
                                        ---------------------------------------------
                                            1999              1998             1997
                                        -----------        ---------        ---------
Balance at beginning of year            $ 2,607,167        1,795,791        1,730,691
Additions related to acquisitions           325,143          801,486             --
Provision for losses                        365,000          345,000          258,000
Charge-offs                                (247,118)        (422,140)        (200,797)
Recoveries                                   84,472           87,030            7,897
                                        -----------        ---------        ---------

             Balance at end of year     $ 3,134,664        2,607,167        1,795,791
                                        ===========        =========        =========

                                       19                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

(5)Office Property and Equipment

        At June 30, 1999 and 1998, the cost and accumulated depreciation of office property and equipment were as follows:

                                                         1999               1998
                                                    ------------      ------------
Office property and equipment:
   Land and improvements                            $  3,291,997         2,824,198
   Building and improvements                          12,884,351         8,062,055
   Furniture, fixtures, equipment, and
      automobiles                                      5,406,179         4,019,215
   Deposits on assets not in service and not
      depreciated                                        106,994           108,964
                                                    ------------      ------------

             Total cost - office properties           21,689,521        15,014,432

   Less accumulated depreciation                      (6,277,703)       (4,169,468)
                                                    ------------      ------------

             Office property and equipment, net     $ 15,411,818        10,844,964
                                                    ============      ============

(6)Accrued Interest Receivable

        Accrued interest receivable is summarized as follows:

                                                              June 30,
                                                  ------------------------------
                                                     1999                1998
                                                  ----------           ---------
Loans receivable
Mortgage-backed securities                        $2,674,732           2,533,664
Investment securities                                243,059             238,557
                                                   1,684,467             754,458
                                                  ----------           ---------
                                                  $4,602,258           3,526,679
                                                  ==========           =========

                                       20                            (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

 (7)    Deposits

        At June 30, 1999 and 1998, deposits are summarized as follows:

                                                    1999                 1998
                                               ------------         ------------
Noninterest-bearing checking                   $ 14,211,299           11,284,489
Savings accounts                                 35,109,373           26,230,786
Demand and NOW accounts                          45,881,367           37,083,820
Money market accounts                            81,952,541           61,793,831
Certificates of deposit                         287,014,898          256,032,359
                                               ------------         ------------

                                               $464,169,478          392,425,285
                                               ============         ============


        The  aggregate   amount  of  certificates  of  deposit  with  a  minimum
        denomination of $100,000 was approximately $28,153,000 and $16,651,000 at June 30, 1999 and 1998, respectively.

        At June 30, 1999, the scheduled maturities of certificates of deposit were as follows:


                               2000               $177,584,058
                               2001                 72,406,937
                               2002                 28,568,705
                               2003                  5,373,701
                2004 and thereafter                  3,081,497
                                                  ------------

                                                  $287,014,898
                                                  ============

Interest expense on deposits is summarized as follows:

                                         1999            1998            1997
                                     -----------     -----------     -----------

Savings                              $   505,205         656,199         416,814
Money market and checking              3,614,159       2,301,888       2,326,764
Certificates of deposit               13,764,749      12,868,671      12,633,245
                                     -----------     -----------     -----------

                                     $17,884,113      15,826,758      15,376,823
                                     ===========     ===========     ===========

        At June 30, 1999 and 1998, accrued interest payable on deposits totaled $4,155,544 and $3,615,871, respectively.



                                       21                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


 (8)    Advances from FHLB

        A summary at June 30, 1999 and 1998, follows:

                                   Weighted-average                              Weighted-average
                                    interest rate                1999             interest rate               1998
                                    -------------           -------------        ----------------         ------------
FHLB of Des Moines (A)
Maturity in fiscal year
   year ending June 30:
      1999                               --                            --             6.06                  17,000,000
      2000                               5.88                  18,500,000             5.95                  15,500,000
      2001                               6.06                  27,450,000             6.10                  23,450,000
      2002                               6.17                  14,000,000             6.31                  11,000,000
      2003                               5.90                  21,000,000             6.12                  15,000,000
      2004 and thereafter                5.38                  48,892,573             5.42                  23,000,000
                                                             ------------                                 ------------

                                                              129,842,573                                  104,950,000
                                                             ------------                                 ------------

Amortizing Advances                                             5,774,812                                      950,878
                                                             ------------                                 ------------

Fed Funds advance with FHLB (B)        Variable                 2,000,000                                           --
LIBOR advances with FHLB (C)           Variable                 1,000,000                                    2,000,000
FHLB line of credit (D)                Variable                         --                                          --
                                                              ------------                                 ------------

                                                              $138,617,385                                  107,900,878
                                                              ============                                 ============

        (A)   Advances  from the  FHLB are  secured  by  stock in the  FHLB.  In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding balances.

        (B) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During 1999, the interest rate at which these advances repriced ranged from 4.53 percent to
              6.14 percent and at June 30, 1999 was 5.86 percent. Fed Funds Advances are collateralized as described in (A) above.

        (C) London Interbank Offered Rate (LIBOR) advances from the FHLB are collateralized as described in (A) above. A $1 million advance matures July 2, 2012; is callable by the FHLB after January 2, 2000; and accrues interest at a rate of .04 percent below the published LIBOR rate. The LIBOR advance is prepayable by the Company.

        (D) Line of credit with the FHLB with a limit of $5,000,000 matures on April 20, 2000. The line has an interest rate which fluctuates daily and is prepayable without penalty.

        At June 30, 1999 and 1998, accrued interest payable on advances from FHLB totaled $16,784 and $20,271, respectively.


                                       22                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


  (9)   Taxes on Income

        Taxes on income for the years ended June 30, 1999, 1998 and 1997, were comprised as follows:

                                    1999                                              1998
             ----------------------------------------------       -----------------------------------------
                Federal            State          Total            Federal           State          Total
Current      $ 2,482,000          384,000        2,866,000        1,315,000         205,000       1,520,000
Deferred        (144,000)         (22,000)        (166,000)         308,000          46,000         354,000
             -----------          -------        ---------        ---------         -------       ---------

             $ 2,338,000          362,000        2,700,000        1,623,000         251,000       1,874,000
             ===========          =======        =========        =========         =======       =========


                                                     1997
                              ---------------------------------------------
                                 Federal             State           Total
Current                       $   881,000          143,000        1,024,000
Deferred                             --               --               --
                              -----------          -------        ---------
                              $   881,000          143,000        1,024,000
                              ===========          =======        =========

        Taxes on income differ from the amounts computed by applying the federal income tax rate of 34 percent to earnings from continuing operations before taxes on income for the following reasons:

                                         1999             1998              1997
                                    -----------        ---------        ---------
Computed "expected" tax expense     $ 2,469,578        1,799,250        1,007,488
Purchase accounting adjustments         144,000          (14,000)         (26,000)
Decrease in valuation allowance            --               --           (125,000)
State income taxes                      287,100          165,660           94,380
Other, net                             (200,678)         (76,910)          73,132
                                    -----------        ---------        ---------

                                    $ 2,700,000        1,874,000        1,024,000
                                    ===========        =========        =========

                                       23                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 and 1998, are presented below:



                                                          1999               1998
                                                         ----------       ----------
Deferred tax assets:                                     $
   Deferred loan fees                                       185,000          261,000
   Loan loss allowance                                    1,058,000          880,000
   Unrealized loss on securities available for sale       1,357,000             --
   Deferred compensation                                    493,000          513,000
   Accrued vacation pay                                      92,000           95,000
   Deferred directors fees                                   78,000           62,000
   Accrued expenses                                          79,000           16,000
   Other                                                     43,000           41,000
                                                        -----------      -----------

             Total gross deferred tax assets              3,385,000        1,868,000
                                                        -----------      -----------

Deferred tax liabilities:
   Unrealized gain on securities available for sale            --           (140,000)
   FHLB stock dividends                                    (725,000)        (791,000)
   Bad debt reserve in excess of base year                 (403,000)        (336,000)
   Fixed assets                                            (190,000)        (112,000)
   Purchase accounting adjustments                         (870,000)        (239,000)
                                                        -----------      -----------

             Total gross deferred tax liabilities        (2,188,000)      (1,618,000)
                                                        -----------      -----------

             Net deferred tax asset                     $ 1,197,000          250,000
                                                        ===========      ===========

        Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(10)    Employee Benefit Plans

        Pension Plan

        The Bank is a participant in the Financial Institutions  Retirement Fund
        (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 1998, the date of the latest actuarial valuation, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there was no pension contribution in 1999, 1998 or 1997 because the plan was fully funded.

        Effective September 1, 1996, Bank employees began participating in the Financial Institutions Thrift Plan (the Thrift Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25 percent of the first 4 percent of the employee's contributions. Thrift Plan expense for the years ended June 30, 1999, 1998, and 1997 was $40,895, $29,213, and $21,167, respectively.


                                       24                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

        ESOP

        In July, 1992, as part of the reorganization to the stock form of ownership, the Bank's Employee Stock Ownership Plan (ESOP) purchased 143,809 shares of the Company's common stock at $3.066 per share, or $441,000, which was funded by a loan from an unaffiliated lender. This loan was paid off in December, 1996, and the shares were fully allocated to participants at June 30,1998. In April, 1999, as part of the reorganization and conversion of First Federal Bankshares, M.H.C., the Bank's ESOP purchased 184,450 shares of the Company's common stock at $10 per share, which was funded by a 15-year, 7% loan from the Company. Quarterly principal payments of $30,742 commenced on June 30, 1999. All employees meeting the age and service requirements are eligible to participate in the ESOP. Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100 percent vested after five years of service. The ESOP is accounted for under "Employers' Accounting for
        Employee Stock Ownership Plans" (SOP 93-6). Dividends paid on unallocated shares reduce the Company's cash contributions to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation.

        Plan expense was $58,822, $96,000, and $112,888 for the years ending June 30, 1999, 1998 and 1997, respectively. Interest expense was $27,592, $0, and $813 on the Plan's borrowing for the years ending June 30, 1999, 1998 and 1997.

        Stock Appreciation Rights

        In connection with the acquisition of GFS certain GFS stock options were exchanged for Company stock appreciation rights (SAR). The SAR entitled the holder to receive a cash payment equal to the appreciation in value of the SAR over a base amount. At June 30, 1998, the Company's liability for SAR was approximately $947,000 and SAR expense for the three months then ended was approximately $23,000. The Company received a benefit to earnings of approximately $82,000 regarding the SAR before they were extinguished with a cash payment to the holders of $864,500 during the year ended June 30, 1999.

        Stock Options

        The Company's stock option plan permits the board of directors to grant options to purchase up to 124,510 shares of the Company's $.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.


                                       25                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999



        Changes in options outstanding and exercisable during 1999, 1998, and 1997, as restated for stock distributions and the stock conversion, were as follows:

                              Exercisable        Outstanding        Option price
                                options           options            per share
                                --------          -------         --------------
June 30, 1996                   $ 48,244           99,858         3.066 -  5.213
   Forfeited                        (497)            (623)                 3.066
   Vested                         26,801             --                    3.066
   Exercised                     (18,757)         (18,757)        3.066 - 5.213
                                --------          -------

June 30, 1997                     55,791           80,478         3.066 -  5.213
   Granted                          --              9,058                 20.341
   Vested                         28,805             --           3.066 - 20.341
   Exercised                     (19,227)         (19,227)                 3.066
                                --------          -------


June 30, 1998                     65,369           70,309         3.066 - 20.341
   Vested                          1,647             --                   20.341
   Exercised                     (16,750)         (16,750)        3.066 -  5.213
                                --------          -------


June 30, 1999                   $ 50,266           53,559         3.066 - 20.341
                                ========          =======

        Recognition and Retention Plan

        The Company has a recognition and retention plan (RRP) for certain executive officers. The employees vest in the shares of stock over a period of time as determined by the Management Retention Plan committee of the board of directors. RRP expense for the years ended June 30, 1999, 1998, 1997 was $0, $0 and $7,560, respectively.

 (11)   Stockholders' Equity

        Regulatory Capital Requirements

        The Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and the capital regulations of the OTS promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio, and a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5 percent, a tier risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions.


                                       26                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


        The Bank met all regulatory capital requirements at June 30, 1999 and 1998.

        The Bank's actual and required capital amounts and ratios as of June 30, 1999, are presented in the following table:

                                                                                           To be well capitalized
                                                                    For capital            under prompt corrective
                                             Actual               adequacy purposes           action provisions
                                   -----------------------    ------------------------    ------------------------
                                      Amount        Ratio        Amount         Ratio        Amount         Ratio
                                      ------        -----        ------         -----        ------         -----
Tangible capital                   $42,859,000        6.5%    $ 9,866,000        1.5%     $      --           -- %
Tier 1 leverage (core) capital      42,859,000        6.5      19,732,000        3.0       32,887,000        5.0
Risk-based capital                  45,986,000       13.2      27,871,000        8.0       34,839,000       10.0
Tier 1 risk-based capital           42,859,000       12.3              --        --        20,903,000        6.0

        Retained earnings at June 30, 1999 and 1998, included approximately $9,165,000 and $7,380,000, respectively, which constitute allocations to bad debt reserves for federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

        Dividends and Restrictions Thereon On July 22, 1999, the board of directors of the Company declared a dividend of 7.5(cent) per share, payable on August 31, 1999, to shareholders of record as of August 16, 1999. The Plan of Conversion (note 1) provided for the establishment of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:


        1. the sum of the Mutual Holding Company's ownership interests in the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final offering circular, and the amount of any dividends waived by the Mutual Holding Company; or

        2. the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company in July 1992.

        Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

        Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under these regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by OTS regulations) subsequent to a capital distribution is generally permitted to make such a capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25 percent and 75 percent of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS. The Bank's current compliance with fully phased-in capital requirements would permit payment of dividends upon notice to the OTS.



                                       27                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


(12)    Financial Instruments with Off Balance Sheet Risk

        The Company is a party to various transactions with off balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the consolidated financial statements.

        At June 30, 1999 and 1998, the Company had commitments to originate and purchase loans approximating $18,432,000 and $21,943,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

        The Company had approved, but unused, consumer lines of credit of approximately $13,273,000 and $10,110,000 at June 30, 1999 and 1998,
        respectively. At both dates, over 60% of the consumer lines outstanding were for the Company's credit card program. The Company had approved, but unused, commercial lines of credit of approximately $1,906,000 and $2,060,000 at June 30, 1999 and 1998, respectively.

        At June 30, 1999 and 1998, the Company had commitments to sell loans approximating $4,091,000 and $1,055,000, respectively.


                                       28                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


(13)    Fair Value of Financial Instruments

        The estimated fair values of Company's financial instruments (as described in note 1) were as follows:

                                                        June 30, 1999                      June 30, 1998
                                                -----------------------------      ----------------------------
                                                  Carrying            Fair            Carrying           Fair
                                                   amount             value            amount            value
                                                ------------       ----------      -----------      -----------
Financial assets:
   Cash and cash equivalents                    $ 13,220,130       13,220,130        9,725,007        9,725,007
   Interest-bearing deposits in other
      financial institutions                       1,847,826        1,847,826        7,500,000        7,500,000
   Investment securities available for sale      122,047,213      122,047,213       65,194,875       65,194,875
   Investment securities held to maturity         32,006,095       31,756,870       32,023,240       32,371,990
   Loans receivable, net                         457,058,054      459,470,000      404,800,425      412,045,000
   FHLB stock                                      8,094,300        8,094,300        5,670,600        5,670,600
Financial liabilities:
   Deposits                                      464,169,478      463,822,000      392,425,285      392,578,000
   Other borrowings                              138,617,385      139,136,000      107,900,878      107,809,000
                                                 ===========      ===========      ===========      ===========


                                               Notional        Unrealized         Notional        Unrealized
                                                Amount         gain (loss)         amount         gain (loss)
                                                ------         -----------         ------         -----------
Off balance sheet assets (liabilities):
   Commitments to extend credit             $ 18,432,000           --            21,943,000            --
   Consumer lines of credit                   13,273,000           --            10,110,000            --
   Commercial lines of credit                  1,906,000           --             2,060,000            --
   Commitments to sell loans                  (4,091,000)          --            (1,055,000)           --
                                            ============      ============     ============      ============


(14)    Contingencies

        The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of its operations.

(15)    Federal Deposit Insurance Corporation (FDIC) Special Assessment

        On September 30, 1996, the United States Congress passed, and the President signed, legislation that imposed a one-time assessment of 65.7 basis points on deposits insured by the Savings Association Insurance Fund (SAIF). Substantially all of the deposits of the Company are SAIF-insured. The Company incurred a one-time pre-tax expense of $2,232,519 that is recorded in the Company's statement of operations for the year ended June 30, 1997.


                                       29                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999


(16)    Parent Company Financial Information

        Condensed  Statement  of  Financial  Condition  at  June  30,  1999  and
        Condensed Statements of Operations and Cash Flows for the period April 13, 1999 through June 30, 1999 are shown below for First Federal Bankshares, Inc. which was formed on April 13, 1999 in a reorganization accounted for in a manner similar to a pooling of interests:

Condensed Statement of Financial Condition
                                                                        1999
                                                                   ------------
 Assets
Cash deposited at First Federal                                    $    271,460
Interest - bearing deposits in other financial institutions           1,847,826
Investment securities available for sale
   at market value                                                    1,857,571
Loans receivable, net                                                 2,013,758
Investment in subsidiaries                                           62,340,692
Accrued interest receivable                                               6,508
Other assets                                                              7,790
                                                                   ------------
             Total assets                                          $ 68,345,605
                                                                   ============
             Liabilities and Stockholders' Equity
Liabilities:
   Accrued taxes on income                                         $     22,000
   Accrued expenses and other liabilities                                50,598
                                                                   ------------

             Total liabilities                                           72,598
                                                                   ------------

Stockholders' Equity:
   Preferred stock; $.01 par value:
      authorized 1,000,000 shares;
      non issued and outstanding                                           --
   Common stock; $.01 par value; authorized
      12,000,000 shares; issued and outstanding
      4,817,807 shares at June 30, 1999                                  48,178
   Paid in capital                                                   35,957,560
   Employee stock ownership plan                                     (1,813,758)
   Retained earnings                                                 36,283,211
   Accumulated other comprehensive income -
        Net unrealized loss on securities
          available for sale                                         (2,202,184)
                                                                   ------------

             Total stockholders' equity                              68,273,007
                                                                   ------------

             Total liabilities and stockholders' equity            $ 68,345,605
                                                                   ============


                                       30                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999



Condensed Statement of Operation

                                                                  For the period
                                                                   April 13, 1999
                                                                      through
                                                                   June 30, 1999
                                                                   -------------


Loans receivable                                                    $    31,581
Investment securities                                                     6,044
Other interest-earning assets                                            33,415
Other general and administrative expense                                 (9,702)
                                                                    -----------

             Earnings before income taxes                                61,338

Taxes on income                                                         (22,000)
                                                                    -----------

             Earnings before subsidiary income                           39,338

Equity in net earnings of subsidiaries                                1,065,412
                                                                    -----------

             Net income                                             $ 1,104,750
                                                                    ===========


                                       31                            (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 1999

Condensed Statement of Cash Flows

                                                                  For the period
                                                                  April 13, 1999
                                                                      through
                                                                   June 30, 1999
                                                                   ------------
Cash used by operating activities:
   Net income                                                      $  1,104,750
   Adjustments to net income:
      Equity in earnings of subsidiaries                             (1,065,412)
      Increase in income tax payable                                     22,000
      Increase in payable to First Federal                                2,598
      Increase in other assets                                           (7,790)
      Amortization of premiums and discounts                                200
      Increase in accrued interest receivable                            (6,508)
                                                                   ------------

             Net cash used by operating activities                       49,838
                                                                   ------------
Cash used by investing activities:
   Purchase of investment securities
      available for sale                                             (1,113,875)
   Increase in loans receivable                                      (1,813,758)
                                                                   ------------

             Net cash used by investing activities                   (2,927,633)
                                                                   ------------
Cash provided by financing activities:
   Net proceeds from issuance of common stock                        24,844,141
   (Investment in)/amounts received
      from First Federal Bank                                       (19,847,060)
                                                                   ------------

             Net cash provided by financing activities                4,997,081
                                                                   ------------

             Net increase in cash and cash equivalents                2,119,286

Cash and cash equivalents - beginning of period                            --
                                                                   ------------

Cash and cash equivalents - end of period                          $  2,119,286
                                                                   ============

[GRAPHICS OMITTED PHOTOS OF ALL DIRECTORS LISTED BELOW]


Board of Directors:

Barry Backhaus, Chairman

Nancy A. Boysen

David S. Clay

Jon G. Cleghorn

Gary L. Evans

Allen J. Johnson

Harland D. Johnson

Paul W. Olson

Steven L. Opsal

Dennis B. Swanstrom

David Van Engelenhoven

First Federal Bank Officers:

Barry Backhaus
President & CEO

Jon G. Cleghorn
Executive Vice President  & COO

Steven L. Opsal
Executive Vice President

Sandra Sabel
Sr. Vice President

Katherine A. Bousquet
Vice President/Treasurer

Bill Bomgaars
Vice President

Bruce A. Davis
Vice President

Judi Dorn
Vice President

Janis Hartnett
Vice President

Larry W. Joslin
Vice President

Howard R. Larson
Vice President

B.J. Schneiderman
Vice President

Matt Schroeder
Vice President


Peggy E. Smith
Vice President

Suzette F. Hoevet
Corporate Secretary

Cindy Aspeotis
Assistant Vice President

Marilyn Berke
Assistant Vice President

Susan R. Geddes
Assistant Vice President

Randall J. Jacobsma
Assistant Vice President

Lois Ohlendorf
Assistant Vice President

Kevin Owens
Assistant Vice President

Gary Wood
Assistant Vice President

Dawn Bratvold
Administrative Officer

Florence Campbell
Senior Loan Officer

Annette M. Carlson
Administrative Officer

Sterling Crim
Administrative Officer


Melissa K. Durst
Senior Loan Officer

Terry Framke
Administrative Officer

Nyla Fritz
Administrative Officer

Lisa Gunderson
Administrative Officer

Jeffrey L. Hayes
Administrative Officer

Babette K. Hickson
Administrative Officer

Hope Jeffrey
Administrative Officer

Jan Neustrom
Administrative Officer

Paula Oehlerking
Administrative Officer

Central Iowa Division
Steven L. Opsal
President & CEO


Katherine A. Rose
Senior Vice President


Cathy A. Carter
Vice President

Chris L. Christinson
Vice President


Glenyce R. Conway
Vice President


Thomas E. Pierce
Vice President


Everett E. Cook
Assistant Vice President

Joel E. Meredith
Assistant Vice President


Ginger L. Sterk
Administrative Officer

First Federal Bank Locations:


SIOUX CITY

   Main Office
   329 Pierce St.

   Drive Up
   924 Pierce St.

   Hamilton
   2727 Hamilton Blvd.

   Indian Hills
   3839 Indian Hills Dr.

   Morningside
   4211 Morningside Ave.

   Singing Hills
   4701 Singing Hills Blvd.



CHEROKEE
   2 Bow Dr. o Cherokee, IA 51012

LE MARS
   301 Plymouth St. NW o Le Mars, IA 51031

ONAWA
   921 Iowa Ave. o Onawa, IA 51040

ORANGE CITY
   104 1st St. SE o Orange City, IA 51041

SHELDON
   1201 2nd Ave. o Sheldon, IA 51201

SOUTH SIOUX CITY,NE
   2738 Cornhusker Dr. o S. Sioux City, NE 68776

GRINNELL
   1025 Main St. o Grinnell, IA 50112

NEWTON
   123 W 2nd St. N o Newton, IA 50208 1907 1st Ave. E o Newton, IA 50208

BAXTER
   100 E State St. o Baxter, IA 50028

COLFAX
   15 E Howard St. o Colfax, IA 50054

MONROE
   108 E Washington, IA o Monroe, IA 50170

PRAIRIE CITY
   101 W Jefferson St. o Prairie City, IA 50228

WEST DES MOINES
   3900 Westown Pkwy.  o West Des Moines, IA 50266

Stockholder Information

Annual Meeting

The Annual Meeting of Stockholders will be held at 10:30 a.m., Thursday, October 21, 1999 at the Sioux City Convention Center, 801 4th St., Sioux City, IA

Stock Listing

First Federal Bankshares, Inc. Common Stock is traded on the NASDAQ National Market System using the symbol FFSX. As of September 13, 1999, the Company had 2,645 shareholders of record and 4,824,784 outstanding shares of common stock. This does not reflect the number of persons whose stock is held in nominee or "street" name accounts through brokers.

Price Range of Common Stock

The following represents the reported high and low trading prices which have been adjusted, when applicable, for stock dividends.

[GRAPHIC-GRAPH DEPICTING TOTAL STOCKHOLDERS' EQUITY]


                         Fiscal 1999                             Fiscal 1998
Quarter Ended         High       Low       Quarter Ended       High        Low
June 30, 1999        $11.38     $9.13     June 30, 1998       $23.68     $21.10
March 31, 1999       $14.72    $10.51     March 31, 1998      $21.71     $18.37
December 31, 1998    $15.33    $12.14     December 31, 1997   $20.95     $17.91
September 30, 1998   $20.34    $13.05     September 30, 1997  $18.67     $13.36

Note: All trading prices adjusted for exchange of 1.64696 shares of Company common stock for each share of First Federal Bank common stock in April 1999.


General Counsel
Corbett, Anderson, Corbett, Poulson, Flom and Vellinga
400 Security Building
Sioux City, Iowa 51101

Independent Auditor
KPMG LLP
2500 Ruan Center
Des Moines, Iowa 50309



Special Counsel
Luse Lehman Gorman
Pomerenk & Schick
5335 Wisconsin Ave. NW, Ste. 400
Washington, D.C. 20015

Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-368-5948

General Inquiries and Reports
The Company is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1999, with the Securities and Exchange Commission. Copies of this Annual Report and the Company's quarterly reports may be obtained without charge by contacting:

Barry Backhaus
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, Iowa 51102
712-277-0200