Form 10-K, Exhibit 13
period 2000-06-30
FIRST FEDERAL BANKSHARES INC
filed 2000-09-28
CIK 1075348

EXHIBIT 13

                       ANNUAL REPORT TO SECURITY HOLDERS

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

-----------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share amounts

-----------------------------------------------------------------------------------------------------------------------
Financial Condition at June 30                         2000          1999           1998          1997          1996
                                                    -----------    ----------     ---------     ---------     ---------
Total assets                                          $723,382       680,672       551,450       468,568       443,516
Securities available-for-sale                          117,326       122,047        65,195        64,098        74,498
Securities held-to-maturity                             23,737        32,006        32,023        29,758        22,459
Loans receivable, net                                  505,090       457,058       404,800       341,254       320,408
Office property and equipment, net                      15,315        15,412        10,845         9,638         8,697
Federal Home Loan Bank (FHLB) stock, at cost             8,929         8,094         5,671         5,000         4,769
Excess of cost over fair value of assets acquired       19,900        20,946         8,158           318           355
Deposits                                               471,626       464,169       392,425       326,734       335,223
FHLB advances                                          174,020       138,617       107,901        96,500        66,000
Stockholders' equity                                    68,113        68,273        42,020        38,865        36,857

Operations Data for Year Ended June 30
Total interest income                                   47,973        41,136        35,364        33,691        31,686
Total interest expense                                  29,814        24,864        21,377        20,328        19,645
                                                    -----------    ----------     ---------     ---------     ---------
      Net interest income                               18,159        16,272        13,987        13,363        12,041
Provision for losses on loans                              554           365           345           258           233
                                                    -----------    ----------     ---------     ---------     ---------
      Net interest income after provision for
          losses on loans                               17,605        15,907        13,642        13,105        11,808
                                                    -----------    ----------     ---------     ---------     ---------
Noninterest income:
      Fees and service charges                           2,901         2,146         1,392         1,143         1,092
      Gain on sale of branch deposits                        -         1,088             -             -             -
      Real estate related activities                     1,464           950           719           595           596
      Other income                                       2,145         1,350         1,067           691           784
                                                    -----------    ----------     ---------     ---------     ---------
      Total noninterest income                           6,510         5,534         3,178         2,429         2,472
                                                    -----------    ----------     ---------     ---------     ---------
Noninterest expense:
      Compensation and benefits                          8,992         7,674         6,702         5,655         5,150
      Office property and equipment                      2,282         1,901         1,500         1,293         1,159
      Special deposit insurance assessment                   -             -             -         2,233             -
      Amortization of excess of cost over fair
             value of assets acquired                      980           479           108            26            20
      Other noninterest expense                          4,344         4,124         3,218         3,364         3,356
                                                    -----------    ----------     ---------     ---------     ---------
      Total noninterest expense                         16,598        14,178        11,528        12,571         9,685
                                                    -----------    ----------     ---------     ---------     ---------
      Earnings before income taxes                       7,517         7,263         5,292         2,963         4,595
Income taxes                                             2,641         2,700         1,874         1,024         1,543
                                                    -----------    ----------     ---------     ---------     ---------
Net earnings                                            $4,876         4,563         3,418         1,939         3,052
                                                    ===========    ==========     =========     =========     =========
Earnings per share (1):
      Basic earnings per share                           $1.07           .97           .73           .42           .66
                                                    ===========    ==========     =========     =========     =========
      Diluted earnings per share                         $1.07           .96           .72           .41           .64
                                                    ===========    ==========     =========     =========     =========
Cash earnings per share (1)(2):

      Basic earnings per share                           $1.29          1.07           .76           .42           .66
                                                    ===========    ==========     =========     =========     =========
      Diluted earnings per share                         $1.28          1.06           .74           .41           .65
                                                    ===========    ==========     =========     =========     =========
Cash dividends declared per common share                 $0.30           .29           .29           .28           .27
                                                    ===========    ==========     =========     =========     =========

---------------------------
(1)  Adjusted for stock distributions and April 1999 stock conversion.

(2) Cash earnings exclude amortization of excess of cost over fair value of assets acquired.

Key Financial Ratios and Other Data at or for the Years Ended June 30

                                                  2000              1999 (9)         1998 (8)           1997              1996
                                              --------------     -------------     -------------    -------------     -------------
Performance Ratios:
Return on assets (net income divided
      by average total assets) (1)                  .70  %           .78  %            .71  %            .43  %           .70  %
Cash basis return on assets (2)                     .84              .86               .73               .43              .71
Return on equity (net income divided
      by average equity) (1)                       7.22             9.48              8.39              5.20             8.44
Cash basis return on equity (2)                    8.67            10.47              8.65              5.27             8.49
Average net interest rate spread (3)               2.50             2.72              2.74              2.71             2.52
Net yield on average interest-earning
      assets (4)                                   2.81             2.99              3.07              3.07             2.88
Net interest income after provision
      for loan losses to total other
      expenses (1)                               104.99           112.11            118.34            103.25           121.50

Asset Quality Ratios:
Nonperforming loans to total loans                  .42              .54               .33               .15              .22
Nonperforming loans to total assets                 .29              .36               .24               .11              .16
Nonperforming assets as a percentage
      of total assets (5)                           .30              .37               .34               .11              .17
Nonperforming loans and real estate
      owned to total loans and real
      estate owned                                  .43              .54               .47               .15              .24
Average interest-earning assets to
      average interest-bearing liabilities       106.64           105.83            107.14            107.69           107.74

Capital, Equity and Dividend Ratios:
Tangible capital (6)                               6.71             6.52              6.20              8.24             8.37
Core capital (6)                                   6.71             6.52              6.20              8.24             8.37
Risk-based capital (6)                            12.46            13.20             12.51             17.00            18.45
Average equity to average assets ratio             9.68             8.24              8.46              8.20             8.32
Dividend payout ratio                             28.04            30.10             39.67             68.12            40.74

Other Data:
Book value per common share (7)                  $14.52           $14.17              8.99              8.34             7.94
Number of full-service offices                       18               19                15                13               13

---------------
(1) Excluding the SAIF assessment, the Bank's return on assets, return on equity, and net interest income after provision for loan losses to total other expenses would have been .73%, 8.95%, and 125.29%, respectively, for the year ended June 30, 1997.
(2) Cash basis return on assets is calculated by dividing cash earnings by average total assets and cash basis return on equity is calculated by dividing cash earnings by average stockholders' equity. Cash earnings exclude amortization of excess of cost over fair value of assets acquired.
(3) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Represents net interest income as a percentage of average interest-earning assets.
(5) Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more, and foreclosed assets, but do not include restructured loans.
(6)  End of period ratio
(7)  Adjusted for stock distributions and April 1999 stock conversion.
(8) Operating data includes effect of First Federal's acquisition of GFS Bancorp, Inc. for periods subsequent to March 31, 1998.
(9) Operating data includes effect of the acquisition of Mid-Iowa Financial Corp. for periods subsequent to April 13, 1999.

Quarterly Financial Data:


                                                June 30           March 31          December 31      September 30
                Three Months Ended                2000              2000               1999              1999
                ------------------            -------------     -------------    ---------------    ---------------

Interest income                                    $12,486            12,181            11,765              11,541
Interest expense                                     7,923             7,654             7,214               7,023
                                              -------------     -------------     -------------     ---------------
      Net interest income                            4,563             4,527             4,551               4,518
Provision for losses on loans                          155               159               135                 105
                                              -------------     -------------     -------------     ---------------
      Net interest income after provision            4,408             4,368             4,416               4,413
Noninterest income                                   1,648             1,500             1,618               1,744
Noninterest expense                                  4,129             4,060             4,190               4,219
                                              -------------     -------------     -------------     ---------------
      Earnings before income taxes                   1,927             1,808             1,844               1,938
Income taxes                                           679               644               578                 740
                                              -------------     -------------     -------------     ---------------
      Net earnings                                  $1,248             1,164             1,266               1,198
                                              =============     =============     =============     ===============
Earnings per share:
      Basic                                          $0.28              0.26              0.27                0.26
      Diluted                                        $0.28              0.26              0.27                0.26
                                              =============     =============     =============     ===============


                                                June 30           March 31         December 31        September 30
                Three Months Ended                1999              1999               1998               1998
                ------------------            -------------     -------------    ---------------    ---------------

Interest income                                    $11,412             9,595            10,073              10,056
Interest expense                                     6,796             5,673             6,112               6,283
                                              -------------     -------------     -------------     ---------------
      Net interest income                            4,616             3,922             3,961               3,773
Provision for losses on loans                          110               105                75                  75
                                              -------------     -------------     -------------     ---------------
      Net interest income after provision            4,506             3,817             3,886               3,698
Noninterest income                                   1,493             1,016             2,123                 902
Noninterest expense                                  4,176             3,281             3,759               2,962
                                              -------------     -------------     -------------     ---------------
      Earnings before income taxes                   1,823             1,552             2,250               1,638
Income taxes                                           718               563               799                 620
                                              -------------     -------------     -------------     ---------------
      Net earnings                                  $1,105               989             1,451               1,018
                                              =============     =============     =============     ===============

Earnings per share:
      Basic                                           $0.23              0.21              0.31                0.22
      Diluted                                         $0.23              0.21              0.31                0.21
                                              =============     =============     =============     ===============


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements."The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to (a) changes in general market interest rates, (b) general economic conditions, (c) legislative and regulatory changes, (d) monetary and fiscal policies of the U. S. Treasury and the Federal Reserve, (e) changes in the quality or composition of the Company's loan and investment portfolios, (f) deposit flows, (g) competition, and (h) demand for financial services in the Company's market area. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements, since results in future periods may differ materially from those currently expected because of various risks and uncertainties.

General

First Federal Bankshares, Inc. (the "Company") was organized under Delaware law in December 1998 by First Federal Bank (the "Bank") to be the savings and loan holding company of the Bank in connection with the Bank's April 13, 1999 conversion from mutual holding company form to the stock form of ownership (the "Conversion"). The Company's principal activity consists of ownership of all of the stock in the Bank. Consequently, the net income of the Company is primarily derived from the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company and Mid-Iowa Security
Corporation, which generates revenues primarily by providing real estate brokerage services. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923.

The Company's results of operations are primarily dependent on its net interest income. Net interest income is the difference between interest income earned on loans, mortgage-backed securities and investment securities and interest expense paid on deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Business Strategy

The Company's current business strategy is to operate as a well-capitalized, profitable and independent community savings bank dedicated to providing quality banking services to its customers. The Company has sought to implement this strategy in recent years by: (1) closely monitoring the needs of customers; (2) emphasizing family financial services such as residential mortgage loans, consumer loans and various checking and savings products; (3) offering commercial real estate loans and small business lending services; (4) monitoring, with the intention of reducing, interest rate risk exposure; (5) controlling operating expenses; and (6) maintaining strong asset quality.

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

                                                                           Years Ended June 30
                                                    2000                           1999                        1998
                                         ---------------------------------------------------------------------------------------
                               Rate at
                               June 30,  Average             Average    Average            Average   Average           Average
                                 2000    Balance   Interest Yield/Cost  Balance  Interest Yield/Cost Balance Interest Yield/Cost
                                 ----    -------   -------- ----------  -------  -------- ---------- ------- -------- ----------
                                                                          (Dollars in Thousands)

Interest-earning assets:
     Loans receivable (1)       8.00%     $480,377  37,145        7.73% $416,631   32,736      7.86% 358,209   28,797      8.04%
     Mortgage-backed
         securities             6.69%       34,528   2,235        6.47%   34,824    2,361      6.78%  40,501    2,713      6.70%
     Investment securities (2)  6.65%      129,135   8,441        6.54%   87,677    5,764      6.57%  53,720    3,694      6.88%
     Short-term invest-
         ments and other
         interest-earning
         assets (3)             6.40%        2,805     151        5.38%    4,864      275      5.64%   2,959      160      5.41%
                                -----        -----     ---        -----    -----      ---      -----   -----      ---      -----
Total interest-earning
     assets                     7.69%      646,845  47,973        7.42%  543,996   41,136      7.56% 455,389   35,364      7.77%
                                -----               ------        -----            ------      -----           ------      -----

Noninterest-earning assets                  50,944                        40,590                      26,303
                                          --------                       -------                    --------

TOTAL ASSETS                              $697,789                      $584,586                     481,692
                                          =========                     ========                     ========

Interest-bearing liabilities:
     Deposits                   4.81%     $450,272  20,520        4.56% $394,722   17,884      4.53% 333,196   15,827      4.75%
     Borrowings                 6.13%      156,271   9,293        5.95%  119,329    6,980      5.85%  91,863    5,550      6.04%
                                -----      -------   -----        -----  -------    -----      -----  ------    -----      -----
Total interest-bearing
     liabilities                5.17%     $606,543  29,814        4.92% $514,051   24,864      4.84% 425,059   21,377      5.03%
                                -----               ------        -----            ------      -----           ------      -----
Noninterest-bearing:
     Deposits                               13,584                        11,031                       8,527
     Liabilities                            10,099                        11,352                       7,356
                                          ---------                     --------                     -------

TOTAL LIABILITIES                          630,226                       536,434                     440,942
Stockholders' equity                        67,563                        48,152                      40,750
                                          ---------                     --------                     -------

TOTAL LIABILITIES
     AND STOCK-
     HOLDERS' EQUITY                       697,789                      $584,586                     481,692
                                          =========                     ========                     =======

Net interest income                                 18,159                         16,272                      13,987
                                                    ======                         ======                      ======
Interest rate spread (4)        2.52%                             2.50%                        2.72%                    2.74%
                               ======                             =====                        =====                    =====
Net yield on interest-
     earning assets (5)         2.80%                             2.81%                        2.99%                    3.07%
                               ======                             =====                        =====                    =====
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                        106.64%                      105.83%                   107.14%
                                                                =======                      =======                   =======

----------------
(1)  Average balances include nonaccrual loans.
(2)  Yields on investment securities are not tax-effected.
(3)  Includes interest-bearing deposits in other financial institutions.
(4)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.

                                                                    Years Ended June 30
                                              2000 vs. 1999                                      1999 vs. 1998
                             ------------------------------------------------   ------------------------------------------------
                               Increase (Decrease) Due To          TOTAL          Increase (Decrease) Due To          TOTAL
                                                     RATE/        INCREASE                              RATE/        INCREASE
                              VOLUME      RATE      VOLUME       (DECREASE)      VOLUME      RATE      VOLUME       (DECREASE)
                             ---------   --------  ----------   -------------   ---------   --------  ----------   -------------
                                                                       (In thousands)

Interest Income:
    Loans receivable           $5,009      (542)        (58)           4,409      $4,696      (645)       (111)           3,940
    Mortgage-backed
    securities                   (20)      (108)           2           (126)       (380)         32         (4)           (352)
    Investments                 2,726       (26)        (23)           2,677       2,335      (167)        (98)           2,070
    Other interest-earning
    assets                      (115)       (13)           4           (124)         103          7           4             114
                              ----------   --------  ----------   -------------  ----------  --------   ----------  ------------
  Total interest-earning
  assets                       $7,600      (689)        (75)           6,836      $6,754      (773)       (209)           5,772
                              ----------   --------  ----------  --------------  ----------  --------   ----------  ------------

Interest Expense:
    Savings deposits           $2,517        118           1           2,636      $2,923      (733)       (133)           2,057
    Borrowings                  2,161        119          33           2,313       1,659      (175)        (54)           1,430
                             ---------   --------  ----------   -------------   ---------   --------  ----------   -------------
Total interest-bearing
liabilities                    $4,678        237          34           4,949      $4,582      (908)       (187)           3,487
                             ---------   --------  ----------   -------------   ---------   --------  ----------   -------------

Net change in net interest
    Income                     $2,922      (926)       (109)           1,887      $2,172       135         (22)           2,285
                             =========   ========  ==========   =============   =========   ========  ==========   =============

Financial Condition

Total assets increased by $42.7 million, or 6.3%, to $723.4 million at June 30, 2000 from $680.7 million at June 30, 1999. The increase in total assets was primarily due to an increase in loans receivable. Loans receivable increased by $48.0 million, or 10.5%, to $505.1 million at June 30, 2000 from $457.1 million at June 30, 1999. The increase in loans receivable was primarily due to an increase of $36.9 million, or 51.2%, during fiscal 2000 in commercial multi-family and nonresidential real estate loans and to an increase of $10.1 million, or 17.8%, in consumer and home equity loans. Partially offsetting the increase in assets due to loan growth was a decrease in the balance of investment securities. The balance of securities available-for-sale decreased by $4.7 million, or 3.9%, to $117.3 million at June 30, 2000 from $122.0 million at June 30, 1999. In addition, the balance of securities held-to-maturity decreased by $8.3 million, or 25.8%, to $23.7 million at June 30, 2000 from $32.0 million at June 30, 1999. The increase in total assets was primarily funded by increases in the balances of deposits and advances from the Federal Home Loan Bank (the "FHLB"). Deposits increased by $7.5 million, or 1.6%, to $471.6 million at June 30, 2000 from $464.1 million at June 30, 1999 and advances from the FHLB increased by $35.4 million, or 25.5%, to $174.0 million from $138.6 million at June 30, 1999.

Stockholders' equity totaled $68.1 million and $68.3 million, respectively, at June 30, 2000 and 1999. Fiscal year earnings totaling $4.9 million were partially offset by a decrease of $2.1 million in other comprehensive income. The decrease in other comprehensive income was the result of increased unrealized losses in the Company's available-for-sale securities portfolio due to lower valuations for such securities in the generally higher market interest rate environment. In addition, in December 1999, the Company commenced a share repurchase program to acquire approximately 241,000 shares, or 5%, of its outstanding common stock. During fiscal 2000, the Company repurchased 138,000 shares of its common stock at an average cost of $8.83 per share. The Company also purchased 79,050 common shares at $9.00 per share for the First Federal Bankshares, Inc. 1999 Recognition and Retention Plan (the "RRP"). On October 21, 1999, 73,000 shares were awarded to certain officers and directors of the Company under the 1999 RRP. The remaining 6,050 RRP shares are held as treasury stock pending award. Dividends paid to stockholders of the Company totaled $1.4 million, or 28.2%, of earnings for the fiscal year.

Comparison of Operating Results for Fiscal Years Ended June 30, 2000 and 1999

General. Net earnings totaled $4.9 million, or $1.07 per diluted share, for the year ended June 30, 2000 as compared to net earnings totaling $4.6 million, or $.96 per diluted share, for the year ended June 30, 1999. The acquisition of Mid-Iowa Financial Corp. ("Mid-Iowa") effective on April 13, 1999 was accounted for using the purchase method of accounting; therefore, the results of operations for the fiscal year ended June 30, 1999 included Mid-Iowa's results of operations from April 14, 1999 through June 30, 1999. In addition, the average balances of assets and liabilities for fiscal 1999 included Mid-Iowa's asset and liability balances from April 14, 1999 through June 30, 1999 only.

Interest Income. Interest income increased by $6.9 million, or 16.6%, to $48.0 million in fiscal 2000 from $41.1 million in fiscal 1999. The increase in interest income was due to an increase of $102.8 million, or 18.9%, in the average balance of interest-earning assets to $646.8 million in fiscal 2000 from $544.0 million in fiscal 1999. The increase in the average balance of interest-earning assets was primarily due to the acquisition of Mid-Iowa in April 1999. The average yield on interest-earning assets decreased to 7.42% in fiscal 2000 from 7.56% in fiscal 1999. The increase in interest income resulted primarily from a $4.4 million, or 13.5%, increase in interest income on loans to $37.1 million in fiscal 2000 from $32.7 million in fiscal 1999. Interest income on mortgage-backed securities ("MBS") decreased by $126,000, or 5.3%, to $2.2 million in fiscal 2000 from $2.4 million in fiscal 1999. During the same period, interest income on investment securities increased by $2.7 million, or 46.4%, to $8.4 million from $5.8 million.

The increase in interest income on loans resulted from an increase of $63.8 million, or 15.3%, in the average balance of loans receivable to $480.4 million for the year ended June 30, 2000, from $416.6 million for the year ended June 30, 1999. The average yield on loans receivable decreased by 13 basis points to 7.73% for fiscal 2000 from 7.86% for fiscal 1999. The Company's large portfolio of residential mortgage loans reacts much less quickly to increases in market interest rates than, for example, shorter-term commercial and consumer loans. During the generally lower interest rate environment in fiscal 1999, prepayments increased and fixed-rate mortgage loans and adjustable-rate mortgage loans with lower interest rates were originated. Adjustable-rate loans include various embedded options that limit the timing and extent of future interest rate changes. Prepayments slowed as market rates generally increased in fiscal 2000 and the relatively low-rate mortgage loans originated in fiscal 1999 contributed to the decrease in the average yield earned on loans receivable. The decrease in interest income on MBS was primarily due to a decrease of 31 basis points in the average yield on MBS to 6.47% in fiscal 2000 from 6.78% in fiscal 1999. The increase in interest income on investment securities was primarily due to an increase of $41.5 million in the average balance of investment securities to $129.1 million in fiscal 2000 from $87.6 million in fiscal 1999. The yield on investment securities decreased slightly to 6.54% in fiscal 2000 from 6.57% in fiscal 1999.

Interest Expense. Interest expense totaled $29.8 million in fiscal 2000, representing a $4.9 million, or 19.9%, increase from $24.9 million in fiscal 1999. The increase was due to an increase of $92.4 million, or 18.0%, in the average balance of interest-bearing liabilities to $606.5 million in fiscal 2000 from $514.1 million in fiscal 1999. The increase in the average balance of interest-bearing liabilities was largely due to the Mid-Iowa acquisition. The average cost of interest-bearing liabilities increased by 8 basis points to 4.92% in fiscal 2000 from 4.84% in fiscal 1999. Interest expense on deposits increased by $2.6 million, or 14.7%, to $20.5 million in fiscal 2000 from $17.9 million in fiscal 1999 and interest paid on borrowings increased by $2.3 million, or 33.1%, to $9.3 million in fiscal 2000 from $7.0 million in fiscal 1999. The increase in interest expense on deposits was primarily due to an increase of $55.6 million, or 14.1%, in the average balance of deposits to $450.3 million for fiscal 2000 from $394.7 million for fiscal 1999. The average rate paid on deposits increased slightly to 4.56% in fiscal 2000 from 4.53% in fiscal 1999. The increase in interest expense on borrowings resulted from a $37.0 million increase in the average balance of borrowings to $156.3 million in fiscal 2000 from $119.3 million in fiscal 1999. The average rate paid on borrowings increased to 5.95% in fiscal 2000 from 5.85% in fiscal 1999 in the generally higher interest rate environment during fiscal 2000.

Net Interest Income. Net interest income before provision for loan losses increased by $1.9 million, or 11.6%, to $18.2 million for fiscal 2000 from $16.3 million for fiscal 1999. The increase in net interest income in fiscal 2000 was primarily due to volume increases resulting from the Mid-Iowa acquisition. Volume increases in the average balance of interest-earning assets in fiscal 2000 resulted in an increase in interest income of $7.6 million, while volume increases in the average balance of interest-bearing liabilities resulted in an increase in interest expense of $4.7 million. The Company's interest rate spread was 2.50% and 2.72%, respectively, and the net yield on interest-earning assets was 2.81% and 2.99%, respectively, for fiscal 2000 and 1999. The decrease in the interest rate spread and in the net yield on interest-earning assets occurred because the Company's interest-bearing liabilities repriced more quickly than its interest-earning assets in the generally higher market interest rate environment.

Provision for Loan Losses. Provision for loan loss expense increased by $189,000, or 51.8%, to $554,000 for fiscal 2000 from $365,000 for fiscal 1999.
Provision for loan losses was increased due to increased loan volume resulting from the Mid-Iowa acquisition and growth related to commercial and consumer loan products, which generally involve a greater degree of risk than residential mortgage loans. The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the current portfolio. Net charge-offs as a percentage of average loans outstanding were .06% and .04%, respectively, for fiscal years 2000 and 1999. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of probable credit losses.

Noninterest Income. Noninterest income increased by $1.0 million, or 17.6%, to $6.5 million for fiscal 2000 from $5.5 million for fiscal 1999. During fiscal 1999 the Company recorded a $1.1 million pre-tax gain on the sale of branch deposits. Excluding this gain, noninterest income increased by $2.1 million, or 46.4%, to $6.5 million for fiscal 2000 from $4.4 million for fiscal 1999. The increase in noninterest income in fiscal 2000 was largely due to growth related to the Mid-Iowa acquisition. Service charges and other fees increased by $755,000, or 35.2%, to $2.9 million for the year ended June 30, 2000 from $2.1 million for the year ended June 30, 1999. Additionally, gain on sale of fixed assets totaled $108,000 for fiscal 2000 while a loss of $33,000 was recorded in fiscal 1999 and gain on the sale of real estate owned and held for development increased by $422,000, or 235.1%, to $602,000 for fiscal 2000 from $180,000 for fiscal 1999. Income from other real estate-related activities increased by $514,000, or 54.1%, to $1.5 million for fiscal 2000 from $1.0 million for fiscal 1999. The increase in real estate-related income was primarily due to income from the real estate brokerage company acquired in the acquisition of Mid-Iowa. Other income increased by $505,000, or 55.0%, to $1.4 million for fiscal 2000 from $919,000 for fiscal 1999, largely due to increased revenues in the Company's non-bank subsidiaries. Partially offsetting the increases in noninterest income for fiscal 2000 when compared to fiscal 1999 was a decrease of $116,000 in gain on sale of loans held for sale, reflecting the slowdown in mortgage activity due to generally higher mortgage interest rates in fiscal 2000. In addition, loss on sale of securities totaled $170,000 for fiscal 2000 due to sales of investment securities at a loss. Proceeds of approximately $8.4 million from the securities' sales were used to fund loans with higher yields.

Noninterest Expense. Noninterest expense increased by $2.4 million, or 17.1%, to $16.6 million in fiscal 2000 from $14.2 million in fiscal 1999. The increase in noninterest expense in fiscal 2000 was also largely due to growth related to the Mid-Iowa acquisition. The principal component of the Company's noninterest expense is salaries and employee benefits. Compensation and benefit expense increased by $1.3 million, or 17.2%, to $9.0 million in fiscal 2000 from $7.7 million in fiscal 1999 primarily due to the addition of the Mid-Iowa staff. Office property and equipment expense increased by $382,000, or 20.1%. Deposit insurance premium expense decreased by $57,000, or 23.3%, to $189,000 in fiscal 2000 from $246,000 in fiscal 1999. Deposits totaling approximately $105.6 million were added with the Mid-Iowa acquisition; however, the deposit premium rate decreased to .04% of the deposit assessment base for fiscal 2000 from .06% of the deposit assessment base for fiscal 1999. Data processing expense and advertising expense decreased by $19,000, or 4.0%, and by $110,000, or 18.8%, respectively, in fiscal 2000 as compared to fiscal 1999. Amortization of intangibles increased by $500,000, to $979,000 in fiscal 2000, from $479,000 in fiscal 1999 due to the Mid-Iowa acquisition. The excess of cost over fair value of assets related to the Mid-Iowa acquisition is being amortized over a period of 25 years. Other general and administrative expense increased by $407,000, or 14.4%, to $3.2 million for fiscal 2000 from $2.8 million for fiscal 1999.

Income tax expense. Net earnings before income taxes increased by $253,000, or 3.5%, to $7.5 million for fiscal 2000 from $7.3 million for fiscal 1999. Income tax expense decreased by $59,000, or 2.2%, to $2.6 million for fiscal 2000 from $2.7 million for fiscal 1999. The Company's effective tax rate decreased to 35.1% for fiscal 2000 from 37.2% for fiscal 1999, partially due to increased balances in the Company's tax-exempt investment portfolio.

Comparison of Operating Results for Fiscal Years Ended June 30, 1999 and 1998

General. Net earnings for the year ended June 30, 1999 increased by $1.2 million, or 33.5%, to $4.6 million from $3.4 million for the year ended June 30, 1998. Diluted earnings per share totaled $.96 and $.72, respectively, for fiscal 1999 and 1998. The acquisition of Mid-Iowa effective on April 13, 1999 was accounted for as a purchase; therefore, Mid-Iowa's results of operations were included in the Company's operating results for fiscal 2000 from April 14, 1999 through June 30, 1999.

Interest Income. Interest income increased by $5.7 million, or 16.3%, to $41.1 million in fiscal 1999 from $35.4 million in fiscal 1998. The increase in interest income was primarily due to an increase of $88.6 million, or 19.5%, in the average balance of interest-earning assets to $544.0 million in fiscal 1999 from $455.4 million in fiscal 1998. The increase in the average balance of interest-earning assets was primarily due to the acquisitions of GFS Bancorp, Inc. and Mid-Iowa in March 1998, and April 1999, respectively. The average yield on interest-earning assets decreased to 7.56% in fiscal 2000 from 7.77% in fiscal 1998. The increase in interest income resulted primarily from a $3.9 million, or 13.7%, increase in interest income on loans to $32.7 million in fiscal 1999 from $28.8 million in fiscal 1998. Interest income on MBS decreased by $352,000, or 13.0%, to $2.4 million in fiscal 1999 from $2.7 million in fiscal 1998. During the same period, interest income on investment securities increased by $2.1 million, or 56.1%, to $5.8 million from $3.7 million. The increase in interest income on loans resulted from an increase of $58.4 million, or 16.3%, in the average balance of loans receivable to $416.6 million at June 30, 1999, from $358.2 million at June 30, 1998. The average yield on loans receivable decreased by 18 basis points to 7.86% for fiscal 1999 from 8.04% for fiscal 1998. The decrease in interest income on MBS was primarily due to a decrease of $5.7 million in the average balance of MBS to $34.8 million in fiscal 1999 from $40.5 million in fiscal 1998. Partially offsetting the decrease in MBS balances was an increase of 8 basis points in the average yield on MBS to 6.78% in fiscal 1999 from 6.70% in fiscal 1998. The increase in interest income on investment securities was primarily due to an increase of $34.0 million in the average balance of investment securities to $87.7 million in fiscal 1999 from $53.7 million in fiscal 1998. Investments totaling $46.1 million were added with the acquisition of Mid-Iowa in April 1999. The yield on investment securities decreased to 6.57% in fiscal 1999 from 6.88% in fiscal 1998, partially offsetting the increase in average balances. The generally lower interest rate environment during fiscal 1999 resulted in declining yields on investment securities as higher yielding, callable securities were redeemed in the first three quarters of fiscal 1999.

Interest Expense. Interest expense totaled $24.9 million in fiscal 1999, representing a $3.5 million, or 16.3%, increase from $21.4 million in fiscal 1998. The increase was due to an increase of $89.0 million, or 20.9%, in the average balance of interest-bearing liabilities to $514.1 million in fiscal 1999 from $425.1 million in fiscal 1998. The increase in the average balance of interest-bearing liabilities was primarily due to the GFS Bancorp, Inc. and Mid-Iowa acquisitions. The average cost of interest-bearing liabilities decreased by 19 basis points to 4.84% in fiscal 1999 from 5.03% in fiscal 1998. Interest expense on deposits increased by $2.1 million, or 13.0%, to $17.9 million in fiscal 1999 from $15.8 million in fiscal 1998 and interest paid on borrowings increased by $1.4 million, or 25.8%, to $7.0 million in fiscal 1999 from $5.6 million in fiscal 1998. The increase in interest expense on deposits was primarily due to an increase of $61.5 million, or 18.5%, in the average balance of deposits to $394.7 million for fiscal 1999 from $333.2 million for fiscal 1998. The average rate paid on deposits declined to 4.53% in fiscal 1999 from 4.75% in fiscal 1998. The increase in interest expense on borrowings resulted from a $27.5 million increase in the average balance of borrowings to $119.3 million in fiscal 1999 from $91.9 million in fiscal 1998. The average rate paid on borrowings decreased to 5.85% in fiscal 1999 from 6.04% in fiscal 1998 in the generally lower interest rate environment during fiscal 1999.

Net Interest Income. Net interest income before provision for loan losses increased by $2.3 million, or 16.3%, to $16.3 million for fiscal 1999 from $14.0 million for fiscal 1998. The increase in net interest income in fiscal 1999 was primarily due to volume increases resulting from acquisitions. Volume increases in the average balance of interest-earning assets in fiscal 1999 resulted in an increase in interest income of $6.8 million, while volume increases in the average balance of interest-bearing liabilities resulted in an increase in interest expense of $4.5 million. The Company's interest rate spread was 2.72% and 2.74%, respectively, and the net yield on interest-earning assets was 2.99% and 3.07%, respectively, for fiscal 1999 and 1998.

Provision for Loan Losses. During fiscal 1999 and 1998 the Company provided $365,000 and $345,000, respectively, for loan losses. Net charge-offs as a percentage of average loans outstanding were .04% and .09%, respectively, for fiscal years 1999 and 1998.

Noninterest Income. Noninterest income increased by $2.3 million, or 74.5%, to $5.5 million for fiscal 1999 from $3.2 million for fiscal 1998. The increase in noninterest income was largely due to the recognition of a $1.1 million gain on the sale of the deposits of three branch offices. Deposits totaling $19.4 million were sold to local financial institutions. Over 80% of the deposits sold were fixed-rate, fixed-maturity certificates of deposit with average interest rates higher than the Company's weighted average rate paid on total deposits. The sale of these deposits reduced the average interest rate paid on the Company's total deposits by approximately 10 basis points. A gain on the sale of real estate owned totaling $137,000 was recorded in fiscal 1999, primarily due to the sale of a commercial property located in Grinnell, Iowa. Sales of lots by the Company's real estate development subsidiary generated a gain totaling $43,000. The increase in noninterest income was also due to growth related to the acquisitions of GFS Bancorp, Inc. in March, 1998 and Mid-Iowa in April, 1999. Income from fees and service charges, real estate related income and other noninterest income increased by $754,000, $231,000 and $199,000, respectively, in fiscal 1999 when compared to fiscal 1998. The increase in fees and service charges was partially due to increases in transaction accounts that typically generate more service charge income than fixed maturity deposits and also to the addition of the GFS Bancorp, Inc. and Mid-Iowa deposit accounts. Gain on sale of loans held for sale increased by $54,000 over the prior year and a loss on sale of fixed assets totaling $33,000 was recorded in fiscal 1999 compared to a gain on sale of fixed assets totaling $104,000 in fiscal 1998. The increase in other income was primarily due to increased activity in the Company's non-bank subsidiaries.

Noninterest Expense. Noninterest expense increased by $2.7 million, or 23.1%, to $14.2 million in fiscal 1999 from $11.5 million in fiscal 1998. The principal component of the Company's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $972,000, or 14.5%, to $7.7 million in fiscal 1999 from $6.7 million in fiscal 1998. During fiscal 1998 the Bank recognized the liability for an early retirement incentive program that totaled approximately $277,000. Office property and equipment expense increased by $400,000, or 26.7%. Deposit insurance premium expense increased by $30,000, or 13.9%, to $246,000 in fiscal 1999 from $216,000 in fiscal 1998. Deposits totaling approximately $62.3 million and $105.6 million, respectively, were added with the GFS Bancorp, Inc. and Mid-Iowa acquisitions. Data processing expense and advertising expense increased by $108,000, or 30.3%, and by $176,000, or 43.1%, respectively, in fiscal 1999 as compared to fiscal 1998. Amortization of intangibles increased by $371,000, to $479,000 in fiscal 1999, from $108,000 in fiscal 1998 primarily due to the excess of cost over fair value of assets totaling $7.9 million and $12.6 million, respectively, for the GFS Bancorp, Inc. and Mid-Iowa acquisitions. The excess of cost over fair value of assets related to these acquisitions is being amortized over a period of 25 years. Other general and administrative expense increased by $592,000, or 26.5%, to $2.8 million for fiscal 1999 from $2.2 million for fiscal 1998. The increase in other general and administrative expense in fiscal 1999 was partially due to acquisition-related expenses.

Income tax expense. Net earnings before income taxes increased by $2.0 million, or 37.3%, to $7.3 million for fiscal 1999 from $5.3 million for fiscal 1998. Income tax expense increased by $827,000, or 44.1%, to $2.7 million for fiscal 1999 from $1.9 million for fiscal 1998. The federal and state effective tax rate on earnings was 37.2% and 35.4%, respectively, for fiscal years 1999 and 1998.

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

The Company has utilized the following strategies in recent years in an effort to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to originate shorter-term commercial and consumer loans; (c) the Company seeks to lengthen the maturity of deposits, when cost effective, through the pricing and promotion of certificates of deposit; (d) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has used long term Federal Home Loan Bank advances to fund the origination of fixed rate loans. The Company does not solicit negotiated high-rate jumbo certificates of deposit or brokered deposits, which are extremely rate sensitive.

At June 30, 2000, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $152.8 million, representing a cumulative negative one-year gap ratio of 21.2%. The Company has an asset/liability committee (the "ALCO"), which includes the Company's president and senior Company officers. The ALCO meets weekly to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and other asset and liability management topics. The ALCO reports quarterly to the Board of Directors on interest rate risk and trends, as well as liquidity and capital ratios and requirements.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 2000 have changed significantly when compared to fiscal 1999. However, after six interest rate hikes by the Federal Reserve Board between June 29, 1999 and June 30, 2000, the net portfolio value of the Company, assuming no change in interest rates (the "Base Case Scenario"), has declined by $10.7 million, or 16.9%, to $52.8 million at June 30, 2000 from $63.5 million at June 30, 1999. The net portfolio value ratio in the Base Case Scenario was 7.51% and 9.39%, respectively, at June 30, 2000 and 1999. The Board of Directors has established market risk limits based on the Company's tolerance for risk. At June 30, 2000, the net portfolio value ratio was outside the board limit of 6.50% in the +100bp, +200bp, and +300bp scenarios. The Board of Directors adopted a plan (the "IRR Plan") in March 2000 that is intended to bring the net portfolio value ratio back within board limits by June 30, 2001 for all interest rate change scenarios measured. In addition to re-emphasizing the strategies listed in the prior section heading, Asset and Liability Management - Interest Rate Sensitivity Analysis, the IRR Plan calls for a reduction in the Company's investment securities portfolio and the redeployment of those funds into generally shorter-term, higher-yielding commercial and consumer loans. The Company primarily relies on the Office of Thrift Supervision (the "OTS") Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value ("NPV") is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

The Model uses an option-based pricing approach to value one-to-four family mortgages, mortgages serviced by or for others, and firm commitments to buy, sell, or originate mortgages. This approach makes use of an interest rate simulation program to generate numerous random interest rate paths that, in conjunction with a prepayment model, are used to estimate mortgage cash flows. Prepayment options and interest rate caps and floors contained in mortgages and mortgage-related securities introduce significant uncertainty in estimating the timing of cash flows for these instruments that warrants the use of this sophisticated methodology. All other financial instruments are valued using a static discounted cash flow method. Under this approach, the present value is determined by discounting the cash flows the instrument is expected to generate by the yields currently available to investors from an instrument of comparable risk and duration.

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 2000, as calculated by the Model. The table shows the present value of the instruments under rate shock scenarios of -300 basis points to +300 basis points in increments of 100 basis points. As illustrated in the table, the Company's NPV is more sensitive in a rising rate scenario than in a falling rate scenario. As market rates increase, the market value of the Company's portfolio of mortgage loans and securities declines significantly and prepayments slow. As interest rates decrease, the market value of mortgage loans and mortgage-backed securities increase less dramatically due to prepayment risk, periodic rate caps, and other embedded options.

Actual changes in market value will differ from estimated changes set forth in this table due to various risks and uncertainties.

                                                        Present Value Estimates by Interest Rate Scenario
                                                                   Calculated at June 30, 2000
                                ------------------------------------------------------ Base --------------------------------------
                                  -300 bp        -200 bp       -100 bp        0 bp         +100 bp       +200 bp        +300 bp
                                ------------    ----------    ----------    ----------    ----------    ----------    ------------

Financial Instrument:
Mortgage loans and securities      $516,411       509,872       501,587       490,804       478,874       466,451         453,969
Non-mortgage loans                   38,956        38,204        37,482        36,786        36,117        35,472          34,851
Cash, deposits and securities       137,110       136,031       132,879       127,620       121,887       116,256         110,923
Other assets                         36,747        39,573        43,426        47,263        50,848        54,245          57,487
                                ------------    ----------    ----------    ----------    ----------    ----------    ------------

Total assets                        729,224       723,680       715,374       702,473       687,726       672,424         657,230

Deposits                            478,146       474,801       471,534       468,336       465,210       462,156         459,174
Borrowings                          177,231       175,179       173,184       171,247       169,363       167,531         165,750
Other liabilities                    10,155        10,148        10,143        10,136        10,132        10,127          10,122
                                ------------    ----------    ----------    ----------    ----------    ----------    ------------

Total liabilities                   665,532       660,128       654,861       649,719       644,705       639,814         635,046
                                ------------    ----------    ----------    ----------    ----------    ----------    ------------
Commitments                             615           406           211           (3)         (267)         (596)           (961)
                                ------------    ----------    ----------    ----------    ----------    ----------    ------------

Net portfolio value                 $64,307        63,958        60,724        52,751        42,754        32,014          21,223
                                ============    ==========    ==========    ==========    ==========    ==========    ============

Net portfolio value ratio             8.82%         8.84%         8.49%         7.51%         6.22%         4.76%           3.23%
                                ============    ==========    ==========    ==========    ==========    ==========    ============

NPV minimum: board limit              6.50%         6.50%         6.50%         6.50%         6.50%         6.50%           6.50%
                                ============    ==========    ==========    ==========    ==========    ==========    ============


Liquidity and Capital Resources

The Company is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 4% of deposits and short-term borrowings. The Company historically has maintained a level of liquid assets in excess of regulatory requirements, and the Company's liquidity ratio averaged 26.5% during the quarter ended June 30, 2000. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives.

The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in interest-bearing deposits in other financial institutions, investment securities and other short-term interest-earning assets that provide liquidity to meet lending requirements.

Investments and other assets qualifying for liquidity, outstanding at June 30, 2000, 1999, and 1998, totaled $142.7 million, $150.1 million, and $96.4 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. The Company's net deposits before interest credited decreased by $12.6 million during fiscal 2000. Net deposits before interest credited increased by $53.5 million for fiscal 1999, due primarily to the Mid-Iowa acquisition, net of branch deposit sales that totaled approximately $19.4 million. The Company's net deposits before interest credited increased by $49.1 million for fiscal 1998, due primarily to the GFS Bancorp, Inc. acquisition.

Similarly, the general level of interest rates in the economy heavily influences the amount of principal repayments on loans and mortgage securities. Funds received from principal repayments on mortgage-backed securities for fiscal 2000, 1999 and 1998, totaled $8.4 million, $12.1 million, and $11.0 million, respectively. Principal repayments on loans for fiscal 2000 totaled $156.9 million as compared to $163.1 million in fiscal 1999 and $123.3 million in fiscal 1998. The deceleration of loan and mortgage-backed securities principal repayments during fiscal 2000 over the prior year period reflects the slowdown in refinancing activity of homeowners during fiscal 2000 due to generally higher mortgage interest rates.

Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 2000, the Company had $174.0 million in outstanding advances from the FHLB.

At June 30, 2000, the Company had outstanding loan commitments and consumer and commercial approved, but unused, lines of credit totaling $42.1 million. Certificates of deposit scheduled to mature or reprice in one year or less at June 30, 2000 totaled $179.1 million. Management believes that a significant portion of such deposits will remain with the Company.

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

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendment SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, will be effective for the Company for the year beginning July 1, 2000. The Company expects to adopt SFAS No. 133 when required and does not expect such adoption to have a material effect on its financial statements.

                          Independent Auditors' Report

     The Board of Directors
     First Federal Bankshares, Inc.
         and Subsidiaries
     Sioux City, Iowa:

     We have audited the accompanying consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries (the Company) as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                          /s/ KPMG LLP

     Des Moines, Iowa
     August 3, 2000

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                             June 30, 2000 and 1999




                                 Assets                                        2000              1999
                                                                       ------------------  ----------------

Cash and due from banks                                                $      16,611,443        13,220,130
Interest-bearing deposits in other financial institutions                      3,555,263         1,847,826
                                                                       ------------------  ----------------

             Cash and cash equivalents                                        20,166,706        15,067,956
                                                                       ------------------  ----------------

Securities available-for-sale (note 2)                                       117,326,062       122,047,213
Securities held-to-maturity (fair value of $23,067,005 in 2000
    and $31,756,870 in 1999) (note 2)                                         23,737,311        32,006,095
Loans receivable, net (notes 3 and 4)                                        505,089,564       457,058,054
Office property and equipment, net (note 5)                                   15,314,905        15,411,818
Federal Home Loan Bank (FHLB) stock, at cost                                   8,928,900         8,094,300
Accrued interest receivable (note 6)                                           4,800,415         4,602,258
Deferred tax asset (note 9)                                                    2,362,000         1,197,000
Excess of cost over fair value of assets acquired                             19,900,409        20,946,396
Other assets                                                                   5,755,245         4,240,648
                                                                       ------------------  ----------------

             Total assets                                              $     723,381,517       680,671,738
                                                                       ==================  ================

                                 Liabilities

Deposits (note 7)                                                      $     471,625,531       464,169,478
Advances from FHLB (note 8)                                                  174,020,499       138,617,385
Advance payments by borrowers for taxes and insurance                          2,828,275         2,557,118
Accrued taxes on income (note 9)                                                 292,740           419,106
Accrued interest payable (notes 7 and 8)                                       4,297,514         4,172,328
Accrued expenses and other liabilities                                         2,204,039         2,463,316
                                                                       ------------------  ----------------

             Total liabilities                                               655,268,598       612,398,731
                                                                       ------------------  ----------------

                             Stockholders' Equity

Preferred stock, $.01 par value; authorized;
    1,000,000 shares, none issued                                                     --                --
Common stock, $.01 par value, 12,000,000 shares authorized;
    4,833,608 and 4,817,807 shares issued
    at June 30, 2000 and 1999, respectively                                       48,336            48,178
Additional paid-in capital                                                    36,002,723        35,957,560
Retained earnings, substantially restricted (note 11)                         39,782,321        36,283,211
Treasury stock, at cost, 144,050 shares at June 30, 2000                      (1,273,138)               --
Accumulated other comprehensive income - Net
    unrealized (loss) gain on securities available-for-sale                   (4,343,049)       (2,202,184)
Unearned ESOP (note 10)                                                       (1,634,600)       (1,813,758)
Unearned RRP (note 10)                                                          (469,674)               --
                                                                       ------------------  ----------------

             Total stockholders' equity                                       68,112,919        68,273,007

Contingencies (note 14)                                                               --                --
                                                                       ------------------  ----------------

             Total liabilities and stockholders' equity                $     723,381,517       680,671,738
                                                                       ==================  ================

See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                    Years ended June 30, 2000, 1999, and 1998


                                                                                 2000              1999              1998
                                                                            ---------------   ---------------   ----------------
Interest income:
    Loans receivable                                                        $   37,145,258        32,736,304         28,796,484
    Mortgage-backed securities                                                   2,235,090         2,361,176          2,713,326
    Investment securities                                                        8,441,174         5,764,481          3,694,024
    Other interest-earning assets                                                  151,037           274,191            160,432
                                                                            ---------------   ---------------   ----------------

             Total interest income                                              47,972,559        41,136,152         35,364,266
                                                                            ---------------   ---------------   ----------------

Interest expense:
    Deposits (note 7)                                                           20,520,340        17,884,113         15,826,758
    Advances from FHLB and other borrowings                                      9,293,181         6,980,013          5,550,478
                                                                            ---------------   ---------------   ----------------

             Total interest expense                                             29,813,521        24,864,126         21,377,236
                                                                            ---------------   ---------------   ----------------

             Net interest income                                                18,159,038        16,272,026         13,987,030

Provision for losses on loans (note 4)                                             554,000           365,000            345,000
                                                                            ---------------   ---------------   ----------------

             Net interest income after provision for losses on loans            17,605,038        15,907,026         13,642,030
                                                                            ---------------   ---------------   ----------------

Noninterest income:
    Fees and service charges                                                     2,901,004         2,146,078          1,392,400
    Gain on sale of branch deposits                                                     --         1,087,884                 --
    Gain on sale of real estate owned and  held for development                    602,134           179,695                 --
    Net loss on sale of securities                                                (169,856)          (12,141)                --
    Gain on sale of loans                                                          180,240           295,812            241,690
    Gain (loss) on sale of office property and equipment                           108,462           (32,689)           103,936
    Real estate related activities                                               1,463,766           950,131            719,239
    Other income, net                                                            1,423,966           918,895            720,213
                                                                            ---------------   ---------------   ----------------

             Total noninterest income                                            6,509,716         5,533,665          3,177,478
                                                                            ---------------   ---------------   ----------------

Noninterest expense:
    Compensation and benefits (note 10)                                          8,991,983         7,673,781          6,701,960
    Office property and equipment                                                2,282,175         1,900,655          1,500,265
    Deposit insurance premiums                                                     189,022           246,462            216,405
    Data processing                                                                444,582           463,220            355,508
    Advertising                                                                    475,256           585,348            409,102
    Amortization of excess of cost over fair value of assets acquired              979,554           479,200            108,244
    Other expense, net                                                           3,235,531         2,828,560          2,236,111
                                                                            ---------------   ---------------   ----------------

             Total noninterest expense                                          16,598,103        14,177,226         11,527,595
                                                                            ---------------   ---------------   ----------------

             Earnings before income taxes                                        7,516,651         7,263,465          5,291,913

Income taxes (note 9)                                                            2,641,000         2,700,000          1,874,000
                                                                            ---------------   ---------------   ----------------

             Net earnings                                                   $    4,875,651         4,563,465          3,417,913
                                                                            ===============   ===============   ================

Earnings per share:
    Basic earnings per share                                                $    1.07              0.97              0.73
    Diluted earnings per share                                                   1.07              0.96              0.72
                                                                            ===============   ===============   ================


See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                    Years ended June 30, 2000, 1999, and 1998


                                                                       Additional
                                                       Common           paid-in          Retained          Treasury
                                                        stock           capital          earnings           stock
                                                    -------------   ----------------  ---------------   --------------

Balance at June 30, 1997                            $     46,581         11,001,204       27,890,096               --
                                                    -------------   ----------------  ---------------   --------------

Net earnings                                                  --                 --        3,417,913               --
Net change in unrealized gains on securities
    available-for-sale                                        --                 --               --               --
                                                    -------------   ----------------  ---------------   --------------

             Total comprehensive income                       --                 --        3,417,913               --
                                                    -------------   ----------------  ---------------   --------------

Stock options exercised                                      192             58,762               --               --
Dividends on common stock
    at $.2914 per share (note 11)                             --                 --         (629,018)              --
                                                    -------------   ----------------  ---------------   --------------

Balance at June 30, 1998                                  46,773         11,059,966       30,678,991               --
                                                    -------------   ----------------  ---------------   --------------

Net earnings                                                  --                 --        4,563,465               --
Net change in unrealized losses on
    securities available-for-sale                             --                 --               --               --
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                      --                 --               --               --
                                                    -------------   ----------------  ---------------   --------------

             Total comprehensive income                       --                 --        4,563,465               --
                                                    -------------   ----------------  ---------------   --------------

Reorganization of MHC                                         --                 --        1,675,313               --
Proceeds of stock offering, net                            1,238         24,842,903               --               --
Stock options exercised                                      167             54,691               --               --
Employee stock ownership plan
    (ESOP) borrowing                                          --                 --               --               --
ESOP shares allocated                                         --                 --               --               --
Dividends on common stock
    at $.2914 per share (note 11)                             --                 --         (634,558)              --
                                                    -------------   ----------------  ---------------   --------------

Balance at June 30, 1999                                  48,178         35,957,560       36,283,211               --
                                                    -------------   ----------------  ---------------   --------------

Net earnings                                                  --                 --        4,875,651               --
Net change in unrealized losses on
    securities available-for-sale                             --                 --               --               --
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                      --                 --               --               --
                                                    -------------   ----------------  ---------------   --------------

             Total comprehensive income                       --                 --        4,875,651               --
                                                    -------------   ----------------  ---------------   --------------

Stock options exercised                                      158             48,398               --               --
Treasury stock acquired                                       --                 --               --       (1,930,138)
Recognition and retention plan (RRP) awarded                  --             18,250               --          657,000
Amortization of RRP                                           --                 --               --               --
ESOP shares allocated                                         --                 --               --               --
Stock depreciation of allocated ESOP shares                   --            (21,485)              --               --
Dividends on common stock
    at $.30 per share (note 11)                               --                 --       (1,376,541)              --
                                                    -------------   ----------------  ---------------   --------------

Balance at June 30, 2000                            $     48,336         36,002,723       39,782,321       (1,273,138)
                                                    =============   ================  ===============   ==============


                                                  Accumulated
                                                     other
                                                  comprehensive       Unearned            Unearned
                                                     income             ESOP                 RRP              Total
                                                ----------------  -----------------  -------------------  --------------

Balance at June 30, 1997                        $       (72,615)                --                   --      38,865,266
                                                ----------------  -----------------  -------------------  --------------

Net earnings                                                 --                 --                   --       3,417,913
Net change in unrealized gains on securities
    available-for-sale                                  306,968                 --                   --         306,968
                                                ----------------  -----------------  -------------------  --------------

             Total comprehensive income                 306,968                 --                   --       3,724,881
                                                ----------------  -----------------  -------------------  --------------

Stock options exercised                                      --                 --                   --          58,954
Dividends on common stock
    at $.2914 per share (note 11)                            --                 --                   --        (629,018)
                                                ----------------  -----------------  -------------------  --------------

Balance at June 30, 1998                                234,353                 --                   --      42,020,083
                                                ----------------  -----------------  -------------------  --------------

Net earnings                                                 --                 --                   --       4,563,465
Net change in unrealized losses on
    securities available-for-sale                    (2,432,261)                --                   --      (2,432,261)
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                 (4,276)                --                   --          (4,276)
                                                ----------------  -----------------  -------------------  --------------

             Total comprehensive income              (2,436,537)                --                   --       2,126,928
                                                ----------------  -----------------  -------------------  --------------

Reorganization of MHC                                        --                 --                   --       1,675,313
Proceeds of stock offering, net                              --                 --                   --      24,844,141
Stock options exercised                                      --                 --                   --          54,858
Employee stock ownership plan
    (ESOP) borrowing                                         --         (1,844,500)                  --      (1,844,500)
ESOP shares allocated                                        --             30,742                   --          30,742
Dividends on common stock
    at $.2914 per share (note 11)                            --                 --                   --        (634,558)
                                                ----------------  -----------------  -------------------  --------------

Balance at June 30, 1999                             (2,202,184)        (1,813,758)                  --      68,273,007
                                                ----------------  -----------------  -------------------  --------------

Net earnings                                                 --                 --                   --       4,875,651
Net change in unrealized losses on
    securities available-for-sale                    (2,112,605)                --                   --      (2,112,605)
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                (28,260)                --                   --         (28,260)
                                                ----------------  -----------------  -------------------  --------------

             Total comprehensive income              (2,140,865)                --                   --       2,734,786
                                                ----------------  -----------------  -------------------  --------------

Stock options exercised                                      --                 --                   --          48,556
Treasury stock acquired                                      --                 --                   --      (1,930,138)
Recognition and retention plan (RRP) awarded                 --                 --             (675,250)             --
Amortization of RRP                                          --                 --              205,576         205,576
ESOP shares allocated                                        --            179,158                   --         179,158
Stock depreciation of allocated ESOP shares                  --                 --                   --         (21,485)
Dividends on common stock
    at $.30 per share (note 11)                              --                 --                   --      (1,376,541)
                                                ----------------  -----------------  -------------------  --------------

Balance at June 30, 2000                        $    (4,343,049)        (1,634,600)            (469,674)     68,112,919
                                                ================  =================  ===================  ==============


See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2000, 1999, and 1998

                                                                          2000               1999              1998
                                                                     ----------------   ---------------   ---------------
Cash flows from operating activities:
    Net earnings                                                      $    4,875,651         4,563,465         3,417,913
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
        Loans originated for sale to investors                           (24,583,322)      (39,229,306)      (24,816,168)
        Proceeds from sale of loans originated for sale                   24,441,563        39,397,920        24,282,687
        Provision for losses on loans and other assets                       554,000           365,000           345,000
        Depreciation and amortization                                      2,602,628         1,420,630           814,703
        Provision for deferred taxes                                          61,000          (166,000)          354,000
        Net gain on sale of loans                                           (180,240)         (295,812)         (241,690)
        Net loss on sale of securities available-for-sale                    169,856            12,141                --
        Net gain on sale of branch deposits                                       --        (1,087,884)               --
        Net (gain) loss on sale of office property
           and equipment                                                    (108,462)           32,689          (103,936)
        Net gain on sale of real estate owned
           and held for development                                         (602,134)         (179,695)               --
        Net loan fees deferred                                                85,339            88,902           230,147
        Amortization of premiums and discounts on loans,
           mortgage-backed securities, and  investment
           securities                                                        974,710           102,264           (61,505)
        (Increase) decrease in accrued interest receivable                  (198,157)         (220,578)          381,057
        Increase in other assets                                          (1,475,968)         (368,112)          (70,700)
        Increase (decrease) in accrued interest payable                      125,186          (389,503)          920,719
        Decrease in accrued expenses
            and other liabilities                                           (212,777)       (1,203,050)         (370,743)
        (Decrease) increase in taxes payable                                (126,366)        1,153,878          (607,177)
                                                                     ----------------   ---------------   ---------------

             Net cash provided by operating activities                     6,402,507         3,996,949         4,474,307
                                                                     ----------------   ---------------   ---------------

Cash flows from investing activities:
    Purchase of securities held-to-maturity                                 (519,205)      (10,656,182)      (21,986,639)
    Proceeds from maturities of securities held-to-maturity                6,562,213        20,603,333        24,771,834
    Proceeds from sale of securities available-for-sale                    8,367,496         4,864,324                --
    Purchase of securities available-for-sale                            (11,060,185)      (82,741,656)      (43,965,468)
    Proceeds from maturities of securities available-for-sale              6,132,470        54,168,500        43,875,540
    (Purchase) redemption of FHLB stock                                     (834,600)         (623,700)          488,400
    Loans purchased                                                      (20,861,000)       (4,870,000)      (13,769,000)
    (Increase) decrease in loans receivable                              (30,475,278)       19,095,423        28,961,591
    Proceeds from sale of office property and equipment                      182,214             9,147           293,303
    Purchase of office property and equipment                             (1,186,425)       (2,922,414)       (1,880,935)
    Proceeds from sale of foreclosed real estate                           2,069,491           975,396                --
    Proceeds from sale of real estate held for development                 1,316,500           140,987                --
    Net expenditures on real estate held for development                    (821,410)               --                --
    MHC Reorganization                                                            --           292,474                --
    Net cash and cash equivalents of acquisitions                                 --         7,097,244        (8,195,352)
                                                                     ----------------   ---------------   ---------------

             Net cash (used in) provided by investing activities         (41,127,719)        5,432,876         8,593,274
                                                                     ----------------   ---------------   ---------------


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                    Years ended June 30, 2000, 1999, and 1998


                                                                         2000               1999              1998
                                                                    ----------------   ---------------   ---------------

Cash flows from financing activities:
    Increase (decrease) in deposits                                 $     7,456,053       (32,750,620)          899,482
    Proceeds from advances from FHLB                                     76,155,665        16,000,000        62,000,000
    Repayment of advances from FHLB and other borrowings                (40,800,790)      (19,176,065)      (71,015,544)
    Net increase in advances from
      borrowers for taxes and insurance                                     271,157            75,368           365,385
    Issuance of common stock, net                                            48,556        24,898,999            58,954
    Purchase of treasury stock                                           (1,930,138)               --                --
    Cash dividends paid                                                  (1,376,541)         (634,558)         (629,018)
                                                                    ----------------   ---------------   ---------------

             Net cash provided by (used in) financing activities         39,823,962       (11,586,876)       (8,320,741)
                                                                    ----------------   ---------------   ---------------

             Net increase (decrease) in cash and cash equivalents         5,098,750        (2,157,051)        4,746,840

Cash and cash equivalents at beginning of year                           15,067,956        17,225,007        12,478,167
                                                                    ----------------   ---------------   ---------------

Cash and cash equivalents at end of year                            $    20,166,706        15,067,956        17,225,007
                                                                    ================   ===============   ===============

Supplemental disclosures:
    Cash paid during the year for:
      Interest                                                      $    29,688,335        25,253,629        20,455,443
                                                                    ================   ===============   ===============

      Income taxes                                                  $     2,678,647         1,797,480         1,700,105
                                                                    ================   ===============   ===============

See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


  (1)   Summary of Significant Accounting Policies and Practices

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

        Prior to April 13, 1999, the Bank was owned approximately 53.49% by First Federal Bankshares, M.H.C. (the Mutual Holding Company) and 46.51% by public shareholders. On April 13, 1999, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) the Company was formed to own all of the capital stock of the Bank, (2) the Company sold the ownership interest in the Bank previously held by the Mutual Holding Company to the public in a subscription offering (the Offering) (2,635,000 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 10) of approximately $23 million), (3) previous public shareholders of the Bank had their shares exchanged into 2,182,807 common shares of the Company (exchange ratio of 1.64696 to 1) (the Exchange) and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 4,817,807. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for prior periods have been restated to reflect the changes in the par value of common stock from $1.00 to $.01 per share and in the number of authorized shares of common stock from 20,000,000 to 12,000,000. The primary purpose of the Offering was to fund the acquisition of Mid-Iowa Financial Corp. and its wholly owned subsidiary, Mid-Iowa Savings Bank, FSB (note 1: Acquisitions).

        Principles of Presentation

        The accompanying consolidated financial statements include the accounts of First Federal Bankshares, Inc., its wholly owned subsidiaries, a real estate brokerage company, a real estate development company, and the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

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

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        Acquisitions

        On March 31, 1998, the Company acquired GFS Bancorp, Inc, Grinnell, Iowa
        (GFS), parent company of Grinnell Federal Savings Bank. The shareholders of GFS received $18.1 million cash for all outstanding shares. The acquisition was accounted for as a purchase; accordingly, GFS's results of operations were included in the financial statements from the acquisition date. The excess of the cost over the fair value of the net identifiable assets of $7.9 million is being amortized on a straight-line basis over 25 years.

        On April 13, 1999, the Company acquired Mid-Iowa Financial Corp., Newton, Iowa (Mid-Iowa), parent company of Mid-Iowa Savings Bank. The shareholders of Mid-Iowa received $28.3 million cash for all outstanding shares. The acquisition was accounted for as a purchase; accordingly, Mid-Iowa's results of operations were included in the financial statements from the acquisition date. The excess of the cost over the fair value of the net identifiable assets of $12.6 million is being amortized on a straight-line basis over 25 years.

        Cash and Cash Equivalents

        For purposes of reporting cash flows, the Company includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents.

        Earnings Per Share

        Basic earnings per share computations for the years ended June 30, 2000, 1999, and 1998, were determined by dividing net earnings by the weighted-average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive potential common shares outstanding during the year. The average number of common shares have been restated for the stock conversion in 1999.

                                                                    (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 2000, 1999, and 1998.


                                                    2000           1999          1998
                                                -------------  ------------  ------------

Basic EPS computation:
    Net earnings                                $  4,875,651     4,563,465     3,417,913
    Weighted-average common shares outstanding     4,552,159     4,714,720     4,668,646
                                                -------------  ------------  ------------
             Basic EPS                          $       1.07          0.97          0.73
                                                =============  ============  ============

Diluted EPS computation:
    Net earnings                                $  4,875,651     4,563,465     3,417,913
                                                -------------  ------------  ------------
    Weighted-average common shares outstanding     4,552,159     4,714,720     4,668,646
    Incremental option shares using
      treasury stock method                           22,088        32,772        80,798
                                                -------------  ------------  ------------
             Diluted shares outstanding            4,574,247     4,747,492     4,749,444
                                                -------------  ------------  ------------
             Diluted EPS                        $       1.07          0.96          0.72
                                                =============  ============  ============

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

        Unrealized losses on securities judged to be other than temporary are charged to operations.

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

                                  June 30, 2000


        Allowances for Losses on Loans and Real Estate

        The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of probable credit losses.

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

                                  June 30, 2000


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

        Excess of Cost Over Fair Value of Assets Acquired

        Excess of cost over fair value of assets acquired is being amortized on a straight-line basis over its estimated useful life of 25 years. The asset is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset.

        Taxes on Income

        The Company files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the Bank files a franchise tax return. The Company, its other subsidiaries and the Bank's subsidiaries file corporate income tax returns.

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

        Stock Option Plan

        The Company provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


Reclassifications

Certain amounts previously reported have been reclassified to conform with the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

Fair Value of Financial Instruments

The Company's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

       Cash and Cash Equivalents

       The recorded amount of cash and cash equivalents approximates fair value.

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

                                  June 30, 2000


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

        Effect of New Accounting Standards

        The  Company   adopted  the  provisions  of  SFAS  No.  130,   Reporting
        Comprehensive Income, effective July 1, 1998. SFAS No. 130 establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in shareholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

        The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, effective July 1, 1998. SFAS No. 131 establishes disclosure requirements for segment operations. The adoption had no effect on the Company's financial statement disclosures because the Company operates as a single business segment.

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendment SFAS No. 137, Accounting for
        Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, will be effective for the Company for the year beginning July 1, 2000. The Company expects to adopt SFAS No. 133 when required and does not expect such adoption to have a material effect on the financial statements.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


  (2)   Securities

        Following is a schedule of amortized costs and estimated fair values as of June 30, 2000 and 1999.

                                                                  Gross          Gross
                                                Amortized       unrealized     unrealized          Fair
                         2000                     cost            gains          losses            value
-------------------------------------------  ----------------  -------------  --------------  -------------
Available-for-sale:
    Mortgage-backed securities:
      Government National Mortgage
        Association (GNMA)                   $     9,802,075         28,156          69,045      9,761,186
      Federal Home Loan Mortgage
        Corporation (FHLMC)                        2,937,010             --          60,193      2,876,817
      Federal National Mortgage
        Association (FNMA)                         3,601,857            198          55,057      3,546,998
    United States government agency
      securities                                  95,450,189             --       6,285,497     89,164,692
    Other investment securities                   12,460,981         99,585         584,197     11,976,369
                                             ----------------  -------------  --------------  -------------
                                             $   124,252,112        127,939       7,053,989    117,326,062
                                             ================  =============  ==============  =============

Held-to-maturity:
    Mortgage-backed securities:
      GNMA                                   $     2,039,098         10,578          44,823      2,004,853
      FHLMC                                        2,293,716             --          92,555      2,201,161
      FNMA                                         8,770,015             --         253,220      8,516,795
    United Stated government agency
      securities                                   1,109,252             --          28,780      1,080,472
    United States treasury securities              2,009,184             --          26,137      1,983,047
    Local government securities                    7,516,046            837         236,206      7,280,677
                                             ----------------  -------------  --------------  -------------
                                             $    23,737,311         11,415         681,721     23,067,005
                                             ================  =============  ==============  =============

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000



                                                                  Gross          Gross
                                                Amortized       unrealized     unrealized         Fair
                         1999                     cost            gains          losses           value
-------------------------------------------  ----------------  -------------  --------------  -------------
Available-for-sale:
    Mortgage-backed securities:
      GNMA                                   $    15,349,580         92,145              --     15,441,725
      FHLMC                                        3,864,950         27,604          24,212      3,868,342
      FNMA                                         4,698,895         45,349          26,417      4,717,827
    United States government agency
      securities                                  95,373,105             --       3,681,120     91,691,985
    Other investment securities                    6,271,867        126,956          71,489      6,327,334
                                             ----------------  -------------  --------------  -------------
                                             $   125,558,397        292,054       3,803,238    122,047,213
                                             ================  =============  ==============  =============

Held-to-maturity:
    Mortgage-backed securities:
      GNMA                                   $     2,637,183         33,031          16,207      2,654,007
      FHLMC                                        3,358,887             --          38,900      3,319,987
      FNMA                                        11,240,714         37,088         101,274     11,176,528
    United Stated government agency
      securities                                   1,174,963             --          18,987      1,155,976
    United States treasury securities              4,015,127          4,580           5,646      4,014,061
    Local government securities
      and commercial paper                         9,579,221         25,574         168,484      9,436,311
                                             ----------------  -------------  --------------  -------------
                                             $    32,006,095        100,273         349,498     31,756,870
                                             ================  =============  ==============  =============

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        The amortized cost and fair value at June 30, 2000, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available-for-sale                       Held-to-maturity
                                      -----------------------------------   -----------------------------------
                                                            Estimated                             Estimated
                                          Amortized            fair            Amortized             fair
                                            cost              value               cost              value
                                      -----------------  ----------------   ----------------   ----------------
Due in 1 year or less                 $             --                --            673,071            673,306
Due after 1 year through 5 years             7,967,083         7,716,013          4,700,890          4,621,166
Due after 5 years through 10 years          52,105,107        48,941,879          1,584,864          1,540,863
Due after 10 years                          47,838,980        44,483,169          3,675,657          3,508,861
                                      -----------------  ----------------   ----------------   ----------------
                                           107,911,170       101,141,061         10,634,482         10,344,196

Mortgage-backed securities                  16,340,942        16,185,001         13,102,829         12,722,809
                                      -----------------  ----------------   ----------------   ----------------
                                      $    124,252,112       117,326,062         23,737,311         23,067,005
                                      =================  ================   ================   ================

        Proceeds from the sale of securities available for sale were $8,367,496, $4,864,324, and $0 during 2000, 1999, and 1998, respectively. Gross realized gains on these sales were $3,784, $16,392, and $0 and gross realized losses on these sales were $173,640, $28,533, and $0 in 2000, 1999, and 1998, respectively.

        Securities with an amortized cost of $6,201,129 and a market value of approximately $5,900,000 at June 30, 2000, were pledged to various entities.

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


  (3)   Loans Receivable

        Loans receivable at June 30, 2000 and 1999, are summarized as follows:

                                                     2000            1999
                                                --------------  --------------

First mortgage loans:
    Secured by one to four family residences    $ 325,057,383     326,125,446
    Secured by other properties                   109,049,175      72,132,208
Home equity and second mortgage loans              35,695,170      32,314,769
Automobile loans                                   13,801,203      13,602,920
Commercial loans                                    8,532,865       6,193,496
Other nonmortgage loans                            17,545,098      11,016,005
                                                --------------  --------------
                                                  509,680,894     461,384,844

Less:
    Allowance for loan losses                       3,394,448       3,134,664
    Undisbursed portion of loans in process           550,160         941,862
    Net unearned premiums on loans                 (1,683,824)     (1,994,943)
    Deferred loan fees                              2,330,546       2,245,207
                                                --------------  --------------
                                                $ 505,089,564     457,058,054
                                                ==============  ==============

        Troubled Debt Restructurings

        At June 30, 2000, 1999, and 1998, the Company had nonaccrual loans of $25,000, $2,064,000, and $1,120,000, respectively, and restructured loans of $65,000, $32,000, and $694,000, respectively. Interest income recorded during 2000, 1999, and 1998 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $1,250 in 2000; $50,259 in 1999; and $48,293 in 1998.

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

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $42,865,542, $46,079,709, and $54,669,613 at
        June 30, 2000, 1999, and 1998, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.

        Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $110,483, $142,002, and $158,660, at June 30, 2000, 1999, and 1998,
        respectively.

        Concentrations of Credit Risk

        The Company conducts the majority of its loan origination activities in its market area, which includes Northwest and Central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Company has purchased loans outside of its primary lending area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

        Loans purchased outside of the Company's primary lending area totaled approximately $108.0 million at June 30, 2000, and included approximately $90.2 million in loans that are geographically distributed in the Midwestern United States. The remaining loans are distributed throughout the United States, with the largest geographic concentrations including Colorado with $10.4 million; Connecticut with $2.3 million; Arizona with $1.1 million; and Georgia with $1.0 million.

        Included in the totals of loans purchased outside of the Company's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Company has an exclusive agreement with this firm, which gives the Company first right of refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Company has sold, and anticipates that it will continue to sell, participation interests in these loans to other financial institutions located in Iowa and contiguous states. At June 30, 2000 the outstanding principal balance of loans purchased under the above agreement was approximately $89.0 million and partial interests in these balances sold to other financial institutions totaled approximately $26.7 million.

  (4)   Allowance for Loan Losses

         A summary of the allowance for loan losses follows:

                                        2000           1999          1998
                                   --------------  ------------  ------------
Balance at beginning of year       $   3,134,664     2,607,167     1,795,791
Additions related to acquisitions              -       325,143       801,486
Provision for losses                     554,000       365,000       345,000
Charge-offs                             (380,133)     (247,118)     (422,140)
Recoveries                                85,917        84,472        87,030
                                   --------------  ------------  ------------

Balance at end of year             $   3,394,448     3,134,664     2,607,167
                                   ==============  ============  ============

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


  (5)   Office Property and Equipment

        At June 30, 2000 and 1999, the cost and accumulated depreciation of office property and equipment were as follows:


                                                       2000          1999
                                                   ------------  ------------
Office property and equipment:
    Land and improvements                          $ 3,260,070     3,291,997
    Building and improvements                       13,304,698    12,884,351
    Furniture, fixtures, equipment, and
      automobiles                                    5,693,880     5,406,179
    Deposits on assets not in service and not
      depreciated                                       10,658       106,994
                                                   ------------  ------------

             Total cost - office properties         22,269,306    21,689,521

    Less accumulated depreciation                    6,954,401     6,277,703
                                                   ------------  ------------

             Office property and equipment, net    $15,314,905    15,411,818
                                                   ============  ============


  (6)   Accrued Interest Receivable

        Accrued interest receivable is summarized as follows:


                          2000          1999
                      ------------  ------------
Loans receivable      $ 2,891,828     2,674,732
Securities              1,908,587     1,927,526
                      ------------  ------------
                      $ 4,800,415     4,602,258
                      ============  ============

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


 (7)    Deposits

        At June 30, 2000 and 1999, deposits are summarized as follows:


                                     2000              1999
                               ----------------  ----------------

Noninterest-bearing checking   $    12,779,090        14,211,299
Savings accounts                    28,839,342        35,109,373
Demand and NOW accounts             59,685,156        45,881,367
Money market accounts               77,364,537        81,952,541
Certificates of deposit            292,957,406       287,014,898
                               ----------------  ----------------

                               $   471,625,531       464,169,478
                               ================  ================


        The  aggregate   amount  of  certificates  of  deposit  with  a  minimum
        denomination of $100,000 was approximately $28,200,000 and 28,153,000 at June 30, 2000 and 1999, respectively.

        At June 30, 2000, the scheduled maturities of certificates of deposit were as follows:

                2001                       $ 179,085,393
                2002                          60,105,539
                2003                          42,822,219
                2004                           8,644,250
                2005 and thereafter            2,300,005
                                           -------------

                                           $ 292,957,406
                                           =============

        Interest expense on deposits is summarized as follows:

                                   2000            1999            1998
                             ---------------  --------------  ---------------

Savings                      $      474,073         505,205          656,199
Money market and checking         4,350,896       3,614,159        2,301,888
Certificates of deposit          15,695,371      13,764,749       12,868,671
                             ---------------  --------------  ---------------

                             $   20,520,340      17,884,113       15,826,758
                             ===============  ==============  ===============


        At June 30, 2000 and 1999, accrued interest payable on deposits totaled $4,230,016 and $4,155,544, respectively.

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


 (8)    Advances from FHLB

        A summary at June 30, 2000 and 1999, follows:

                                       Weighted-                           Weighted-
                                        average                             average
                                     interest rate          2000         interest rate          1999
                                    -----------------  ---------------  -----------------  ---------------
FHLB of Des Moines (A)
Stated maturity in fiscal year
    ending June 30:
      2000                                 -   %       $           -          5.88 %       $   18,500,000
      2001   (B)                          6.46             52,458,483         6.06             27,450,000
      2002                                6.54             13,007,397         6.17             14,000,000
      2003                                6.24             13,000,000         5.90             21,000,000
      2004                                5.91              3,000,000         5.91              3,000,000
      2005 and thereafter (C)             5.54             50,580,596         5.35             45,892,573
                                                       ---------------                     ---------------

                                                          132,046,476                         129,842,573

Amortizing advances                       5.36              5,474,023         5.36              5,774,812

Fed Funds advance with FHLB (D)         Variable           23,500,000                           2,000,000
LIBOR advances with FHLB (E)            Variable           13,000,000                           1,000,000
                                                       ---------------                     ---------------

                                                       $  174,020,499                      $  138,617,385
                                                       ===============                     ===============


        (A)   Advances  from the  FHLB are  secured  by  stock in the  FHLB.  In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 130% of outstanding balances.

        (B) Includes one FHLB short-term Repo Advance for year 2000 that matures on July 11, 2000 in the amount of $25,000,000. The interest on this advance is due at maturity at a rate of 6.71%; and, the term is 14 days.

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        (C) Consists of FHLB Convertible advances. Convertible advances are advances that the FHLB may terminate and require the Company to repay prior to the stated maturity date of the advance. Usage of this type of advance is limited to 15% of the Company's total assets by the FHLB. At June 30, 2000 the advances included in this maturity range are callable after an initial lock-out period according to the following schedule:

                               Weighted-                         Weighted-
                                average                           average
                             interest rate         2000        interest rate         1999
                             --------------   ---------------  --------------   ---------------

Callable in fiscal year
    ending June 30:
      2000                        --  %       $           --       4.79 %       $    3,000,000
      2001                       5.31              6,000,000       5.13              3,000,000
      2002                       5.04              6,000,000       5.04              6,000,000
      2003                       5.45             20,961,107       5.45             20,975,123
      2004                       5.89             17,619,489       5.50             12,917,450
                                              ---------------                   ---------------
                                              $   50,580,596                    $   45,892,573
                                              ===============                   ===============

        (D) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During 2000, the interest rate at which these advances repriced ranged from 4.23% to 7.41% and at June 30, 2000 was 7.41%. Fed Funds Advances are collateralized as described in (A) above.

        (E) London Interbank Offered Rate (LIBOR) advances from the FHLB are collateralized as described in (A) above. Four advances totaling $12 million mature in the fiscal year ending June 30, 2001 and accrue interest at rates ranging from .045% below to .03% above the published LIBOR rate, adjusted monthly. The remaining $1 million LIBOR advance matures July 2, 2012; is callable semi-annually by the FHLB; and accrues interest at a rate of .04% below the published LIBOR rate, adjusted monthly. LIBOR advances are prepayable at any time; however, the Company is required to reimburse the FHLB for any actual open market transaction costs that the FHLB sustains because of the prepayment.

              At June 30, 2000 and 1999, accrued interest payable on advances from FHLB totaled $67,498 and $16,784, respectively.

                                                                     (Continued)

               FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


  (9)   Taxes on Income

        Taxes on income for the years ended June 30, 2000, 1999, and 1998, were comprised as follows:

                                   2000                                            1999

                -------------------------------------------     --------------------------------------------
                  Federal         State          Total             Federal          State          Total
                -------------  -------------  -------------     -------------   -------------  -------------
Current         $  2,234,000        346,000      2,580,000         2,482,000         384,000      2,866,000
Deferred              53,000          8,000         61,000          (144,000)        (22,000)      (166,000)
                -------------  -------------  -------------     -------------   -------------  -------------

                $  2,287,000        354,000      2,641,000         2,338,000         362,000      2,700,000
                =============  =============  =============     =============   =============  =============
                                1998

              -----------------------------------------
                 Federal        State         Total
              -------------  -----------  -------------
Current       $  1,315,000      205,000      1,520,000
Deferred           308,000       46,000        354,000
              -------------  -----------  -------------

              $  1,623,000      251,000      1,874,000
              =============  ===========  =============

        Taxes on income differ from the amounts computed by applying the federal income tax rate of 34% to earnings from continuing operations before taxes on income for the following reasons:


                                      2000            1999            1998
                                  --------------  --------------  -------------

Computed "expected" tax expense   $   2,555,661       2,469,578      1,799,250
Purchase accounting adjustments         278,000         144,000        (14,000)
Nontaxable interest income             (131,000)        (66,000)            --
State income taxes                      233,640         287,100        165,660
Other, net                             (295,301)       (134,678)       (76,910)
                                  --------------  --------------  -------------

                                  $   2,641,000       2,700,000      1,874,000
                                  ==============  ==============  =============

                                                                     (Continued)

               FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 and 1999, are presented below:


                                                            2000             1999
                                                       ---------------  ---------------

Deferred tax assets:
    Deferred loan fees                                 $      123,000          185,000
    Allowance for loan losses                               1,072,000        1,058,000
    Unrealized loss on securities available-for-sale        2,583,000        1,357,000
    Deferred compensation                                     153,000          493,000
    Accrued vacation pay                                      104,000           92,000
    Deferred directors fees                                    95,000           78,000
    Accrued expenses                                            1,000           79,000
    Other                                                      24,000           43,000
                                                       ---------------  ---------------

             Total gross deferred tax assets                4,155,000        3,385,000
                                                       ---------------  ---------------

Deferred tax liabilities:
    FHLB stock dividends                                     (725,000)        (725,000)
    Bad debt reserves in excess of base year                 (307,000)        (403,000)
    Fixed assets                                             (235,000)        (190,000)
    Purchase accounting adjustments                          (526,000)        (870,000)
                                                       ---------------  ---------------

             Total gross deferred tax liabilities          (1,793,000)      (2,188,000)
                                                       ---------------  ---------------

             Net deferred tax asset                    $    2,362,000        1,197,000
                                                       ===============  ===============


       Based  upon  the  Company's  level  of  historical  taxable  income  and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(10)    Employee Benefit Plans

        Pension Plan

        The Bank is a participant in the Financial Institutions  Retirement Fund
        (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 1999, the date of the latest actuarial valuation, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there was no pension contribution in 2000, 1999, and 1998 because the plan was fully funded.

                                                                     (Continued)

               FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        Profit Sharing Plan

        Bank employees participate in the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the Profit Sharing Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25% of the first 4% of the employee's contributions. Profit Sharing Plan expense for the years ended June 30, 2000, 1999, and 1998 was $42,619. $40,895, and $29,213, respectively.

        ESOP

        In July, 1992, as part of the reorganization to the stock form of ownership, the Bank's Employee Stock Ownership Plan (ESOP) purchased 143,809 shares of the Company's common stock at $3.066 per share, or $441,000, which was funded by a loan from an unaffiliated lender. This loan was paid off in December, 1996, and the shares were fully allocated to participants at June 30,1998. In April, 1999, as part of the reorganization and conversion of First Federal Bankshares, M.H.C., the Bank's ESOP purchased 184,450 shares of the Company's common stock at $10 per share, which was funded by a 15-year, 7% loan from the Company. Quarterly principal payments of $30,742 commenced on June 30, 1999. All employees meeting the age and service requirements are eligible to participate in the ESOP. Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100% vested after five years of service. The ESOP is accounted for under "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). Dividends paid on unallocated shares reduce the Company's cash contributions to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation.

        At June 30, 2000 and 1999, allocated shares were 125,945 and 121,999, respectively. Shares committed to be released were 8,075 and 3,827, respectively. The fair value of the 163,460 and 180,623 unallocated shares was approximately $1.3 million and $1.7 million, respectively.

        Plan expense was $157,403, $58,822, and $96,000 for the years ending June 30, 2000, 1999, and 1998, respectively. Interest expense was $123,359, $27,592, and $0 on the Plan's borrowing for the years ending June 30, 2000, 1999, and 1998.

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

        Stock Options

        The Company's 1992 stock option plan permitted the board of directors to grant options to purchase up to 124,510 shares of the Company's $.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors. At June 30, 2000, the Company had 15,420 options yet to be granted under this plan.

                                                                     (Continued)

               FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        In October 1999, the Company established the 1999 stock option plan (1999 Plan). The Company's 1999 Plan permits the board of directors to grant options to purchase up to 263,500 shares of the Company's $.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

        The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock option plans been determined consistent with SFAS 123, the Company's net income and earnings per share for options granted in 2000 would have been reduced to the pro forma amounts indicated below:


                                                   2000
                                              ----------------

        Net income:
            As reported                       $     4,875,651
            Pro forma                               4,828,003

        Basic earnings per share:
            As reported                       $          1.07
            Pro forma                                    1.06

        Diluted earnings per share:
            As reported                       $          1.07
            Pro forma                                    1.06



        The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000: dividend yield of 3.41%; expected volatility of 22.76%; risk free interest rate of 6.29%; and expected life of 7.5 years. There were no options granted in 1999.

                                                                     (Continued)

               FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        Changes in options outstanding and exercisable during 2000, 1999, and 1998, as restated for stock distributions and the stock conversion, were as follows:

                       Exercisable          Outstanding         Option price
                         options              options             per share
                    -------------------  ------------------   ------------------

June 30, 1997                   55,791              80,478 $    3.066 - 5.213

    Granted                         --               9,058         20.341
    Vested                      28,805                  --     3.066 - 20.341
    Exercised                  (19,227)            (19,227)         3.066
                    -------------------  ------------------

June 30, 1998                   65,369              70,309     3.066 - 20.341
    Vested                       1,647                  --         20.341
    Exercised                  (16,750)            (16,750)     3.066 - 5.213
                    -------------------  ------------------

June 30, 1999                   50,266              53,559     3.066 - 20.341

    Granted                         --             240,000          9.250
    Forfeited                       --              (1,000)         9.250
    Vested                       6,647                  --     9.250 - 20.341
    Exercised                  (15,837)            (15,837)         3.066
                    -------------------  ------------------

June 30, 2000                   41,076             276,722     3.066 - 20.341
                    ===================  ==================


        Recognition and Retention Plan

        In October 1999, the Company established the 1999 Recognition and Retention Plan (RRP) for certain executive officers. The Company contributed funds to the RRP to acquire 79,050 or 3% of the shares of common stock sold in the Offering in April 1999. On October 21, 1999, the Company awarded 73,000 shares of RRP stock to certain officers and directors. The shares of stock vest over a five year period. RRP expense for the year ended June 30, 2000 was $205,576.

 (11)   Stockholders' Equity

        Regulatory Capital Requirements

        The Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and the capital regulations of the OTS promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% leverage capital ratio, and a minimum 8% risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

                                                                     (Continued)

              FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5%, a tier risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions.

        The Bank met all regulatory capital requirements at June 30, 2000 and 1999.

        The Bank's actual and required capital amounts and ratios as of June 30, 2000, are presented in the following table:


                                                                                                  To be well
                                                                                              capitalized under
                                                                       For capital            prompt corrective
                                            Actual                  adequacy purposes         action provisions
                                ---------------------------  ---------------------------  --------------------------

                                    Amount         Ratio         Amount         Ratio         Amount        Ratio
                                ---------------  ----------  ---------------  ----------  --------------  ----------
Tangible capital                $   47,147,000         6.7%  $   10,551,000      1.5%     $          --          --%
Tier 1 leverage (core) capital      47,147,000         6.7       21,102,000      3.0         35,170,000         5.0
Risk-based capital                  50,541,000        12.5       32,438,000      8.0         40,548,000        10.0
Tier 1 risk-based capital           47,147,000        11.6               --      --          24,125,000         6.0
                                ===============  ==========  ===============  ==========  ==============  ==========

        Retained earnings at June 30, 2000 and 1999, included approximately $9,165,000 in each year, which constitute allocations to bad debt reserves for federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

        Dividends and Restrictions Thereon

        On July 19,  2000,  the board of  directors  of the  Company  declared a
        dividend  of  8(cent)  per  share,   payable  on  August  31,  2000,  to
        shareholders of record as of August 17, 2000.

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

                                  June 30, 2000


        Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

        Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under these regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by OTS regulations) subsequent to a capital distribution is generally permitted to make such a capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25% and 75% of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS. The Bank's current compliance with fully phased-in capital requirements would permit payment of dividends upon notice to the OTS.

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

        At June 30, 2000 and 1999, the Company had commitments to originate and purchase loans approximating $22,691,000 and $18,432,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

        The Company had approved, but unused, consumer lines of credit of approximately $13,798,000 and $13,273,000 at June 30, 2000 and 1999,
        respectively. At both dates, approximately 58% of the consumer lines outstanding were for the Company's credit card program. The Company had approved, but unused, commercial lines of credit of approximately $5,637,000 and $1,906,000 at June 30, 2000 and 1999, respectively.

        At June 30, 2000 and 1999, the Company had commitments to sell loans approximating $1,707,000 and $4,091,000, respectively.

                                                                     (Continued)

              FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


(13)    Fair Value of Financial Instruments

        The estimated fair values of Company's financial instruments (as described in note 1) were as follows:


                                                               2000                                   1999
                                               --------------------------------------  ------------------------------------

                                                    Carrying              Fair             Carrying             Fair
                                                     amount              value              amount             value
                                               -------------------  -----------------  -----------------  -----------------

Financial assets:
    Cash and due from banks                    $       16,611,443         16,611,443         13,220,130         13,220,130
    Interest-bearing deposits in other
      financial institutions                            3,555,263          3,555,263          1,847,826          1,847,826
    Investment securities available-for-sale          117,326,062        117,326,062        122,047,213        122,047,213
    Investment securities held-to-maturity             23,737,311         23,067,005         32,006,095         31,756,870
    Loans receivable, net                             505,089,564        498,682,000        457,058,054        459,470,000
    FHLB stock                                          8,928,900          8,928,900          8,094,300          8,094,300

Financial liabilities:
    Deposits                                          471,625,531        471,625,531        464,169,478        464,169,478
    Other borrowings                                  174,020,499        171,247,000        138,617,385        139,136,000
                                               ===================  =================  =================  =================

                                                    Notional           Unrealized          Notional          Unrealized
                                                     Amount            gain (loss)          Amount           gain (loss)
                                               -------------------  -----------------  -----------------  -----------------

Off balance sheet assets (liabilities):
    Commitments to extend credit               $       22,691,000                 --         18,432,000                 --
    Consumer lines of credit                           13,798,000                 --         13,273,000                 --
    Commercial lines of credit                          5,637,000                 --          1,906,000                 --
    Commitments to sell loans                          (1,707,000)                --         (4,091,000)                --
                                               ===================  =================  =================  =================

(14)   Contingencies

        The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of its operations.

(15)    Parent Company Financial Information

        Condensed Statements of Financial Condition at June 30, 2000 and 1999, and Condensed Statements of Operations and Cash Flows for the year ended June 30, 2000 and for the period April 13, 1999 through June 30, 1999 are shown below for First Federal Bankshares, Inc. which was formed on April 13, 1999 in a reorganization accounted for in a manner similar to a pooling of interest.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


                              Assets                                      2000             1999
                                                                      --------------  ---------------

Cash deposited at First Federal Bank                                  $     154,567          271,460
Interest-bearing deposits in other financial institutions                 1,555,263        1,847,826
Investment securities available-for-sale
    at fair value                                                         2,645,614        1,857,571
Loans receivable, net                                                     1,676,958        2,013,758
Investment in subsidiaries                                               61,962,455       62,340,692
Accrued interest receivable                                                  36,844            6,508
Other assets                                                                 87,840            7,790
                                                                      --------------  ---------------

             Total assets                                             $  68,119,541       68,345,605
                                                                      ==============  ===============

                       Liabilities and Stockholders' Equity

Liabilities:
    Accrued taxes on income                                           $      (9,378)          22,000
    Accrued expenses and other liabilities                                   16,000           50,598
                                                                      --------------  ---------------

             Total liabilities                                                6,622           72,598
                                                                      --------------  ---------------

Stockholders' Equity:
    Preferred stock; $.01 par value:
      authorized 1,000,000 shares; none issued                                   --               --
    Common stock; $.01 par value; 12,000,000 shares
      authorized ; 4,833,608 and 4,817,807 shares issued
      and outstanding at June 30, 2000 and 1999, respectively                48,336           48,178
    Additional paid in capital                                           36,002,723       35,957,560
    Retained earnings                                                    39,782,321       36,283,211
    Treasury stock                                                       (1,273,138)              --
    Accumulated other comprehensive income -
      net unrealized loss on securities
        available-for-sale                                               (4,343,049)      (2,202,184)
    Unearned ESOP                                                        (1,634,600)      (1,813,758)
    Unearned RRP                                                           (469,674)              --
                                                                      --------------  ---------------

             Total stockholders' equity                                  68,112,919       68,273,007
                                                                      --------------  ---------------

             Total liabilities and stockholders' equity               $  68,119,541       68,345,605
                                                                      ==============  ===============

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


                       Condensed Statements of Operations

Year ended June 30, 2000 and for the period April 13, 1999 through June 30, 1999

                                                                           For the period
                                                                           April 13, 1999
                                                        Year ended             through
                                                      June 30, 2000         June 30, 1999
                                                    -------------------  --------------------

Interest income:
    Loans receivable                                $          129,710                31,581
    Investment securities                                      113,829                 6,044
    Other interest-earning assets                              127,267                33,415
Other general and administrative expense                      (211,928)               (9,702)
                                                    -------------------  --------------------

             Earnings before income taxes                      158,878                61,338

Taxes on income                                                 54,000                22,000
                                                    -------------------  --------------------

             Earnings before subsidiary income                 104,878                39,338

Equity in undistributed earnings of subsidiaries             4,770,773             1,065,412
                                                    -------------------  --------------------

             Net income                             $        4,875,651             1,104,750
                                                    ===================  ====================

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  June 30, 2000


                       Condensed Statements of Cash Flows


                                                                                            For the period
                                                                                            April 13, 1999
                                                                         Year ended             through
                                                                       June 30, 2000         June 30, 1999
                                                                     -------------------  --------------------

Cash flows from operating activities:
    Net income                                                       $        4,875,651             1,104,750
    Adjustments to net income:
      Equity in undistributed earnings of subsidiaries                       (4,770,773)           (1,065,412)
      (Decrease) increase in income tax payable                                 (31,378)               22,000
      (Decrease) increase in payable to First Federal Bank                       (2,598)                2,598
      Increase in other assets                                                  (43,050)               (7,790)
      Amortization of premiums and discounts                                     10,699                   200
      Increase in accrued interest receivable                                   (30,336)               (6,508)
      Increase in accrued expense and other liabilities                          16,000                    --
                                                                     -------------------  --------------------

             Net cash provided by operating activities                           24,215                49,838
                                                                     -------------------  --------------------

Cash flows from investing activities:
    Purchase of investment securities
      available-for-sale                                                     (1,025,000)           (1,113,875)
    Decrease (increase) in loans receivable                                     336,800            (1,813,758)
                                                                     -------------------  --------------------

             Net cash used by investing activities                             (688,200)           (2,927,633)
                                                                     -------------------  --------------------

Cash flows from financing activities:

    Net proceeds from issuance of common stock                                   48,556            24,844,141
    Purchase of treasury stock                                               (1,930,138)                   --
    Cash dividends paid                                                      (1,376,541)                   --
    Dividends received from (investment in) subsidiaries                      3,512,652           (19,847,060)
                                                                     -------------------  --------------------

             Net cash provided by financing activities                          254,529             4,997,081
                                                                     -------------------  --------------------

             Net (decrease) increase in cash and cash equivalents              (409,456)            2,119,286

Cash and cash equivalents - beginning of period                               2,119,286                    --
                                                                     -------------------  --------------------

Cash and cash equivalents - end of period                            $        1,709,830             2,119,286
                                                                     ===================  ====================

                                                                     (Continued)