Form 10-K, Exhibit 13
period 2001-06-30
FIRST FEDERAL BANKSHARES INC
filed 2001-09-27
CIK 1075348

Selected Consolidated Financial and Other Data

The following table sets forth certain selected consolidated financial and other data of First Federal Bankshares, Inc. (the Company) at the dates and for the periods indicated. For additional information about the Company, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Subsidiaries and related notes included elsewhere herein.

---------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share amounts
---------------------------------------------------------------------------------------------------------------
Financial Condition at June 30                          2001       2000         1999         1998        1997
                                                     --------    --------     --------     --------    --------
Total assets                                         $660,124     723,382      680,672      551,450     468,568

Securities available-for-sale                          87,598     117,326      122,047       65,195      64,098
Securities held-to-maturity                            22,725      23,737       32,006       32,023      29,758
Loans receivable, net                                 417,898     505,090      457,058      404,800     341,254
Office property and equipment, net                     14,686      15,315       15,412       10,845       9,638
Federal Home Loan Bank (FHLB) stock, at cost            9,469       8,929        8,094        5,671       5,000
Excess of cost over fair value of assets acquired      18,942      19,900       20,946        8,158         318
Deposits                                              488,708     471,626      464,169      392,425     326,734
FHLB advances                                          89,118     174,020      138,617      107,901      96,500
Stockholders' equity                                   72,587      68,113       68,273       42,020      38,865
Operations Data for Year Ended June 30
Total interest income                                  50,578      47,973       41,136       35,364      33,691
Total interest expense                                 32,271      29,814       24,864       21,377      20,328
                                                     --------    --------     --------     --------    --------
         Net interest income                           18,307      18,159       16,272       13,987      13,363
Provision for losses on loans                           5,155         554          365          345         258
                                                     --------    --------     --------     --------    --------
         Net interest income after provision for
               losses on loans                         13,152      17,605       15,907       13,642      13,105
                                                     --------    --------     --------     --------    --------
Noninterest income:
         Fees and service charges                       3,681       2,901        2,146        1,392       1,143
         Net gain (loss) on sale of securities          1,583        (170)         (12)          --          --
         Gain on sale of branch deposits                   --          --        1,088           --          --
         Real estate related activities                 1,206       1,464          950          719         595
         Other income                                   1,939       2,315        1,362        1,067         691
                                                     --------    --------     --------     --------    --------
         Total noninterest income                       8,409       6,510        5,534        3,178       2,429
                                                     --------    --------     --------     --------    --------
Noninterest expense:
         Compensation and benefits                      8,605       8,992        7,674        6,702       5,655
         Office property and equipment                  2,419       2,282        1,901        1,500       1,293
         Special deposit insurance assessment              --          --           --           --       2,233
         Amortization of cost over fair
                value of assets acquired                  954         980          479          108          26
         Other noninterest expense                      4,813       4,344        4,124        3,218       3,364
                                                     --------    --------     --------     --------    --------
         Total noninterest expense                     16,791      16,598       14,178       11,528      12,571
                                                     --------    --------     --------     --------    --------
         Earnings before income taxes                   4,770       7,517        7,263        5,292       2,963
Income taxes                                            1,764       2,641        2,700        1,874       1,024
                                                     --------    --------     --------     --------    --------
Net earnings                                         $  3,006       4,876        4,563        3,418       1,939
                                                     ========    ========     ========     ========    ========
Earnings per share (1):
         Basic earnings per share                    $   0.68        1.07         0.97         0.73        0.42
                                                     ========    ========     ========     ========    ========
         Diluted earnings per share                  $   0.67        1.07         0.96         0.72        0.41
                                                     ========    ========     ========     ========    ========
Cash earnings per share (2)
         Basic earnings per share                    $   0.90        1.29         1.07         0.76        0.42
                                                     ========    ========     ========     ========    ========
         Diluted earnings per share                  $   0.89        1.28         1.06         0.74        0.41
                                                     ========    ========     ========     ========    ========
Cash dividends declared per common share             $   0.32        0.30         0.29         0.29        0.28
                                                     ========    ========     ========     ========    ========

----------------------------------------------------------------------------
(1) Adjusted for stock distributions and April 1999 stock conversion.
(2) Cash earnings exclude amortization of excess of cost over fair value of assets acquired.

Selected Consolidated Financial and Other Data (Continued)

Key Financial Ratios and Other Data at or for the Years Ended June 30

                                                        2001        2000      1999(9)    1998 (8)    1997
                                                        ----        ----      -------    --------    ----
Performance Ratios:
Return on assets (net income divided
         by average total assets) (1)                      .43 %      .70 %      .78 %      .71 %      .43 %
Cash basis return on assets (2)                            .56        .84        .86        .73        .43
Return on equity (net income divided
         by average equity) (1)                           4.16       7.22       9.48       8.39       5.20
Cash basis return on equity (2)                           5.49       8.67      10.47       8.65       5.27
Average net interest rate spread (3)                      2.44       2.50       2.72       2.74       2.71
Net yield on average interest-earning
         assets (4)                                       2.81       2.81       2.99       3.07       3.07
Net interest income after provision for
         loan losses to total other expenses (1)         78.33     106.07     112.20     118.34     103.25
Average interest-earning assets to
         average interest-bearing liabilities           107.48     106.64     105.83     107.14     107.69
----------------------------------------------------------------------------------------------------------
Asset Quality Ratios:
Nonperforming loans to total loans                         .64        .42        .54        .33        .15
Nonperforming loans to total assets                        .40        .29        .36        .24        .11
Nonperforming assets as a percentage
         of total assets (5)                               .42        .30        .37        .34        .11
Nonperforming loans and real estate
         owned to total loans and real
         estate owned                                      .67        .43        .54        .47        .15
Allowance for loan losses to total loans                  1.12        .67        .68        .64        .52
----------------------------------------------------------------------------------------------------------

Capital, Equity and Dividend Ratios:
Tangible capital (6)                                      7.60       6.71       6.52       6.20       8.24
Core capital (6)                                          7.60       6.71       6.52       6.20       8.24
Risk-based capital (6)                                   13.25      12.46      13.20      12.51      17.00
Average equity to average assets ratio                   10.22       9.68       8.24       8.46       8.20
Dividend payout ratio                                    47.06      28.04      30.10      39.67      68.12
----------------------------------------------------------------------------------------------------------

Other Data:
Book value per common share (7)                     $    15.95 $    14.52 $    14.17 $     8.99 $     8.34
Number of full-service offices                              17         18         19         15         13

-----------------------

(1) Excluding the SAIF assessment, the Company's return on assets, return on equity, and net interest income after provision for loan losses to total other expenses would have been .73%, 8.95%, and 125.29%, respectively, for the year ended June 30, 1997.
(2) Cash basis return on assets is calculated by dividing cash earnings by average total assets and cash basis return on equity is calculated by dividing cash earnings by average stockholders' equity. Cash earnings exclude amortization of excess of cost over fair value of assets acquired.
(3) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Represents net interest income as a percentage of average interest-earning assets.
(5) Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans. (6) End of period ratio (7) Adjusted for stock distributions and April 1999 stock conversion.
(8) Operating data includes effect of First Federal's acquisition of GFS Bancorp, Inc. for periods subsequent to March 31, 1998.
(9) Operating data includes effect of the acquisition of Mid-Iowa Financial Corp. for periods subsequent to April 13, 1999.

Selected Consolidated Financial and Other Data (Continued)

Quarterly Financial Data:
Dollars in thousands, except per share amounts

                                                  June        March      December    September
                Three Months Ended                2001         2001        2000         2000
                ------------------              -------     --------    --------    --------
Interest income                                 $ 11,532       12,887      13,179      12,980
Interest expense                                   7,039        8,096       8,668       8,468
                                                --------     --------    --------    --------
         Net interest income                       4,493        4,791       4,511       4,512
Provision for losses on loans                      4,710          150         150         145
                                                --------     --------    --------    --------
         Net interest income after provision        (217)       4,641       4,361       4,367
Noninterest income                                 3,236        1,941       1,620       1,611
Noninterest expense                                3,828        4,512       4,206       4,244
                                                --------     --------    --------    --------
         Earnings before income taxes               (809)       2,070       1,775       1,734
Income taxes                                        (254)         797         698         523
                                                --------     --------    --------    --------
         Net Earnings                           ($   555)       1,273       1,077       1,211
                                                ========     ========    ========    ========


Earnings per share:
         Basic                                  ($ 0.127)       0.291       0.243       0.272
         Diluted                                ($ 0.125)       0.287       0.241       0.270
                                                ========     ========    ========    ========

                                                  June        March      December    September
                Three Months Ended                2000         2000        1999       1999
                ------------------              -------     --------    --------    --------
Interest income                                 $ 12,486       12,181      11,765      11,541
Interest expense                                   7,923        7,654       7,214       7,023
                                                --------     --------    --------    --------
         Net interest income                       4,563        4,527       4,551       4,518
Provision for losses on loans                        155          159         135         105
                                                --------     --------    --------    --------
         Net interest income after provision       4,408        4,368       4,416       4,413
Noninterest income                                 1,648        1,500       1,618       1,744
Noninterest expense                                4,129        4,060       4,190       4,219
                                                --------     --------    --------    --------
         Earnings before income taxes              1,927        1,808       1,844       1,938
Income taxes                                         679          644         578         740
                                                --------     --------    --------    --------
         Net earnings                           $  1,248        1,164       1,266       1,198
                                                ========     ========    ========    ========




Earnings per share:
         Basic                                  $  0.281        0.260       0.273       0.258
         Diluted                                $  0.279        0.258       0.272       0.257
                                                ========     ========    ========    ========



                                       3

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

General

First Federal Bankshares, Inc. (the "Company") was organized under Delaware law in December 1998 by First Federal Bank (the "Bank") to be the savings and loan holding company of the Bank in connection with the Bank's April 13, 1999 conversion from mutual holding company form to the fully-converted stock form of ownership (the "Conversion"). The Company's principal activity consists of ownership of all of the stock in the Bank. Consequently, the net income of the Company is primarily derived from the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company and Mid-Iowa Security Corporation, which generates revenues primarily by providing real estate brokerage services. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923.

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

Recent Developments

In August 2001, the Bank's primary regulatory agency completed fieldwork on an examination of the Bank. A final report of examination has not yet been issued. In discussions with management the regulators have indicated, based on borrower information obtained subsequent to June 30, 2001, that they will request a one-category downgrade in the regulatory classification of three commercial real estate loans. One loan, previously not classified, had a principal balance of $4.5 million and would be classified "special mention" while the other two loans previously in the "special mention" category, with principal balances totaling $4.1 million, would be re-classified "substandard". Under the Bank's existing classification of assets policy, these downgrades would require an addition to the allowance for loan losses of approximately $700,000. If circumstances with respect to the three loans do not change through September 30, 2001, management will downgrade the three loans as of that date and will record the corresponding provision expense in the first quarter of fiscal 2002. Net of tax, the additional provision for loan losses, when recorded with respect to these three loans, will negatively impact earnings by approximately $439,000. In July 2001, the Company sold a branch office located in northwest Iowa to a local financial institution. The purchaser assumed deposits of $8.9 million and acquired loans totaling $2.8 million. In addition, the office building and fixtures were sold to the purchaser. The net result of this transaction was a pre-tax gain of $456,000. Net of tax, the gain on the sale of this branch office totaled $286,000.

Business Strategy

The Company's current business strategy is to operate the Bank as a well-capitalized, profitable and independent community savings bank dedicated to providing quality banking services to its customers. The Company has sought to implement this strategy in recent years by: (1) closely monitoring the needs of customers; (2) emphasizing family financial services such as residential mortgage loans, consumer loans and various checking and savings products; (3) offering commercial real estate loans and small business lending services; (4) monitoring, with the intention of reducing, interest rate risk exposure; (5) controlling operating expenses; and (6) maintaining strong asset quality.

Financial Condition

Total assets decreased by $63.3 million, or 8.7%, to $660.1 million at June 30, 2001 from $723.4 million at June 30, 2000. The decrease in total assets was primarily due to a decrease in loans receivable as the Company sought to reduce relatively low-yielding one-to-four family mortgage loans and increase its portfolio of higher-yielding commercial real estate loans, commercial business loans and consumer loans. In March 2001 the Company securitized $112.7 million of fixed-rate single-family mortgage loans and subsequently sold the securities in the secondary market. Primarily due to this restructuring, loans receivable decreased by $87.2 million, or 17.3%, to $417.9 million at June 30, 2001 from $505.1 million at June 30, 2000. Partially offsetting the decrease in loans receivable due to the sale of single-family mortgages was an increase of $32.0 million, or 29.4%, during fiscal 2001 in commercial multi-family and nonresidential real estate loans, an increase of $18.7 million, or 27.9%, in consumer and home equity loans and an increase of $6.4 million, or 75.5%, in commercial business loans. The balance of securities available-for-sale decreased by $29.7 million, or 25.3%, to $87.6 million at June 30, 2001 from $117.3 million at June 30, 2000. The decrease in the balance of securities available-for-sale was primarily due to a decrease in the balance of callable agency securities as issues totaling $26.2 million were called in the generally lower market interest rate environment during the second half of fiscal 2001.

Proceeds from the sale of the single-family loans were used to repay short-term Federal Home Loan Bank (the "FHLB") borrowings. The balance of advances from FHLB decreased by $84.9 million, or 48.8%, to $89.1 million at June 30, 2001 from $174.0 million at June 30, 2000. Deposit balances increased by $17.1 million, or 3.6%, to $488.7 million at June 30, 2001 from $471.6 million at June 30, 2000. In the generally lower market interest rate environment following Federal Reserve Board (the "FRB") interest rate cuts totaling 275 basis points in calendar 2001, reinvestment options were limited. Proceeds from calls, sales and maturities of investment securities and increased deposit balances resulted in a substantial increase in the balance of interest-bearing deposits in other financial institutions. Interest-bearing deposit balances increased by $54.1 million to $57.7 million at June 30, 2001 from $3.6 million at June 30, 2000.

Stockholders' equity increased by $4.5 million, or 6.6%, to $72.6 million at June 30, 2001 from $68.1 million at June 30, 2000. The increase in stockholders' equity was largely due to fiscal year earnings totaling $3.0 million and an increase of $4.0 million in other comprehensive income. The increase in other comprehensive income was the result of a decrease in unrealized losses in the Company's available-for-sale securities portfolio due to higher valuations for such securities. The higher valuations occurred as market interest rates dropped after six FRB rate-cutting decisions between January and June 2001. Dividends declared during the year ended June 30, 2001 totaled $1.4 million (excluding dividends paid on unallocated Employee Stock Ownership Plan ("ESOP") shares). During the twelve months ended June 30, 2001 the Company repurchased 154,000 shares of its common stock at a total cost of $1.5 million, or an average of $9.94 per share. In November 2000 the Company completed a repurchase program announced in December 1999 with the purchase of 100,500 shares of its common stock. In December 2000, the Company commenced a second share repurchase program to acquire approximately 460,000 shares, or 10%, of its outstanding common stock. As of June 30, 2001, 406,500 shares remained to be repurchased under this program.

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

                                                                            Years Ended June 30
                                                      2001                          2000                           1999
                                          ------------------------------  ---------------------------- -----------------------------
                                 Rate at
                                 June 30,  Average            Average     Average           Average     Average           Average
                                  2001     Balance   Interest Yield/Cost  Balance Interest  Yield/Cost  Balance  Interest Yield/Cost
                                  ----     -------   -------------------  ----------------  ----------  -------  -------------------
                                                                       (Dollars in Thousands)
Interest-earning assets:
       Loans receivable (1)        8.25%   $484,911  $39,573      8.16%    480,377  37,146      7.73%    416,631   32,736    7.86%
       Mortgage-backed
             securities            7.16%     38,661    2,678      6.93%     34,528   2,235      6.47%     34,824    2,361    6.78%
       Investment securities (2)   6.24%    119,729    7,924      6.62%    129,135   8,441      6.54%     87,677    5,764    6.57%
       Short-term invest-
             ments and other
             interest-earning
             assets (3)            3.81%      9,314      403      4.33%      2,805     151      5.38%      4,864      275    5.64%
                                   -----      -----      ---      -----      -----     ---      -----      -----      ---    -----
Total interest-earning
       assets                      7.54%    652,615   50,578      7.75%    646,845  47,973      7.42%    543,996   41,136    7.56%
                                   -----              ------      -----             ------      -----              ------    -----
Noninterest-earning assets                   53,433                         50,944                        40,590
                                           --------                        -------                       -------

TOTAL ASSETS                               $706,048                        697,789                       584,586
                                           ========                        =======                       =======

Interest-bearing liabilities:
       Deposits                    4.81%   $457,439   23,070      5.04%    450,272  20,521      4.56%    394,722   17,884    4.53%
       Borrowings                  5.81%    149,756    9,201      6.14%    156,271   9,293      5.95%    119,329    6,980    5.85%
                                   -----   --------    -----      -----    -------  ------      -----    -------    -----    -----
Total interest-bearing
       Liabilities                 4.97%    607,195   32,271      5.31%    606,543  29,814      4.92%    514,051   24,864    4.84%
                                   -----              ------      -----             ------      -----              ------    -----
Noninterest-bearing:
       Deposits                              16,286                         13,584                        11,031
       Liabilities                           10,434                         10,099                        11,352
                                            -------                        -------                      --------

TOTAL LIABILITIES                           633,915                        630,226                       536,434
Stockholders' equity                         72,133                         67,563                        48,152
                                           --------                       --------                      --------

TOTAL LIABILITIES
       AND STOCK-
       HOLDERS' EQUITY                     $706,048                        697,789                       584,586
                                           ========                        =======                       =======

Net interest income                                  $18,307                        18,159                         16,272
                                                     =======                        ======                         ======
Interest rate spread (4)           2.57%                          2.44%                         2.50%                        2.72%
                                   ====                           ====                          ====                         ====
Net yield on interest-
       earning assets (5)          2.92%                          2.81%                         2.81%                        2.99%
                                   ====                           ====                          ====                         ====
Ratio of average interest-
       earning assets to
       average interest-
       bearing liabilities                                      107.48%                       106.64%                      105.83%
                                                                ======                        ======                       ======

--------------------------------------------------
(1)    Average balances include nonaccrual loans.
(2)    Investment securities not tax-effected.
(3)    Includes interest-bearing deposits in other financial institutions.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of Iinterest-bearing liabilities. interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                                     Years Ended June 30

                                                2001 vs. 2000                                 2000 vs. 1999
                                      ----------------------------------------------------------------------------------------------
                                        Increase (Decrease) Due To                       Increase (Decrease) Due To
                                      --------------------------------                 -------------------------------
                                                                           TOTAL                                            TOTAL
                                                                RATE/     INCREASE                              RATE/     INCREASE
                                       VOLUME        RATE       VOLUME   (DECREASE)    VOLUME       RATE        VOLUME    (DECREASE)
                                       ------        ----       ------   ----------    ------       ----        ------    ----------
                                                                    (Dollars in Thousands)
Interest Income:
      Loans receivable                 $   351       2,066          11       2,428     $ 5,009        (542)        (58)      4,409
      Mortgage-backed securities           268         159          16         443         (20)       (108)          2        (126)
      Investments                         (615)        103          (5)       (517)      2,726         (26)        (23)      2,677
      Other interest-earning assets        350         (29)        (69)        252        (115)        (13)          4        (124)
                                       -------     -------     -------     -------     -------     -------     -------     -------
   Total interest-earning assets           354       2,299         (47)      2,606     $ 7,600        (689)        (75)      6,836
                                       -------     -------     -------     -------     -------     -------     -------     -------

Interest Expense:
      Savings deposits                     327       2,161          62       2,550     $ 2,517         118           1       2,636
      Borrowings                          (387)        297          (2)        (92)      2,161         119          33       2,313
                                       -------     -------     -------     -------     -------     -------     -------     -------
Total interest-bearing liabilities         (60)      2,458          60       2,458     $ 4,678         237          34       4,949
                                       -------     -------     -------     -------     -------     -------     -------     -------

Net change in net interest
      income                           $   414        (159)       (107)        148     $ 2,922        (926)       (109)      1,887
                                       =======     =======     =======     =======     =======     =======     =======     =======


Comparison of Operating Results for Fiscal Years Ended June 30, 2001 and 2000

General. Net earnings totaled $3.0 million, or $0.67 per diluted share, for the year ended June 30, 2001 as compared to net earnings totaling $4.9 million, or $1.07 per diluted share, for the year ended June 30, 2000.

Interest Income. Interest income increased by $2.6 million, or 5.4%, to $50.6 million in fiscal 2001 from $48.0 million in fiscal 2000. The increase in interest income was primarily due to an increase of 33 basis points, or 4.4%, in the average yield on interest-earning assets to 7.75% in fiscal 2001 from 7.42% in fiscal 2000. In addition, the average balance of interest-earning assets increased by $5.8 million, or 0.9%, to $652.6 million in fiscal 2001 from $646.8 million in fiscal 2000. The increase in interest income resulted primarily from an increase totaling $2.4 million, or 6.5%, in interest income earned on loans to $39.6 million in fiscal 2001 from $37.2 million in fiscal 2000. Interest income on mortgage-backed securities ("MBS") increased by $443,000, or 19.8%, to $2.7 million in fiscal 2001 from $2.2 million in fiscal 2000. During the same period, interest income on investment securities decreased by $517,000, or 6.1%, to $7.9 million from $8.4 million and interest income on other interest-earning assets increased by $252,000, or 166.9%, when compared to fiscal 2000.

The increase in interest income on loans was largely due to an increase in the average yield on loans receivable. The average yield on loans receivable increased by 43 basis points to 8.16% for fiscal 2001 from 7.73% for fiscal 2000. The increase in the average yield on loans was largely due to the Company's strategy of increasing its portfolio of commercial real estate, commercial business and consumer loans that generally have higher interest rates than one-to-four family residential mortgages. Also contributing to the increase in yield on loans receivable was the securitization and sale of $112.7 million of single-family long-term fixed-rate loans in March 2001. Prepayments and refinancing activity generally increased as mortgage market rates stabilized in fiscal 2001 at historically attractive rates. The Company's one-to-four family residential loan balances decreased further as customers refinanced and a majority of the new fixed-rate originations were sold in the secondary market rather than held in the Company's loan portfolio.

The increase in interest income on MBS was primarily due to an increase of $4.2 million, or 12.0%, in the average balance of MBS to $38.7 million for the year ended June 30, 2001 from $34.5 million for the year ended June 30, 2000. In addition, the average yield on MBS increased by 46 basis points to 6.93% in fiscal 2001 from 6.47% in fiscal 2000. The increase in the average balance and in the yield on MBS was primarily due to the fact that the $112.7 million in single-family loans securitized in March 2001 were carried as MBS until sales were completed in the final four months of fiscal 2001. The decrease in interest income on investment securities was primarily due to a decrease of $9.4 million, or 7.3%, in the average balance of investment securities to $119.7 million in fiscal 2001 from $129.1 million in fiscal 2000. The yield on investment securities increased slightly to 6.62% in fiscal 2001 from 6.54% in fiscal 2000.

Interest Expense. Interest expense increased by $2.5 million, or 8.2%, to $32.3 million in fiscal 2001 from $29.8 million in fiscal 2000. The increase in interest expense was primarily due to an increase of 39 basis points in the average cost of interest-bearing liabilities to 5.31% in fiscal 2001 from 4.92% in fiscal 2000. Interest expense on deposits increased by $2.6 million, or 12.4%, to $23.1 million in fiscal 2001 from $20.5 million in fiscal 2000. The increase in interest expense on deposits was primarily due to an increase of 48 basis points, or 10.5%, in the average rate paid on deposits to 5.04% in fiscal 2001 from 4.56% in fiscal 2000. The average balance of deposits increased by $7.1 million, or 1.6%, to $457.4 million for fiscal 2001 from $450.3 million for fiscal 2000. Interest paid on borrowings totaled $9.2 million and $9.3 million, respectively, for the twelve months ended June 30, 2001 and 2000. The average balance of borrowings decreased by $6.5 million, or 4.2%, to $149.8 million in fiscal 2001 from $156.3 million in fiscal 2000. The decrease in interest expense on borrowings due to the decrease in the average balance of borrowings was largely offset by an increase of 19 basis points in the average rate paid on borrowings to 6.14% in fiscal 2001 from 5.95% in fiscal 2000.

Net Interest Income. Net interest income before provision for loan losses increased by $148,000, or 0.8%, to $18.3 million for fiscal 2001 from $18.2 million for fiscal 2000. The Company's interest rate spread was 2.44% and 2.50%, respectively, and the net yield on interest-earning assets was 2.81% for both fiscal 2001 and 2000.

Provision for Loan Losses. Provision for loan loss expense totaled $5.2 million for fiscal 2001 as compared to $554,000 for fiscal 2000. Provision for loan losses was increased due to increased growth in commercial real estate and business loan balances and in consumer loan balances, which generally involve a greater degree of credit risk than one-to-four family residential mortgage loans; and, due to a $3.5 million charge-off related to a large commercial credit. Net charge-offs as a percentage of average loans outstanding were 0.79% and 0.06%, respectively, for fiscal years 2001 and 2000. The allowance for loan losses is established through a provision for loss based on management's evaluation of the risk inherent in the loan portfolio, the composition of the portfolio, specific impaired loans and current economic conditions. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. Management periodically monitors and modifies the level of the allowance for loan losses in order to maintain it at a level which management considers adequate to provide for potential loan losses.

Noninterest Income. Noninterest income increased by $1.9 million, or 29.2%, to $8.4 million for fiscal 2001 from $6.5 million for fiscal 2000. The increase in noninterest income was primarily due to a net pre-tax gain on the sale of securities that totaled $1.6 million for fiscal 2001 as compared to a net pre-tax loss totaling $170,000 for fiscal 2000. The gain on sale of securities was primarily due to gains realized on the sale of the $112.7 million of mortgage loans securitized in March 2001, which totaled $1.7 million. Service charges and other fees increased by $780,000, or 26.9%, to $3.7 million for the year ended June 30, 2001 from $2.9 million for the year ended June 30, 2000. The increase in service charges and other fees resulted from increased service fees from the Company's growing business and personal deposit account relationships and to increases in loan-related fees due to stronger mortgage origination activity during fiscal 2001 as compared to fiscal 2000. Gain on sale of loans held for sale increased by $171,000, or 94.6%, to $351,000 for fiscal 2001 from $180,000 for fiscal 2000 due to increases in residential loan originations. Partially offsetting the increases in noninterest income for fiscal 2001 when compared to fiscal 2000 was a decrease in gain on the sale of real estate owned and held for development of $310,000, or 51.5%, to $292,000 for fiscal 2001 from $602,000 for fiscal 2000. In addition, income from other real estate-related activities decreased by $258,000, or 17.6%, to $1.2 million for fiscal 2001 from $1.5 million for fiscal 2000. The decrease in real estate-related income was primarily due to a decrease in real estate sales commissions from the Company's real estate brokerage subsidiary. Other income decreased by $127,000, or 8.9%, to $1.3 million for fiscal 2001 from $1.4 million for fiscal 2000, largely due to decreased revenues in the Company's non-bank subsidiaries.

Noninterest Expense. Noninterest expense increased by $193,000, or 1.2%, to $16.8 million in fiscal 2001 from $16.6 million in fiscal 2000. The principal component of the Company's noninterest expense is salaries and employee benefits. Compensation and benefit expense decreased by $387,000, or 4.3%, to $8.6 million in fiscal 2001 from $9.0 million in fiscal 2000 primarily due to a reduction of 11 full-time-equivalent employees for fiscal 2001 as compared to fiscal 2000. Deposit insurance premium expense decreased by $94,000, or 49.6%, to $95,000 in fiscal 2001 from $189,000 in fiscal 2000. The deposit insurance premium rate decreased to $0.01985 per hundred dollars of deposits for the twelve months ended June 30, 2001 from $0.0398 per hundred dollars of deposits for the twelve months ended June 30, 2000. Advertising expense decreased by $119,000, or 25.1%, in fiscal 2001 as compared to fiscal 2000. More than offsetting the decreases in noninterest expense for fiscal 2001 as compared to fiscal 2000, were increases in other noninterest expenses categories. Office property and equipment expense and data processing expense increased by $137,000, or 6.0%, and $46,000, or 10.3%, respectively, over the prior fiscal year period. Other general and administrative expense increased by $636,000, or 19.7%, to $3.9 million for fiscal 2001 from $3.2 million for fiscal 2000, largely due to increases in professional and consulting fees related to strategic planning and to increases in charitable contribution expense and state franchise tax expense.

Income tax expense. Net earnings before income taxes decreased by $2.7 million, or 36.5%, to $4.8 million for fiscal 2001 from $7.5 million for fiscal 2000. Income tax expense decreased by $877,000, or 33.2%, to $1.8 million for fiscal 2001 from $2.6 million for fiscal 2000. The Company's effective tax rate increased to 37.0% for fiscal 2001 from 35.1% for fiscal 2000.

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

At June 30, 2001, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $32.2 million, representing a cumulative positive one-year gap ratio of 4.9%. The Company has an asset/liability committee (the "ALCO"), which includes the Company's president and senior Company officers. The ALCO meets weekly to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and other asset and liability management topics. The ALCO reports quarterly to the Board of Directors on interest rate risk and trends, as well as liquidity and capital ratios and requirements.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 2001 have changed significantly when compared to fiscal 2000 aside from the sale of a significant portion of the Company's single-family fixed-rate residential mortgage loans during fiscal 2001 and the redeployment of those proceeds into shorter-term assets and generally higher-rate commercial and consumer loans. After six interest rate hikes by the Federal Reserve Board between January 2, 2001 and June 30, 2001, the net portfolio value of the Company, assuming no change in interest rates (the "Base Case Scenario"), has increased by $11.4 million, or 21.7%, to $64.2 million at June 30, 2001 from $52.8 million at June 30, 2000. The net portfolio value ratio in the Base Case Scenario was 9.75% and 7.51%, respectively, at June 30, 2001 and 2000. The Board of Directors has established market risk limits based on the Company's tolerance for risk. At June 30, 2001, the net portfolio value ratio was inside the board limits in all rate-change scenarios. The Company primarily relies on the Office of Thrift Supervision (the "OTS") Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value ("NPV") is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

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

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 2001, as calculated by the Model. The table shows the present value of the instruments under rate shock scenarios of -300 basis points to +300 basis points in increments of 100 basis points. As illustrated in the table, the Company's NPV is more sensitive in a rising rate scenario than in a falling rate scenario. As market rates increase, the market values of the Company's portfolio of loans and securities decrease and prepayments slow. As interest rates decrease, the market values of loans and securities increase, but less dramatically than in the rising rate scenarios, due to prepayment risk, periodic rate caps, and other embedded options.


                                                    Present Value Estimates by Interest Rate Scenario
                                                              Calculated at June 30, 2001
                                 -----------------------------------------------Base-------------------------------------
                                 -300 bp      -200 bp      -100 bp        0 bp       +100 bp       $200 bp       +300 bp
                                 --------     --------     --------     --------     --------      --------      --------
                                                                  (Dollars in Thousands)
Financial Instrument:
Mortgage loans and securities    $396,295      391,399      386,640      381,136      374,598       367,841       360,809
Non-mortgage loans                 61,996       60,843       59,735       58,669       57,644        56,658        55,697
Cash, deposits and securities     172,683      171,516      170,604      168,171      163,724       158,965       154,414
Other assets                       40,392       44,047       47,330       50,547       53,351        56,240        59,019
                                 --------     --------     --------     --------     --------      --------      --------

Total assets                      671,366      667,805      664,309      658,523      649,317       639,704       629,939

Deposits                          502,242      498,991      495,799      492,674      489,600       486,603       483,646
Borrowings                         98,576       95,271       92,746       90,828       89,290        87,974        86,774
Other liabilities                  11,287       11,283       11,279       11,273       11,270        11,266        11,261
                                 --------     --------     --------     --------     --------      --------      --------

Total liabilities                 612,105      605,545      599,824      594,775      590,160       585,843       581,681
                                 --------     --------     --------     --------     --------      --------      --------
Commitments                         2,329        1,684        1,071          451         (347)       (1,274)       (2,238)
                                 --------     --------     --------     --------     --------      --------      --------

Net portfolio value              $ 61,590       63,944       65,556       64,199       58,810        52,587        46,020
                                 ========     ========     ========     ========     ========      ========      ========

Net portfolio value ratio            9.17%        9.58%        9.87%        9.75%        9.06%         8.22%         7.31%
                                 ========     ========     ========     ========     ========      ========      ========

NPV minimum: board limit             6.50%        6.50%        6.50%        6.50%        6.50%         6.50%         6.50%
                                 ========     ========     ========     ========     ========      ========      ========

Liquidity and Capital Resources

The Company is required by OTS regulation to maintain sufficient liquidity to assure its safe and sound operation. The Company historically has maintained a level of liquid assets in excess of regulatory requirements, and the Company's liquidity ratio averaged 31.4% during the quarter ended June 30, 2001. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives.

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

Investments and other assets qualifying for liquidity, outstanding at June 30, 2001, 2000, and 1999, totaled $172.4 million, $142.7 million, and $150.4 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. The Company's net deposits before interest credited decreased by $7.1 million during fiscal 2001. The Company's net deposits before interest credited increased by $12.6 million for fiscal 2000. Net deposits before interest credited increased by $53.5 million for fiscal 1999, due primarily to the Mid-Iowa acquisition, net of branch deposit sales that totaled approximately $19.4 million.

Similarly, the general level of market interest rates heavily influences the amount of principal repayments on loans and mortgage securities. Principal repayments on loans for fiscal 2001 totaled $177.9 million as compared to $156.9 million in fiscal 2000 and $163.1 million in fiscal 1999. Funds received from principal repayments on mortgage-backed securities for fiscal 2001, 2000 and 1999, totaled $7.1 million, $8.4 million and $12.1 million, respectively. Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 2001 and 2000, the Company had $89.1 million and $174.0 million, respectively, in outstanding advances from the FHLB.

At June 30, 2001, the Company had outstanding loan commitments and consumer and commercial approved, but unused, lines of credit totaling $74.0 million. Certificates of deposit scheduled to mature or reprice in one year or less at June 30, 2001 totaled $175.3 million. Management believes that a significant portion of such deposits will remain with the Company.

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

Effect of New Accounting Standards

The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendment SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, effective July 1, 2000. Such adoption did not have a material effect on its financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125 (of the same title). SFAS No. 140 revises certain standards in the accounting for securitizations and other transfers of financial assets and collateral, and requires some disclosures relating to securitization transactions and collateral. SFAS No. 140 carries over most of SFAS No. 125's provisions. The collateral and disclosure provisions of SFAS No. 140 are effective for year-end 2000 financial statements. The other provisions of SFAS No. 140 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The impact of the revised provisions is not material.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. The Company is required to adopt the provisions of SFAS No. 141 immediately. The Company has elected to early adopt SFAS No. 142 as of July 1, 2001.

SFAS No. 141 will require upon adoption of SFAS No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make necessary amortization period adjustments by the end of the first interim period after adoption.

In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption.

As of the date of adoption, the Company had unamortized goodwill in the amount of $18,522,607 and unamortized identifiable intangible assets in the amount of

$419,687. Amortization expense related to goodwill and to identifiable intangible assets was $843,790 and 109,889, respectively for the year ended June 30, 2001.

                         FIRST FEDERAL BANKSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements
                          and Supplementary Information

                             June 30, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



        The Board of Directors
        First Federal Bankshares, Inc.
               and Subsidiaries
        Sioux City, Iowa:


        We have audited the accompanying consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries (the Company) as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                                     /s/KPMG LLP
                                                                     -----------
                                                                        KPMG LLP


        September 14, 2001
        Des Moines, Iowa

                                       FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                                 Consolidated Balance Sheets

                                                    June 30, 2001 and 2000




                                        Assets                                                   2001               2000
                                                                                             -------------     -------------

Cash and due from banks                                                                      $  20,241,215        16,611,443
Interest-bearing deposits in other financial institutions                                       57,708,338         3,555,263
                                                                                             -------------     -------------

                  Cash and cash equivalents                                                     77,949,553        20,166,706
                                                                                             -------------     -------------

Securities available-for-sale (note 2)                                                          87,598,252       117,326,062
Securities held-to-maturity (fair value of $22,882,470 in 2001
     and $23,067,005 in 2000) (note 2)                                                          22,725,200        23,737,311
Loans receivable, net (notes 3 and 4)                                                          417,897,877       505,089,564
Office property and equipment, net (note 5)                                                     14,686,405        15,314,905
Federal Home Loan Bank (FHLB) stock, at cost                                                     9,468,700         8,928,900
Accrued interest receivable (note 6)                                                             3,793,058         4,800,415
Refundable income taxes                                                                            112,365                --
Deferred tax asset (note 10)                                                                       500,000         2,362,000
Excess of cost over fair value of assets acquired                                               18,942,294        19,900,409
Other assets (note 7)                                                                            6,450,646         5,755,245
                                                                                             -------------     -------------

                  Total assets                                                               $ 660,124,350       723,381,517
                                                                                             =============     =============

                        Liabilities and Stockholders' Equity
Deposits (note 8)                                                                            $ 488,708,229       471,625,531
Advances from FHLB (note 9)                                                                     89,117,564       174,020,499
Advance payments by borrowers for taxes and insurance                                            1,910,376         2,828,275
Accrued taxes on income (note 10)                                                                       --           292,740
Accrued interest payable (notes 8 and 9)                                                         5,676,823         4,297,514
Accrued expenses and other liabilities                                                           2,123,911         2,204,039
                                                                                             -------------     -------------

                  Total liabilities                                                            587,536,903       655,268,598
                                                                                             -------------     -------------

Stockholders' equity:
     Preferred stock, $.01 par value; authorized;
        1,000,000 shares, none issued                                                                   --                --
     Common stock, $.01 par value, 12,000,000 shares authorized; 4,849,536
        and 4,833,608 shares issued at June 30, 2001 and 2000, respectively                         48,495            48,336
     Additional paid-in capital                                                                 36,053,892        36,002,723
     Retained earnings, substantially restricted (note 12)                                      41,357,535        39,782,321
     Treasury stock, at cost, 298,375 and 144,050 shares
        at June 30, 2001 and 2000, respectively                                                 (2,803,832)       (1,273,138)
     Accumulated other comprehensive income -
        net unrealized (loss) on securities available-for-sale                                    (343,831)       (4,343,049)
     Unearned ESOP (note 11)                                                                    (1,473,470)       (1,634,600)
     Unearned RRP (note 11)                                                                       (251,342)         (469,674)
                                                                                             -------------     -------------

                  Total stockholders' equity                                                    72,587,447        68,112,919

Contingencies (note 15)                                                                                 --                --
                                                                                             -------------     -------------

                  Total liabilities and stockholders' equity                                 $ 660,124,350       723,381,517
                                                                                             =============     =============


See accompanying notes to consolidated financial statements.


                                      FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                           Consolidated Statements of Operations

                                         Years ended June 30, 2001, 2000, and 1999


                                                                                2001              2000             1999
                                                                            ------------     ------------     ------------
Interest income:
     Loans receivable                                                       $ 39,573,543       37,145,258       32,736,304
     Mortgage-backed securities                                                2,677,812        2,235,090        2,361,176
     Investment securities                                                     7,924,018        8,441,174        5,764,481
     Other interest-earning assets                                               403,045          151,037          274,191
                                                                            ------------     ------------     ------------

                 Total interest income                                        50,578,418       47,972,559       41,136,152
                                                                            ------------     ------------     ------------

Interest expense:
     Deposits (note 8)                                                        23,069,897       20,520,340       17,884,113
     Advances from FHLB and other borrowings                                   9,201,508        9,293,181        6,980,013
                                                                            ------------     ------------     ------------

                 Total interest expense                                       32,271,405       29,813,521       24,864,126
                                                                            ------------     ------------     ------------

                 Net interest income                                          18,307,013       18,159,038       16,272,026

Provision for losses on loans (note 4)                                         5,155,000          554,000          365,000
                                                                            ------------     ------------     ------------

                 Net interest income after provision for losses on loans      13,152,013       17,605,038       15,907,026
                                                                            ------------     ------------     ------------

Noninterest income:
     Fees and service charges                                                  3,681,102        2,901,004        2,146,078
     Gain on sale of branch deposits                                                  --               --        1,087,884
     Gain on sale of real estate owned and  held for development                 291,923          602,134          179,695
     Net gain (loss) on sale of securities                                     1,583,419         (169,856)         (12,141)
     Gain on sale of loans                                                       350,758          180,240          295,812
     (Loss) gain on sale of office property and equipment                         (1,811)         108,462          (32,689)
     Real estate related activities                                            1,206,120        1,463,766          950,131
     Other income                                                              1,297,235        1,423,966          918,895
                                                                            ------------     ------------     ------------

                 Total noninterest income                                      8,408,746        6,509,716        5,533,665
                                                                            ------------     ------------     ------------

Noninterest expense:
     Compensation and benefits (note 11)                                       8,605,079        8,991,983        7,673,781
     Office property and equipment                                             2,419,203        2,282,175        1,900,655
     Deposit insurance premiums                                                   95,249          189,022          246,462
     Data processing                                                             490,393          444,582          463,220
     Advertising                                                                 355,917          475,256          585,348
     Amortization of excess of cost over fair value of assets acquired           953,679          979,554          479,200
     Other expense                                                             3,871,346        3,235,531        2,828,560
                                                                            ------------     ------------     ------------

                 Total noninterest expense                                    16,790,866       16,598,103       14,177,226
                                                                            ------------     ------------     ------------

                 Earnings before income taxes                                  4,769,893        7,516,651        7,263,465

Income taxes (note 10)                                                         1,764,000        2,641,000        2,700,000
                                                                            ------------     ------------     ------------

                 Net earnings                                               $  3,005,893        4,875,651        4,563,465
                                                                            ============     ============     ============

Earnings per share:
     Basic earnings per share                                               $       0.68             1.07             0.97
     Diluted earnings per share                                                     0.67             1.07             0.96
                                                                            ============     ============     ============


See accompanying notes to consolidated financial statements.


                                     FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                        Consolidated Statements of Stockholders' Equity and Comprehensive Income

                                        Years ended June 30, 2001, 2000, and 1999

                                                                                                          Accumulated
                                                             Additional                                       other
                                                 Common        paid-in      Retained       Treasury      comprehensive
                                                 stock         capital       earnings        stock           income
                                                 -----         -------       --------        -----           ------
Balance at June 30, 1998                       $    46,773    11,059,966     30,678,991             --        234,353
                                               -----------   -----------    -----------    -----------    -----------

Net earnings                                            --            --      4,563,465             --             --
Net change in unrealized losses on
    securities available-for-sale                       --            --             --             --     (2,432,261)
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                --            --             --             --         (4,276)
                                               -----------   -----------    -----------    -----------    -----------

              Total comprehensive income                --            --      4,563,465             --     (2,436,537)
                                               -----------   -----------    -----------    -----------    -----------

Reorganization of MHC                                   --            --      1,675,313             --             --
Proceeds of stock offering, net                      1,238    24,842,903             --             --             --
Stock options exercised                                167        54,691             --             --             --
Employee stock ownership plan
    (ESOP) borrowing                                    --            --             --             --             --
ESOP shares allocated                                   --            --             --             --             --
Dividends on common stock
    at $.2914 per share (note 12)                       --            --       (634,558)            --             --
                                               -----------   -----------    -----------    -----------    -----------

Balance at June 30, 1999                            48,178    35,957,560     36,283,211             --     (2,202,184)
                                               -----------   -----------    -----------    -----------    -----------

Net earnings                                            --            --      4,875,651             --             --
Net change in unrealized losses on
    securities available-for-sale                       --            --             --             --     (2,112,605)
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                --            --             --             --        (28,260)
                                               -----------   -----------    -----------    -----------    -----------

              Total comprehensive income                --            --      4,875,651             --     (2,140,865)
                                               -----------   -----------    -----------    -----------    -----------

Stock options exercised                                158        48,398             --             --             --
Treasury stock acquired                                 --            --             --     (1,930,138)            --
Recognition and retention plan (RRP) awarded            --        18,250             --        657,000             --
Amortization of RRP                                     --            --             --             --             --
ESOP shares allocated                                   --            --             --             --             --
Stock depreciation of allocated ESOP shares             --       (21,485)            --             --             --
Dividends on common stock
    at $.30 per share (note 12)                         --            --     (1,376,541)            --             --
                                               -----------   -----------    -----------    -----------    -----------

Balance at June 30, 2000                            48,336    36,002,723     39,782,321     (1,273,138)    (4,343,049)
                                               -----------   -----------    -----------    -----------    -----------

Net earnings                                            --            --      3,005,893             --             --
Net change in unrealized gains on
    securities available-for-sale                       --            --             --             --      4,992,022
Less: reclassification adjustment for net
    realized gains included in net income
    (net of tax expense)                                --            --             --             --        992,804
                                               -----------   -----------    -----------    -----------    -----------

              Total comprehensive income                --            --      3,005,893             --      3,999,218
                                               -----------   -----------    -----------    -----------    -----------

Stock options exercised                                159        55,478             --             --             --
Treasury stock acquired                                 --            --             --     (1,530,694)            --
Amortization of RRP                                     --            --             --             --             --
ESOP shares allocated                                   --            --             --             --             --
Stock depreciation of allocated ESOP shares             --        (4,309)            --             --             --
Dividends on common stock
    at $.32 per share (note 12)                         --            --     (1,430,679)            --             --
                                               -----------   -----------    -----------    -----------    -----------

Balance at June 30, 2001                       $    48,495    36,053,892     41,357,535     (2,803,832)      (343,831)
                                               ===========   ===========    ===========    ===========    ===========

                                                 Unearned       Unearned
                                                   ESOP            RRP           Total
                                                -----------    -----------    -----------
Balance at June 30, 1998
                                                         --             --     42,020,083
                                                -----------    -----------    -----------
Net earnings
Net change in unrealized losses on                       --             --      4,563,465
    securities available-for-sale
Less: reclassification adjustment for net                --             --     (2,432,261)
    realized gains included in net income
    (net of tax expense)
                                                         --             --         (4,276)
                                                -----------    -----------    -----------
              Total comprehensive income
                                                         --             --      2,126,928
                                                -----------    -----------    -----------
Reorganization of MHC
Proceeds of stock offering, net                          --             --      1,675,313
Stock options exercised                                  --             --     24,844,141
Employee stock ownership plan                            --             --         54,858
    (ESOP) borrowing
ESOP shares allocated                            (1,844,500)            --     (1,844,500)
Dividends on common stock                            30,742             --         30,742
    at $.2914 per share (note 12)
                                                         --             --       (634,558)
                                                -----------    -----------    -----------
Balance at June 30, 1999
                                                 (1,813,758)            --     68,273,007
                                                -----------    -----------    -----------
Net earnings
Net change in unrealized losses on                       --             --      4,875,651
    securities available-for-sale
Less: reclassification adjustment for net                --             --     (2,112,605)
    realized gains included in net income
    (net of tax expense)
                                                         --             --        (28,260)
                                                -----------    -----------    -----------
              Total comprehensive income
                                                         --             --      2,734,786
                                                -----------    -----------    -----------
Stock options exercised
Treasury stock acquired                                  --             --         48,556
Recognition and retention plan (RRP) awarded             --             --     (1,930,138)
Amortization of RRP                                      --       (675,250)            --
ESOP shares allocated                                    --        205,576        205,576
Stock depreciation of allocated ESOP shares         179,158             --        179,158
Dividends on common stock                                --             --        (21,485)
    at $.30 per share (note 12)
                                                         --             --     (1,376,541)
                                                -----------    -----------    -----------
Balance at June 30, 2000
                                                 (1,634,600)      (469,674)    68,112,919
                                                -----------    -----------    -----------
Net earnings
Net change in unrealized gains on                        --             --      3,005,893
    securities available-for-sale
Less: reclassification adjustment for net                --             --      4,992,022
    realized gains included in net income
    (net of tax expense)
                                                         --             --        992,804
                                                -----------    -----------    -----------
              Total comprehensive income
                                                         --             --      7,005,111
                                                -----------    -----------    -----------
Stock options exercised
Treasury stock acquired                                  --             --         55,637
Amortization of RRP                                      --             --     (1,530,694)
ESOP shares allocated                                    --        218,332        218,332
Stock depreciation of allocated ESOP shares         161,130             --        161,130
Dividends on common stock                                --             --         (4,309)
    at $.32 per share (note 12)
                                                         --             --     (1,430,679)
                                                -----------    -----------    -----------
Balance at June 30, 2001
                                                 (1,473,470)      (251,342)    72,587,447
                                                ===========    ===========    ===========


See accompanying notes to consolidated financial statements.


                                           FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                                Consolidated Statements of Cash Flows

                                              Years ended June 30, 2001, 2000, and 1999




                                                                                     2001               2000               1999
                                                                                -------------      -------------      -------------
Cash flows from operating activities:
     Net earnings                                                               $   3,005,893          4,875,651          4,563,465
     Adjustments to reconcile net earnings to net cash
        provided by operating activities:
            Loans originated for sale to investors                                (51,027,680)       (24,583,322)       (39,229,306)
            Proceeds from sale of loans originated for sale                        49,374,634         24,441,563         39,397,920
            Provision for losses on loans and other assets                          5,155,000            554,000            365,000
            Depreciation and amortization                                           2,702,411          2,602,628          1,420,630
            Provision for deferred taxes                                             (516,000)            61,000           (166,000)
            Net gain on sale of loans                                                (350,758)          (180,240)          (295,812)
            Net (gain) loss on sale of securities available-for-sale               (1,583,419)           169,856             12,141
            Net gain on sale of branch deposits                                            --                 --         (1,087,884)
            Net loss (gain) on sale of office property and equipment                    1,811           (108,462)            32,689
            Net gain on sale of real estate owned and held for development           (291,923)          (602,134)          (179,695)
            Net loan fees deferred                                                    (79,841)            85,339             88,902
            Amortization of premiums and discounts on loans,
               mortgage-backed securities, and  investment securities                 741,313            974,710            102,264
            Decrease (increase) in accrued interest receivable                      1,007,357           (198,157)          (220,578)
            Increase in other assets                                                 (658,979)        (1,475,968)          (368,112)
            Increase (decrease) in accrued interest payable                         1,379,309            125,186           (389,503)
            Decrease in accrued expenses and other liabilities                        (80,128)          (212,777)        (1,203,050)
            (Decrease) increase in accrued taxes on income                           (405,105)          (126,366)         1,153,878
                                                                                -------------      -------------      -------------

                  Net cash provided by operating activities                         8,373,895          6,402,507          3,996,949
                                                                                -------------      -------------      -------------

Cash flows from investing activities:
     Purchase of securities held-to-maturity                                       (2,375,000)          (519,205)       (10,656,182)
     Proceeds from maturities of securities held-to-maturity                        3,388,388          6,562,213         20,603,333
     Proceeds from sale of securities available-for-sale                          130,677,652          8,367,496          4,864,324
     Purchase of securities available-for-sale                                    (12,553,258)       (11,060,185)       (82,741,656)
     Proceeds from maturities of securities available-for-sale                     31,182,842          6,132,470         54,168,500
     Purchase of FHLB stock                                                          (539,800)          (834,600)          (623,700)
     Loans purchased                                                              (21,760,000)       (20,861,000)        (4,870,000)
     (Increase) decrease in loans receivable                                       (6,910,671)       (30,475,278)        19,095,423
     Proceeds from sale of office property and equipment                                  525            182,214              9,147
     Purchase of office property and equipment                                       (607,930)        (1,186,425)        (2,922,414)
     Proceeds from sale of foreclosed real estate                                     373,789          2,069,491            975,396
     Proceeds from sale of real estate held for development                           792,000          1,316,500            140,987
     Net expenditures on real estate held for development                            (508,728)          (821,410)                --
     MHC Reorganization                                                                    --                 --            292,474
     Net cash and cash equivalents of acquisitions                                         --                 --          7,097,244
                                                                                -------------      -------------      -------------

                  Net cash provided by (used in) investing activities             121,159,809        (41,127,719)         5,432,876
                                                                                -------------      -------------      -------------

                                                                     (Continued)

                                           FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                                Consolidated Statements of Cash Flows

                                              Years ended June 30, 2001, 2000, and 1999




                                                                                     2001               2000               1999
                                                                                -------------      -------------      -------------
Cash flows from financing activities:
     Increase (decrease) in deposits                                            $  17,082,698          7,456,053        (32,750,620)
     Proceeds from advances from FHLB                                              36,500,000         76,155,665         16,000,000
     Repayment of advances from FHLB and other borrowings                        (121,509,920)       (40,800,790)       (19,176,065)
     Net (decrease) increase in advances payments by borrowers
        for taxes and insurance                                                      (917,899)           271,157             75,368
     Issuance of common stock, net                                                     55,637             48,556         24,898,999
     Purchase of treasury stock                                                    (1,530,694)        (1,930,138)                --
     Cash dividends paid                                                           (1,430,679)        (1,376,541)          (634,558)
                                                                                -------------      -------------      -------------

                  Net cash (used in) provided by financing activities             (71,750,857)        39,823,962        (11,586,876)
                                                                                -------------      -------------      -------------

                  Net increase (decrease) in cash and cash equivalents             57,782,847          5,098,750         (2,157,051)

Cash and cash equivalents at beginning of year                                     20,166,706         15,067,956         17,225,007
                                                                                -------------      -------------      -------------

Cash and cash equivalents at end of year                                        $  77,949,553         20,166,706         15,067,956
                                                                                =============      =============      =============

Supplemental disclosures:
     Cash paid during the year for:
        Interest                                                                $  30,892,096         29,688,335         25,253,629
        Income taxes                                                                2,687,949          2,678,647          1,797,480
     Noncash activities -
        Loans converted to securities available-for-sale                          111,495,480                 --                 --
                                                                                =============      =============      =============


See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000





    (1)      Summary of Significant Accounting Policies and Practices

             Organization

             First Federal Bankshares, Inc. (the Company) is the holding company for First Federal Bank (the Bank). The Company owns 100% of the Bank's common stock. Currently, the Company engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived primarily from the Bank. The Bank is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, primarily in the Sioux City metropolitan area; adjacent counties, including parts of Nebraska and South Dakota; and in central Iowa. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans.

             Prior to April 13, 1999, the Bank was owned approximately 53.49% by First Federal Bankshares, M.H.C. (the Mutual Holding Company) and 46.51% by public shareholders. On April 13, 1999, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) the Company was formed to own all of the capital stock of the Bank, (2) the Company sold the ownership interest in the Bank previously held by the Mutual Holding Company to the public in a subscription offering (the Offering) (2,635,000 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 11) of approximately $23 million), (3) previous public shareholders of the Bank had their shares exchanged into 2,182,807 common shares of the Company (exchange ratio of 1.64696 to 1) (the Exchange) and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 4,817,807. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for periods prior to June 30, 1999 have been restated to reflect the changes in the par value of common stock from $1.00 to $.01 per share and in the number of authorized shares of common stock from 20,000,000 to 12,000,000. The primary purpose of the Offering was to fund the acquisition of Mid-Iowa Financial Corp. and its wholly owned subsidiary, Mid-Iowa Savings Bank, FSB (note 1: Acquisitions).

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

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                       7
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             Acquisitions

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

             Earnings Per Share

             Basic earnings per share computations for the years ended June 30, 2001, 2000, and 1999 were determined by dividing net earnings by the weighted-average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive potential common shares outstanding during the year. The average number of common shares have been restated for the stock conversion in 1999.

             The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 2001, 2000, and 1999:

                                       8
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000

             Securities

             Securities which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. Such securities are carried at cost, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using the interest method over the remaining period to contractual maturity, adjusted in the case of mortgage-backed securities for actual prepayments. Original issue discounts on short-term securities are accreted as accrued interest receivable over the lives of such securities.

             Securities classified as available-for-sale are carried at estimated fair value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity, net of deferred taxes. Realized gains and losses from the sale of securities are recognized using the specific identification method.

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

             Under the Company's credit policies, loans with interest more than 90 days in arrears and restructured loans are generally considered impaired loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except where more practical, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

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

                                       9
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             Financial Instruments with Off-balance Sheet Risk

             In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

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

             Office Property and Equipment

             Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for furniture fixtures, automobiles and equipment.

             Maintenance and repairs are charged against income. Betterments are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related gain or loss from such transactions is credited or charged to income.

             Excess of Cost Over Fair Value of Assets Acquired

             The Company will early adopt Statement of Financial Accounting Standards (SFAS) 142 on July 1, 2001. Prior to the adoption, the excess of cost over fair value of assets acquired was being amortized on a straight-line basis over its estimated useful life of 25 years. The asset was evaluated by management for impairment whenever events or changes in circumstances indicated that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset. After the adoption date, Statement 142 requires that intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000

             Taxes on Income

             The Company files a consolidated Federal income tax return. Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the Bank files a franchise tax return, while the Company, its other subsidiaries, and the Bank's subsidiaries file corporate income tax returns.

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

             Stock Option Plan

             The Company provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made as if the fair value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

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

                             June 30, 2001 and 2000

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

                      Federal Home Loan Bank Stock

                      The value of Federal Home Loan Bank (FHLB) stock is equivalent to its carrying value because it is redeemable at par value.

                      Accrued Interest Receivable

                      The recorded amount of accrual interest receivable approximates fair value.

                      Deposits

                      The fair value of deposits with no stated maturity, such as passbook, money market, noninterest bearing checking, and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                      Advances from Federal Home Loan Bank

                      The fair value of advances from FHLB is based on the discounted value of contractual cash flows.

                      Advances Payments by Borrowers for Taxes and Insurance

                      The recorded amount of advances payments by borrowers for taxes and insurance approximates fair value.

                      Accrued Interest Payable

                      The recorded amount of accrual interest payable approximates fair value.

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


                                       12
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000

             Effect of New Accounting Standards

             The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendment SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which was effective for the Company for the year beginning July 1, 2000. Such adoption did not have a material effect on the financial statements.

             In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125 (of the same title). SFAS No. 140 revises certain standards in the accounting for securitizations and other transfers of financial assets and collateral, and requires some disclosures relating to securitization transactions and collateral, but it carries over most of SFAS No. 125's provisions. The collateral and disclosure provisions of SFAS No. 140 are effective for year-end 2000 financial statements. The other provisions of this Statement are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; the impact of the revised provisions is not material.

             In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

             The Company is required to adopt the provisions of SFAS No. 141 immediately. The Company has elected to early adopt SFAS No. 142 as of July 1, 2001.

             SFAS No. 141 will require, upon adoption of SFAS No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make necessary amortization period adjustments by the end of the first interim period after adoption.

             In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption.

             As of the date of adoption, the Company had unamortized goodwill in the amount of $18,522,607 and unamortized identifiable intangible assets in the amount of $419,687. Amortization expense related to goodwill and to identifiable intangible assets was $843,790 and $109,889, respectively for the year ended June 30, 2001.


                                       13
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


    (2)      Securities

             Following is a schedule of amortized costs and estimated fair values as of June 30, 2001 and 2000:

                                                                      2001
                                           -----------------------------------------------------------
                                                             Gross            Gross
                                            Amortized      unrealized      unrealized          Fair
                                              cost           gains            losses           value
                                           -----------     -----------     -----------     -----------
Available-for-sale:
     Mortgage-backed securities:
         Government National Mortgage
             Association (GNMA)            $ 2,262,940             894          17,473       2,246,361
         Federal Home Loan Mortgage
             Corporation (FHLMC)             2,320,052          45,939              --       2,365,991
         Federal National Mortgage
             Association (FNMA)              1,666,393          17,138           3,813       1,679,718
     United States government
         agency securities                  62,303,324          13,346         568,556      61,748,114
     Other investment securities            19,594,374          35,246          71,552      19,558,068
                                           -----------     -----------     -----------     -----------

                                           $88,147,083         112,563         661,394      87,598,252
                                           ===========     ===========     ===========     ===========

Held-to-maturity:
     Mortgage-backed securities:
         GNMA                              $ 1,735,647          32,379           4,528       1,763,498
         FHLMC                               1,804,014           3,206           9,721       1,797,499
         FNMA                                7,147,720         115,372           2,167       7,260,925
     United Stated government
         agency securities                     875,511           3,100              --         878,611
     United States treasury securities       2,002,586          14,992              --       2,017,578
     Local government securities             9,159,722          40,952          36,315       9,164,359
                                           -----------     -----------     -----------     -----------

                                           $22,725,200         210,001          52,731      22,882,470
                                           ===========     ===========     ===========     ===========

                                       14
                                                                     (Continued)

                              FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                 Notes to Consolidated Financial Statements

                                           June 30, 2001 and 2000



                                                                        2000
                                           ---------------------------------------------------------------
                                                               Gross            Gross
                                             Amortized      unrealized        unrealized          Fair
                                               cost            gains            losses            value
                                           ------------     ------------     ------------     ------------
Available-for-sale:
     Mortgage-backed securities:
         GNMA                              $  9,802,075           28,156           69,045        9,761,186
         FHLMC                                2,937,010               --           60,193        2,876,817
         FNMA                                 3,601,857              198           55,057        3,546,998
     United States government
         agency securities                   95,450,189               --        6,285,497       89,164,692
     Other investment securities             12,460,981           99,585          584,197       11,976,369
                                           ------------     ------------     ------------     ------------

                                           $124,252,112          127,939        7,053,989      117,326,062
                                           ============     ============     ============     ============

Held-to-maturity:
     Mortgage-backed securities:
         GNMA                              $  2,039,098           10,578           44,823        2,004,853
         FHLMC                                2,293,716               --           92,555        2,201,161
         FNMA                                 8,770,015               --          253,220        8,516,795
     United Stated government
         agency securities                    1,109,252               --           28,780        1,080,472
     United States treasury securities        2,009,184               --           26,137        1,983,047
     Local government securities              7,516,046              837          236,206        7,280,677
                                           ------------     ------------     ------------     ------------

                                           $ 23,737,311           11,415          681,721       23,067,005
                                           ============     ============     ============     ============


                                       15



                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             The amortized cost and fair value at June 30, 2001 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                           Available-for-sale                  Held-to-maturity
                                       ---------------------------     ----------------------------
                                                       Estimated                        Estimated
                                       Amortized          fair           Amortized         fair
                                          cost           value             cost           value
                                       -----------     -----------     -----------     -----------
Due in 1 year or less                  $ 9,553,259       9,545,697       3,572,821       3,592,334
Due after 1 year through 5 years                --              --       2,497,372       2,501,447
Due after 5 years through 10 years      37,924,864      37,779,173       1,536,886       1,546,077
Due after 10 years                      34,419,575      33,981,312       4,430,740       4,420,690
                                       -----------     -----------     -----------     -----------

                                        81,897,698      81,306,182      12,037,819      12,060,548

Mortgage-backed securities               6,249,385       6,292,070      10,687,381      10,821,922
                                       -----------     -----------     -----------     -----------

                                       $88,147,083      87,598,252      22,725,200      22,882,470
                                       ===========     ===========     ===========     ===========


             Proceeds from the sale of securities available for sale were $130,677,652, $8,367,496, and $4,864,324 during 2001, 2000, and
             1999, respectively. Gross realized gains on these sales were $1,731,569, $3,784, and $16,392 and gross realized losses on these sales were $148,150, $173,640, and $28,533 in 2001, 2000, and 1999,
             respectively.

             Securities with an amortized cost of $6,480,701 and an estimated fair value of approximately $6,500,000 at June 30, 2001 were pledged to various entities.


                                       16
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


    (3)      Loans Receivable

             Loans receivable at June 30, 2001 and 2000 are summarized as follows:


                                                       2001               2000
                                                  -------------      -------------
First mortgage loans:
     Secured by one to four family residences     $ 181,034,482        325,057,383
     Secured by other properties                    141,064,808        109,049,175
Home equity and second mortgage loans                38,223,700         35,695,170
Automobile loans                                     24,212,132         13,801,203
Commercial business loans                            14,975,815          8,532,865
Other nonmortgage loans                              23,339,750         17,545,098
                                                  -------------      -------------

                                                    422,850,687        509,680,894

Less:
     Allowance for loan losses (note 4)               4,736,738          3,394,448
     Undisbursed portion of loans in process            458,055            550,160
     Net unearned premiums on loans                  (1,537,496)        (1,683,824)
     Deferred loan fees                               1,295,513          2,330,546
                                                  -------------      -------------

                                                  $ 417,897,877        505,089,564
                                                  =============      =============



             Troubled Debt Restructurings

             At June 30, 2001, 2000, and 1999, the Company had nonaccrual loans of $1,094,000, $25,000, and $2,064,000, respectively, and restructured loans of $130,000, $65,000, and $32,000, respectively. Interest income recorded during 2001, 2000, and 1999 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $105,653 in 2001, $1,250 in 2000, and $50,259 in 1999.

             Regulatory Examination

             In August 2001, the Bank's primary regulatory agency completed fieldwork on an examination of the Bank. A final report of examination has not yet been issued. In discussions with management the regulators have indicated, based on borrower information obtained subsequent to June 30, 2001, that they will request a one-category downgrade in the regulatory classification of three commercial real estate loans. One loan, previously not classified, had a principal balance of $4.5 million and would be classified "special mention" while the other two loans previously in the "special mention" category, with principal balances totaling $4.1 million, would be re-classified "substandard". Under the Bank's existing classification of assets policy, these downgrades would require an addition to the allowance for loan losses of approximately $700,000. If circumstances with respect to the three loans do not change through September 30, 2001, management will downgrade the three loans as of that date and will record the corresponding provision expense in the first quarter of fiscal 2002. Net of tax, the additional provision for loan losses, when


                                       17
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             recorded with respect to these three loans, will negatively impact earnings by approximately $439,000.

             Loan Servicing

             The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. There were no mortgage loans held for sale at June 30, 2001.

             Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $142,730,413, $42,865,542, and $46,079,709 at June 30, 2001, 2000, and 1999,
             respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

             Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $814,977, $110,483, and $142,002 at June 30, 2001,
             2000, and 1999, respectively.

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

             Loans purchased outside the Company's primary lending area totaled approximately $135.0 million at June 30, 2001, and included approximately $121.0 million in loans that are geographically distributed in the Midwestern United States. The remaining loans are distributed throughout the United States, with the largest geographic concentrations including Colorado with $8.6 million and Connecticut with $1.8 million.

             Included in the totals of loans purchased outside the Company's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Company has an exclusive agreement with this firm, which gives the Company first right of refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate, and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Company has sold, and anticipates that it will continue to sell, participation interests in these loans to other financial institutions located in Iowa and contiguous states. At June 30, 2001, the outstanding principal balance of loans purchased under the above agreement was approximately $93.3 million and participation interests in these balances sold to other financial institutions totaled approximately $22.9 million.


                                       18
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000

             Securitized Mortgage Loans

             In March 2001, the Company sold approximately $112.7 million of fixed rate single family mortgage loans in securitized transactions. In those securitizations, the Company retained servicing responsibilities. The Company recognized pretax gains of approximately $1,714,000 on the sale of the securitized mortgage loans.



                                       19
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


    (4)      Allowance for Loan Losses

             A summary of the allowance for loan losses follows:

                                         2001              2000             1999
                                      -----------      -----------      -----------
Balance at beginning of year          $ 3,394,448        3,134,664        2,607,167
Additions related to acquisitions              --               --          325,143
Provision for losses                    5,155,000          554,000          365,000
Charge-offs                            (3,890,291)        (380,133)        (247,118)
Recoveries                                 77,581           85,917           84,472
                                      -----------      -----------      -----------

Balance at end of year                $ 4,736,738        3,394,448        3,134,664
                                      ===========      ===========      ===========






    (5)      Office Property and Equipment

             At June 30, 2001 and 2000, the cost and accumulated depreciation of office property and equipment were as follows:

Office property and equipment:
     Land and improvements                                     $ 3,260,070       3,260,070
     Building and improvements                                  13,350,537      13,304,698
     Furniture, fixtures, equipment, and automobiles             5,884,001       5,693,880
     Deposits on assets not in service and not depreciated         280,565          10,658
                                                               -----------     -----------

                    Total cost - office properties              22,775,173      22,269,306

     Less accumulated depreciation                               8,088,768       6,954,401
                                                               -----------     -----------

                    Office property and equipment, net         $14,686,405      15,314,905
                                                               ===========     ===========




    (6)      Accrued Interest Receivable

             Accrued interest receivable is summarized as follows:

                                                   2001                   2000
                                                ----------            ----------
Loans receivable                                $2,446,262             2,891,828
Securities                                       1,346,796             1,908,587
                                                ----------            ----------

                                                $3,793,058             4,800,415
                                                ==========            ==========

                                       20
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


    (7)      Other Assets

             Included in other assets at June 30, 2001 are mortgage servicing rights. The changes in capitalized mortgage servicing rights for the year ended June 30, 2001 were as follows:



                  Balance at beginning of year     $      --
                  Originated                         700,250
                  Amortization                       (25,500)
                                                   ---------

                  Balance at end of year           $ 674,750
                                                   =========


             The fair value of mortgage servicing rights was approximately $674,750 at June 30, 2001.

             The key economic assumptions used in determining the fair value of mortgage servicing rights at the date of securitizations resulting from securitizations completed in 2001 were as follows:

                Prepayment speed                      15.54 %
                Weighted average life                 3.52 years
                Residual cash flows discounted at     9.25 %



             At June 30, 2001, key economic assumptions and sensitivity of the current fair value of the mortgage servicing rights to immediate 50 and 100 basis point adverse changes in those assumptions were as follows:

Fair value of mortgage servicing rights                       $674,750
Expected weighted average life                                    3.52 years

Prepayment speed assumption                                      15.54%
     Decrease in fair value from a 50 basis point change      $ 56,000
     Decrease in fair value from a 100 basis point change      106,000

Discount rate assumption ranges                               9.24-9.28%
     Decrease in fair value from a 50 basis point change      $ 56,000
     Decrease in fair value from a 100 basis point change      106,000






             These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 50 basis point variation in assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in particular assumption on the fair value of the servicing rights is calculated independently, without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the residual cash flows discount rates), which might magnify or counteract the sensitivities.


                                       21
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


    (8)      Deposits

             At June 30, 2001 and 2000, deposits are summarized as follows:

                                               2001            2000
                                          ------------     ------------
         Noninterest-bearing checking     $ 21,157,593       12,779,090
         Savings accounts                   27,899,162       28,839,342
         Demand and NOW accounts            49,175,576       59,685,156
         Money market accounts              84,003,514       77,364,537
         Certificates of deposit           306,472,384      292,957,406
                                          ------------     ------------

                                          $488,708,229      471,625,531
                                          ============     ============


             The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $30,500,000 and $28,200,000 at June 30, 2001 and 2000, respectively.

             At June 30, 2001, the scheduled maturities of certificates of deposit were as follows:


                                     2002             $175,254,344
                                     2003               97,562,040
                                     2004               26,515,327
                                     2005                5,826,071
                      2006 and thereafter                1,314,602
                                                      ------------

                                                      $306,472,384
                                                      ============


             Interest expense on deposits is summarized as follows:

                                     2001            2000           1999
                                 -----------     -----------     -----------
   Savings                       $   392,534         474,073         505,205
   Money market and checking       4,396,509       4,350,896       3,614,159
   Certificates of deposit        18,280,854      15,695,371      13,764,749
                                 -----------     -----------     -----------

                                 $23,069,897      20,520,340      17,884,113
                                 ===========     ===========     ===========




             At June 30, 2001 and 2000, accrued interest payable on deposits totaled $5,665,642 and $4,230,016, respectively.


                                       22
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


    (9)      Advances from FHLB

             A summary at June 30, 2001 and 2000 follows:


FHLB of Des Moines (A)
Stated maturity in fiscal year
     ending June 30:
         2001       (B)                    -- %          $          --                6.46%            $ 52,458,483
         2002                             6.17              18,000,569                6.54               13,007,397
         2003                             6.24              13,000,000                6.24               13,000,000
         2004                             5.91               3,000,000                5.91                3,000,000
         2005                              --                       --                 --                        --
         2006 and thereafter (C)          5.55              50,702,891                5.54               50,580,596
                                                         --------------                                -------------

                                                            84,703,460                                  132,046,476

Amortizing advances (D)                   5.25               4,414,104                5.36                5,474,023

Fed Funds advance with FHLB (E)         Variable                    --              Variable             23,500,000
LIBOR advances with FHLB (F)            Variable                    --              Variable             13,000,000
                                                         --------------                                ------------

                                                         $  89,117,564                                 $174,020,499
                                                         ==============                                ============



             (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 135% of outstanding balances.

             (B) Includes one FHLB short-term Repo Advance for year 2000 that matures on July 11, 2000 in the amount of $25,000,000. The interest on this advance is due at maturity at a rate of 6.71% and the term is 14 days.


                                       23
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             (C) Consists of FHLB Convertible advances. Convertible advances are advances that the FHLB may terminate and require the Company to repay prior to the stated maturity date of the advance. Usage of this type of advance is limited to 15% of the Company's total assets by the FHLB. At June 30, 2001 and 2000, the advances included in this maturity range are callable after an initial lock-out period according to the following schedule:

                               Weighted-                               Weighted-
                                average                                  average
Callable in fiscal year      interest rate           2001             interest rate                2000
     ending June 30:         -------------      -------------         -------------          -------------
         2001                     -- %          $          --              5.31%             $   6,000,000
         2002                    5.17              12,000,000              5.04                  6,000,000
         2003                    5.45              20,975,123              5.45                 20,961,107
         2004                    5.92              17,727,768              5.89                 17,619,489
                                                -------------                                --------------

                                                $  50,702,891                                $  50,580,596
                                                =============                                ==============


             (D) Amortizing advances are advances that amortize over a 15 year period matched to a weighted-average rate of comparable FHLB bonds.

             (E) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees, and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During 2001, the interest rate at which these advances repriced ranged from 3.92% to 7.42%. Fed Funds Advances are collateralized as described in (A) above.

             (F) London Interbank Offered Rate (LIBOR) advances from the FHLB are collateralized as described in (A) above. Four advances totaling $12 million matured in the fiscal year ended June 30, 2001 and accrued interest at rates ranging from .045% below to .03% above the published LIBOR rate, adjusted monthly. The remaining $1 million LIBOR advance outstanding at June 30, 2000 was repaid by the Company on May 30, 2001 without penalty. LIBOR advances are prepayable at any time; however, the Company is required to reimburse the FHLB for any actual open market transaction costs that the FHLB sustains because of the prepayment.

                      At June 30, 2001 and 2000, accrued interest payable on advances from FHLB totaled $11,181 and $67,498, respectively.


                                       24
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


(10)Taxes on Income

              Taxes on income for the years ended June 30, 2001, 2000, and 1999 were comprised as follows:


                                   2001                                             2000
             ----------------------------------------------     --------------------------------------------
                Federal           State           Total           Federal           State           Total
             -----------      -----------      -----------      -----------     -----------     -----------
Current      $ 1,975,000          305,000        2,280,000        2,234,000         346,000       2,580,000
Deferred        (447,000)         (69,000)        (516,000)          53,000           8,000          61,000
             -----------      -----------      -----------      -----------     -----------     -----------

             $ 1,528,000          236,000        1,764,000        2,287,000         354,000       2,641,000
             ===========      ===========      ===========      ===========     ===========     ===========

                                                1999
                    ------------------------------------------------------------
                       Federal                 State                    Total
                    -----------             -----------             ------------
                    $ 2,482,000                 384,000               2,866,000
                       (144,000)                (22,000)               (166,000)
                    -----------             -----------             -----------

                    $ 2,338,000                 362,000               2,700,000
                    ===========             ===========             ===========


             Taxes on income differ from the amounts computed by applying the Federal income tax rate of 34% to earnings from continuing operations before taxes on income for the following reasons:


                                        2001            2000             1999
                                    -----------      -----------      -----------
Computed "expected" tax expense     $ 1,621,764        2,555,661        2,469,578
Purchase accounting adjustments         278,000          278,000          144,000
Nontaxable interest income              (97,000)        (131,000)         (66,000)
State income taxes                      155,760          233,640          287,100
Other, net                             (194,524)        (295,301)        (134,678)
                                    -----------      -----------      -----------

                                    $ 1,764,000        2,641,000        2,700,000
                                    ===========      ===========      ===========


                                       25
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2001 and 2000 are presented below:

Deferred tax assets:
     Allowance for loan losses                               $ 1,258,000        1,072,000
     Unrealized loss on securities available-for-sale            205,000        2,583,000
     Deferred compensation                                       188,000          153,000
     Accrued vacation pay                                        106,000          104,000
     Deferred directors fees                                     117,000           95,000
     Deferred loan fees                                           21,000          123,000
     Accrued expenses                                             11,000            1,000
     Other                                                        24,000           24,000
                                                             -----------      -----------

                    Total gross deferred tax assets            1,930,000        4,155,000
                                                             -----------      -----------

Deferred tax liabilities:
     FHLB stock dividends                                       (725,000)        (725,000)
     Fixed assets                                               (255,000)        (235,000)
     Purchase accounting adjustments                            (251,000)        (526,000)
     Bad debt reserves in excess of base year                   (199,000)        (307,000)
                                                             -----------      -----------

                    Total gross deferred tax liabilities      (1,430,000)      (1,793,000)
                                                             -----------      -----------

                    Net deferred tax asset                   $   500,000        2,362,000
                                                             ===========      ===========


             Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(11)         Employee Benefit Plans

             Pension

             The Bank is a participant in the Financial Institutions Retirement Fund (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 2000, the date of the latest actuarial valuation, the book and market values of the fund assets exceed the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there was no pension contribution in 2001, 2000, and 1999 because the plan was fully funded.


                                       26
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             Profit Sharing Plan

             Bank employees participate in the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the Profit Sharing Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25% of the first 4% of the employee's contributions. Profit Sharing Plan expense for the years ended June 30, 2001, 2000, and 1999 was $44,555, $42,619, and $40,895,
             respectively.

             ESOP

             In July, 1992, as part of the reorganization to the stock form of ownership, the Bank's Employee Stock Ownership Plan (ESOP) purchased 143,809 shares of the Company's common stock at $3.066 per share, or $441,000, which was funded by a loan from an unaffiliated lender. This loan was repaid in December 1996, and the shares were fully allocated to participants at June 30, 1998. In April, 1999, as part of the reorganization and conversion of First Federal Bankshares, M.H.C., the Bank's ESOP purchased 184,450 shares of the Company's common stock at $10 per share, which was funded by a 15-year, 7% loan from the Company. Quarterly principal payments of $30,742 commenced on June 30, 1999. All employees meeting the age and service requirements are eligible to participate in the ESOP. Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100% vested after five years of service. The ESOP is accounted for under "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). Dividends paid on unallocated shares reduce the Company's cash contributions to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation.

             At June 30, 2001 and 2000, allocated shares were 138,423 and 125,945, respectively. Shares committed to be released were 7,746 and 8,075, respectively. The fair value of the 147,347 and 163,460 unallocated shares was approximately $1.9 million and $1.3 million, respectively.

             Plan expense was $141,737, $157,403, and $58,822 for the years ended June 30, 2001, 2000, and 1999, respectively. Interest expense was $114,174, $123,359, and $27,592 on the Plan's borrowing for the years ended June 30, 2001, 2000, and 1999.

             Stock Appreciation Rights

             In connection with the acquisition of GFS Bancorp, Inc., Grinnell, Iowa (GFS) on March 31, 1998, certain GFS stock options were exchanged for Company stock appreciation rights (SAR). The SAR entitled the holder to receive a cash payment equal to the appreciation in value of the SAR over a base amount. At June 30, 1998, the Company's liability for SAR was approximately $947,000 and SAR expense for the three months then ended was approximately $23,000. The Company received a benefit to earnings of approximately $82,000 regarding the SAR before they were extinguished with a cash payment to the holders of $864,500 during the year ended June 30, 1999.


                                       27
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             Stock Options

             The Company's 1992 stock option plan permitted the board of directors to grant options to purchase up to 124,510 shares of the Company's $.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors. At June 30, 2001, the Company had 15,420 options yet to be granted under this plan.

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

             The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had compensation cost for the Company's stock option plans been determined consistent with SFAS 123, the Company's net income and earnings per share for options granted and vested would have been reduced to the pro forma amounts indicated below:

                                      2001              2000              1999
                                   -----------        ---------        ---------
Net income:
     As reported                   $ 3,005,893        4,875,651        4,563,465
     Pro forma                       2,942,362        4,828,003        4,516,419

Basic earnings per share:
     As reported                          0.68             1.07             0.97
     Pro forma                            0.67             1.06             0.96

Diluted earnings per share:
     As reported                          0.67             1.07             0.96
     Pro forma                            0.66             1.06             0.95
                                 =============     ============     ============



             The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal year 2001, 2000, and 1999: dividend yield of 3.41%; expected volatility of 22.76%; risk free interest rate of 6.29%; and expected life of 7.5 years.


                                       28
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


              Changes in options outstanding and exercisable during 2001, 2000, and 1999, as restated for stock distributions and the stock conversion, were as follows:

                        Exercisable         Outstanding            Option price
                         options               options              per share
                         -------               -------              ---------
June 30, 1998             65,369               70,309           $3.066 - 20.341

     Vested                1,647                   --                20.341
     Exercised           (16,750)             (16,750)           3.066 - 5.213


June 30, 1999             50,266               53,559            3.066 - 20.341

     Granted                  --              247,000                 9.25
     Forfeited                --               (1,000)                9.25
     Vested                6,647                   --            9.250 - 20.341
     Exercised           (15,839)             (15,839)                3.066


June 30, 2000             41,074              283,720            3.066 - 20.341

     Forfeited              (400)              (5,400)                9.25
     Vested               49,247                   --            7.6875 - 20.341
     Exercised           (15,930)             (15,930)           3.066 - 9.25


June 30, 2001             73,991              262,390            3.066 - 20.341





             Recognition and Retention Plan

             In October 1999, the Company established the 1999 Recognition and Retention Plan (RRP) for certain executive officers. The Company contributed funds to the RRP to acquire 79,050 or 3% of the shares of common stock sold in the Offering in April 1999. On October 21, 1999, the Company awarded 73,000 shares of RRP stock to certain officers and directors. The shares of stock vest over a five year period. RRP expense for the years ended June 30, 2001, 2000, and 1999 was $218,332, $205,576, and $0, respectively.

(12)         Stockholders' Equity

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


                                       29
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDCIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5%, a tier risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions.

              The Bank met all regulatory capital requirements at June 30, 2001 and 2000.

              The Bank's actual and required capital amounts and ratios as of June 30, 2001 are presented in the following table:

                                                                                                                 To be well
                                                                                                              capitalized under
                                                                             For capital                      prompt corrective
                                              Actual                       adequacy purposes                  action provisions
                                ------------------------------      -----------------------------      -----------------------------
                                     Amount            Ratio            Amount             Ratio           Amount           Ratio
                                     ------            -----            ------             -----           ------           -----
Tangible capital                $  48,397,000            7.6 %      $  9,547,000            1.5 %      $         --             -- %
Tier 1 leverage (core) capital     48,397,000            7.6          19,094,000            3.0          31,824,000            5.0
Tier 1 risk-based capital          48,397,000           12.1          25,459,000            4.0          23,524,000            6.0
Risk-based capital                 52,569,000           13.3          31,744,000            8.0          39,680,000           10.0
                                 =============    ===========        ============   ============        ============    ===========


             Retained earnings at June 30, 2001 included approximately $9,165,000, which constitute allocations to bad debt reserves for Federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

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

                                       30
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


             Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under these regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by OTS regulations) subsequent to a capital distribution is generally permitted to make such a capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital in excess of current minimum capital requirements, but not in excess of the fully phased-in requirements, is permitted by the new regulations to make, without OTS approval, capital distributions of between 25% and 75% of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS. The Bank's current compliance with fully phased-in capital requirements would permit payment of dividends upon notice to the OTS.

(   13)      Financial Instruments with Off-balance Sheet Risk

             The Company is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the consolidated financial statements.

             At June 30, 2001 and 2000, the Company had commitments to originate and purchase loans approximating $48,276,000 and $22,691,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

             The Company had approved, but unused, consumer lines of credit of approximately $15,185,000 and $13,798,000 at June 30, 2001 and
             2000, respectively. At June 30, 2001 and 2000, approximately 56% and 58%, respectively, of the consumer lines outstanding were for the Company's credit card program. The Company had approved, but unused, commercial lines of credit of approximately $10,502,000 and $5,637,000 at June 30, 2001 and 2000, respectively.

             At June 30, 2001 and 2000, the Company had commitments to sell loans approximating $4,750,000 and $1,707,000, respectively.


                                       31
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


(14)Fair Value of Financial Instruments

             The estimated fair values of Company's financial instruments (as described in note 1) were as follows:


                                                                2001                              2000
                                                 ------------------------------      ----------------------------
                                                    Carrying            Fair          Carrying            Fair
                                                      amount            value           amount            value
                                                  ------------       ----------       ----------       ----------
Financial assets:
     Cash and due from banks                      $ 20,241,215       20,241,215       16,611,443       16,611,443
     Interest-bearing deposits in other
         financial institutions                     57,708,338       57,708,338        3,555,263        3,555,263
     Investment securities available-for-sale       87,598,252       87,598,252      117,326,062      117,326,062
     Investment securities held-to-maturity         22,725,200       22,882,470       23,737,311       23,067,005
     Loans receivable, net                         417,897,877      422,691,000      505,089,564      498,682,000
     FHLB stock                                      9,468,700        9,468,700        8,928,900        8,928,900
     Accrued interest receivable                     3,793,058        3,793,058        4,800,415        4,800,415

Financial liabilities:
     Deposits                                      488,708,229      492,674,000      471,625,531      468,336,000
     Other borrowings                               89,117,564       90,828,000      174,020,499      171,247,000
     Advances payments by borrowers
         for taxes and insurance                     1,910,376        1,910,376        2,828,275        2,828,275
     Accrued interest payable                        5,676,823        5,676,823        4,297,514        4,297,514
                                                  ============     ============     ============     ============

                                                    Notional          Unrealized         Notional      Unrealized
                                                     amount           gain (loss)          amount      gain (loss)
                                                     ------           -----------          ------      -----------
     Commitments to extend credit                 $ 48,276,000             --         22,691,000               --
     Consumer lines of credit                       15,185,000             --         13,798,000               --
     Commercial lines of credit                     10,502,000             --          5,637,000               --
     Commitments to sell loans                      (4,750,000)            --         (1,707,000)              --
                                                ==============       =========       ===========        =========

(15)Contingencies

             The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of its operations.

(16)Parent Company Financial Information

             Condensed Statements of Financial Condition at June 30, 2001 and 2000, and Condensed Statements of Operations and Cash Flows for the years ended June 30, 2001 and 2000 are shown below for First Federal Bankshares, Inc. which was formed on April 13, 1999 in a reorganization accounted for in a manner similar to a pooling of interest.


                                       32
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000


                                     Condensed Statements of Financial Condition


                            Assets                                                        2001              2000
                                                                                     ------------      ------------
Cash deposited at First Federal Bank                                                 $    100,447           154,567
Interest-bearing deposits in other financial institutions                               1,208,338         1,555,263
                                                                                     ------------      ------------

                    Cash and cash equivalents                                           1,308,785         1,709,830

Investment securities available-for-sale at fair value                                  3,141,489         2,645,614
Loans receivable, net                                                                   1,553,991         1,676,958
Investment in subsidiaries                                                             66,497,031        61,962,455
Accrued taxes on income                                                                    48,257             9,378
Accrued interest receivable                                                                12,498            36,844
Other assets                                                                               51,684            87,840
                                                                                     ------------      ------------

                    Total assets                                                     $ 72,613,735        68,128,919
                                                                                     ============      ============

                Liabilities and Stockholders' Equity

Liabilities:
     Accrued expenses and other liabilities                                          $     26,288            16,000
                                                                                     ------------      ------------

                    Total liabilities                                                      26,288            16,000
                                                                                     ------------      ------------

Stockholders' equity:
     Preferred stock; $.01 par value;
         authorized 1,000,000 shares; none issued                                              --                --
     Common stock; $.01 par value; 12,000,000 shares
         authorized; 4,849,536 and 4,833,608 shares issued
         and outstanding at June 30, 2001 and 2000, respectively                           48,495            48,336
     Additional paid in capital                                                        36,053,892        36,002,723
     Retained earnings                                                                 41,357,535        39,782,321
     Treasury stock                                                                    (2,803,832)       (1,273,138)
     Accumulated other comprehensive income -
         net unrealized loss on securities available-for-sale                            (343,831)       (4,343,049)
     Unearned ESOP                                                                     (1,473,470)       (1,634,600)
     Unearned RRP                                                                        (251,342)         (469,674)
                                                                                     ------------      ------------

                    Total stockholders' equity                                         72,587,447        68,112,919
                                                                                     ------------      ------------

                    Total liabilities and stockholders' equity                       $ 72,613,735        68,128,919
                                                                                     ============      ============

                                       33
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000



                               Condensed Statements of Operations


Interest income:
     Loans receivable                                              $   115,889          129,710
     Investment securities                                             186,707          113,829
     Other interest-earning assets                                     109,478          127,267
Gain on sale of investment securities                                   17,143               --
Other general and administrative expense                              (478,266)        (211,928)
                                                                   -----------      -----------

                    (Losses) earnings before income taxes              (49,049)         158,878

Taxes on income                                                        (25,000)          54,000
                                                                   -----------      -----------

                    (Losses) earnings before subsidiary income         (24,049)         104,878

Equity in undistributed earnings of subsidiaries                     3,029,942        4,770,773
                                                                   -----------      -----------

                    Net income                                     $ 3,005,893        4,875,651
                                                                   ===========      ===========



                                       34
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000

                               Condensed Statements of Operatins



Interest income:
     Loans receivable                                              $   115,889          129,710
     Investment securities                                             186,707          113,829
     Other interest-earning assets                                     109,478          127,267
Gain on sale of investment securities                                   17,143               --
Other general and administrative expense                              (478,266)        (211,928)
                                                                   -----------      -----------

                    (Losses) earnings before income taxes              (49,049)         158,878

Taxes on income                                                        (25,000)          54,000
                                                                   -----------      -----------

                    (Losses) earnings before subsidiary income         (24,049)         104,878

Equity in undistributed earnings of subsidiaries                     3,029,942        4,770,773
                                                                   -----------      -----------

                    Net income                                     $ 3,005,893        4,875,651
                                                                   ===========      ===========


                                       34
                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2001 and 2000

                                             Condensed Statements of Cash Flows

                                                                                 2001             2000
                                                                             -----------      -----------
Cash flows from operating activities:
     Net income                                                              $ 3,005,893        4,875,651
     Adjustments to net income:
         Equity in undistributed earnings of subsidiaries                     (3,029,942)      (4,770,773)
         Net gain on sale of securities available-for-sale                       (17,143)              --
         Decrease in income tax payable                                          (38,879)         (31,378)
         Decrease in payable to First Federal Bank                                    --           (2,598)
         Increase in other assets                                                 (7,844)         (43,050)
         Amortization of premiums and discounts                                    7,875           10,699
         Decrease (increase) in accrued interest receivable                       24,346          (30,336)
         Increase in accrued expense and other liabilities                        10,288           16,000
                                                                             -----------      -----------

                    Net cash (used in) provided by operating activities          (45,406)          24,215
                                                                             -----------      -----------

Cash flows from investing activities:
     Proceeds from maturities of securities available-for-sale                   100,000               --
     Proceeds from sale of securities available-for-sale                       1,032,143               --
     Purchase of investment securities available-for-sale                     (1,500,453)      (1,025,000)
     Decrease in loans receivable                                                122,967          336,800
                                                                             -----------      -----------

                    Net cash used by investing activities                       (245,343)        (688,200)
                                                                             -----------      -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                                   55,637           48,556
     Purchase of treasury stock                                               (1,530,694)      (1,930,138)
     Cash dividends paid                                                      (1,430,679)      (1,376,541)
     Dividends received from (investment in) subsidiaries                      2,795,440        3,512,652
                                                                             -----------      -----------

                    Net cash (used in) provided by financing activities         (110,296)         254,529
                                                                             -----------      -----------

                    Net (decrease) increase in cash and cash equivalents        (401,045)        (409,456)

Cash and cash equivalents - beginning of period                                1,709,830        2,119,286
                                                                             -----------      -----------

Cash and cash equivalents - end of period                                    $ 1,308,785        1,709,830
                                                                             ===========      ===========



                                     35