Form 10-K, Exhibit 13
period 2002-06-30
FIRST FEDERAL BANKSHARES INC
filed 2002-09-30
CIK 1075348

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


-----------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share amounts
-----------------------------------------------------------------------------------------------------------------------
Financial Condition at June 30                           2002          2001          2000         1999          1998
                                                      ----------    ----------    ---------    ----------    ----------
Total assets                                           $650,757       660,124       723,382      680,672       551,450
Securities available-for-sale                            92,313        87,598      117,326       122,047        65,195
Securities held-to-maturity                              63,295        22,725       23,737        32,006        32,023
Loans receivable, net                                   418,382       417,898      505,090       457,058       404,800
Office property and equipment, net                       13,770        14,686       15,315        15,412        10,845
Federal Home Loan Bank (FHLB) stock, at cost cccost       5,038         9,469        8,929         8,094         5,671
cost
Goodwill                                                 18,524        18,524       19,367        20,277         8,158
Deposits                                                472,648       488,708      471,626       464,169       392,425
FHLB advances                                            99,065        89,118      174,020       138,617       107,901
Stockholders' equity                                     71,263        72,587       68,113        68,273        42,020
Operations Data for Year Ended June 30
Total interest income                                   $40,020        50,578       47,973        41,136        35,364
Total interest expense                                   22,947        32,271       29,814        24,864        21,377
                                                      ----------    ----------    ---------    ----------    ----------
      Net interest income                                17,073        18,307       18,159        16,272        13,987
Provision for losses on loans                             3,835         5,155          554           365           345
                                                      ----------    ----------    ---------    ----------    ----------
      Net interest income after provision for
          losses on loans                                13,238        13,152       17,605        15,907        13,642
                                                      ----------    ----------    ---------    ----------    ----------
Noninterest income:
      Fees and service charges                            4,825         3,681        2,901         2,146         1,392
      Gain on sale of branch deposits                       165            --           --         1,088            --
      Net gain (loss) on sale of securities                 103         1,583        (170)          (12)            --
      Gain on sale of loans                                 552           351          180           296           242
                                                            165
      Real estate related activities                      1,453         1,206        1,464           950           719
      Other income                                        1,930         1,588        2,135         1,066           825
                                                      ----------    ----------    ---------    ----------    ----------
      Total noninterest income                            9,028         8,409        6,510         5,534         3,178
                                                      ----------    ----------    ---------    ----------    ----------

Noninterest expense:
      Compensation and benefits                           9,400         8,605        8,992         7,674         6,702
      Office property and equipment                       2,544         2,419        2,282         1,901         1,500
      Amortization of goodwill                               --           844          844           449           108
      Other noninterest expense                           5,116         4,923        4,480         4,154         3,218
                                                      ----------    ----------    ---------    ----------    ----------

      Total noninterest expense                          17,060        16,791       16,598        14,178        11,528
                                                      ----------    ----------    ---------    ----------    ----------

      Earnings before income taxes                        5,206         4,770        7,517         7,263         5,292
Income taxes                                              1,696         1,764        2,641         2,700         1,874
                                                      ----------    ----------    ---------    ----------    ----------
Net earnings                                              3,510         3,006        4,876         4,563         3,418
                                                      ==========    ==========    =========    ==========    ==========
Earnings per share (1):
      Basic earnings per share                             0.85          0.68         1.07          0.97          0.73
                                                      ==========    ==========    =========    ==========    ==========
      Diluted earnings per share                           0.83          0.67         1.07          0.96          0.72
                                                      ==========    ==========    =========    ==========    ==========
"Adjusted" earnings per share (2)
      Basic earnings per share                             0.85          0.87         1.26          1.06          0.76
                                                      ==========    ==========    =========    ==========    ==========

      Diluted earnings per share                           0.83          0.86         1.25          1.06          0.74
                                                      ==========    ==========    =========    ==========    ==========

Cash dividends declared per common share                   0.32          0.32         0.30          0.29          0.29
                                                      ==========    ==========    =========    ==========    ==========

-----------------------------------------------

(1)  Adjusted for stock distributions and April 1999 stock conversion.
(2)  "Adjusted" earnings exclude amortization of goodwill.

Key Financial Ratios and Other Data at or for the Years Ended June 30


                                                   2002              2001             2000           1999 (7)          1998 (6)
                                              -------------     -------------     -------------    -------------     -------------
Performance Ratios:
Return on assets (net income divided
      by average total assets)                     0.54  %           .43  %            .70  %            .78  %           .71  %
Return on equity (net income divided
      by average equity)                           4.89             4.16              7.22              9.48             8.39
Average net interest rate spread (1)               2.71             2.44              2.50              2.72             2.74
Net yield on average interest-earning
      assets (2)                                   2.95             2.81              2.81              2.99             3.07
Net interest income after provision for
      loan losses to total other expenses         77.60            78.33            106.07            112.20           118.34
Average interest-earning assets to
      average interest-bearing liabilities       106.04           107.48            106.64            105.83           107.14

Asset Quality Ratios:
Nonperforming loans to total loans                 1.48              .64               .42               .54              .33
Nonperforming loans to total assets                0.95              .40               .29               .36              .24
Nonperforming assets as a percentage
      of total assets (3)                          1.01              .42               .30               .37              .34
Nonperforming loans and real estate
      owned to total loans and real
      estate owned                                 1.58              .67               .43               .54              .47
Average for loan losses to total loans             1.08             1.12               .67               .68              .64

Capital, Equity and Dividend Ratios:
Tangible capital (4)                               7.62             7.60              6.71              6.52             6.20
Core capital (4)                                   7.62             7.60              6.71              6.52             6.20
Risk-based capital (4)                            12.66            13.25             12.46             13.20            12.51
Average equity to average assets ratio            11.11            10.22              9.68              8.24             8.46
Dividend payout ratio                             37.65            47.06             28.04             30.10            39.67

Other Data:
Book value per common share (5)                   16.95            15.95             14.52             14.17             8.99
Number of full-service offices                       15               17                18                19               15


-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Represents net interest income as a percentage of average interest-earning assets.
(3) Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans.
(4)  End of period ratio.
(5)  Adjusted for stock distributions and April 1999 stock conversion.
(6) Operating data includes effect of the Company's acquisition of GFS Bancorp, Inc. for periods subsequent to March 31, 1998.
(7) Operating data includes effect of the acquisition of Mid-Iowa Financial Corp. for periods subsequent to April 13, 1999.

Quarterly Financial Data:
Dollars in thousands, except per share amounts


                                                         June             March            December         September
                Three Months Ended                       2002              2002              2001             2001
                ------------------
                                                     -------------     -------------     -------------    --------------
Interest income                                            $9,585             9,600             9,962            10,873
Interest expense                                            5,012             5,357             5,989             6,589
                                                     -------------     -------------     -------------    --------------
      Net interest income                                   4,573             4,243             3,973             4,284
Provision for losses on loans                               1,520             1,035               400               880
                                                     -------------     -------------     -------------    --------------
      Net interest income after provision                   3,053             3,208             3,573             3,404
Noninterest income                                          2,162             2,125             2,356             2,385
Noninterest expense                                         4,458             4,263             4,219             4,120
                                                     -------------     -------------     -------------    --------------
      Earnings before income taxes                            757             1,070             1,710             1,669
Income taxes                                                  194               325               581               596
                                                     -------------     -------------     -------------    --------------
      Net earnings                                           $563               745             1,129             1,073
                                                     =============     =============     =============    ==============


Earnings per share:
      Basic                                                $0.138             0.182             0.276             0.255
      Diluted                                              $0.135             0.179             0.271             0.249
                                                     =============     =============     =============    ==============




                                                         June             March            December         September
                Three Months Ended                       2001              2001              2000             2000
                ------------------
                                                     -------------     -------------     -------------    --------------
Interest income                                           $11,532            12,887            13,179            12,980
Interest expense                                            7,039             8,096             8,668             8,468
                                                     -------------     -------------     -------------    --------------
      Net interest income                                   4,493             4,791             4,511             4,512
Provision for losses on loans                               4,710               150               150               145
                                                     -------------     -------------     -------------    --------------
      Net interest income after provision                   (217)             4,641             4,361             4,367
Noninterest income                                          3,236             1,941             1,620             1,611
Noninterest expense                                         3,828             4,512             4,206             4,244
                                                     -------------     -------------     -------------    --------------
      Earnings before income taxes                          (809)             2,070             1,775             1,734
Income taxes                                                (254)               797               698               523
                                                     -------------     -------------     -------------    --------------
      Net earnings                                         ($555)             1,273             1,077             1,211
                                                     =============     =============     =============    ==============


Earnings per share:
      Basic                                              ($0.127)             0.291             0.243             0.272
      Diluted                                            ($0.125)             0.287             0.241             0.270
                                                     =============     =============     =============    ==============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for the express purpose of availing itself of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the Company's future activities and operating results include, but are not limited to, changes in: interest rates, general economic conditions, legislation, regulation, U.S. monetary and fiscal policies, the quality or composition of the Company's loan and investment portfolios, deposit flows, competition, demand for products and services and accounting policies, principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

General

First Federal Bankshares, Inc. (the "Company") was organized under Delaware law in December 1998 by First Federal Bank (the "Bank") to be the savings and loan holding company of the Bank in connection with the Bank's April 13, 1999 conversion from mutual holding company form to the stock form of ownership (the "Conversion"). The Company's principal activity consists of ownership of all of the stock in the Bank. The net income of the Company is primarily derived from the operations of the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company and Mid-Iowa Security Corporation, which generates revenues primarily by providing real estate brokerage services. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923. The Company's results of operations are primarily dependent on its net interest income. Net interest income is the difference between interest income earned on loans, mortgage-backed securities and investment securities and interest expense paid on deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

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


                                                                           Years Ended June 30

                                                    2002                           2001                         2000
                                        ----------------------------- ------------------------------ ----------------------------
                               Rate at
                               June 30,  Average             Average    Average            Average    Average            Average
                                 2002    Balance   Interest Yield/Cost  Balance  Interest Yield/Cost  Balance  Interest Yield/Cost
                                 ----    -------   -------- ----------  -------  -------- ----------  -------  -------- ----------
                                                                      (Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)         7.47%   $422,805 $32,797        7.76%  484,911   39,573      8.16%   480,377  37,146      7.73%
     Mortgage-backed
         securities               5.36%     46,212   2,572        5.57%   38,661    2,678      6.93%    34,528   2,235      6.47%
     Investment securities (2)    3.71%     82,963   3,956        4.77%  119,729    7,924      6.62%   129,135   8,441      6.54%
     Short-term investments
         and other interest-

         earning assets (3)       1.58%     26,977     695        2.58%    9,314      403      4.33%     2,805     151      5.38%
                                  -----     ------     ---        -----    -----      ---      -----     -----     ---      -----
Total interest-earning
     assets                       6.65%    578,957  40,020        6.91%  652,615   50,578      7.75%   646,845  47,973      7.42%
                                  -----             ------        -----            ------      -----            ------      -----
Noninterest-earning assets                  67,523                        53,433                        50,944
                                        -----------                     ---------                    ----------

TOTAL ASSETS                              $646,480                       706,048                       697,789
                                        ===========                     =========                    ==========

Interest-bearing liabilities:
     Deposits                     3.21%   $457,001  17,937        3.92%  457,439   23,070      5.04%   450,272  20,521      4.56%
     Borrowings                   5.22%     88,974   5,010        5.63%  149,756    9,201      6.14%   156,271   9,293      5.95%
                                  -----     ------   -----        -----  -------    -----      -----   -------   -----      -----
Total interest-bearing
     Liabilities                  3.56%    545,975  22,947        4.20%  607,195   32,271      5.31%   606,543  29,814      4.92%
                                  -----             ------        -----            ------      -----            ------      -----
Noninterest-bearing:
     Deposits                               20,032                        16,286                        13,584
     Liabilities                             8,622                        10,434                        10,099
                                        -----------                     ---------                    ----------

TOTAL LIABILITIES                          574,629                       633,914                       630,226
Stockholders' equity                        71,851                        72,133                        67,563
                                        -----------                     ---------                    ----------

TOTAL LIABILITIES
     AND STOCK-
     HOLDERS' EQUITY                      $646,480                       706,048                       697,789
                                        ===========                     =========                    ==========

Net interest income                                $17,073                         18,307                       18,159
                                                   ========                      =========                     ========
Interest rate spread (4)          3.09%                           2.71%                        2.44%                        2.50%
                               =========                   =============                  ===========                  ===========
Net yield on interest-
     earning assets (5)           3.29%                           2.95%                        2.81%                        2.81%
                               =========                   =============                  ===========                  ===========
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                        106.04%                      107.48%                      106.64%
                                                           =============                  ===========                  ===========

----------------------------------------------------------------------------------------------------------------------------------

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

                                                                    Years Ended June 30

                                                2002 vs. 2001                                 2001 vs. 2000
                                  ----------------------------------------------  --------------------------------------------
                                     Increase (Decrease) Due To        TOTAL        Increase (Decrease) Due To      TOTAL
                                   -------------------------------                -------------------------------

                                                         RATE/       INCREASE                           RATE/      INCREASE
                                   VOLUME     RATE      VOLUME      (DECREASE)     VOLUME      RATE     VOLUME    (DECREASE)
                                  ---------  --------  ----------   ------------  ----------  -------  ---------  ------------
                                                                          (In Thousands)
Interest income:
     Loans receivable             ($5,069)   (1,940)         233        (6,776)         351    2,066         11         2,428
     Mortgage-backed securities        523     (526)       (103)          (106)         268      159         16           443
     Investments                   (2,433)   (2,215)         680        (3,968)       (615)      103        (5)         (517)
     Other interest-earning                                                             350     (29)       (69)           252
     assets                            764     (163)       (309)            292
                                  ---------  --------  ----------   ------------
                                                                                   ----------  -------- ---------  -------------
  Total interest-earning assets      (6,215)   (4,844)         501      (10,558)         354     2,299      (47)          2,606
                                   ---------- ---------  ----------  ------------  ----------  -------- ---------  -------------

Interest expense:
     Savings deposits                 (22)   (5,123)          12        (5,133)         327    2,161         62         2,550
     Borrowings                    (3,735)     (764)         308        (4,191)       (387)      297        (2)          (92)
                                  ---------  --------  ----------   ------------  ----------  -------  ---------  ------------
Total interest-bearing             (3,757)   (5,887)         320        (9,324)        (60)    2,458         60         2,458
liabilities
                                  ---------  --------  ----------   ------------  ----------  -------  ---------  ------------

Net change in net interest income ($2,458)     1,043         181        (1,234)         414    (159)      (107)           148
                                  =========  ========  ==========   ============  ==========  =======  =========  ============


Financial Condition

Total assets decreased by $9.4 million, or 1.4%, to $650.8 million at June 30, 2002 from $660.1 million at June 30, 2001. Cash and cash equivalents decreased by $54.7 million, or 70.2%, to $23.2 million at June 30, 2002 from $78.9 million at June 30, 2001 as the Company used funds from interest-bearing deposits in other financial institutions to purchase relatively higher-yielding investment securities and other assets. The Company purchased $52.0 million and $83.0 million, respectively, of securities held-to-maturity and securities available-for-sale during fiscal 2002. The balance of securities held-to-maturity increased by $40.6 million, or 178.5%, to $63.3 million at June 30, 2002 from $22.7 million at June 30, 2001. The balance of securities available-for-sale increased by $4.7 million, or 5.4%, to $92.3 million at June 30, 2002 from $87.6 million at June 30, 2001 as proceeds from sales, calls and maturities largely offset purchases during the fiscal year. The Company purchased bank owned life insurance ("BOLI") in the amount of $7.0 million in November and December 2001. Largely due to the BOLI purchase, other assets increased by $6.4 million, or 93.1%, to $13.3 million at June 30, 2002 from $6.9 million at June 30, 2001. Federal Home Loan Bank ("FHLB") stock decreased by $4.4 million, or 46.8%, to $5.0 at June 30, 2002 from $9.5 million at June 30, 2001 after the FHLB redeemed excess member stock during fiscal 2002.

Deposit balances decreased by $16.1 million, or 3.3%, to $472.6 million at June 30, 2002 from $488.7 million at June 30, 2001 and accrued interest payable decreased by $2.0 million, or 35.9%, to $3.6 million at June 30, 2002 from $5.7 million at June 30, 2001 due to a decrease in the balance of certificates of deposit and in the average cost of deposits and borrowings in fiscal 2002 as compared to fiscal 2001. Partly offsetting the decrease in deposit balances was an increase in FHLB advances. The balance of advances from FHLB increased by $9.9 million, or 11.2%, to $99.1 million at June 30, 2002 from $89.1 million at June 30, 2001.

Stockholders' equity decreased by $1.3 million, or 1.8%, to $71.3 million at June 30, 2002 from $72.6 million at June 30, 2001. The decrease in stockholders' equity was largely due to a stock repurchase program under which 366,000 shares of Company common stock were repurchased during fiscal 2002 at a cost of $4.8 million, or $13.00 per share. In August 2002 the Company completed this stock repurchase program pursuant to which a total of 460,000 shares were repurchased and announced a new stock repurchase program pursuant to which the Company intends to repurchase up to 10% of its issued and outstanding shares, or up to 426,000 shares. Partially offsetting the decrease in stockholders' equity due to stock repurchases were earnings of $3.5 million and an increase of $834,000 in other comprehensive income. The increase in other comprehensive income was the result of an unrealized gain in the Company's available-for-sale portfolio that totaled $490,000 at June 30, 2002 as compared to an unrealized loss of $344,000 in that portfolio at June 30, 2001. Higher valuations for the available-for-sale portfolio occurred as market interest rates dropped after five Federal Reserve Board rate-cutting decisions between June 2001 and June 2002. Dividends declared during the year ended June 30, 2002 totaled $1.3 million excluding dividends paid on unallocated Employee Stock Ownership Plan ("ESOP") shares.

Comparison of Operating Results for Fiscal Years Ended June 30, 2002 and 2001

General. Net earnings totaled $3.5 million, or $0.83 per diluted share, for the year ended June 30, 2002 as compared to net earnings totaling $3.0 million, or $0.67 per diluted share, for the year ended June 30, 2001. The Company early adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets on July 1, 2001. As required by the Statement, amortization of goodwill was discontinued in fiscal 2002.

Interest Income. Interest income decreased by $10.6 million, or 20.9%, to $40.0 million in fiscal 2002 from $50.6 million in fiscal 2001. The decrease in interest income was primarily due to a decrease in the balance of interest-earning assets. The average balance of interest-earning assets decreased by $73.6 million, or 11.3%, to $579.0 million in fiscal 2002 from $652.6 million in fiscal 2001. In addition, the average yield on interest-earning assets decreased by 84 basis points to 6.91% for fiscal 2002 from 7.75% for fiscal 2001 due to lower yields on interest-earning assets in the generally lower market interest rate environment and to changes in the mix of interest-earning assets.

Interest income on loans receivable decreased by $6.8 million, or 17.1%, to $32.8 million for fiscal 2002 from $39.6 million for fiscal 2001. The decrease in interest income on loans receivable was primarily due to a decrease of $62.1 million, or 12.8%, in the average balance of loans receivable to $422.8 million for fiscal 2002 from $484.9 million for fiscal 2001. The decrease in the average balance of loans receivable for fiscal 2002 as compared to fiscal 2001 was largely due to a reduction in the Company's one-to-four family fixed-rate residential loan portfolio that resulted from the securitization and sale of $112.7 million of such loans in March 2001. The average yield on loans receivable decreased by 40 basis points to 7.76% for fiscal 2002 from 8.16% for fiscal 2001, which also contributed to the decrease in interest income on loans receivable.

Interest income on mortgage-backed securities ("MBS") decreased by $106,000, or 4.0%, to $2.6 million in fiscal 2002 from $2.7 million in fiscal 2001. The decrease in interest income on MBS was primarily due to a decrease in the average yield on MBS. The average yield on MBS decreased by 136 basis points to 5.57% in fiscal 2002 from 6.93% in fiscal 2001. The decrease in the average yield on MBS was primarily due to purchases of MBS yielding relatively lower rates during fiscal 2002. In addition, adjustable-rate MBS repriced at lower rates in the generally lower market interest rate environment during fiscal 2002. Partly offsetting the decrease in yield on MBS was an increase in the average balance of those securities. The average balance of MBS increased by $7.5 million, or 19.5%, to $46.2 million for fiscal 2002 from $38.7 million for fiscal 2001.

Interest income on investment securities decreased by $4.0 million, or 50.1%, to $4.0 million for fiscal 2002 from $7.9 million for fiscal 2001. The decrease in interest income on investment securities was primarily due to a decrease of $36.7 million, or 30.7%, in the average balance of investment securities to $83.0 million in fiscal 2002 from $119.7 million in fiscal 2001. In addition, the average yield on investment securities decreased by 185 basis points to 4.77% for fiscal 2002 from 6.62% for fiscal 2001.

Interest income on other interest-earning assets increased by $292,000, or 72.4%, to $695,000 for fiscal 2002 from $403,000 for fiscal 2001 due to an increase in the average balance of such assets. The average balance of other interest-earning assets increased by $17.7 million, or 189.7%, to $27.0 million for fiscal 2002 from $9.3 million for fiscal 2001 due to increased liquidity in fiscal 2002. Partly offsetting the increases in the average balance of other interest-earning assets was a decrease in the average yield. The average yield on other interest-earning assets decreased by 175 basis points to 2.58% in fiscal 2002 from 4.33% in fiscal 2001 in the generally lower market interest rate environment in the current fiscal year period.

Interest Expense. Interest expense decreased by $9.3 million, or 28.9%, to $22.9 million in fiscal 2002 from $32.3 million in fiscal 2001. The decrease in interest expense was due to a decrease of 111 basis points in the average cost of interest-bearing liabilities to 4.20% for fiscal 2002 from 5.31% for fiscal 2001 and to a decrease of $61.2 million in the average balance of interest-bearing liabilities to $546.0 million for fiscal 2002 from $607.2 million for fiscal 2001. Interest expense on deposits decreased by $5.1 million, or 22.3%, to $17.9 million in fiscal 2002 from $23.1 million in fiscal 2001. The decrease in interest expense on deposits was primarily due to a decrease of 112 basis points in the average rate paid on deposits to 3.92% in fiscal 2002 from 5.04% in fiscal 2001. The average balance of deposits decreased by 0.1% to $457.0 million for fiscal 2002 from $457.4 million for fiscal 2001. Interest paid on borrowings decreased by $4.2 million, or 45.6%, to $5.0 million for fiscal 2002 from $9.2 million for fiscal 2001. The average balance of borrowings decreased by $60.8 million, or 40.6%, to $89.0 million in fiscal 2002 from $149.8 million in fiscal 2001. The Company repaid short-term borrowings during the final quarter of fiscal 2001 with proceeds from the securitization and sale of residential mortgage loans and consequently the average balance of borrowings during fiscal 2002 was lower than that balance in fiscal 2001. The average cost of borrowings decreased by 51 basis points to 5.63% in fiscal 2002 from 6.14% in fiscal 2001 as higher-rate fixed-term borrowings matured and were replaced with lower-rate borrowings in the generally lower market interest rate environment during fiscal 2002.


Net Interest Income. Net interest income before provision for loan losses decreased by $1.2 million, or 6.7%, to $17.1 million for fiscal 2002 from $18.3 million for fiscal 2001. The Company's interest rate spread increased by 27 basis points to 2.71% for fiscal 2002 from 2.44% for fiscal 2001 and the net yield on interest-earning assets increased by 14 basis points to 2.95% for fiscal 2002 from 2.81% for fiscal 2001. The increase in the interest rate spread and net yield on interest-earning assets was more than offset by the decrease in the volume of interest-earning assets during fiscal 2002 as compared to fiscal 2001.

Provision for Loan Losses. Provision for loan loss expense decreased by $1.3 million, or 25.6%, to $3.8 million for fiscal 2002 from $5.2 million for fiscal 2001. Provision for loan loss expense in fiscal 2002 was largely due to a $2.2 million charge-off of loans to a local commercial and industrial borrower. Provision for loan loss expense in fiscal 2001 was largely due to a $3.5 million charge-off of loans to a local borrower in a high technology industry. In addition, provision for loan loss expense increased in fiscal 2002 and 2001 in comparison with prior fiscal years due to increased growth in commercial real estate and business loan balances and in consumer loan balances, which generally involve a greater degree of risk than one-to-four family residential mortgage loans. Net charge-offs as a percentage of average loans outstanding were 0.94% and 0.79%, respectively, for fiscal years 2002 and 2001. The Company has established a systematic method of reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and known and inherent losses that are both probable and reasonably estimable.

Noninterest Income. Noninterest income increased by

$619,000, or 7.4%, to $9.0 million for fiscal 2002 from $8.4 million for fiscal 2001. The increase in noninterest income was partly due to a pretax gain of $456,000 on the sale of a northwest Iowa branch office in July 2001 to a local financial institution. The purchaser assumed deposits of $8.9 million and acquired loans totaling $2.8 million in addition to the branch building and certain fixtures. The gain on the sale of the branch deposits, loans and building and fixtures totaled $165,000, $44,000 and $247,000, respectively. The increase in noninterest income was also due to an increase of $1.1 million, or 31.1%, in income from fees and service charges to $4.8 million for fiscal 2002 from $3.7 million for fiscal 2001. The increase in fees and service charges resulted from an increase in loan origination activity in the generally lower market interest rate environment and from increases in service fees on deposit accounts. The increase in loan origination activity in the favorable rate environment for borrowers during fiscal 2002 also contributed to increases in gain on sale of loans and other real estate-related activities. Gain on sale of loans held for sale, including the sale of the branch office loans mentioned earlier, increased by $201,000, or 57.4%, to $552,000 for fiscal 2002 from $351,000 for fiscal 2001 and income from other real estate-related activities increased by $247,000, or 20.5%, to $1.5 million for fiscal 2002 from $1.2 million for fiscal 2001. Income from other real estate-related activities consists primarily of real estate sales commissions and fees for abstracting services generated by subsidiaries of the Company. Increases in all categories of noninterest income, other than gain on sale of securities, more than offset a much lower gain on sale of securities in fiscal 2002 as compared to fiscal 2001. In fiscal 2002 the Company recorded a net gain on sale of securities that totaled $103,000 as compared to a net gain on sale of securities that totaled $1.6 million in fiscal 2001. The fiscal 2001 gain was primarily due to a $1.7 million gain realized on the sale of $112.7 million of the Company's residential fixed-rate mortgage loans securitized in March 2001.

Noninterest Expense. Noninterest expense increased by $269,000, or 1.6%, to $17.1 million in fiscal 2002 from $16.8 million in fiscal 2001. The principal component of the Company's noninterest expense is salaries and employee benefits. Compensation and benefit expense increased by $795,000, or 9.2%, to $9.4 million in fiscal 2002 from $8.6 million in fiscal 2001. The increase in compensation and benefits expense was largely due to the cost of discontinuing the Company's self-insured health insurance plan that totaled approximately $395,000 during fiscal 2002 and to annual salary increases. Office property and equipment expense and advertising expense increased by $125,000, or 5.2%, and by $33,000, or 9.3%, respectively, in fiscal 2002 as compared to fiscal 2001. Partly offsetting the increases in noninterest expense for fiscal 2002 as compared to fiscal 2001, were decreases in other noninterest expense categories. Due to the Company's early adoption of SFAS No.142, amortization of goodwill was discontinued in fiscal 2002. Amortization of goodwill expense totaled $844,000 in fiscal 2001. Data processing expense decreased by $150,000, or 30.6%, to $340,000 for fiscal 2002 from $490,000 for fiscal 2001 largely due to a decrease in software amortization expense. Other general and administrative expense increased by $317,000, or 8.0%, to $4.3 million for fiscal 2002 from $4.0 million for fiscal 2001. The increase in other expense during fiscal 2002 was partly due to the cost of handling the higher loan origination volume, to higher costs of recruiting new staff members and to increased costs related to an increase in the volume of transaction accounts. Transaction accounts generally involve a higher cost to the Company than certificates of deposit due to the ability of the account holder to withdraw funds by check, automated teller machine and debit card, over the counter transactions and other means. Losses due to fraud, forgery and overdrawn accounts add to the Company's cost of maintaining transaction accounts.

Income tax expense. Net earnings before income taxes increased by $436,000, or 9.1%, to $5.2 million for fiscal 2002 from $4.8 million for fiscal 2001. Income tax expense decreased by $68,000, or 3.9%, to $1.7 million for fiscal 2002 from $1.8 million for fiscal 2001. The Company's effective tax rate decreased to 32.6% for fiscal 2002 from 37.0% for fiscal 2001. The lower effective tax rate for fiscal 2002 resulted from an increase in tax-exempt investments such as municipal bonds and BOLI. In addition, non-deductible goodwill amortization in fiscal 2001 resulted in a higher effective tax rate when compared to fiscal 2002 in which no goodwill expense was recorded.

Comparison of Operating Results for Fiscal Years Ended June 30, 2001 and 2000

General. Net earnings totaled $3.0 million, or $0.67 per diluted share, for fiscal 2001 as compared to net earnings totaling $4.9 million, or $1.07 per diluted share, for fiscal 2000.

Interest Income. Interest income increased by $2.6 million, or 5.4%, to $50.6 million in fiscal 2001 from $48.0 million in fiscal 2000. The increase in interest income was primarily due to an increase of 33 basis points in the average yield on interest-earning assets to 7.75% in fiscal 2001 from 7.42% in fiscal 2000. In addition, the average balance of interest-earning assets increased by $5.8 million, or 0.9%, to $652.6 million in fiscal 2001 from $646.8 million in fiscal 2000. The increase in interest income resulted primarily from an increase totaling $2.4 million, or 6.5%, in interest income earned on loans to $39.6 million in fiscal 2001 from $37.2 million in fiscal 2000. Interest income on MBS increased by $443,000, or 19.8%, to $2.7 million in fiscal 2001 from $2.2 million in fiscal 2000. During the same period, interest income on investment securities decreased by $517,000, or 6.1%, to $7.9 million from $8.4 million and interest income on other interest-earning assets increased by $252,000, or 166.9%, when compared to fiscal 2000.

The increase in interest income on loans was largely due to an increase in the average yield on loans receivable. The average yield on loans receivable increased by 43 basis points to 8.16% for fiscal 2001 from 7.73% for fiscal 2000. The increase in the average yield on loans was largely due to the Company's strategy of increasing its portfolio of commercial real estate, commercial business and consumer loans that generally have higher interest rates than one-to-four family residential mortgages. Also contributing to the increase in yield on loans receivable was the securitization and sale of $112.7 million of single-family long-term fixed-rate loans in March 2001. Prepayments and refinancing activity generally increased as mortgage market rates stabilized in fiscal 2001 at historically attractive rates. The Company's one-to-four family residential loan balances decreased further as borrowers refinanced and a majority of the new fixed-rate originations were sold in the secondary market rather than held in the Company's loan portfolio.


The increase in interest income on MBS was primarily due to an increase of $4.1 million, or 12.0%, in the average balance of MBS to $38.7 million at June 30, 2001 from $34.5 million at June 30, 2000. In addition, the average yield on MBS increased by 46 basis points to 6.93% in fiscal 2001 from 6.47% in fiscal 2000. The increase in the average balance and in the yield on MBS was primarily due to the fact that the $112.7 million in single-family loans securitized in March 2001 were carried as MBS until sales were completed in the final four months of fiscal 2001. The decrease in interest income on investment securities was primarily due to a decrease of $9.4 million, or 7.3%, in the average balance of investment securities to $119.7 million in fiscal 2001 from $129.1 million in fiscal 2000. The yield on investment securities increased slightly to 6.62% in fiscal 2001 from 6.54% in fiscal 2000.

Interest Expense. Interest expense increased by $2.5 million, or 8.2%, to $32.3 million in fiscal 2001 from $29.8 million in fiscal 2000. The increase in interest expense was primarily due to an increase of 39 basis points in the average cost of interest-bearing liabilities to 5.31% in fiscal 2001 from 4.92% in fiscal 2000. Interest expense on deposits increased by $2.5 million, or 12.4%, to $23.0 million in fiscal 2001 from $20.5 million in fiscal 2000. The increase in interest expense on deposits was primarily due to an increase of 48 basis points in the average rate paid on deposits to 5.04% in fiscal 2001 from 4.56% in fiscal 2000. The average balance of deposits increased by $7.2 million, or 1.6%, to $457.4 million for fiscal 2001 from $450.3 million for fiscal 2000. Interest paid on borrowings totaled $9.2 million and $9.3 million, respectively, for the twelve months ended June 30, 2001 and 2000. The average balance of borrowings decreased by $6.5 million, or 4.2%, to $149.8 million in fiscal 2001 from $156.3 million in fiscal 2000. The decrease in interest expense on borrowings due to the decrease in the average balance of borrowings was largely offset by an increase of 19 basis points in the average rate paid on borrowings to 6.14% in fiscal 2001 from 5.95% in fiscal 2000.

Net Interest Income. Net interest income before provision for loan losses increased by $148,000, or 0.8%, to $18.3 million for fiscal 2001 from $18.2 million for fiscal 2000. The Company's interest rate spread was 2.44% and 2.50%, respectively, and the net yield on interest-earning assets was 2.81% for both fiscal 2001 and 2000.

Provision for Loan Losses. Provision for loan loss expense totaled $5.2 million for fiscal 2001 as compared to $554,000 for fiscal 2000. Provision for loan losses was increased due to increased growth in commercial real estate and business loan balances and in consumer loan balances, which generally involve a greater degree of risk than one-to-four family residential mortgage loans; and, due to a $3.5 million charge-off related to a large commercial credit. Net charge-offs as a percentage of average loans outstanding were 0.79% and 0.06%, respectively, for fiscal years 2001 and 2000.

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

Noninterest Expense. Noninterest expense increased by $193,000, or 1.2%, to $16.8 million in fiscal 2001 from $16.6 million in fiscal 2000. The principal component of the Company's noninterest expense is salaries and employee benefits. Compensation and benefit expense decreased by $387,000, or 4.3%, to $8.6 million in fiscal 2001 from $9.0 million in fiscal 2000 primarily due to a reduction of 11 full-time-equivalent employees for fiscal 2001 as compared to fiscal 2000. Deposit insurance premium expense decreased by $94,000, or 49.6%, to $95,000 in fiscal 2001 from $189,000 in fiscal 2000. The deposit insurance premium rate decreased to $0.01985 per hundred dollars of deposits for the twelve months ended June 30, 2001 from $0.0398 per hundred dollars of deposits for the twelve months ended June 30, 2000. Advertising expense decreased by $119,000, or 25.1%, in fiscal 2001 as compared to fiscal 2000. More than offsetting the decreases in noninterest expense for fiscal 2001 as compared to fiscal 2000, were increases in other noninterest expenses categories. Office property and equipment expense and data processing expense increased by $137,000, or 6.0%, and $46,000, or 10.3%, respectively, over the prior fiscal year period. Other general and administrative expense increased by $610,000, or 18.1%, to $4.0 million for fiscal 2001 from $3.4 million for fiscal 2000, largely due to increases in professional and consulting fees related to strategic planning and to increases in contributions and Delaware franchise tax expense.

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

The Company has utilized the following strategies in recent years in an effort to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to originate shorter-term commercial and consumer loans; (c) the Company seeks to lengthen the maturity of deposits, when cost effective, through the pricing and promotion of certificates of deposit; (d) the Company seeks to attract checking and other transaction accounts which generally have a lower interest cost and which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has used long term Federal Home Loan Bank advances to fund the origination of fixed rate loans. The Company does not solicit negotiated high-rate jumbo certificates of deposit or brokered deposits, which are extremely rate sensitive.

At June 30, 2002, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $42.8 million, representing a cumulative positive one-year gap ratio of 1.16, or 6.6% if expressed as a percentage of total assets. The Company has an asset/liability committee (the "ALCO"), which includes the Company's president and senior Company officers. The ALCO meets weekly to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and other asset and liability management topics. The ALCO reports quarterly to the Board of Directors on interest rate risk and trends, as well as liquidity and capital ratios and requirements.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 2002 have changed significantly when compared to fiscal 2001. The net portfolio value of the Company, assuming no change in interest rates (the "Base Case Scenario"), was $64.4 million and $64.2 million, respectively, at June 30, 2002 and 2001. The net portfolio value ratio in the Base Case Scenario was 9.86% and 9.75%, respectively, at June 30, 2002 and 2001. The Board of Directors has established market risk limits based on the Company's tolerance for risk. At June 30, 2002, the net portfolio value ratio was inside the board limits in all measured rate-change scenarios. The Company primarily relies on the Office of Thrift Supervision (the "OTS") Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value ("NPV") is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

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

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 2002, as calculated by the Model. The table shows the present value of the instruments under rate shock scenarios of -100 basis points to +300 basis points in increments of 100 basis points. The OTS suppressed NPV estimates for interest rate scenarios of -300 basis points and -200 basis points beginning with the September 2001 and December 2001 cycles, respectively, due to the abnormally low market interest rate environment. Therefore, no data is presented in the table for those rate shock scenarios. As illustrated in the table, the Company's NPV decreases in a rising rate scenario and increases in the falling rate scenario. As market rates increase, the market values of the Company's portfolio of loans and securities decrease and prepayments slow. As interest rates decrease, the market values of loans and securities increase, but less dramatically than in the rising rate scenarios, due to prepayment risk, periodic rate caps, and other embedded options.


                Present Value Estimates by Interest Rate Scenario
                           Calculated at June 30, 2002

                                     ------------------------------ Base ------------------------------
                                      -100 bp        0 bp         +100 bp      $200 bp        +300 bp
                                     ----------    ----------    ----------   -----------    ----------
                                                            (Dollars in Thousands)
Financial Instrument:
Mortgage loans and securities        $432,479        425,518       417,127       408,270       399,213
Non-mortgage loans                     76,475         74,939        73,465        72,050        70,692
Cash, deposits and securities         104,298        100,808        96,690        92,751        89,166
Other assets                           47,468         51,550        55,377        59,014        62,363
                                     ---------     ----------    ----------   -----------    ----------

Total assets                          660,720        652,815       642,659       632,085       621,434

Deposits                              479,201        476,548       473,965       471,440       468,981
Borrowings                            105,940        103,358       101,235        99,472        97,975
Other liabilities                       8,726          8,723         8,721         8,718         8,715
                                     ---------     ----------    ----------   -----------    ----------

Total liabilities                     593,867        588,629       583,921       579,630       575,671
                                     ---------     ----------    ----------   -----------    ----------
Commitments                               567            193         (336)         (925)       (1,516)
                                     ---------     ----------    ----------   -----------    ----------

Net portfolio value                   $67,420         64,379        58,402        51,530        44,247
                                     =========     ==========    ==========   ===========    ==========

Net portfolio value ratio              10.20%          9.86%         9.09%         8.15%         7.12%
                                     =========     ==========    ==========   ===========    ==========

NPV minimum: board limit                6.50%          6.50%         6.50%         6.50%         6.50%
                                     =========     ==========    ==========   ===========    ==========




Liquidity and Capital Resources

The Company is required by OTS regulation to maintain sufficient liquidity to assure its safe and sound operation. The Company historically has maintained a level of liquid assets in excess of regulatory requirements. The Company's liquidity ratio averaged 31.6% during the quarter ended June 30, 2002. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives.

The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in interest-bearing deposits in other financial institutions, investment securities and other short-term interest-earning assets that provide liquidity to meet lending requirements. Investments and other assets qualifying for liquidity, outstanding at June 30, 2002, 2001, and 2000, totaled $156.8 million, $172.4 million, and $142.7 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. The Company's net deposits before interest credited decreased by $26.7 million in fiscal 2002 partly due to the sale of a northwest Iowa branch office in July 2001. Deposits transferred on the sale of that office totaled $8.9 million. The Company's net deposits before interest credited decreased by $7.1 million during fiscal 2001 and increased by $12.6 million in fiscal 2000. Similarly, the general level of market interest rates heavily influences the amount of principal repayments on loans and mortgage securities. Principal repayments on loans during fiscal 2002 totaled $219.7 million as compared to $177.9 million in fiscal 2001 and $156.9 million in fiscal 2000. Funds received from principal repayments on mortgage-backed securities for fiscal 2002, 2001 and 2000, totaled $9.9 million, $7.1 million and $8.4 million, respectively. Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 2002 and 2001, the Company had $99.1 million and $89.1 million, respectively, in outstanding advances from the FHLB.

At June 30, 2002, the Company had outstanding loan commitments and consumer and commercial approved, but unused, lines of credit totaling $48.9 million. Certificates of deposit scheduled to mature or reprice in one year or less at June 30, 2002 totaled $175.6 million. Management believes that a significant portion of such deposits will remain with the Company.


Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.

Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


Effect of New Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

The Company was required to adopt the provisions of SFAS No. 141 immediately. The Company elected to early adopt SFAS No. 142 as of July 1, 2002.

In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. There was no impairment indicated.

As of the date of adoption, the Company had unamortized goodwill in the amount of $18.5 million and unamortized identifiable intangible assets in the amount of $419,000. Amortization expense related to goodwill was $844,000 for the year ended June 30, 2001. Amortization expense related to identifiable intangible assets was $86,000 and $110,000, respectively, for the years ended June 30, 2002 and 2001.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of assets. The Company also records a corresponding asset which is depreciated over the life of the asset. The Company is required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company does not expect this statement to have a material effect on its consolidated financial statements.

In August, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121 and the accounting and reporting provision of APB Opinion No. 30 for the disposal of a segment of a business. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 for fiscal years beginning after December 15, 2001. The adoption of this Statement is not expected to have a material effect on the consolidated financial statements.

SFAS No. 145 Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued April 2002. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64,

Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions in paragraphs 8 and 9(c) of this Statement related to Statement 13 shall be effective for transactions occurring after May 15, 2002. The effects of implementation are not expected to have a material effect on the consolidated financial statements.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued June 2002. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring.)

The provisions of this Statement are effective for exit and disposal activities that are initiated after December 31, 2002.


Critical Accounting Policy

The Company's critical accounting policy relates to the allowance for losses on loans. The Company has established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance.

                          Independent Auditors' Report


The Board of Directors
First Federal Bankshares, Inc.
   and Subsidiaries
Sioux City, Iowa:


We have audited the accompanying consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries (the Company) as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal
Bankshares, Inc. and subsidiaries as of June 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


                        /s/ KPMG
                        --------
                        KPMG


August 30, 2002
Des Moines, Iowa


                                     Assets                                         2002                  2001
                                                                              ------------------   -------------------
Cash and due from banks                                                        $  23,114,024              20,241,215
Interest-bearing deposits in other financial institutions                            103,197              57,708,338
                                                                               -------------           -------------
                 Cash and cash equivalents                                        23,217,221              77,949,553
                                                                               -------------           -------------
Securities available-for-sale (note 2)                                            92,313,472              87,598,252
Securities held-to-maturity (fair value of $64,009,952 in 2002
    and $22,882,470 in 2001) (note 2)                                             63,294,694              22,725,200
Loans receivable, net (notes 3 and 4)                                            418,381,872             417,897,877
Office property and equipment, net (note 5)                                       13,770,198              14,686,405
Federal Home Loan Bank (FHLB) stock, at cost                                       5,037,800               9,468,700
Accrued interest receivable (note 6)                                               2,803,663               3,793,058
Refundable income taxes (note 11)                                                    146,741                 112,365
Deferred tax asset (note 11)                                                            --                   500,000
Goodwill (note 7)                                                                 18,523,607              18,523,607
Other assets (note 8)                                                             13,267,904               6,869,333
                                                                               -------------           -------------
                 Total assets                                                  $ 650,757,172             660,124,350
                                                                               =============           =============
                      Liabilities and Stockholders' Equity
Deposits (note 9)                                                              $ 472,648,336             488,708,229
Advances from FHLB (note 10)                                                      99,064,679              89,117,564
Advance payments by borrowers for taxes and insurance                              1,482,743               1,910,376
Deferred tax liability (note 11)                                                     103,000                    --
Accrued interest payable (notes 9 and 10)                                          3,640,039               5,676,823
Accrued expenses and other liabilities                                             2,555,580               2,123,911
                                                                               -------------           -------------
                 Total liabilities                                               579,494,377             587,536,903
                                                                               -------------           -------------
Stockholders' equity:
    Preferred stock, $.01 par value; authorized 1,000,000 shares,
        none issued                                                                     --                      --
    Common stock, $.01 par value; authorized 12,000,000 shares;
        4,871,112 and 4,849,536 shares issued at June 30, 2002
        and 2001, respectively                                                        48,711                  48,495
    Additional paid-in capital                                                    36,247,480              36,053,892
    Retained earnings, substantially restricted (note 13)                         43,542,299              41,357,535
    Treasury stock, at cost, 665,764 and 298,375 shares
        at June 30, 2002 and 2001, respectively                                   (7,577,646)             (2,803,832)
    Accumulated other comprehensive income:
        Net unrealized gain (loss) on securities available-for-sale                  490,458                (343,831)
    Unearned ESOP (note 12)                                                       (1,330,000)             (1,473,470)
    Unearned RRP (note 12)                                                          (158,507)               (251,342)
                                                                               -------------           -------------
                 Total stockholders' equity                                       71,262,795              72,587,447
Contingencies (note 16)
                                                                               -------------           -------------
                 Total liabilities and stockholders' equity                    $ 650,757,172             660,124,350
                                                                               =============           =============

See accompanying notes to consolidated financial statements


                                     FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                          Consolidated Statements of Operations

                                        Years ended June 30, 2002, 2001, and 2000

                                                                        2002               2001                 2000
                                                                -----------------   ------------------   -----------------

Interest income:
    Loans receivable                                                 $32,797,235         39,573,543          37,145,258
    Mortgage-backed securities                                         2,571,732          2,677,812           2,235,090
    Investment securities                                              3,956,160          7,924,018           8,441,174
    Other interest-earning assets                                        694,957            403,045             151,037
                                                                     -----------        -----------         -----------
                Total interest income                                 40,020,084         50,578,418          47,972,559
                                                                     -----------        -----------         -----------
Interest expense:
    Deposits (note 9)                                                 17,936,952         23,069,897          20,520,340
    Advances from FHLB and other borrowings                            5,009,983          9,201,508           9,293,181
                                                                     -----------        -----------         -----------
                Total interest expense                                22,946,935         32,271,405          29,813,521
                                                                     -----------        -----------         -----------
                Net interest income                                   17,073,149         18,307,013          18,159,038
Provision for losses on loans (note 4)                                 3,835,000          5,155,000             554,000
                                                                     -----------        -----------         -----------
                Net interest income after provision
                   for losses on loans                                13,238,149         13,152,013          17,605,038
                                                                     -----------        -----------         -----------
Noninterest income:
    Fees and service charges                                           4,825,009          3,681,102           2,901,004
    Gain on sale of branch deposits                                      164,730               --                  --
    Gain on sale of real estate owned and held
       for development                                                   314,558            291,923             602,134
    Net gain (loss) on sale of securities                                102,828          1,583,419            (169,856)
    Gain on sale of loans                                                551,926            350,758             180,240
    Gain (loss) on sale of office property and equipment                 249,979             (1,811)            108,462
    Real estate related activities                                     1,453,255          1,206,120           1,463,766
    Other income                                                       1,365,724          1,297,235           1,423,966
                                                                     -----------        -----------         -----------
                Total noninterest income                               9,028,009          8,408,746           6,509,716
                                                                     -----------        -----------         -----------
Noninterest expense:
    Compensation and benefits (note 12)                                9,400,076          8,605,079           8,991,983
    Office property and equipment                                      2,543,772          2,419,203           2,282,175
    Deposit insurance premiums                                            88,804             95,249             189,022
    Data processing                                                      340,136            490,393             444,582
    Advertising                                                          388,975            355,917             475,256
    Amortization of goodwill                                                --              843,680             843,677
    Other expense                                                      4,298,297          3,981,345           3,371,408
                                                                     -----------        -----------         -----------
                Total noninterest expense                             17,060,060         16,790,866          16,598,103
                                                                     -----------        -----------         -----------
                Earnings before income taxes                           5,206,098          4,769,893           7,516,651
Income taxes (note 11)                                                 1,696,000          1,764,000           2,641,000
                                                                     -----------        -----------         -----------
                Net earnings                                         $ 3,510,098          3,005,893           4,875,651
                                                                     ===========        ===========         ===========
Earnings per share:
    Basic earnings per share                                         $      0.85               0.68                1.07
    Diluted earnings per share                                              0.83               0.67                1.07


See accompanying notes to consolidated financial statements


                                     FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                         Consolidated Statements of Stockholders' Equity and Comprehensive Income

                                        Years ended June 30, 2002, 2001, and 2000


                                                                                   Accumulated
                                              Additional                           other
                                           Common   paid-in     Retained    Treasury  comprehensive  Unearned   Unearned
                                           stock     capital    earnings     stock      income        ESOP        RRP        Total
                                           -------  ----------  ----------  ---------  ----------  ---------- ----------  ----------
Balance at June 30, 1999                 $ 48,178   35,957,560  36,283,211     --      (2,202,184) (1,813,758)    --      68,273,007
                                         -------   ----------  ----------  ---------   ----------  ---------- ----------  ----------
Net earnings                                --          --       4,875,651     --          --          --         --       4,875,651
Net change in unrealized losses on
   securities available-for-sale            --          --          --         --      (2,112,605)     --         --     (2,112,605)
Less: reclassification adjustment for net
   realized gains included in net income
   (net of tax expense)                     --          --          --         --         (28,260)     --         --        (28,260)
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
          Total comprehensive incom         --          --       4,875,651     --      (2,140,865)    --          --       2,734,786
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Stock options exercised                       158       48,398      --         --          --          --         --          48,556
Treasury stock acquired                     --          --          --     (1,930,138)     --          --         --     (1,930,138)
Recognition and retention plan (RRP         --           8,250      --        657,000      --          --      (675,250)      --
Amortization of RRP                         --          --          --         --          --          --       205,576      205,576
ESOP shares allocated                       --          --          --         --          --       179,158       --         179,158
Stock depreciation of allocated ESO         --         (21,485)     --         --          --          --         --        (21,485)
Dividends on common stock
   at $0.30 per share (note 12)             --          --      (1,376,541)    --          --          --         --     (1,376,541)
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Balance at June 30, 2000                   48,336   36,002,723  39,782,321 (1,273,138) (4,343,049) (1,634,600) (469,674)  68,112,919
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Net earnings                                --          --       3,005,893     --          --          --         --       3,005,893
Net change in unrealized gains on
   securities available-for-sale            --          --          --         --       4,992,022      --         --       4,992,022
Less: reclassification adjustment for net
   realized gains included in net income
   (net of tax expense)                     --          --          --         --         992,804      --         --         992,804
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
          Total comprehensive incom         --          --       3,005,893     --       3,999,218      --         --       7,005,111
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Stock options exercised                       159       55,478      --         --          --          --         --          55,637
Treasury stock acquired                     --          --          --     (1,530,694)     --          --         --     (1,530,694)
Amortization of RRP                         --          --          --         --          --          --       218,332      218,332
ESOP shares allocated                       --          --          --         --          --       161,130       --         161,130
Stock depreciation of allocated ESO         --          (4,309)     --         --          --          --         --         (4,309)
Dividends on common stock
   at $0.32 per share (note 12)             --          --      (1,430,679)    --          --          --         --     (1,430,679)
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Balance at June 30, 2001                  48,495   36,053,892  41,357,535 (2,803,832)   (343,831)  (1,473,470) (251,342)  72,587,447
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Net earnings                                --          --      3,510,098      --         --          --         --      3,510,098
Net change in unrealized gains on
   securities available-for-sale            --          --          --         --        898,762      --         --         898,762
Less: reclassification adjustment for net
   realized gains included in net income
   (net of tax expense)                     --          --          --         --         64,473      --         --          64,473
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
          Total comprehensive incom         --          --      3,510,098      --        834,289        --         --      4,344,387
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Stock options exercised                       216      140,777       --        --          --           --         --        140,993
Treasury stock acquired                     --          --           --    (4,772,014)     --           --         --    (4,772,014)
Recognition and retention plan (RRP         --          15,700       --        (1,800)     --           --      (13,900)       --
Amortization of RRP                         --          --           --         --         --           --      106,735      106,735
ESOP shares allocated                       --          --           --         --         --        143,470       --        143,470
Stock appreciation of allocated ESO         --          37,111       --         --         --           --         --         37,111
Dividends on common stock
   at $0.32 per share (note 12)             --          --      (1,325,334)     --         --           --         --    (1,325,334)
                                          -------   ----------  ----------  ---------  ----------  ---------- ----------  ----------
Balance at June 30, 2002                 $ 48,711   36,247,480  43,542,299 (7,577,646)    490,458  (1,330,000) (158,507)  71,262,795
                                          =======   ==========  ==========  =========  ==========  ========== ==========  ==========


See accompanying notes to consolidated financial statements.


                                     FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                          Consolidated Statements of Cash Flows

                                        Years ended June 30, 2002, 2001, and 2000

                                                                             2002               2001               2000
                                                                        ----------------   ----------------   ---------------
Cash flows from operating activities:
    Net earnings                                                           $  3,510,098         3,005,893         4,875,651
    Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Loans originated for sale to investors                             (69,916,000)      (51,027,680)      (24,583,322)
         Proceeds from sale of loans originated for sale                     70,871,101        49,374,634        24,441,563
         Provision for losses on loans and other assets                       3,835,000         5,155,000           554,000
         Depreciation and amortization                                        2,144,912         2,702,411         2,602,628
         Provision for deferred taxes                                           104,000          (516,000)           61,000
         Net gain on sale of loans                                             (551,926)         (350,758)         (180,240)
         Net (gain) loss on sale of securities available-for-sale              (102,828)       (1,583,419)          169,856
         Net gain on sale of branch deposits                                   (164,730)             --                --
         Net (gain) loss on sale of office property and equipment              (249,979)            1,811          (108,462)
         Net gain on sale of real estate owned and held for
            development                                                        (314,558)         (291,923)         (602,134)
         Net loan fees deferred                                                 157,716           (79,841)           85,339
         Amortization of premiums and discounts on loans,
            mortgage-backed securities, and  investment securities              853,791           741,313           974,710
         Decrease (increase) in accrued interest receivable                     989,395         1,007,357          (198,157)
         Increase in other assets                                              (258,732)         (658,979)       (1,475,968)
         (Decrease) increase in accrued interest payable                     (2,036,784)        1,379,309           125,186
         Increase (decrease) in accrued expenses and other liabilities          431,669           (80,128)         (212,777)
         Increase in refundable income taxes                                    (34,376)         (405,105)         (126,366)
                                                                           ------------      ------------      ------------
               Net cash provided by operating activities                      9,267,769         8,373,895         6,402,507
                                                                           ------------      ------------      ------------
Cash flows from investing activities:
    Purchase of securities held-to-maturity                                 (52,047,645)       (2,375,000)         (519,205)
    Proceeds from maturities of securities held-to-maturity                   8,441,621         3,388,388         6,562,213
    Proceeds from sale of securities available-for-sale                      14,442,044       130,677,652         8,367,496
    Purchase of securities available-for-sale                               (82,950,770)      (12,553,258)      (11,060,185)
    Proceeds from maturities of securities available-for-sale                68,145,813        31,182,842         6,132,470
    Purchase of bank owned life insurance                                    (6,984,000)             --                --
    Redemption (purchase) of FHLB stock                                       4,430,900          (539,800)         (834,600)
    Loans purchased                                                         (19,001,000)      (21,760,000)      (20,861,000)
    Decrease (increase) in loans receivable                                  13,127,299        (6,910,671)      (30,475,278)
    Proceeds from sale of office property and equipment                         523,725               525           182,214
    Purchase of office property and equipment                                  (584,482)         (607,930)       (1,186,425)
    Proceeds from sale of foreclosed real estate                                222,750           373,789         2,069,491
    Proceeds from sale of real estate held for development                      703,500           792,000         1,316,500
    Net expenditures on real estate held for development                         (9,001)         (508,728)         (821,410)
                                                                           ------------      ------------      ------------
               Net cash (used in) provided by investing activities          (51,539,246)      121,159,809       (41,127,719)
                                                                           ------------      ------------      ------------
Cash flows from financing activities:
    (Decrease) increase in deposits                                         (15,895,163)       17,082,698         7,456,053
    Proceeds from advances from FHLB                                         31,075,000        36,500,000        76,155,665
    Repayment of advances from FHLB and other borrowings                    (21,256,704)     (121,509,920)      (40,800,790)
    Net (decrease) increase in advance payments by borrowers
       for taxes and insurance                                                 (427,633)         (917,899)          271,157
    Issuance of common stock, net                                               140,993            55,637            48,556
    Purchase of treasury stock                                               (4,772,014)       (1,530,694)       (1,930,138)
    Cash dividends paid                                                      (1,325,334)       (1,430,679)       (1,376,541)
                                                                           ------------      ------------      ------------
               Net cash (used in) provided by financing activities          (12,460,855)      (71,750,857)       39,823,962
                                                                           ------------      ------------      ------------
               Net (decrease) increase in cash and cash equivalents         (54,732,332)       57,782,847         5,098,750
Cash and cash equivalents at beginning of year                               77,949,553        20,166,706        15,067,956
                                                                           ------------      ------------      ------------
Cash and cash equivalents at end of year                                   $ 23,217,221        77,949,553        20,166,706
                                                                           ============      ============      ============

See accompanying notes to consolidated financial statements


                                     FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                                          Consolidated Statements of Cash Flows

                                        Years ended June 30, 2002, 2001, and 2000


Supplemental disclosures:
    Cash paid during the year for:
       Interest                                                            $ 24,983,719        30,892,096        29,688,335
       Income taxes                                                           1,626,371         2,687,949         2,678,647
    Noncash activities:
       Loans converted to securities available-for-sale                            --         111,495,480              --


                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


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

     Earnings Per Share

     Basic earnings per share computations for the years ended June 30, 2002, 2001, and 2000 were determined by dividing net earnings by the weighted-average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive potential common shares outstanding during the year.

                                                                     (Continued)

     The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 2002, 2001, and 2000:

                                                           2002            2001             2000
                                                        ----------      ----------       ----------
Basic EPS computation:
     Net earnings                                       $3,510,098       3,005,893        4,875,651
     Weighted-average common shares outstanding          4,115,350       4,407,780        4,552,159
                                                        ----------      ----------       ----------
                 Basic EPS                              $     0.85            0.68             1.07
                                                        ==========      ==========       ==========
Diluted EPS computation:
     Net earnings                                       $3,510,098       3,005,893        4,875,651
                                                        ----------      ----------       ----------
     Weighted-average common shares outstanding          4,115,350       4,407,780        4,552,159
     Incremental option shares using
        treasury stock method                               90,654          55,545           22,088
                                                        ----------      ----------       ----------
                 Diluted shares outstanding              4,206,004       4,463,325        4,574,247
                                                        ----------      ----------       ----------
                 Diluted EPS                            $     0.83            0.67             1.07
                                                        ==========      ==========       ==========


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

     Allowances for Losses on Loans and Real Estate

     The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Such evaluation, which includes a review of all loans on which full collectibility may not be

                      FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance.

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

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Office Property and Equipment

     Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for furniture fixtures, automobiles, and equipment.

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

     Excess of Cost Over Fair Value of Assets Acquired

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on July 1, 2001. Prior to the adoption, the excess of cost over fair value of assets acquired was being amortized on a straight-line basis over its estimated useful life of 25 years. The asset was evaluated by management for impairment whenever events or changes in circumstances indicated that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset. After the adoption date, Statement 142 requires that intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment at least annually in accordance with the provisions of Statement 142.

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

                             June 30, 2002 and 2001


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

     Accrued Interest Receivable

     The recorded amount of accrued interest receivable approximates fair value.

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

     Advances from Federal Home Loan Bank

     The fair value of advances from FHLB is based on the discounted value of contractual cash flows.
                                                                     (continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Advance Payments by Borrowers for Taxes and Insurance

     The recorded amount of advance payments by borrowers for taxes and insurance approximates fair value.

     Accrued Interest Payable

     The recorded amount of accrued interest payable approximates fair value.

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

     Effect of New Accounting Standards

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other
     Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment.

     The Company was required to adopt the provisions of SFAS No. 141 immediately. The Company elected to early adopt SFAS No. 142 as of July 1, 2002.

     In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. There was no impairment indicated.

     As of the date of adoption, the Company had unamortized goodwill in the amount of $18,523,607 and unamortized identifiable intangible assets in the amount of $418,687. Amortization expense related to goodwill was $843,680 for the year ended June 30, 2001. Amortization expense related to identifiable intangible assets was $85,698 and $109,999, respectively, for the years ended June 30, 2002 and 2001.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development  and/or  normal  use of  assets.  The  Company  also
                                                                     (continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     records a corresponding asset which is depreciated over the life of the asset. The Company is required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company does not expect this statement to have a material effect on its consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121 and the accounting and reporting provision of APB Opinion No. 30 for the disposal of a segment of a business. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held-for-sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 for fiscal years beginning after December 15, 2001. The adoption of this Statement is not expected to have a material effect on the consolidated financial statements.

     SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued April 2002.
     This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

     The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions in paragraphs 8 and 9(c) of this Statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. The effects of implementation are not expected to have a material effect on the consolidated financial statements.

     SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued June 2002. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring.)

     The provisions of this Statement are effective for exit and disposal activities that are initiated after December 31, 2002.
                                                                     (continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


(2)  Securities

     Following is a schedule of amortized costs and estimated fair values as of June 30, 2002 and 2001:


                                                                           2002
                                          --------------------------------------------------------------------
                                                                Gross             Gross
                                           Amortized          unrealized        unrealized           Fair
                                             cost               gains             losses             value
                                          -----------        -----------        -----------        -----------
Available-for-sale:
     Mortgage-backed securities:
        Government National Mortgage
           Association (GNMA)             $17,849,350            134,390             14,799         17,968,941
        Federal Home Loan Mortgage
           Corporation (FHLMC)             14,151,314            223,999               --           14,375,313
        Federal National Mortgage
           Association (FNMA)               3,841,150             42,379              3,692          3,879,837
     Investments in mutual funds           45,281,762             33,252              2,618         45,312,396
     Other investment securities           10,405,438            372,886              1,339         10,776,985
                                          -----------        -----------        -----------        -----------
                                          $91,529,014            806,906             22,448         92,313,472
                                          ===========        ===========        ===========        ===========
Held-to-maturity:
     Mortgage-backed securities:
        GNMA                              $ 1,141,609             53,014              3,582          1,191,041
        FHLMC                              11,235,890             78,608               --           11,314,498
        FNMA                               26,108,262            360,423               --           26,468,685
     United States treasury securities      9,993,287             75,463               --           10,068,750
     Local government securities           11,289,873            144,864             14,342         11,420,395
     Other investment securities            3,525,773             22,544              1,734          3,546,583
                                          -----------        -----------        -----------        -----------
                                          $63,294,694            734,916             19,658         64,009,952
                                          ===========        ===========        ===========        ===========

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001

                                                                            2001
                                              -----------------------------------------------------------------
                                                                   Gross           Gross
                                                Amortized        unrealized      unrealized         Fair
                                                   cost            gains           losses           value
                                              ---------------  ---------------  -------------  ----------------
Available-for-sale:
     Mortgage-backed securities:
        GNMA                               $      2,262,940              894         17,473         2,246,361
        FHLMC                                     2,320,052           45,939           --           2,365,991
        FNMA                                      1,666,393           17,138          3,813         1,679,718
     United States government
        agency securities                        62,303,324           13,346        568,556        61,748,114
     Other investment securities                 19,594,374           35,246         71,552        19,558,068
                                              ---------------  ---------------  -------------  ----------------
                                           $     88,147,083          112,563        661,394        87,598,252
                                              ===============  ===============  =============  ================
Held-to-maturity:
     Mortgage-backed securities:
        GNMA                               $      1,735,647           32,379          4,528         1,763,498
        FHLMC                                     1,804,014            3,206          9,721         1,797,499
        FNMA                                      7,147,720          115,372          2,167         7,260,925
     United Stated government
        agency securities                           875,511            3,100           --             878,611
     United States treasury securities            2,002,586           14,992           --           2,017,578
     Local government securities                  9,159,722           40,952         36,315         9,164,359
                                              ---------------  ---------------  -------------  ----------------
                                           $     22,725,200          210,001         52,731        22,882,470
                                              ===============  ===============  =============  ================


     The amortized cost and fair value at June 30, 2002 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Available-for-sale                    Held-to-maturity
                                             ----------------------------------   ----------------------------------
                                                                  Estimated                            Estimated
                                                Amortized           fair             Amortized           fair
                                                  cost              value              cost              value
                                             ----------------  ----------------   ----------------  ----------------
Due in 1 year or less                     $      45,281,761        45,312,391          3,921,659         3,953,288
Due after 1 year through 5 years                     --                --             14,205,093        14,312,985
Due after 5 years through 10 years                5,318,748         5,326,258          2,576,118         2,624,229
Due after 10 years                                5,086,691         5,450,732          4,106,063         4,145,226
                                             ----------------  ----------------   ----------------  ----------------
                                                 55,687,200        56,089,381         24,808,933        25,035,728
Mortgage-backed securities                       35,841,814        36,224,091         38,485,761        38,974,224
                                             ----------------  ----------------   ----------------  ----------------
                                          $      91,529,014        92,313,472         63,294,694        64,009,952
                                             ================  ================   ================  ================

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Proceeds from the sale of securities available for sale were $14,442,044, $130,677,652, and $8,367,496 during 2002, 2001, and 2000, respectively.
     Gross realized gains on these sales were $155,960, $1,731,569, and $3,784 and gross realized losses on these sales were $53,132, $148,150, and $173,640 in 2002, 2001, and 2000, respectively.

     Securities with an amortized cost of $8,007,389 and an estimated fair value of approximately $8,080,000 at June 30, 2002 were pledged to various entities.

(3)  Loans Receivable

     Loans receivable at June 30, 2002 and 2001 are summarized as follows:


                                                        2002                   2001
                                                   -------------          -------------
First mortgage loans:
     Secured by one to four family residences      $ 164,815,983            181,034,482
     Secured by other properties                     137,769,304            141,064,808
Home equity and second mortgage loans                 40,347,072             38,223,700
Automobile loans                                      32,167,935             24,212,132
Commercial business loans                             15,502,233             14,975,815
Other nonmortgage loans                               33,241,139             23,339,750
                                                   -------------          -------------
                                                     423,843,666            422,850,687
Less:
     Allowance for loan losses (note 4)                4,583,897              4,736,738
     Undisbursed portion of loans in process           1,500,316                458,055
     Net unearned premiums on loans                   (2,075,647)            (1,537,496)
     Deferred loan fees                                1,453,228              1,295,513
                                                   -------------          -------------
                                                   $ 418,381,872            417,897,877
                                                   =============          =============

     Troubled Debt Restructurings

     At June 30, 2002, 2001, and 2000, the Company had nonaccrual loans of $5,106,000, $1,094,000, and $25,000, respectively, and restructured loans of $393,000, $130,000, and $65,000, respectively. Interest income recorded during 2002, 2001, and 2000 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $313,300 in 2002, $105,653 in 2001, and $1,250 in 2000.

     Loan Servicing

     The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. There were no mortgage loans held for sale at June 30, 2002.


                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $98,771,932, $142,730,413, and $42,865,542 at
     June 30, 2002, 2001, and 2000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

     Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $648,486, $814,977, and $110,483 at June 30, 2002, 2001, and 2000, respectively.

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

     Loans purchased outside the Company's primary lending area totaled approximately $93.5 million at June 30, 2002, and included approximately $78.7 million in loans that are geographically distributed in the Midwestern United States. The remaining loans are distributed throughout the United States, with the largest geographic concentrations including Colorado with $10.9 million and Connecticut with $1.4 million.

     Included in the totals of loans purchased outside the Company's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Company has an exclusive agreement with this firm, which gives the Company first right of refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate, and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Company has sold, and anticipates that it will continue to sell, participation interests in these loans to other financial institutions located in Iowa and contiguous states. At June 30, 2002, the outstanding principal balance of loans purchased under the above agreement was approximately $65.5 million and participation interests in these balances sold to other financial institutions totaled approximately $14.9 million.

     Securitized Mortgage Loans

     In March 2001, the Company sold approximately $112.7 million of fixed rate single family mortgage loans in securitized transactions. In those securitizations, the Company retained servicing responsibilities. The Company recognized pretax gains of approximately $1,714,000 on the sale of the securitized mortgage loans. There were no mortgage loans sold in securitized transactions during the fiscal year ended June 30, 2002.


                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


(4)  Allowance for Loan Losses

     A summary of the allowance for loan losses follows:

                                       2002               2001             2000
                                   -----------        -----------      -----------
Balance at beginning of year       $ 4,736,738          3,394,448        3,134,664
Provision for losses                 3,835,000          5,155,000          554,000
Charge-offs                         (4,200,710)        (3,890,291)        (380,133)
Recoveries                             212,869             77,581           85,917
                                   -----------        -----------      -----------
Balance at end of year             $ 4,583,897          4,736,738        3,394,448
                                   ===========        ===========      ===========


(5)  Office Property and Equipment

     At June 30, 2002 and 2001, the cost and accumulated depreciation of office property and equipment were as follows:


                                                                  2002             2001
                                                               -----------     -----------
Office property and equipment:
     Land and improvements                                     $ 3,688,053       3,260,070
     Building and improvements                                  12,857,264      13,350,537
     Furniture, fixtures, equipment, and automobiles             6,303,356       5,884,001
     Deposits on assets not in service and not depreciated           9,949         280,565
                                                               -----------     -----------
                 Total cost - office properties                 22,858,622      22,775,173
     Less accumulated depreciation                               9,088,424       8,088,768
                                                               -----------     -----------
                 Office property and equipment, net            $13,770,198      14,686,405
                                                               ===========     ===========


(6)    Accrued Interest Receivable

       Accrued interest receivable is summarized as follows:


                         2002             2001
                      ----------       ----------
Loans receivable      $2,113,906        2,446,262
Securities               689,757        1,346,796
                      ----------       ----------
                      $2,803,663        3,793,058
                      ==========       ==========


                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001



(7)  Goodwill and Other Intangible Assets

     The table below  reconciles  reported  earnings for fiscal years ended June
     30,  2001  and  2000  to  "adjusted"   earnings,   which  exclude  goodwill
     amortization.


                                   2002                               2001
                             ---------------  -------------------------------------------------
                                Reported           Reported          Goodwill        Adjusted
                                earnings           earnings        amortization      earnings
                             ---------------     -------------    --------------   ------------
Net income                   $   3,510,098         3,005,893           843,680      3,849,573
Earnings per share:
     Basic EPS                        0.85              0.68              0.19           0.87
     Diluted EPS                      0.83              0.67              0.19           0.86


     The gross carrying amount of intangible assets subject to amortization and the associated accumulated amortization at June 30, 2002 is presented in the table below. Amortization expense for intangible assets was $85,698, $109,999, and $135,877 for fiscal 2002, 2001, and 2000, respectively.

                                                     2000
                             -------------------------------------------------
                                Reported           Goodwill         Adjusted
                                earnings         amortization       earnings
                             -------------      ---------------   ------------
Net income                   $   4,875,651           843,677        5,719,328
Earnings per share:
     Basic EPS                        1.07              0.19             1.26
     Diluted EPS                      1.07              0.19             1.26


                                     Gross                         Unamortized
                                    carrying      Accumulated      intangible
                                     amount       amortization       assets
                                   ----------     ------------     -----------
Intangible assets:
     Core deposit premium          $  690,140         357,150         332,990
     Mortgage servicing rights        700,250         368,000         332,250
                                   ----------      ----------      ----------
                 Total             $1,390,390         725,150         665,240
                                   ==========      ==========      ==========



                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Projections of amortization expense are based on existing asset balances and the existing interest rate environment as of June 30, 2002. What the Company actually experiences may be significantly different depending upon changes in mortgage interest rates and market conditions. The following table shows the estimated future amortization expense for amortizing intangible assets for each of the years ended June 30:

                    Core deposit          Mortgage
                      premium          servicing rights             Total
                    ------------       ----------------            --------
     2003              $66,516             332,250                 398,766
     2004               52,374                --                    52,374
     2005               45,396                --                    45,396
     2006               44,604                --                    44,604
     2007               44,604                --                    44,604




(8)  Other Assets

     Included in other assets at June 30, 2002 and 2001 are mortgage servicing rights. The changes in capitalized mortgage servicing rights for the years ended June 30, 2002 and 2001 were as follows:


                                               2002                    2001
                                            ---------               ---------
     Balance at beginning of year           $ 674,750                    --
     Originated                                  --                   700,250
     Amortization                            (342,500)                (25,500)
                                            ---------               ---------
     Balance at end of year                 $ 332,250                 674,750
                                            =========               =========



     The fair value of mortgage servicing rights was approximately $332,250 at June 30, 2002.

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

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001



     At June 30, 2002, key economic assumptions and sensitivity of the current fair value of the mortgage servicing rights to immediate 50 and 100 basis point adverse changes in those assumptions were as follows:


     Fair value of mortgage servicing rights                      $332,250
     Expected weighted average life                                   0.92 years
     Prepayment speed assumption                                     22.92%
          Decrease in fair value from a 50 basis point change     $ 25,000
          Decrease in fair value from a 100 basis point change      47,000
     Discount rate assumption                                         7.38%
          Decrease in fair value from a 50 basis point change     $ 25,000
          Decrease in fair value from a 100 basis point change      47,000


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

(9)  Deposits

     At June 30, 2002 and 2001, deposits are summarized as follows:

                                             2002                      2001
                                         ------------              ------------
     Noninterest-bearing checking        $ 21,129,556                21,157,593
     Savings accounts                      31,322,593                27,899,162
     Demand and NOW accounts               55,255,465                49,175,576
     Money market accounts                108,190,942                84,003,514
     Certificates of deposit              256,749,780               306,472,384
                                         ------------              ------------
                                         $472,648,336               488,708,229
                                         ============              ============


     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $25,800,000 and $30,500,000 at June 30, 2002 and 2001, respectively.

     At June 30, 2002, the scheduled maturities of certificates of deposit were as follows:

     2003                                                          $175,595,647
     2004                                                            43,167,051
     2005                                                            20,205,730
     2006                                                             7,366,330
     2007 and thereafter                                             10,415,022
                                                                   ------------
                                                                   $256,749,780
                                                                   ============


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001



     Interest expense on deposits is summarized as follows:


                                      2002             2001             2000
                                  -----------      -----------      -----------
     Savings                      $   247,323          392,534          474,073
     Money market and checking      2,776,654        4,396,509        4,350,896
     Certificates of deposit       14,912,975       18,280,854       15,695,371
                                  -----------      -----------      -----------
                                  $17,936,952       23,069,897       20,520,340
                                  ===========      ===========      ===========


     At June 30, 2002 and 2001, accrued interest payable on deposits totaled $3,627,634 and $5,665,642, respectively.

(10) Advances from FHLB

     A summary at June 30, 2002 and 2001 follows:


                                           Weighted-                      Weighted-
                                            average                        average
                                           interest                       interest
                                             rate            2002           rate             2001
                                          ----------     ------------    -----------     ------------
     FHLB of Des Moines (A)
     Stated maturity in fiscal year
          ending June 30:
             2002                              --%       $         --         6.17%      $ 18,000,569
             2003 (B)                        5.22          17,575,000         6.24         13,000,000
             2004                            4.35           9,000,000         5.91          3,000,000
             2005                            4.00           7,500,000           --                 --
             2006                            4.87           3,000,000           --                 --
             2007 and thereafter (C)         5.51          53,832,280         5.55         50,702,891
                                                          -------------                   ------------
                                                           90,907,280                      84,703,460
     Amortizing advances (D)                 5.25           4,157,399         5.25          4,414,104
     Fed Funds advance with FHLB (E)     Variable           4,000,000     Variable                 --
                                                          -------------                   ------------
                                                         $ 99,064,679                    $ 89,117,564
                                                          =============                   ============


(A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 120% of outstanding balances.

(B) Includes one FHLB short-term Repo Advance for year 2002 that matures on July 25, 2002 in the amount of $2,075,000. The interest on this advance is due at maturity at a rate of 2.07% and the term is 30 days.


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


(C) Includes FHLB convertible advances. Convertible advances are advances that the FHLB may terminate and require the Company to repay prior to the stated maturity date of the advance. Usage of this type of advance is limited to a range of 10% to 20% of the Company's total assets by the FHLB. At June 30, 2002 and 2001, the advances included in this maturity range are callable after an initial lock-out period according to the following schedule:


                                  Weighted-                      Weighted-
                                   average                       average
                                  interest                       interest
                                    rate            2002           rate            2001
                                ------------    ------------   ------------    ------------
     Callable in fiscal year
          ending June 30:
             2002                    --%        $        --        5.17%       $ 12,000,000
             2003                  5.35           32,989,139       5.45          20,975,123
             2004                  5.91           17,843,141       5.92          17,727,768
                                                 ------------                   ------------
                                                $ 50,832,280                   $ 50,702,891
                                                 ============                   ============



(D) Amortizing advances are advances that amortize over a 15 year period matched to a weighted-average rate of comparable FHLB bonds.

(E) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees, and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During 2002, the interest rate at which these advances repriced ranged from 1.38% to 4.40%. Fed Funds Advances are collateralized as described in (A) above.

At June 30, 2002 and 2001, accrued interest payable on advances from FHLB totaled $12,405 and $11,181, respectively.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


(11) Taxes on Income

     Taxes on income for the years ended June 30, 2002, 2001, and 2000 were comprised as follows:

                                             2002                                                 2001
                       -------------------------------------------------------------------------------------------------------
                         Federal            State             Total            Federal            State               Total
                       ----------        ----------        ----------        ----------         ----------         ----------
     Current           $1,343,000           249,000         1,592,000         1,975,000            305,000          2,280,000
     Deferred              90,000            14,000           104,000          (447,000)           (69,000)          (516,000)
                       ----------        ----------        ----------        ----------         ----------         ----------
                       $1,433,000           263,000         1,696,000         1,528,000            236,000          1,764,000
                       ==========        ==========        ==========        ==========         ==========         ==========

                                                              2000
                                         ----------------------------------------------
                                           Federal            State             Total
                                         ----------        ----------       -----------
                                         $2,234,000           346,000         2,580,000
                                             53,000             8,000            61,000
                                         ----------        ----------       -----------
                                         $2,287,000           354,000         2,641,000
                                         ==========        ==========       ===========



     Taxes on income differ from the amounts computed by applying the Federal income tax rate of 34% to earnings from continuing operations before taxes on income for the following reasons:

                                             2002             2001              2000
                                         -----------       -----------      -----------
Computed "expected" tax expense          $ 1,770,073         1,621,764        2,555,661
Purchase accounting adjustments                 --             278,000          278,000
Nontaxable income                           (234,313)          (97,000)        (131,000)
State income taxes                           173,580           155,760          233,640
Other, net                                   (13,340)         (194,524)        (295,301)
                                         -----------       -----------      -----------
                                         $ 1,696,000         1,764,000        2,641,000
                                         ===========       ===========      ===========


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001



     Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2002 and 2001 are presented below:

                                                                   2002              2001
                                                               -----------       -----------
Deferred tax assets:
     Allowance for loan losses                                 $   816,000         1,258,000
     Unrealized loss on securities available-for-sale                 --             205,000
     Deferred compensation                                         148,000           188,000
     Accrued vacation pay                                          103,000           106,000
     Deferred directors fees                                       134,000           117,000
     Reserve for uncollected interest                               82,000              --
     Deferred loan fees                                               --              21,000
     Accrued expenses                                                 --              11,000
     Other                                                          39,000            24,000
                                                               -----------       -----------
                 Total gross deferred tax assets                 1,322,000         1,930,000
                                                               -----------       -----------
Deferred tax liabilities:
     FHLB stock dividends                                         (347,000)         (725,000)
     Fixed assets                                                 (413,000)         (255,000)
     Mortgage servicing rights                                    (124,000)             --
     Unrealized gain on securities available-for-sale             (294,000)             --
     Purchase accounting adjustments                              (165,000)         (251,000)
     Bad debt reserves in excess of base year                      (82,000)         (199,000)
                                                               -----------       -----------
                 Total gross deferred tax liabilities           (1,425,000)       (1,430,000)
                                                               -----------       -----------
                 Net deferred tax (liability) asset            $  (103,000)          500,000
                                                               ===========       ===========

     Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(12) Employee Benefit Plans

     Pension

     The Bank is a participant  in the Financial  Institutions  Retirement  Fund
     (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 2001, the date of the latest actuarial valuation, the book and market values of the fund assets exceed the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there was no pension contribution in 2002, 2001, and 2000 because the plan was fully funded.


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Profit Sharing Plan

     Bank employees participate in the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the Profit Sharing Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25% of the first 4% of the employee's compensation. The Profit Sharing Plan expense for the years ended June 30, 2002, 2001, and 2000 was $48,265, $44,555, and $42,619,
     respectively.

     ESOP

     In July 1992, as part of the reorganization to the stock form of ownership, the Bank's Employee Stock Ownership Plan (ESOP) purchased 143,809 shares of the Company's common stock at $3.066 per share, or $441,000, which was funded by a loan from an unaffiliated lender. This loan was repaid in December 1996, and the shares were fully allocated to participants at June 30, 1998. In April 1999, as part of the reorganization and conversion of First Federal Bankshares, M.H.C., the Bank's ESOP purchased 184,450 shares of the Company's common stock at $10 per share, which was funded by a 15-year, 7% loan from the Company. Quarterly principal payments of $30,742 commenced on June 30, 1999. All employees meeting the age and service requirements are eligible to participate in the ESOP. Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100% vested after five years of service. The ESOP is accounted for under "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). Dividends paid on unallocated shares reduce the Company's cash contributions to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation.

     At June 30, 2002 and 2001, allocated shares were 153,801 and 138,423, respectively. Shares committed to be released were 7,398 and 7,746, respectively. The fair value of the 133,000 and 147,347 unallocated shares was approximately $1.8 million and $1.9 million, respectively.

     Plan expense was $180,581, $156,821, and $173,367 for the years ended June 30, 2002, 2001, and 2000, respectively. Interest expense was $105,566, $114,174, and $123,359 on the Plan's borrowing for the years ended June 30, 2002, 2001, and 2000.

     Stock Options

     The Company's 1992 stock option plan permitted the board of directors to grant options to purchase up to 124,510 shares of the Company's $0.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

     In October 1999, the Company  established  the 1999 stock option plan (1999
     Plan). The Company's 1999 Plan permits the board of directors to grant options to purchase up to 263,500 shares of the Company's $0.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share for options granted and vested would have been reduced to the pro forma amounts indicated below:


                                       2002            2001            2000
                                    ----------      ----------      ----------
     Net income:
          As reported               $3,510,098      3,005,893       4,875,651
          Pro forma                  3,446,038      2,942,362       4,828,003
     Basic earnings per share:
          As reported                     0.85           0.68            1.07
          Pro forma                       0.84           0.67            1.06
     Diluted earnings per share:
          As reported                     0.83           0.67            1.07
          Pro forma                       0.82           0.66            1.06



     The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal year 2002, 2001, and 2000: dividend yield of 3.41%; expected volatility of 22.76%; risk free interest rate of 6.29%; and expected life of 7.5 years.

     Changes in options outstanding and exercisable during 2002, 2001, and 2000 were as follows:


                               Exercisable     Outstanding       Option price
                                 options         options          per share
                               ------------    -----------      --------------
     June 30, 1999                50,266          53,559        3.066 - 20.341
          Granted                    --          247,000             9.25
          Forfeited                  --           (1,000)            9.25
          Vested                   6,647             --         9.250 - 20.341
          Exercised              (15,839)        (15,839)            3.066
                               ------------    -----------      --------------
     June 30, 2000                41,074         283,720        3.066 - 20.341
          Forfeited                 (400)         (5,400)            9.25
          Vested                  49,247             --        7.6875 - 20.341
          Exercised              (15,930)        (15,930)        3.066 - 9.25
                               ------------    -----------      --------------
     June 30, 2001                73,991         262,390        3.066 - 20.341
          Granted                    --            2,000             11.00
          Forfeited                 (500)        (22,200)       9.25
          Vested                  47,000             --         7.6875 - 9.25
          Exchange of shares        (335)           (335)            12.25
          Exercised              (21,577)        (21,577)        3.066 - 9.25
                               ------------    -----------      --------------
     June 30, 2002                98,579         220,278        3.066 - 20.341
                               ============    ===========      ==============

                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     Recognition and Retention Plan

     In October 1999, the Company established the 1999 Recognition and Retention Plan (RRP) for certain executive officers. The Company contributed funds to the RRP to acquire 79,050 or 3% of the shares of common stock sold in April 1999. The shares of stock vest over a five year period. RRP expense for the years ended June 30, 2002, 2001, and 2000 was $106,735, $218,332, and
     $205,576, respectively.

     Changes in the number of recognition and retention plan shares awarded under the Plan and yet to vest were as follows:


     Granted October 21, 1999                     $    73,000
     Vested                                            (2,000)
                                                   -----------
          June 30, 2000                                71,000
     Vested                                           (14,200)
                                                   -----------
          June 30, 2001                                56,800
     Granted                                            7,000
     Forfeited                                         (7,200)
     Vested                                           (14,200)
                                                   -----------
          June 30, 2002                           $    42,400
                                                   ===========


(13) Stockholders' Equity

     Regulatory Capital Requirements

     The Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and the capital regulations of the Office of Thrift Supervision
     (OTS) promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% leverage capital ratio, and a minimum 8% risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

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

     The Bank met all regulatory capital requirements at June 30, 2002 and 2001.


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


     The Bank's actual and required capital amounts and ratios as of June 30, 2002 are presented in the following table:

                                                                                            To be well
                                                                                             capitalized under
                                                                       For capital           prompt corrective
                                                 Actual             adequacy purposes        action provisions
                                        ---------------------      ---------------------   ----------------------
                                           Amount      Ratio          Amount      Ratio      Amount        Ratio
                                        -----------    ------      -----------    ------   -----------     ------
     Tangible capital                   $47,855,000      7.6%      $ 9,418,000      1.5%   $       --         --%
     Tier 1 leverage (core) capital      47,855,000      7.6        18,836,000      3.0    31,393,000        5.0
     Tier 1 risk-based capital           47,855,000     11.6        16,386,000      4.0    24,578,000        6.0
     Risk-based capital                  52,434,000     12.7        33,138,000      8.0    41,423,000       10.0




     Retained earnings at June 30, 2002 included approximately $9,165,000, which constitute allocations to bad debt reserves for Federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

     Dividends and Restrictions Thereon

     In July 1992, the Bank converted from a mutual to a stock organization through the formation of a Mutual Holding Company. In April 1999, the Mutual Holding Company converted to a stock organization.

     The 1992 and 1999 Plans of Conversion provided for the establishment of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

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

                             June 30, 2002 and 2001


     without prior approval from the OTS. The Bank's current compliance with fully phased-in capital requirements would permit payment of dividends upon notice to the OTS.

(14) Financial Instruments with Off-balance Sheet Risk

     The Company is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the consolidated financial statements.

     At June 30, 2002 and 2001, the Company had commitments to originate and purchase loans approximating $31,530,000 and $48,276,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

     The Company had approved, but unused, consumer lines of credit of approximately $12,489,000 and $15,185,000 at June 30, 2002 and 2001,
     respectively. At June 30, 2002 and 2001, approximately 67% and 56%, respectively, of the consumer lines outstanding were for the Company's credit card program. The Company had approved, but unused, commercial lines of credit of approximately $4,907,000 and $10,502,000 at June 30, 2002 and 2001, respectively.

     At June 30, 2002 and 2001, the Company had commitments to sell loans approximating $4,155,000 and $4,750,000, respectively.


                                                                     (Continued)

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


(15) Fair Value of Financial Instruments

     The estimated fair values of Company's financial instruments (as described in note 1) were as follows:

                                                           2002                             2001
                                              -----------------------------     -----------------------------
                                                Carrying          Fair            Carrying          Fair
                                                 amount           value            amount           value
                                              ------------     ------------     ------------     ------------
     Financial assets:
          Cash and due from banks             $ 23,114,024       23,114,024       20,241,215       20,241,215
          Interest-bearing deposits in
             other financial institutions          103,197          103,197       57,708,338       57,708,338
          Investment securities
             available-for-sale                 92,313,472       92,313,472       87,598,252       87,598,252
          Investment securities
             held-to-maturity                   63,294,694       64,009,952       22,725,200       22,882,470
          Loans receivable, net                418,381,872      425,259,000      417,897,877      422,691,000
          FHLB stock                             5,037,800        5,037,800        9,468,700        9,468,700
          Accrued interest receivable            2,803,663        2,803,663        3,793,058        3,793,058
     Financial liabilities:
          Deposits                             472,648,336      476,548,000      488,708,229      492,674,000
          Other borrowings                      99,064,679      103,219,000       89,117,564       90,828,000
          Advances payments by borrowers
             for taxes and insurance             1,482,743        1,482,743        1,910,376        1,910,376
          Accrued interest payable               3,640,039        3,640,039        5,676,823        5,676,823


                                                Notional        Unrealized         Notional        Unrealized
                                                 amount         gain (loss)         amount         gain (loss)
                                              ------------      -----------       ----------       -----------
Off-balance sheet assets (liabilities):
     Commitments to extend credit             $ 31,530,000          --            48,276,000            --
     Consumer lines of credit                   12,489,000          --            15,185,000            --
     Commercial lines of credit                  4,907,000          --            10,502,000            --
     Commitments to sell loans                  (4,155,000)         --            (4,750,000)           --


(16) Contingencies

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


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


(17)   Parent Company Financial Information

     Condensed Statements of Financial Condition at June 30, 2002 and 2001 and Condensed Statements of Operations and Cash Flows for the years ended June 30, 2002 and 2001 are shown below for First Federal Bankshares, Inc. which was formed on April 13, 1999 in a reorganization accounted for in a manner similar to a pooling of interest.


                   Condensed Statements of Financial Condition
                                                                     2002              2001
                                                                   ------------      ------------
                                Assets

Cash deposited at First Federal Bank                               $    109,048           100,447
Interest-bearing deposits in other financial institutions               103,198         1,208,338
                                                                   ------------      ------------
                 Cash and cash equivalents                              212,246         1,308,785
Investment securities available-for-sale at fair value                3,271,908         3,141,489
Loans receivable, net                                                 1,431,025         1,553,991
Investment in subsidiaries                                           66,484,451        66,497,031
Refundable income taxes                                                  20,993            48,257
Accrued interest receivable                                                --              12,498
Other assets                                                             15,835            51,684
                                                                   ------------      ------------
                 Total assets                                      $ 71,436,458        72,613,735
                                                                   ============      ============
                 Liabilities and Stockholders' Equity
Liabilities:
     Deferred tax liability                                        $    126,000              --
     Accrued expenses and other liabilities                              47,663            26,288
                                                                   ------------      ------------
                 Total liabilities                                      173,663            26,288
                                                                   ------------      ------------
Stockholders' equity:
     Preferred stock, $.01 par value;
        authorized 1,000,000 shares; none issued                           --                --
     Common stock, $.01 par value, authorized 12,000,000
        shares; issued and outstanding 4,871,112 and 4,849,536
        shares at June 30, 2002 and 2001, respectively                   48,711            48,495
     Additional paid in capital                                      36,247,480        36,053,892
     Retained earnings                                               43,542,299        41,357,535
     Treasury stock                                                  (7,577,646)       (2,803,832)
     Accumulated other comprehensive income -
        net unrealized loss on securities available-for-sale            490,458          (343,831)
     Unearned ESOP                                                   (1,330,000)       (1,473,470)
     Unearned RRP                                                      (158,507)         (251,342)
                                                                   ------------      ------------
                 Total stockholders' equity                          71,262,795        72,587,447
                                                                   ------------      ------------
                 Total liabilities and stockholders' equity        $ 71,436,458        72,613,735
                                                                   ============      ============


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001


                       Condensed Statements of Operations

                                                      2002             2001
                                                   -----------      ----------
Interest income:
     Loans receivable                              $   105,566         115,889
     Investment securities                             105,842         186,707
     Other interest-earning assets                      12,203         109,478
(Loss) gain on sale of investment securities           (25,332)         17,143
Other general and administrative expense              (367,717)       (478,266)
                                                   -----------      ----------
                 Losses before income taxes           (169,438)        (49,049)
Taxes on income                                        (72,000)        (25,000)
                                                   -----------      ----------
                 Losses before subsidiary income       (97,438)        (24,049)
Equity in undistributed earnings of subsidiaries     3,607,486       3,029,942
                                                   -----------      ----------
                 Net income                        $ 3,510,048       3,005,893
                                                   ===========      ==========


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2002 and 2001



                                  Condensed Statements of Cash Flows

                                                                            2002             2001
                                                                         -----------      -----------
Cash flows from operating activities:
     Net income                                                          $ 3,510,098        3,005,893
     Adjustments to net income:
        Equity in undistributed earnings of subsidiaries                  (3,607,486)      (3,029,942)
        Net loss (gain) on sale of securities available-for-sale              25,332          (17,143)
        Increase (decrease) in income tax payable                             27,264          (38,879)
        Decrease (increase) in other assets                                   42,849           (7,844)
        Amortization of premiums and discounts                                66,236            7,875
        Decrease (increase) in accrued interest receivable                    12,498           24,346
        Increase in accrued expense and other liabilities                     21,376           10,288
                                                                         -----------      -----------
                 Net cash provided by (used in) provided by
                    operating activities                                      98,167          (45,406)
                                                                         -----------      -----------
Cash flows from investing activities:
     Proceeds from maturities of securities available-for-sale                  --            100,000
     Proceeds from sale of securities available-for-sale                   2,960,168        1,032,143
     Purchase of investment securities available-for-sale                 (2,867,021)      (1,500,453)
     Decrease in loans receivable                                            122,966          122,967
                                                                         -----------      -----------
                 Net cash provided by (used in) investing activities         216,113         (245,343)
                                                                         -----------      -----------
Cash flows from financing activities:
     Net proceeds from issuance of common stock                              140,993           55,637
     Purchase of treasury stock                                           (4,772,014)      (1,530,694)
     Cash dividends paid                                                  (1,325,334)      (1,430,679)
     Dividends received from subsidiaries                                  4,545,536        2,795,440
                                                                         -----------      -----------
                 Net cash used in financing activities                    (1,410,819)        (110,296)
                                                                         -----------      -----------
                 Net (decrease) in cash and cash equivalents              (1,096,539)        (401,045)
Cash and cash equivalents - beginning of period                            1,308,785        1,709,830
                                                                         -----------      -----------
Cash and cash equivalents - end of period                                $   212,246        1,308,785
                                                                         ===========      ===========