Form 10-K, Exhibit 13
FIRST FEDERAL BANKSHARES INC
filed 2003-09-29
CIK 1075348

EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

                         FIRST FEDERAL BANKSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements
                          and Supplementary Information

                             June 30, 2003 and 2002

                   (With Independent Auditors' Report Thereon)

Selected Consolidated Financial and Other Data

The following table sets forth certain selected consolidated financial and other data of First Federal Bankshares, Inc. (the "Company") at the dates and for the periods indicated. For additional information about the Company, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

      -----------------------------------------------------------------------------------------------------------------------
      Dollars in thousands, except per share amounts
      -----------------------------------------------------------------------------------------------------------------------
      Financial Condition at June 30                                2003         2002        2001        2000          1999
                                                                  --------     -------     -------      -------       -------
      Total assets                                                $627,879     650,757     660,124      723,382       680,672
      Securities available-for-sale                                 78,526      92,313      87,598      117,326       122,047
      Securities held-to-maturity                                   44,505      63,295      22,725       23,737        32,006
      Loans receivable, net                                        415,267     418,382     417,898      505,090       457,058
      Office property and equipment, net                            13,166      13,770      14,686       15,315        15,412
      Federal Home Loan Bank (FHLB) stock, at cost                   5,707       5,038       9,469        8,929         8,094
      Goodwill                                                      18,524      18,524      18,524       19,367        20,277
      Deposits                                                     448,944     472,648     488,708      471,626       464,169
      FHLB advances                                                102,387      99,065      89,118      174,020       138,617
      Stockholders' equity                                          69,661      71,263      72,587       68,113        68,273

      Operations Data for Year Ended June 30
      Total interest income                                       $ 35,117      40,020      50,578       47,973        41,136
      Total interest expense                                        16,122      22,947      32,271       29,814        24,864
                                                                  --------     -------     -------     --------      --------
            Net interest income                                     18,995      17,073      18,307       18,159        16,272
      Provision for losses on loans                                  1,730       3,835       5,155          554           365
                                                                  --------     -------     -------     --------      --------
            Net interest income after provision for
                losses on loans                                     17,265      13,238      13,152       17,605        15,907
                                                                  --------     -------     -------     --------      --------
      Noninterest income:
            Fees and service charges                                 5,324       4,825       3,681        2,901         2,146
            Gain on sale of branch deposits                             --         165          --           --         1,088
            Net gain (loss) on sale of securities                      309         103       1,583         (170)          (12)
            Gain on sale of loans                                      862         552         351          180           296
            Real estate related activities                           1,509       1,453       1,206        1,464           950
            Other income                                             1,792       1,930       1,588        2,135         1,066
                                                                  --------     -------     -------     --------      --------
            Total noninterest income                                 9,796       9,028       8,409        6,510         5,534
                                                                  --------     -------     -------     --------      --------
      Noninterest expense:
            Compensation and benefits                               10,215       9,400       8,605        8,992         7,674
            Office property and equipment                            2,666       2,544       2,419        2,282         1,901
            Amortization of goodwill                                    --          --         844          844           449
            Other noninterest expense                                5,781       5,116       4,923        4,480         4,154
                                                                  --------     -------     -------     --------      --------
            Total noninterest expense                               18,662      17,060      16,791       16,598        14,178
                                                                  --------     -------     -------     --------      --------
            Earnings before income taxes                             8,399       5,206       4,770        7,517         7,263
      Income taxes                                                   2,794       1,696       1,764        2,641         2,700
                                                                  --------     -------     -------     --------      --------
      Net earnings                                                $  5,605       3,510       3,006        4,876         4,563
                                                                  ========     =======     =======     ========      ========
      Earnings per share (1):
            Basic earnings per share                              $   1.44        0.85        0.68         1.07          0.97
                                                                  ========     =======     =======     ========      ========
            Diluted earnings per share                            $   1.41        0.83        0.67         1.07          0.96
                                                                  ========     =======     =======     ========      ========
      "Adjusted" earnings per share (2)
            Basic earnings per share                              $   1.44        0.85        0.87         1.26          1.06
                                                                  ========     =======     =======     ========      ========
            Diluted earnings per share                            $   1.41        0.83        0.86         1.25          1.06
                                                                  ========     =======     =======     ========      ========
      Cash dividends declared per common share                    $   0.32        0.32        0.32         0.30          0.29
                                                                  ========     =======     =======     ========      ========

----------
(1)   Adjusted for stock distributions and April 1999 stock conversion.

(2)   "Adjusted" earnings exclude amortization of goodwill.

Key Financial Ratios and Other Data at or for the Years Ended June 30

                                                  2003             2002              2001              2000            1999 (6)
                                                 ------           ------            ------            ------           --------
Performance Ratios:
Return on assets (net income divided
      by average total assets)                     0.88%            0.54%             0.43%             0.70%            0.78%
Return on equity (net income divided
      by average equity)                           7.91             4.89              4.16              7.22             9.48
Average net interest rate spread (1)               3.22             2.71              2.44              2.50             2.72
Net yield on average interest-earning
      assets (2)                                   3.37             2.95              2.81              2.81             2.99
Net interest income after provision for
      loan losses to total other expenses         92.51            77.60             78.33            106.07           112.20
Average interest-earning assets to
      average interest-bearing liabilities       105.21           106.04            107.48            106.64           105.83

Asset Quality Ratios:
Nonperforming loans to total loans                 1.13             1.48              0.64              0.42             0.54
Nonperforming loans to total assets                0.75             0.95              0.40              0.29             0.36
Nonperforming assets as a percentage
      of total assets (3)                          0.81             1.01              0.42              0.30             0.37
Nonperforming loans and real estate
      owned to total loans and real
      estate owned                                 1.23             1.58              0.67              0.43             0.54
Allowance for loan losses to total loans           1.10             1.08              1.12              0.67             0.68

Capital, Equity and Dividend Ratios:
Tangible capital (4)                               7.65             7.62              7.60              6.71             6.52
Core capital (4)                                   7.65             7.62              7.60              6.71             6.52
Risk-based capital (4)                            12.64            12.66             13.25             12.46            13.20
Average equity to average assets ratio            11.50            11.11             10.22              9.68             8.24
Dividend payout ratio                             22.22            37.65             47.06             28.04            30.10

Other Data:
Book value per common share (5)                  $18.29           $16.95            $15.95            $14.52           $14.17
Number of full-service offices                       15               15                17                18               19

----------
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2) Represents net interest income as a percentage of average interest-earning assets. Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but

(3)   do not include restructured loans.

(4)   End of period ratio.

(5)   Adjusted for stock distributions and April 1999 stock conversion.

(6) Operating data includes effect of the acquisition of Mid-Iowa Financial Corp. for periods subsequent to April 13, 1999.

Quarterly Financial Data:
Dollars in thousands, except per share amounts

                                                            June              March           December         September
                Three Months Ended                          2003              2003               2002             2002
                                                           ------             -----           --------         ---------
Interest income                                            $8,045             8,440             9,145             9,487
Interest expense                                            3,553             3,797             4,181             4,591
                                                           ------             -----             -----             -----
      Net interest income                                   4,492             4,643             4,964             4,896
Provision for losses on loans                                 300               200               400               830
                                                           ------             -----             -----             -----
      Net interest income after provision                   4,192             4,443             4,564             4,066
Noninterest income                                          2,317             2,927             2,465             2,087
Noninterest expense                                         4,880             4,718             4,689             4,375
                                                           ------             -----             -----             -----
      Earnings before income taxes                          1,629             2,652             2,340             1,778
Income taxes                                                  531               870               803               590
                                                           ------             -----             -----             -----
      Net earnings                                         $1,098             1,782             1,537             1,188
                                                           ======             =====             =====             =====

Earnings per share:
      Basic                                                $0.295             0.464             0.389             0.296
                                                           ======             =====             =====             =====
      Diluted                                              $0.287             0.454             0.381             0.290
                                                           ======             =====             =====             =====

                                                            June              March           December         September
                Three Months Ended                          2002              2002              2001              2001
                                                           ------             -----           --------         ---------
Interest income                                            $9,585             9,600             9,962            10,873
Interest expense                                            5,012             5,357             5,989             6,589
                                                           ------             -----             -----             -----
      Net interest income                                   4,573             4,243             3,973             4,284
Provision for losses on loans                               1,520             1,035               400               880
                                                           ------             -----             -----             -----
      Net interest income after provision                   3,053             3,208             3,573             3,404
Noninterest income                                          2,162             2,125             2,356             2,385
Noninterest expense                                         4,458             4,263             4,219             4,120
                                                           ------             -----             -----             -----
      Earnings before income taxes                            757             1,070             1,710             1,669
Income taxes                                                  194               325               581               596
                                                           ------             -----             -----             -----
      Net earnings                                         $  563               745             1,129             1,073
                                                           ======             =====             =====             =====

Earnings per share:
      Basic                                                $0.138             0.182             0.276             0.255
                                                           ======             =====             =====             =====
      Diluted                                              $0.135             0.179             0.271             0.249
                                                           ======             =====             =====             =====

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

General

First Federal Bankshares, Inc. was organized under Delaware law in December 1998 by First Federal Bank (the "Bank") to be the savings and loan holding company of the Bank in connection with the Bank's April 13, 1999 conversion from mutual holding company form to the stock form of ownership (the "Conversion"). The Company's principal activity consists of ownership of all of the stock in the Bank. The net income of the Company is primarily derived from the operations of the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company and Mid-Iowa Security Corporation, which generates revenues primarily by providing real estate brokerage services. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923. The Company's results of operations are primarily dependent on its net interest income. Net interest income is the difference between interest income earned on loans and investment securities and interest expense paid on deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Business Strategy

The Company's mission statement is to "maximize shareholder value through a strong focus on customer service provided by well-trained and motivated employees". The Company has sought to execute this mission by: (1) implementing a heightened focus on commercial loan and deposit relationships in markets served by the Company; (2) maintaining an emphasis on credit quality and strong underwriting; (3) developing specific marketing plans, calling programs and sales goals to support the expansion of commercial banking relationships; (4) continuing to provide quality products and services within core business lines; and (5) performing a periodic and comprehensive review of products, services, business lines and pricing to ensure profitability and competitiveness.

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

                                                                         Years Ended June 30

                                                   2003                            2002                          2001
                                         -------------------------------------------------------------------------------------------

                               Rate at
                               June 30,  Average             Average    Average             Average    Average             Average
                                 2003    Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                 ----    -------  --------  ----------  -------  --------  ----------  -------  --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)        6.42%   $414,171  29,129       7.03%   422,805   32,797      7.76%    484,911   39,573      8.16%
     Mortgage-backed
         securities              4.21%     66,701   3,176       4.76%    46,212    2,572      5.57%     38,661    2,678      6.93%
     Investment securities (2)   3.28%     77,851   2,766       3.55%    82,963    3,956      4.77%    119,729    7,924      6.62%
     Short-term investments
         and other interest-
         earning assets (3)      0.80%      4,403      46       1.04%    26,977      695      2.58%      9,314      403      4.33%
                                 ----              ------     ------              ------      ----               ------    ------
Total interest-earning
     assets                      5.81%    563,126  35,117       6.24%   578,957   40,020      6.91%    652,615   50,578      7.75%
                                 ----              ------     ------              ------      ----               ------    ------
Noninterest-earning assets                 71,801                        67,523                         53,433
                                         --------                       -------                        -------

TOTAL ASSETS                             $634,927                       646,480                        706,048
                                         ========                       =======                        =======

Interest-bearing liabilities:
     Deposits                    2.12%   $429,330  11,064       2.58%   457,001   17,937      3.92%    457,439   23,070      5.04%
     Borrowings                  4.85%    105,912   5,085       4.78%    88,974    5,010      5.63%    149,756    9,201      6.14%
                                 ----    --------  ------     ------    -------   ------      ----     -------   ------    ------
Total interest-bearing
     Liabilities                 2.66%    535,242  16,122       3.01%   545,975   22,947      4.20%    607,195   32,271      5.31%
                                 ----              ------     ------              ------      ----               ------    ------
Noninterest-bearing:
     Deposits                              21,976                        20,032                         16,286
     Liabilities                            6,845                         8,622                         10,434
                                         --------                       -------                        -------

TOTAL LIABILITIES                         563,422                       574,629                        633,914
Stockholders' equity                       70,864                        71,851                         72,133
                                         --------                       -------                        -------

TOTAL LIABILITIES
     AND STOCK-
     HOLDERS' EQUITY                     $634,927                       646,480                        706,048
                                         ========                       =======                        =======

Net interest income                               $18,995                         17,073                         18,307
                                                  =======                         ======                         ======
Interest rate spread (4)         3.15%                          3.22%                         2.71%                          2.44%
                                 ====                         ======                        ======                         ======
Net yield on interest-
     earning assets (5)          3.28%                          3.37%                         2.95%                          2.81%
                                 ====                         ======                        ======                         ======
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                      105.21%                       106.04%                        107.48%
                                                              ======                        ======                         ======

----------
(1)   Average balances include nonaccrual loans.

(2)   Investment securities not tax-effected.

(3) Includes interest-bearing deposits in other financial institutions. Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of

(4)   Iinterest-bearing liabilities. interest-bearing liabilities.

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

                                                                            Years Ended June 30
                                                            2003 vs. 2002                               2002 vs. 2001
                                           ------------------------------------------    -------------------------------------------
                                             Increase (Decrease) Due To      TOTAL        Increase (Decrease) Due To        TOTAL
                                                                   RATE/    INCREASE                             RATE/     INCREASE
                                           VOLUME       RATE      VOLUME   (DECREASE)    VOLUME       RATE      VOLUME    (DECREASE)
                                           ------       ----      ------   ----------    ------       ----      ------    ----------
                                                                             (In Thousands)
Interest income:
     Loans receivable                     $  (670)     (3,061)       63      (3,668)     (5,069)     (1,940)      233      (6,776)
     Mortgage-backed securities             1,140        (371)     (165)        604         523        (526)     (103)       (106)
     Investment securities                   (244)     (1,009)       63      (1,190)     (2,433)     (2,215)      680      (3,968)
     Other interest-earning assets           (582)       (414)      347        (649)        764        (163)     (309)        292
                                          -------      ------      ----      ------      ------      ------      ----     -------
  Total interest-earning assets              (356)     (4,855)      308      (4,903)     (6,215)     (4,844)      501     (10,558)
                                          -------      ------      ----      ------      ------      ------      ----     -------

Interest expense:
     Deposits                              (1,086)     (6,160)      373      (6,873)        (22)     (5,123)       12      (5,133)
     Borrowings                               954        (761)     (145)         48      (3,735)       (764)      308      (4,191)
                                          -------      ------      ----      ------      ------      ------      ----     -------
Total interest-bearing liabilities           (132)     (6,921)      228      (6,825)     (3,757)     (5,887)      320      (9,324)
                                          -------      ------      ----      ------      ------      ------      ----     -------

Net change in net interest income         $  (224)      2,066        80       1,922      (2,458)      1,043       181      (1,234)
                                          =======      ======      ====      ======      ======      ======      ====     =======

Financial Condition

Total assets decreased by $22.9 million, or 3.5%, to $627.9 million at June 30, 2003 from $650.8 million at June 30, 2002, primarily due to a decrease in investment securities. The balance of securities held-to-maturity decreased by $18.8 million, or 29.7%, to $44.5 million at June 30, 2003 from $63.3 million at June 30, 2002 and the balance of securities available-for-sale decreased by $13.8 million, or 14.9%, to $78.5 million at June 30, 2003 from $92.3 million at June 30, 2002. Proceeds from sales and maturities of investment securities more than offset purchases during fiscal 2003. In addition, net loans receivable decreased by $3.1 million, or 0.7%, to $415.3 million at June 30, 2003 from $418.4 million at June 30, 2002 due to loan prepayments. Cash and cash equivalents increased by $11.1 million, or 47.7%, to $34.3 million at June 30, 2003 from $23.2 million at June 30, 2002. Federal Home Loan Bank ("FHLB") stock increased by $670,000, or 13.3%, to $5.7 million at June 30, 2003 from $5.0 million at June 30, 2002 due to FHLB requirements tied to total advances outstanding.

Deposits decreased by $23.7 million, or 5.0%, to $448.9 million at June 30, 2003 from $472.6 million at June 30, 2002 and accrued interest payable decreased by $1.8 million, or 50.7%, to $1.8 million at June 30, 2003 from $3.6 million at June 30, 2002 due to a decrease in the average balance of interest bearing deposits and in the average cost of deposits in fiscal 2003 as compared to fiscal 2002. During fiscal 2003 the Company changed its pricing strategy for retail deposits and is generally not a market rate leader for term deposits. In response to historically low market interest rates, deposit customers have withdrawn funds from matured time deposits and transferred those funds to more liquid accounts. The Company offers premium rates to customers with multiple relationships in order to retain existing deposits and attract new customers. In addition, the Company offers promotional rates on selected deposit products as needed to fund loans and maintain adequate liquidity. Partly offsetting the decrease in deposit balances was an increase in FHLB advances. The balance of advances from FHLB increased by $3.3 million, or 3.4%, to $102.4 million at June 30, 2003 from $99.1 million at June 30, 2002. Stockholders' equity decreased by $1.6 million, or 2.3%, to $69.7 million at June 30, 2003 from $71.3 million at June 30, 2002. The decrease in stockholders' equity was largely due to stock repurchase programs under which 422,000 shares of Company common stock were repurchased during fiscal 2003 at a cost of $6.7 million, or $15.83 per share. In August 2003 the Company completed a stock repurchase program pursuant to which a total of 426,000 shares were repurchased and announced a new stock repurchase program pursuant to which the Company intends to repurchase up to 10% of its issued and outstanding shares, or up to 377,000 shares. Partially offsetting the decrease in stockholders' equity due to stock repurchases were earnings of $5.6 million. Dividends declared during the year ended June 30, 2003 totaled $1.2 million excluding dividends paid on unallocated Employee Stock Ownership Plan ("ESOP") shares.

Asset Quality

Management believes that asset quality has improved during fiscal 2003. Non-performing assets decreased to $5.1 million, or 0.81% of total assets, at June 30, 2003 from $6.6 million, or 1.01% of total assets, at June 30, 2002. The decrease in non-performing assets was primarily due to a decrease in the balance of non-performing loans. Non-performing loans decreased to $4.7 million at June 30, 2003 from $6.2 million at June 30, 2002, representing 1.13% and 1.48%, respectively, of total loans at those dates.

The allowance for loan losses is increased by the provision for loan losses charged to operations and reduced by net charge-offs. Management establishes the allowance for loan losses through a process that begins with estimates of probable loss inherent in the portfolio based on various statistical analyses. These analyses consider historical and projected default rates and loss severities; internal risk ratings; and geographic, industry and other environmental factors. In establishing the allowance for loan losses, management also considers the Company's current business strategy and credit processes, including compliance with established guidelines for credit limits, credit approvals, loan underwriting criteria and loan workout procedures.

The policy of the Company is to segment the allowance to correspond to the various types of loans in the loan portfolio according to the underlying collateral, which corresponds to the respective levels of quantified and inherent risk. The initial assessment takes into consideration non-performing loans and the valuation of the collateral supporting each loan. Non-performing loans are risk-rated generally on a case-by-case basis based on qualitative and quantitative factors that include, but are not limited to, collateral type and estimated value, financial statement analysis, specific economic factors, cash flow analysis, delinquency history and loan workout situations and progress. Based upon this analysis, a quantified risk factor is assigned to each non-performing loan. This results in an allocation to the overall allowance for the corresponding type and severity of each non-performing loan.

Performing loans are also reviewed by collateral type, with similar risk factors being assigned. These risk factors take into consideration, among other matters, the borrower's ability to pay and the Company's past loan loss experience with each type of loan. The assigned risk factors result in allocations to the allowance corresponding to the risk-rated portfolio of performing loans.

In order to determine its overall adequacy, the allowance for loan losses is reviewed by management on a monthly basis. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary, based on changes in economic and local market conditions beyond management's control. In addition, various regulatory agencies periodically review the Company's loan loss allowance as an integral part of the examination process. Accordingly, the Company may be required to take certain charge-offs and/or recognize additions to the allowance based on the judgment of regulators as determined by information provided to them during their examinations.

Based on relevant and presently available information, management believes that the current allowance for loan losses is adequate. Following are tables presenting (a) an analysis of the loan portfolio; (b) a summary of the allowance for loan losses; and (c) non-performing assets at or for the dates indicated.

(a) Analysis of Loan Portfolio.

The following table sets forth information regarding the Company's loan portfolio, by type of loan on the dates indicated.

                                      ---------------------------------------------------------------------------------------------
                                               2003                2002              2001               2000              1999
                                        Amount       %     Amount       %      Amount      %      Amount      %      Amount     %
                                      ---------------------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
One- to four-family residential (1)   $ 191,890    46.22   164,816    39.40   181,034    43.32   325,057    64.36   326,126   71.36
Multi-family residential (2)             35,051     8.44    56,537    13.51    62,040    14.85    54,455    10.78    40,974    8.96
Commercial real estate (3)               78,064    18.80    81,232    19.42    79,025    18.91    54,594    10.81    31,158    6.82
Commercial business loans                16,256     3.91    15,502     3.71    14,976     3.58     8,533     1.69     6,193    1.35
Home equity & second mortgage            36,962     8.90    40,347     9.64    38,224     9.15    35,695     7.07    32,315    7.07
Auto loans                               26,292     6.33    32,168     7.69    24,212     5.79    13,801     2.73    13,603    2.98
Loans on deposits                           511     0.12       672     0.16       802     0.19       659     0.13       616    0.13
Other non-mortgage loans (4)             35,077     8.45    32,569     7.78    22,538     5.39    16,887     3.34    10,400    2.28
                                      ---------------------------------------------------------------------------------------------
    Total                               420,103   101.17   423,843   101.31   422,851   101.18   509,681   100.91   461,385  100.95

Less:
 Allowance for loan losses               (4,615)   (1.11)   (4,584)   (1.10)   (4,737)   (1.13)   (3,394)   (0.67)   (3,135)  (0.69)
 Loans in process                          (410)   (0.10)   (1,500)   (0.36)     (458)   (0.11)     (550)   (0.11)     (942)  (0.21)
 Net unearned premiums on loans           1,965     0.47     2,076     0.50     1,537     0.37     1,684     0.33     1,995    0.44
 Deferred loan fees                      (1,776)   (0.43)   (1,453)   (0.35)   (1,295)   (0.31)   (2,331)   (0.46)   (2,245)  (0.49)
                                      ---------------------------------------------------------------------------------------------
     Total loans, net                 $ 415,267   100.00   418,382   100.00   417,898   100.00   505,090   100.00   457,058  100.00
                                      =============================================================================================

----------
(1)   Includes construction loans on one- to four-family residential units.

(2)   Includes construction loans on multi-family residential units.

(3)   Includes construction loans on commercial real estate.

(4) Includes other secured non-mortgage loans, credit card loans, education loans and unsecured personal loans.

(b) Analysis of the Allowance for Loan Losses.

The following table sets forth information regarding the Company's allowance for loan losses at or for the years indicated.

                                                                                  At or for years ended June 30,
                                                                 2003           2002          2001           2000         1999
                                                              ------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
Total loans outstanding                                       $ 420,103        423,843       422,851       509,681       461,385
Average loans outstanding                                       414,171        422,805       484,911       480,377       416,631

Allowance balance (at beginning of period)                        4,584          4,737         3,394         3,135         2,607
Additions related to acquisition                                     --             --            --            --           325
Provision:
      Residential                                                   141             60           240            80           110
      Commercial real estate                                        551          1,019         1,120           224            75
      Commercial business                                           150          2,000         3,560            --            --
      Consumer                                                      887            755           235           250           180
Charge-offs:
      Residential                                                  (115)            (5)           --            (5)          (63)
      Commercial real estate                                       (721)          (697)          (70)          (30)           --
      Commercial business                                          (131)        (2,640)       (3,551)           --            --
      Consumer                                                   (1,097)          (858)         (269)         (346)         (184)
Recoveries                                                          366            213            78            86            85
                                                              ------------------------------------------------------------------
Allowance balance (at end of period)                          $   4,615          4,584         4,737         3,394         3,135
                                                              ==================================================================

Allowance for loan losses as a % of total outstanding              1.10%          1.08          1.12          0.67          0.68

Net loans charged off as a % of average loans outstanding          0.41%          0.94          0.79          0.06          0.04

(c) Non-performing loans.

The following table sets forth information regarding non-accrual loans, accrual loans and other non-performing assets at the dates indicated.

                                                                                    At June 30,
                                                             2003         2002         2001        2000       1999
                                                            -------------------------------------------------------
                                                                              (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
      One-to four family residential                        $  335          527          --          --       1,003
      Multi-family residential                               2,426        2,857          --          --          --
      Commercial real estate                                   628          824          --          15       1,061
      Commercial business                                       --          584       1,094          --          --
      Consumer                                                 302          314          --          --          --
                                                            -------------------------------------------------------
         Total                                               3,691        5,106       1,094          15       2,064
                                                            -------------------------------------------------------

Loans accounted for on an accrual basis (1)(2):
      One-to four family residential                           997          780         970       1,187         295
      Multi-family residential                                  --           --          --         547          --
      Commercial real estate                                    --           --         233         247          --
      Consumer                                                  --          305         363         112         101
                                                            -------------------------------------------------------
         Total                                                 997        1,085       1,566       2,093         396
                                                            -------------------------------------------------------
      Total non-performing loans                             4,688        6,191       2,660       2,108       2,460
                                                            -------------------------------------------------------
      Other non-performing assets (3) (4)                      412          410         130          65          32
                                                            -------------------------------------------------------
                                                            $5,100        6,601       2,790       2,173       2,492
                                                            =======================================================
Restructured loans not included in
   other non-performing categories above (5)                $3,005           --         449         434         441
                                                            =======================================================

Non-performing loans as a percentage of total loans           1.13%        1.48        0.64        0.42        0.54
Non-performing loans as a percentage of total assets          0.75%        0.95        0.40        0.29        0.36
Non-performing loans and real estate owned to
      total loans and real estate owned                       1.23%        1.58        0.67        0.43        0.54
Non-performing assets as a percentage of total assets         0.81%        1.01        0.42        0.30        0.37

----------
(1)   Includes loans 90 days or more contractually delinquent.

(2) Delinquent FHA/VA guaranteed loans and delinquent loans with past due interest that, in the opinion of management, is collectible, are not placed on non-accrual status.

(3) Represents the net book value of real property acquired by the Company through foreclosure or deed in lieu of foreclosure. Upon acquisition, this property is carried at the lower of cost or fair market value less estimated costs of disposition.

(4) For fiscal 2003 and 2002, includes repossessed automobiles, boats and trailers carried at the lower of cost or fair market value less estimated costs of disposition. Total carrying amount was $240,000 and $325,000, respectively, at June 30, 2003 and 2002.

(5) Restructured loans have had amounts added to the principal balance and/or the terms of the debt modified. Modification terms include payment extensions, interest only payments and longer amortization periods, among other possible concessions that would not normally be considered.

Comparison of Operating Results for Fiscal Years Ended June 30, 2003 and 2002

General. Net earnings totaled $5.6 million, or $1.41 per diluted share, for the year ended June 30, 2003 as compared to net earnings totaling $3.5 million, or $0.83 per diluted share, for the year ended June 30, 2002.

Interest Income. Interest income decreased by $4.9 million, or 12.3%, to $35.1 million in fiscal 2003 from $40.0 million in fiscal 2002. The decrease in interest income was primarily due to a decrease in the yield on interest-earning assets. The average yield on interest-earning assets decreased by 67 basis points to 6.24% for fiscal 2003 from 6.91% for fiscal 2002 due to lower yields on interest-earning assets in the generally lower market interest rate environment and to changes in the mix of interest-earning assets. The average balance of interest-earning assets decreased by $15.9 million, or 2.7%, to $563.1 million in fiscal 2003 from $579.0 million in fiscal 2002.

Interest income on loans receivable decreased by $3.7 million, or 11.2%, to $29.1 million for fiscal 2003 from $32.8 million for fiscal 2002. The decrease in interest income on loans receivable was primarily due to a decrease in the yield on loans. The average yield on loans receivable decreased by 73 basis points to 7.03% for fiscal 2003 from 7.76% for fiscal 2002. In addition, the average balance of loans receivable decreased by $8.6 million, or 2.0%, to $414.2 million for fiscal 2003 from $422.8 million for fiscal 2002.

Interest income on mortgage-backed securities ("MBS") increased by $604,000, or 23.5%, to $3.2 million in fiscal 2003 from $2.6 million in fiscal 2002. The increase in interest income on MBS was primarily due to an increase in the average balance of MBS. The average balance of MBS increased by $20.5 million, or 44.3%, to $66.7 million for fiscal 2003 from $46.2 million for fiscal 2002. The average yield on MBS decreased by 81 basis points to 4.76% in fiscal 2003 from 5.57% in fiscal 2002. The decrease in the average yield on MBS was primarily due to purchases of MBS yielding relatively lower rates during fiscal 2003. In addition, adjustable-rate MBS repriced at lower rates in the generally lower market interest rate environment during fiscal 2003.

Interest income on investment securities decreased by $1.2 million, or 30.1%, to $2.8 million for fiscal 2003 from $4.0 million for fiscal 2002. The decrease in interest income on investment securities was primarily due to a decrease in the average yield on investment securities. The average yield on investment securities decreased by 122 basis points to 3.55% for fiscal 2003 from 4.77% for fiscal 2002. In addition, the average balance of investment securities decreased by $5.1 million, or 6.2%, to $77.9 million in fiscal 2003 from $83.0 million in fiscal 2002.

Interest income on other interest-earning assets decreased by $649,000, or 93.4%, to $46,000 for fiscal 2003 from $695,000 for fiscal 2002 due to a decrease in the average balance of such assets. The average balance of other interest-earning assets decreased by $22.6 million, or 83.7%, to $4.4 million for fiscal 2003 from $27.0 million for fiscal 2002 as excess liquid funds were reinvested in mortgage-backed securities. In addition, the average yield on other interest-earning assets decreased by 154 basis points to 1.04% in fiscal 2003 from 2.58% in fiscal 2002 in the generally lower market interest rate environment in the current fiscal year period.

Interest Expense. Interest expense decreased by $6.8 million, or 29.7%, to $16.1 million in fiscal 2003 from $22.9 million in fiscal 2002. The decrease in interest expense was due to a decrease of 119 basis points in the average cost of interest-bearing liabilities to 3.01% for fiscal 2003 from 4.20% for fiscal 2002 and to a decrease of $10.7 million in the average balance of interest-bearing liabilities to $535.2 million for fiscal 2003 from $546.0 million for fiscal 2002. Interest expense on deposits decreased by $6.9 million, or 38.3%, to $11.0 million in fiscal 2003 from $17.9 million in fiscal 2002. The decrease in interest expense on deposits was primarily due to a decrease of 134 basis points in the average rate paid on deposits to 2.58% in fiscal 2003 from 3.92% in fiscal 2002. The average balance of deposits decreased by $27.7 million, or 6.1% to $429.3 million for fiscal 2003 from $457.0 million for fiscal 2002. Interest paid on borrowings totaled $5.1 million and $5.0 million, respectively, for fiscal 2003 and 2002. The average balance of borrowings increased by $16.9 million, or 19.0%, to $105.9 million in fiscal 2003 from $89.0 million in fiscal 2002. The average cost of borrowings decreased by 85 basis points to 4.78% in fiscal 2003 from 5.63% in fiscal 2002 as higher-rate fixed-term borrowings matured and were replaced with lower-rate borrowings in the generally lower market interest rate environment during fiscal 2003.

Net Interest Income. Net interest income before provision for loan losses increased by $1.9 million, or 11.3%, to $19.0 million for fiscal 2003 from $17.1 million for fiscal 2002. The Company's interest rate spread increased by 51 basis points to 3.22% for fiscal 2003 from 2.71% for fiscal 2002 and the net yield on interest-earning assets increased by 42 basis points to 3.37% for fiscal 2003 from 2.95% for fiscal 2002.

Provision for Loan Losses. Provision for loan loss expense decreased by $2.1 million, or 54.9%, to $1.7 million for fiscal 2003 from $3.8 million for fiscal 2002. Provision for loan loss expense in fiscal 2002 was largely due to a $2.2 million charge-off of loans to a local commercial and industrial borrower. Provision for loan loss expense increased in fiscal 2003 and 2002 in comparison with prior fiscal years due to increased growth in commercial real estate and business loan balances and in consumer loan balances, which generally involve a greater degree of risk than one-to-four family residential mortgage loans. Net charge-offs as a percentage of average loans outstanding were 0.41% and 0.94%, respectively, for fiscal years 2003 and 2002. The Company has established a systematic method of reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. See "Asset Quality" for information regarding the Company's loan loss allowance policy and loan loss experience.

Noninterest Income. Noninterest income increased by $768,000, or 8.5%, to $9.8 million for fiscal 2003 from $9.0 million for fiscal 2002. The increase in noninterest income was partly due to an increase of $499,000, or 10.4%, in income from fees and service charges to $5.3 million for fiscal 2003 from $4.8 million for fiscal 2002. The increase in fees and service charges resulted from an increase in loan origination activity in the generally lower market interest rate environment and from increases in service fees on deposit accounts. The increase in loan origination activity in the favorable rate environment for borrowers during fiscal 2003 also contributed to increases in gain on sale of loans. Gain on sale of loans held for sale increased by $310,000, or 56.3%, to $862,000 for fiscal 2003 from $552,000 for fiscal 2002. In addition, the Company recorded a net gain on sale of securities that increased to $309,000 in fiscal 2003 from $103,000 in fiscal 2002. Other noninterest income increased by $378,000, or 27.7%, to $1.7 million for fiscal 2003 from $1.4 million for fiscal 2002. The increase in other noninterest income was partly due to increases in revenues in the Company's non-banking subsidiaries. In addition, earnings from the Company's investment in bank owned life insurance ("BOLI") increased by $117,000, or 41.7%, to $396,000 for fiscal 2003 from $279,000 for fiscal 2002.
The Company purchased BOLI in November and December 2001 in order to use the tax-exempt earnings to offset rising health care and pension expenses. The Company's investment in BOLI totaled $7.9 million and $7.5 million, respectively, at June 30, 2003 and 2002. Management has established limits on the amount of insurance to be purchased through any single insurer, monitors the credit ratings of the insurers annually and applies reasonable capital and risk limits to the amount of the BOLI investment.

Noninterest Expense. Noninterest expense increased by $1.6 million, or 9.4%, to $18.7 million in fiscal 2003 from $17.1 million in fiscal 2002. The principal component of the Company's noninterest expense is salaries and employee benefits. Compensation and benefit expense increased by $815,000, or 8.7%, to $10.2 million in fiscal 2003 from $9.4 million in fiscal 2002. The increase in compensation and benefits expense was partly due to pension contribution expense. The Financial Institutions Retirement Fund (the "FIRF"), of which the Company is a participant, notified the Company that a pension contribution, estimated at $340,000, was required for the year ended June 30, 2003. The FIRF had been in fully-funded status since July 1987; therefore, no pension contribution expense had been recorded since fiscal 1988. In addition, annual salary increases, an increase in the number of full-time-equivalent employees and increases in commission and bonus expenses contributed to the increase in compensation and benefits expense. Office property and equipment expense and advertising expense increased by $122,000, or 4.8%, and by $35,000, or 8.9%, respectively, in fiscal 2003 as compared to fiscal 2002. Other noninterest expense increased by $666,000, or 15.5%, to $5.0 million for fiscal 2003 from $4.3 million for fiscal 2002. The increase in other noninterest expense during fiscal 2003 was partly due to the cost of handling the higher loan origination volume, to increases in professional and consulting fees, and to losses related to disposal of repossessed assets and other real estate owned properties.

Income tax expense. Net earnings before income taxes increased by $3.2 million, or 61.3%, to $8.4 million for fiscal 2003 from $5.2 million for fiscal 2002. Income tax expense increased by $1.1 million, or 64.7%, to $2.8 million for fiscal 2003 from $1.7 million for fiscal 2002. The Company's effective tax rate increased to 33.3% for fiscal 2003 from 32.6% for fiscal 2002. The effective tax rate increased for fiscal 2003 largely because tax-exempt income comprised a smaller percentage of pre-tax income for fiscal 2003 than for fiscal 2002.

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

Provision for Loan Losses. Provision for loan loss expense decreased by $1.3 million, or 25.6%, to $3.8 million for fiscal 2002 from $5.2 million for fiscal 2001. Provision for loan loss expense in fiscal 2002 was largely due to a $2.2 million charge-off of loans to a local commercial and industrial borrower. Provision for loan loss expense in fiscal 2001 was largely due to a $3.5 million charge-off of loans to a local borrower in a high technology industry. In addition, provision for loan loss expense increased in fiscal 2002 and 2001 in comparison with prior fiscal years due to increased growth in commercial real estate and business loan balances and in consumer loan balances, which generally involve a greater degree of risk than one-to-four family residential mortgage loans. Net charge-offs as a percentage of average loans outstanding were 0.94% and 0.79%, respectively, for fiscal years 2002 and 2001. The Company has established a systematic method of reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. See "Asset Quality" for information regarding the Company's loan loss allowance policy and loan loss experience.

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

The Company has utilized the following strategies in recent years in an effort to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to originate commercial and consumer loans; (c) the Company closely manages the extent to which fixed-rate residential mortgage loans are held in portfolio; (d) the Company seeks to lengthen the maturity of deposits, when cost effective, through the pricing and promotion of certificates of deposit; (e) the Company seeks to attract checking and other transaction accounts which generally have a lower interest cost and which tend to be less interest rate sensitive when interest rates rise; (f) the Company uses Federal Home Loan Bank advances, within approved limits, to fund the origination of fixed rate loans; (g) the Company utilizes various investment portfolio strategies to manage the cash flow, prepayment and effective maturity of the investment portfolio within the context of the entire balance sheet; and
(h) while not currently a part of the Company's strategy, the Asset/Liability Management Policy (the "ALM Policy") allows the use of brokered deposits and retail repurchase agreements, within approved limits, to fund loan production.

The Company has an asset/liability committee (the "ALCO"), which includes the Company's President, Chief Financial Officer and other senior Company officers. The ALCO meets monthly to review loan pricing and production, deposit pricing and production, interest rate risk analysis, investment portfolio activities, liquidity position and compliance with the ALM Policy and Investment Policy of the Company. The ALM Policy and the Investment Policy were established by the ALCO and approved by the Company's Board of Directors. These policies contain specific guidance regarding balance sheet and investment portfolio management. The ALM Policy specifically limits the exposure of earnings at risk. ALCO reports are provided to the Board of Directors on a monthly basis detailing asset/liability management performance measurements.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 2003 have changed significantly when compared to fiscal 2002. The net portfolio value (the "NPV") of the Company, assuming no change in interest rates (the "Base Case Scenario"), was $49.4 million and $64.4 million, respectively, at June 30, 2003 and 2002. The NPV ratio in the Base Case Scenario was 7.90% and 9.86%, respectively, at June 30, 2003 and 2002. The Board of Directors has established market risk limits based on the Company's tolerance for risk. At June 30, 2003, the NPV ratio was inside the board limits in all measured rate-change scenarios except the +300 basis point rate-change, where the NPV ratio is 8 basis points lower than the policy limit. Management will address this non-compliance in future ALCO meetings. The Company primarily relies on the Office of Thrift Supervision (the "OTS") Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

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

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 2003, as calculated by the Model. The table shows the present value of the instruments under rate shock scenarios of -100 basis points to +300 basis points in increments of 100 basis points. The OTS suppressed NPV estimates for interest rate scenarios of -300 basis points and -200 basis points beginning with the September 2001 and December 2001 cycles, respectively, due to the abnormally low market interest rate environment. Therefore, no data is presented in the table for those rate shock scenarios. As illustrated in the table, the Company's NPV decreases in the rising rate scenarios and increases in the falling rate scenario. As market interest rates increase, the market values of the Company's portfolio of loans and securities decrease and prepayments slow. As market interest rates decrease, the market values of loans and securities increase, but less dramatically than in the rising rate scenarios, due to prepayment risk, periodic rate caps, and other embedded options.

                                                      Present Value Estimates by Interest Rate Scenario
                                                                 Calculated at June 30, 2003
                                          ----------------------------------Base------------------------------------
                                          -100 bp            0 bp          +100 bp          +200 bp         +300 bp
                                          --------        --------        --------         --------         --------
                                                                      (Dollars in Thousands)
      Financial Instrument:
      Mortgage loans and securities       $417,784         412,260         404,221          395,279          386,003
      Non-mortgage loans                    75,085          73,442          71,867           70,365           68,921
      Cash, deposits and securities         98,607          96,514          93,732           91,257           89,066
      Other assets                          39,081          42,825          47,100           51,190           55,195
                                          --------        --------        --------         --------         --------

      Total assets                         630,557         625,041         616,920          608,091          599,185

      Deposits                             460,113         456,585         453,161          449,846          446,613
      Borrowings                           114,760         111,379         108,347          105,641          103,249
      Other liabilities                      7,758           7,750           7,743            7,733            7,728
                                          --------        --------        --------         --------         --------

      Total liabilities                    582,631         575,714         569,251          563,220          557,590
                                          --------        --------        --------         --------         --------
      Commitments                              829              63            (884)          (1,943)          (3,151)
                                          --------        --------        --------         --------         --------

      Net portfolio value                 $ 48,755          49,390          46,785           42,928           38,444
                                          ========        ========        ========         ========         ========

      Net portfolio value ratio               7.73%           7.90%           7.58%            7.06%            6.42%
                                          ========        ========        ========         ========         ========

      NPV minimum: policy limit               6.50%           6.50%           6.50%            6.50%            6.50%
                                          ========        ========        ========         ========         ========

Liquidity and Capital Resources

The Company is required by OTS regulation to maintain sufficient liquidity to assure its safe and sound operation. The Company's liquidity ratio averaged 29.5% during the quarter ended June 30, 2003. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives. The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in interest-bearing deposits in other financial institutions, investment securities and other short-term interest-earning assets that provide liquidity to meet lending requirements. Investments and other assets qualifying for liquidity, outstanding at June 30, 2003,

2002, and 2001, totaled $134.9 million, $156.8 million, and $172.4 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. Deposits decreased by $23.7 million and $15.9 million, respectively in fiscal 2003 and 2002. Deposits increased by $17.1 million in fiscal 2001. Similarly, the general level of market interest rates heavily influences the amount of principal repayments on loans and mortgage securities. Principal repayments on loans during fiscal 2003 totaled $200.8 million as compared to $219.7 million in fiscal 2002 and $177.9 million in fiscal 2001. Funds received from principal repayments on mortgage-backed securities for fiscal 2003, 2002 and 2001, totaled $30.3 million, $9.9 million and $7.1 million, respectively. Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 2003 and 2002, the Company had $102.4 million and $99.1 million, respectively, in outstanding advances from the FHLB.

At June 30, 2003, the Company had outstanding loan commitments and consumer and commercial approved, but unused, lines of credit totaling $59.9 million. Certificates of deposit scheduled to mature or reprice in one year or less at June 30, 2003 totaled $129.1 million. Management believes that a significant portion of such deposits will remain with the Company.

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


Effect of New Accounting Standards

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 145 Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions in paragraphs 8 and 9(c) of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. The adoption of this Statement did not have a material effect on the Company's consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or

Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The Company adopted this Statement on January 1, 2003. The adoption of this Statement did not have a material effect on the Company's consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions ("SFAS 147"), which amends SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions ("SFAS 72"). This Statement no longer requires the separate recognition and subsequent amortization of goodwill that was originally required by SFAS 72. SFAS 147 also amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets (such as core deposit intangibles). The effects of implementation on the Company's consolidated financial statements were not material.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The effects of the implementation on the Company's consolidated financial statements were not material. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002 and have been included in these consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures of both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the Notes to Consolidated Financial Statements (the "Notes").

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities that have certain characteristics. It requires a business enterprise that has a controlling interest in a variable interest entity (as defined by FIN 46) to include the assets, liabilities and results of the activities of the variable interest entity in the consolidated financial statements of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For variable interest entities acquired before February 1, 2003, it applies in the first fiscal year or interim period beginning after June 15, 2003. The impact of adopting FIN 46 will not be material, as the Company does not presently have any variable interest entities.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, ("SFAS 149"). SFAS 149 amends Statement 133 for decisions made (1) as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133; (2) in connection with other FASB projects dealing with financial instruments; and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative, in particular, the meaning of "an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors," the meaning of "underlying," and the characteristics of a derivative that contains financing components. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company will adopt SFAS 149, as indicated above, and such adoption is not expected to have a material effect on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Company will adopt SFAS 150 on July 1, 2003 and such adoption is not expected to have a material effect on its financial position or results of operations.

Critical Accounting Policies

The Company's critical accounting policies relate to the allowance for loan losses and intangible assets. A description of the Company's critical accounting policy related to intangible assets is summarized in Note 1 of the Notes to Consolidated Financial Statements (the "Notes") under "Excess of Cost Over Fair Value of Assets Acquired". In addition, Note 7 of the Notes includes information about the carrying amounts and amortization expense related to intangible assets. With regard to the Company's critical accounting policy for the allowance for loan losses, the Company has established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. This evaluation involves a high degree of complexity and requires management to make subjective judgments that often require assumptions or estimates about uncertain matters. The Company's critical accounting policies and their application are periodically reviewed by the Audit Committee of the Board of Directors and by the full Board of Directors. See also "Asset Quality" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

                          Independent Auditors' Report

The Board of Directors
First Federal Bankshares, Inc.
   and Subsidiaries
Sioux City, Iowa:

We have audited the accompanying consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries (the Company) as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP

Des Moines, Iowa
August 8, 2003

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                             June 30, 2003 and 2002

                                  Assets                                      2003               2002
                                                                         -------------      -------------
Cash and due from banks                                                  $  34,006,405         23,114,024
Interest-bearing deposits in other financial institutions                      280,548            103,197
                                                                         -------------      -------------
                Cash and cash equivalents                                   34,286,953         23,217,221
                                                                         -------------      -------------
Securities available-for-sale (note 2)                                      78,526,104         92,313,472
Securities held-to-maturity (fair value of $45,659,510 in 2003
    and $64,009,952 in 2002) (note 2)                                       44,505,464         63,294,694
Loans receivable (note 3)                                                  419,882,438        422,965,769
Less: Allowance for loan losses (note 4)                                     4,615,285          4,583,897
                                                                         -------------      -------------
                  Net loans                                                415,267,153        418,381,872
                                                                         -------------      -------------
Office property and equipment, net (note 5)                                 13,165,804         13,770,198
Federal Home Loan Bank (FHLB) stock, at cost                                 5,707,300          5,037,800
Accrued interest receivable (note 6)                                         2,488,460          2,803,663
Refundable income taxes (note 10)                                                   --            146,741
Deferred tax asset (note 10)                                                   514,000                 --
Goodwill (note 7)                                                           18,523,607         18,523,607
Other assets                                                                14,894,532         13,267,904
                                                                         -------------      -------------
                Total assets                                             $ 627,879,377        650,757,172
                                                                         =============      =============
                   Liabilities and Stockholders' Equity
Deposits (note 8)                                                        $ 448,944,039        472,648,336
Advances from FHLB (note 9)                                                102,386,888         99,064,679
Advance payments by borrowers for taxes and insurance                        1,458,955          1,482,743
Accrued taxes on income (note 10)                                              346,167                 --
Deferred tax liability (note 10)                                                    --            103,000
Accrued interest payable (notes 8 and 9)                                     1,795,348          3,640,039
Accrued expenses and other liabilities                                       3,286,615          2,555,580
                                                                         -------------      -------------
                Total liabilities                                          558,218,012        579,494,377
                                                                         -------------      -------------
Stockholders' equity:
    Preferred stock, $0.01 par value. Authorized 1,000,000 shares;
       issued none shares                                                           --                 --
    Common stock, $0.01 par value. Authorized 12,000,000 shares;
       issued 4,896,857 shares and 4,871,112 shares at June 30, 2003
       and 2002, respectively                                                   48,969             48,711
    Additional paid-in capital                                              36,537,133         36,247,480
    Retained earnings, substantially restricted (note 13)                   47,900,781         43,542,299
    Treasury stock, at cost, 1,088,466 shares and 665,764 shares
       at June 30, 2003 and 2002, respectively                             (14,264,674)        (7,577,646)
    Accumulated other comprehensive income:
       Net unrealized gain on securities available-for-sale                    710,378            490,458
    Unearned ESOP (note 11)                                                 (1,185,700)        (1,330,000)
    Unearned RRP (note 11)                                                     (85,522)          (158,507)
                                                                         -------------      -------------
                Total stockholders' equity                                  69,661,365         71,262,795
Contingencies (note 16)
                                                                         -------------      -------------
                Total liabilities and stockholders' equity               $ 627,879,377        650,757,172
                                                                         =============      =============

See accompanying notes to consolidated financial statements

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                    Years ended June 30, 2003, 2002, and 2001

                                                                 2003              2002             2001
                                                             ------------      ------------     ------------
Interest income:
    Loans receivable                                         $ 29,129,117        32,797,235       39,573,543
    Mortgage-backed securities                                  3,176,080         2,571,732        2,677,812
    Investment securities                                       2,765,662         3,956,160        7,924,018
    Other interest-earning assets                                  45,911           694,957          403,045
                                                             ------------      ------------     ------------
                Total interest income                          35,116,770        40,020,084       50,578,418
                                                             ------------      ------------     ------------
Interest expense:
    Deposits (note 8)                                          11,063,560        17,936,952       23,069,897
    Advances from FHLB and other borrowings                     5,058,338         5,009,983        9,201,508
                                                             ------------      ------------     ------------
                Total interest expense                         16,121,898        22,946,935       32,271,405
                                                             ------------      ------------     ------------
                Net interest income                            18,994,872        17,073,149       18,307,013

Provision for losses on loans (note 4)                          1,730,000         3,835,000        5,155,000
                                                             ------------      ------------     ------------
                Net interest income after provision
                   for losses on loans                         17,264,872        13,238,149       13,152,013
                                                             ------------      ------------     ------------
Noninterest income:
    Fees and service charges                                    5,324,187         4,825,009        3,681,102
    Gain on sale of branch deposits                                    --           164,730               --
    Gain on sale of real estate owned and held
       for development                                             53,516           314,558          291,923
    Net gain on sale of securities                                308,626           102,828        1,583,419
    Gain on sale of loans                                         862,403           551,926          350,758
    (Loss)/gain on sale of office property and equipment           (5,551)          249,979           (1,811)
    Real estate related activities                              1,509,468         1,453,255        1,206,120
    Other income                                                1,743,788         1,365,724        1,297,235
                                                             ------------      ------------     ------------
                Total noninterest income                        9,796,437         9,028,009        8,408,746
                                                             ------------      ------------     ------------
Noninterest expense:
    Compensation and benefits (note 11)                        10,214,874         9,400,076        8,605,079
    Office property and equipment                               2,666,028         2,543,772        2,419,203
    Deposit insurance premiums                                     78,272            88,804           95,249
    Data processing                                               315,198           340,136          490,393
    Advertising                                                   423,640           388,975          355,917
    Amortization of goodwill                                           --                --          843,680
    Other expense                                               4,963,880         4,298,297        3,981,345
                                                             ------------      ------------     ------------
                Total noninterest expense                      18,661,892        17,060,060       16,790,866
                                                             ------------      ------------     ------------
                Earnings before income taxes                    8,399,417         5,206,098        4,769,893

Income taxes (note 10)                                          2,794,000         1,696,000        1,764,000
                                                             ------------      ------------     ------------
                Net earnings                                 $  5,605,417         3,510,098        3,005,893
                                                             ============      ============     ============
Earnings per share:
    Basic earnings per share                                 $       1.44              0.85             0.68
    Diluted earnings per share                                       1.41              0.83             0.67

See accompanying notes to consolidated financial statements.

                FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                    Years ended June 30, 2003, 2002, and 2001


                                                        Additional
                                          Common         paid-in        Retained        Treasury
                                          stock          capital        earnings          stock
                                        -----------    -----------     -----------     -----------
Balance at June 30, 2000                $    48,336     36,002,723      39,782,321      (1,273,138)
                                        -----------    -----------     -----------     -----------
Net earnings                                     --             --       3,005,893              --
Net change in unrealized gains on
  securities available-for-sale                  --             --              --              --
Less reclassification adjustment for
  net realized gains included in
  net income (net of tax expense)                --             --              --              --
                                        -----------    -----------     -----------     -----------
        Total comprehensive
         income                                  --             --       3,005,893              --
Stock options exercised                         159         55,478              --              --
Treasury stock acquired                          --             --              --      (1,530,694)
Amortization of RRP                              --             --              --              --
ESOP shares allocated                            --             --              --              --
Stock depreciation of allocated
  ESOP shares                                    --         (4,309)             --              --
Dividends on common stock
  at $0.32 per share (note 13)                   --             --      (1,430,679)             --
                                        -----------    -----------     -----------     -----------
Balance at June 30, 2001                     48,495     36,053,892      41,357,535      (2,803,832)
                                        -----------    -----------     -----------     -----------
Net earnings                                     --             --       3,510,098              --
Net change in unrealized gains on
  securities available-for-sale                  --             --              --              --
Less reclassification adjustment for
  net realized gains included in
  net income (net of tax expense)                --             --              --              --
                                        -----------    -----------     -----------     -----------
       Total comprehensive
        income                                   --             --       3,510,098              --
Stock options exercised                         216        140,777              --              --
Treasury stock acquired                          --             --              --      (4,772,014)
Recognition and retention plan
  (RRP) awarded                                  --         15,700              --          (1,800)
Amortization of RRP                              --             --              --              --
ESOP shares allocated                            --             --              --              --
Stock appreciation of allocated
  ESOP shares                                    --         37,111              --              --
Dividends on common stock
  at $0.32 per share (note 13)                   --             --      (1,325,334)             --
                                        -----------    -----------     -----------     -----------
Balance at June 30, 2002                     48,711     36,247,480      43,542,299      (7,577,646)
                                        -----------    -----------     -----------     -----------
Net earnings                                     --             --       5,605,417              --
Net change in unrealized gains on
  securities available-for-sale                  --             --              --              --
Less reclassification adjustment for
  net realized gains included in
  net income (net of tax expense)                --             --              --              --
                                        -----------    -----------     -----------     -----------
       Total comprehensive
        income                                   --             --       5,605,417              --
Stock options exercised                         258        206,293              --              --
Treasury stock acquired                          --             --              --      (6,685,228)
Recognition and retention plan
  (RRP) awarded                                  --          9,050                          (1,800)
Amortization of RRP                              --             --              --              --
ESOP shares allocated                            --             --              --              --
Stock appreciation of allocated
  ESOP shares                                    --         74,310              --              --
Dividends on common stock
  at $0.32 per share (note 13)                   --             --      (1,246,935)             --
                                        -----------    -----------     -----------     -----------
Balance at June 30, 2003                $    48,969     36,537,133      47,900,781     (14,264,674)
                                        ===========    ===========     ===========     ===========

                                            Accumulated
                                               other
                                           comprehensive      Unearned        Unearned
                                               income           ESOP             RRP           Total
                                            -----------     -----------     -----------     -----------
Balance at June 30, 2000                     (4,343,049)     (1,634,600)       (469,674)     68,112,919
                                            -----------     -----------     -----------     -----------
Net earnings                                         --              --              --       3,005,893
Net change in unrealized gains on
  securities available-for-sale               4,992,022              --              --       4,992,022
Less reclassification adjustment for
  net realized gains included in
  net income (net of tax expense)               992,804              --              --         992,804
                                            -----------     -----------     -----------     -----------
        Total comprehensive
         income                               3,999,218              --              --       7,005,111
Stock options exercised                              --              --              --          55,637
Treasury stock acquired                              --              --              --      (1,530,694)
Amortization of RRP                                  --              --         218,332         218,332
ESOP shares allocated                                --         161,130              --         161,130
Stock depreciation of allocated
  ESOP shares                                        --              --              --          (4,309)
Dividends on common stock
  at $0.32 per share (note 13)                       --              --              --      (1,430,679)
                                            -----------     -----------     -----------     -----------
Balance at June 30, 2001                       (343,831)     (1,473,470)       (251,342)     72,587,447
                                            -----------     -----------     -----------     -----------
Net earnings                                         --              --              --       3,510,098
Net change in unrealized gains on
  securities available-for-sale                 898,762              --              --         898,762
Less reclassification adjustment for
  net realized gains included in
  net income (net of tax expense)                64,473              --              --          64,473
                                            -----------     -----------     -----------     -----------
       Total comprehensive
        income                                  834,289              --              --       4,344,387
Stock options exercised                              --              --              --         140,993
Treasury stock acquired                              --              --              --      (4,772,014)
Recognition and retention plan
  (RRP) awarded                                      --              --         (13,900)             --
Amortization of RRP                                  --              --         106,735         106,735
ESOP shares allocated                                --         143,470              --         143,470
Stock appreciation of allocated
  ESOP shares                                        --              --              --          37,111
Dividends on common stock
  at $0.32 per share (note 13)                       --              --              --      (1,325,334)
                                            -----------     -----------     -----------     -----------
Balance at June 30, 2002                        490,458      (1,330,000)       (158,507)     71,262,795
                                            -----------     -----------     -----------     -----------
Net earnings                                         --              --              --       5,605,417
Net change in unrealized gains on
  securities available-for-sale                 413,429              --              --         413,429
Less reclassification adjustment for
  net realized gains included in
  net income (net of tax expense)               193,509              --              --         193,509
                                            -----------     -----------     -----------     -----------
       Total comprehensive
        income                                  219,920              --              --       5,825,337
Stock options exercised                              --              --              --         206,551
Treasury stock acquired                              --              --              --      (6,685,228)
Recognition and retention plan
  (RRP) awarded                                      --              --          (7,250)             --
Amortization of RRP                                  --              --          80,235          80,235
ESOP shares allocated                                --         144,300              --         144,300
Stock appreciation of allocated
  ESOP shares                                        --              --              --          74,310
Dividends on common stock
  at $0.32 per share (note 13)                       --              --              --      (1,246,935)
                                            -----------     -----------     -----------     -----------
Balance at June 30, 2003                        710,378      (1,185,700)        (85,522)     69,661,365
                                            ===========     ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2003, 2002, and 2001

                                                                                  2003             2002              2001
                                                                              ------------     ------------     ------------
Cash flows from operating activities:
     Net earnings                                                             $  5,605,417        3,510,098        3,005,893
     Adjustments to reconcile net earnings to net cash provided by operating activities:
             Loans originated for sale to investors                            (62,703,013)     (69,916,000)     (51,027,680)
             Proceeds from sale of loans originated for sale                    64,447,843       70,871,101       49,374,634
             Provision for losses on loans and other assets                      1,730,000        3,835,000        5,155,000
             Depreciation and amortization                                       1,858,764        2,144,912        2,702,411
             Provision for deferred taxes                                         (746,000)         104,000         (516,000)
             Net gain on sale of loans                                            (862,403)        (551,926)        (350,758)
             Net gain on sale of securities available-for-sale                    (308,626)        (102,828)      (1,583,419)
             Net gain on sale of branch deposits                                        --         (164,730)              --
             Net loss (gain) on sale of office property and equipment                5,551         (249,979)           1,811
             Net gain on sale of real estate owned and held for
                development                                                        (53,516)        (314,558)        (291,923)
             Net loan fees deferred                                                322,922          157,716          (79,841)
             Amortization of premiums and discounts on loans,
                mortgage-backed securities, and investment securities              334,044          853,791          741,313
             Decrease in accrued interest receivable                               315,203          989,395        1,007,357
             Increase in other assets                                           (1,411,738)        (258,732)        (658,979)
             (Decrease) increase in accrued interest payable                    (1,844,691)      (2,036,784)       1,379,309
             Increase (decrease) in accrued expenses and other liabilities         731,334          431,669          (80,128)
             Increase (decrease) in accrued taxes on income                        492,908          (34,376)        (405,105)
                                                                              ------------     ------------     ------------
                    Net cash provided by operating activities                    7,913,999        9,267,769        8,373,895
                                                                              ------------     ------------     ------------
Cash flows from investing activities:
     Purchase of securities held-to-maturity                                    (1,375,682)     (52,047,645)      (2,375,000)
     Proceeds from maturities of securities held-to-maturity                    20,024,583        8,441,621        3,388,388
     Proceeds from sale of securities available-for-sale                        36,421,869       14,442,044      130,677,652
     Purchase of securities available-for-sale                                 (38,825,509)     (82,950,770)     (12,553,258)
     Proceeds from maturities of securities available-for-sale                  16,671,842       68,145,813       31,182,842
     Purchase of bank owned life insurance                                              --       (6,984,000)              --
     (Purchase) redemption of FHLB stock                                          (669,500)       4,430,900         (539,800)
     Loans purchased                                                           (15,827,000)     (19,001,000)     (21,760,000)
     Decrease (increase) in loans receivable                                    15,225,908       13,127,299       (6,910,671)
     Proceeds from sale of office property and equipment                             1,215          523,725              525
     Purchase of office property and equipment                                    (462,321)        (584,482)        (607,930)
     Proceeds from sale of foreclosed real estate                                  578,238          222,750          373,789
     Proceeds from sale of real estate held for development                         54,298          703,500          792,000
     Net expenditures on real estate held for development                         (363,000)          (9,001)        (508,728)
                                                                              ------------     ------------     ------------
                    Net cash provided by (used in) investing activities         31,454,941      (51,539,246)     121,159,809
                                                                              ------------     ------------     ------------
Cash flows from financing activities:
     (Decrease) increase in deposits                                           (23,704,297)     (15,895,163)      17,082,698
     Proceeds from advances from FHLB                                           50,167,000       31,075,000       36,500,000
     Repayment of advances from FHLB and other borrowings                      (47,012,511)     (21,256,704)    (121,509,920)
     Net decrease in advance payments by borrowers
         for taxes and insurance                                                   (23,788)        (427,633)        (917,899)
     Issuance of common stock, net                                                 206,551          140,993           55,637
     Repurchase of common stock                                                 (6,685,228)      (4,772,014)      (1,530,694)
     Cash dividends paid                                                        (1,246,935)      (1,325,334)      (1,430,679)
                                                                              ------------     ------------     ------------
                    Net cash used in financing activities                      (28,299,208)     (12,460,855)     (71,750,857)
                                                                              ------------     ------------     ------------
                    Net increase (decrease) in cash and cash equivalents        11,069,732      (54,732,332)      57,782,847

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2003, 2002, and 2001

                                                                                  2003             2002              2001
                                                                              ------------     ------------     ------------
Cash and cash equivalents at beginning of year                                  23,217,221       77,949,553       20,166,706
                                                                              ------------     ------------     ------------
Cash and cash equivalents at end of year                                      $ 34,286,953       23,217,221       77,949,553
                                                                              ============     ============     ============
Supplemental disclosures:
     Cash paid during the year for:
         Interest                                                             $ 17,966,589       24,983,719       30,892,096
         Income taxes                                                            3,047,092        1,626,371        2,687,949
     Noncash activities:
         Loans converted to securities available-for-sale                               --               --      111,495,480

See accompanying notes to consolidated financial statements

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

(1)   Summary of Significant Accounting Policies and Practices

      Organization

      First Federal Bankshares, Inc. (the Company) is the holding company for First Federal Bank (the Bank). The Company owns 100% of the Bank's common stock. Currently, the Company engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived primarily from the Bank. The Bank is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, in Sioux City, Iowa and adjacent counties of northwest Iowa; West Des Moines, Newton, Grinnell and surrounding areas of central Iowa; and in parts of Nebraska and South Dakota. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans.

      Principles of Presentation

      The accompanying consolidated financial statements include the accounts of First Federal Bankshares, Inc., its wholly owned subsidiaries, a real estate brokerage company, a real estate development company, the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

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

      Earnings Per Share

      Basic earnings per share computations for the years ended June 30, 2003, 2002, and 2001 were determined by dividing net earnings by the weighted average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted average number of common shares and all dilutive potential common shares outstanding during the year.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 2003, 2002, and 2001:

                                                              2003          2002          2001
                                                           ----------    ----------    ----------
      Basic EPS computation:
            Net earnings                                   $5,605,417     3,510,098     3,005,893
            Weighted average common shares
                outstanding                                 3,879,569     4,115,350     4,407,780
                                                           ----------    ----------    ----------
                             Basic EPS                     $     1.44          0.85          0.68
                                                           ==========    ==========    ==========
      Diluted EPS computation:
            Net earnings                                   $5,605,417     3,510,098     3,005,893
                                                           ----------    ----------    ----------
            Weighted average common
                shares outstanding                          3,879,569     4,115,350     4,407,780
            Incremental option shares using
                treasury stock method                          91,827        90,654        55,545
                                                           ----------    ----------    ----------
                             Diluted shares outstanding     3,971,396     4,206,004     4,463,325
                                                           ----------    ----------    ----------
                             Diluted EPS                   $     1.41          0.83          0.67
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

      Unrealized losses on securities determined to be other than temporary are charged to operations.

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

                             June 30, 2003 and 2002

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

                             June 30, 2003 and 2002

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

      Office Property and Equipment

      Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for furniture, fixtures, automobiles, software, and equipment.

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

      Excess of Cost Over Fair Value of Assets Acquired

      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on July 1, 2001. Prior to the adoption, the excess of cost over fair value of assets acquired was being amortized on a straight-line basis over its estimated useful life of 25 years. The asset is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset. After the adoption date, Statement 142 requires that intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment at least annually in accordance with the provisions of Statement 142. The Company performed their annual impairment analysis during 2003 and determined the recorded goodwill of $18,523,607 was not impaired.

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

                             June 30, 2003 and 2002

      Stock Option Plan

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

                                         2003             2002            2001
                                     -------------     ---------       ---------
      Net income:
            As reported              $   5,605,417     3,510,098       3,005,893
            Pro forma                    5,534,479     3,446,038       2,942,362
      Basic earnings per share:
            As reported                       1.44          0.85            0.68
            Pro forma                         1.43          0.84            0.67
      Diluted earnings per share:
            As reported                       1.41          0.83            0.67
            Pro forma                         1.39          0.82            0.66

      The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal year 2003, 2002, and 2001: dividend yield of 3.41%; expected volatility of 22.76%; risk free interest rate of 6.29%; and expected life of 7.5 years.

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

                             June 30, 2003 and 2002

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

                             June 30, 2003 and 2002

            matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

      Effect of New Accounting Standards

      In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of Statement 4 are applied in fiscal years beginning after May 15, 2002. The provisions in paragraphs 8 and 9(c) of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provision of this Statement are effective for financial statements issued on or after May 15, 2002. The adoption of this Statement did not have a material effect on the consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit and disposal activities that are initiated after December 31, 2002. The Company adopted this Statement on January 1, 2003, the adoption of the Statement did not have a material effect on the consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 (FAS 147), Acquisitions of Certain Financial Institutions, which amends SFAS No. 72 (FAS 72), Accounting for Certain Acquisitions of Banking or Thrift Institutions. This Statement no longer requires the separate recognition and subsequent amortization of goodwill that was originally required by FAS 72. FAS 147 also amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets (such as core deposit intangibles). The effects of implementation on the Company's consolidated financial statements were not material.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The effects of implementation on the Company's financial statements were not material. The disclosure requirements are effective for financial statements of interim and annual


                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      periods ending after December 15, 2002 and have been included in these consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures of both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities that have certain characteristics. It requires a business enterprise that has a controlling interest in a variable interest entity (as defined by FIN 46) to include the assets, liabilities and results of the activities of the variable interest entity in the consolidated financial statements of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For variable interest entities acquired before February 1, 2003, it applies in the first fiscal year or interim period beginning after June 15, 2003. The impact of adopting FIN 46 will not be material as the Company does not presently have any variable interest entities.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (SFAS 149). SFAS 149 amends Statement 133 for decisions made (1) as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, (2) in connection with other FASB projects dealing with financial instruments, and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative, in particular, the meaning of "an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors," the meaning of "underlying," and the characteristics of a derivative that contains financing components. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company will adopt SFAS 149 as indicated above and such adoption is not expected to have a material effect on its financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Company will adopt SFAS 150 on July 1, 2003 and such adoption is not expected to have a material effect on its financial position or results of operations.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

(2)   Securities

      Following is a schedule of amortized costs and estimated fair values as of June 30, 2003 and 2002:

                                                                        2003
                                              -----------------------------------------------------------
                                                                Gross           Gross
                                               Amortized      unrealized      unrealized         Fair
                                                  cost          gains           losses           value
                                              -----------     -----------     -----------     -----------
      Available-for-sale:
            Mortgage-backed securities:
                Government National
                    Mortgage Association
                    (GNMA)                    $17,971,925         348,635              --      18,320,560
                Federal Home Loan
                    Mortgage Association
                    (FHLMC)                    12,307,896         213,109              --      12,521,005
                Federal National Mortgage
                    Association (FNMA)          7,393,020          96,375             197       7,489,198
            United States government
                agency securities               9,119,872          71,969              --       9,191,841
            Investments in mutual funds        13,591,185          30,791              --      13,621,976
            Other investment securities        17,008,829         384,857          12,162      17,381,524
                                              -----------     -----------     -----------     -----------
                                              $77,392,727       1,145,736          12,359      78,526,104
                                              ===========     ===========     ===========     ===========
      Held-to-maturity:
            Mortgage-backed securities:
                GNMA                          $   644,935          39,636              --         684,571
                FHLMC                           5,863,640         159,647              --       6,023,287
                FNMA                           15,824,184         524,938              --      16,349,122
            United States treasury
                securities                      9,998,210          45,540              --      10,043,750
            Local government securities        10,666,860         359,688          20,268      11,006,280
            Other investment securities         1,507,635          44,865              --       1,552,500
                                              -----------     -----------     -----------     -----------
                                              $44,505,464       1,174,314          20,268      45,659,510
                                              ===========     ===========     ===========     ===========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

                                                                            2002
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
                                                  ===========     ===========     ===========     ===========

      The amortized cost and fair value at June 30, 2003 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available-for-sale               Held-to-maturity
                                             ---------------------------     ---------------------------
                                                              Estimated                       Estimated
                                              Amortized         fair          Amortized         fair
                                                cost            value            cost           value
                                             -----------     -----------     -----------     -----------
      Due in 1 year or less                  $13,591,185      13,621,823      10,543,211      10,595,144
      Due after 1 year through 5 years         9,119,872       9,191,841       4,348,677       4,493,837
      Due after 5 years through 10 years       1,788,938       1,790,553       2,626,838       2,762,414
      Due after 10 years                      15,219,891      15,591,124       4,653,979       4,751,135
                                             -----------     -----------     -----------     -----------
                                              39,719,886      40,195,341      22,172,705      22,602,530

      Mortgage-backed securities              37,672,841      38,330,763      22,332,759      23,056,980
                                             -----------     -----------     -----------     -----------
                                             $77,392,727      78,526,104      44,505,464      45,659,510
                                             ===========     ===========     ===========     ===========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Proceeds from the sale of securities available for sale were $36,421,869, $14,442,044, and $130,677,652, during 2003, 2002, and 2001, respectively.
      Gross realized gains on these sales were $322,226, $155,960, and $1,731,569 and gross realized losses on these sales were $13,600, $53,132, and $148,150 in 2003, 2002, and 2001, respectively.

      Securities with an amortized cost of $7,939,414 and an estimated fair value of approximately $8,082,000 at June 30, 2003 were pledged to various entities.

(3)   Loans Receivable

      Loans receivable at June 30, 2003 and 2002 are summarized as follows:

                                                             2003               2002
                                                         -------------      -------------
      First mortgage loans:
            Secured by one to four family residences     $ 191,890,309        164,815,983
            Secured by other properties                    113,115,061        137,769,304
      Home equity and second mortgage loans                 36,962,433         40,347,072
      Automobile loans                                      26,291,962         32,167,935
      Commercial business loans                             16,255,976         15,502,233
      Other nonmortgage loans                               35,587,669         33,241,139
                                                         -------------      -------------
                                                           420,103,410        423,843,666
      Less:
            Allowance for loan losses (note 4)               4,615,285          4,583,897
            Undisbursed portion of loans in process            409,867          1,500,316
            Net unearned premiums on loans                  (1,965,046)        (2,075,647)
            Deferred loan fees                               1,776,151          1,453,228
                                                         -------------      -------------
                                                         $ 415,267,153        418,381,872
                                                         =============      =============

      At June 30, 2003, 2002, and 2001, the Company had nonaccrual loans of $3,691,000, $5,106,000, and $1,094,000, respectively, and restructured loans of $3,005,000, $393,000, and $130,000, respectively. Interest income recorded during 2003, 2002, and 2001 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $238,531 in 2003, $313,300 in 2002, and $105,653 in 2001.

      Loan Servicing

      The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. There were no mortgage loans held for sale at June 30, 2003.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $50,794,000, $98,772,000, and $142,730,000 at
      June 30, 2003, 2002, and 2001, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

      Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $430,000, $648,000, and $815,000 at June 30, 2003, 2002, and 2001,
      respectively.

      Concentrations of Credit Risk

      The Company conducts the majority of its loan origination activities in its market area, which includes Northwest and Central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Company has purchased loans outside of its primary lending area. Although the Company has a diversified geographic loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

      Loans purchased outside the Company's primary lending area totaled approximately $52.9 million at June 30, 2003, and included approximately $41.5 million in loans that are geographically distributed in the Midwestern United States. The remaining loans are distributed throughout the United States, with the largest geographic concentrations including Colorado with $8.5 million and Connecticut with $1.1 million.

      Included in the totals of loans purchased outside the Company's primary lending area are loans purchased from a mortgage banking firm in Madison, Wisconsin. The Company formerly had an exclusive agreement with this firm, which gave the Company first right of refusal on any real estate loans generated by this firm and which were located primarily in the Madison, Wisconsin area. The exclusive relationship with the mortgage banking firm has been terminated as the Company seeks to emphasize loan originations from its primary markets. Loans purchased from this firm declined from $51.0 million as of June 30, 2002 to $20.9 million as of June 30, 2003.

      The Company's commercial mortgage loan portfolio consists of $59.0 million of commercial real estate loans, $30.0 million of multi-family housing loans, and $24.1 million of construction, land acquisition and development and other loans as of June 30, 2003.

      Commercial construction loans and land acquisition and development loans total $23.4 million and $12.4 million, respectively, at June 30, 2003 and 2002.

      Securitized Mortgage Loans

      In March 2001, the Company sold approximately $112.7 million of fixed rate single family mortgage loans in securitized transactions. In those securitizations, the Company retained servicing responsibilities. The Company recognized pretax gains of approximately $1,714,000 on the sale of the securitized mortgage loans. There were no mortgage loans sold in securitized transactions during the fiscal years ended June 30, 2003 and 2002.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

(4)   Allowance for Loan Losses

      A summary of the allowance for loan losses follows:

                                                           2003             2002              2001
                                                        -----------      -----------      -----------
      Balance at beginning of year                      $ 4,583,897        4,736,738        3,394,448
      Provision for losses                                1,730,000        3,835,000        5,155,000
      Charge-offs                                        (2,064,179)      (4,200,710)      (3,890,291)
      Recoveries                                            365,567          212,869           77,581
                                                        -----------      -----------      -----------
      Balance at end of year                            $ 4,615,285        4,583,897        4,736,738
                                                        ===========      ===========      ===========

      (5)   Office Property and Equipment

      At June 30, 2003 and 2002, the cost and accumulated depreciation of office property and equipment were as follows:

                                                                              2003           2002
                                                                          -----------     -----------
      Office property and equipment:
            Land and improvements                                         $ 3,688,053       3,688,053
            Building and improvements                                      12,996,431      12,857,264
            Furniture, fixtures, automobiles, software, and equipment       6,503,059       6,303,356
            Deposits on assets not in service and not depreciated              10,225           9,949
                                                                          -----------     -----------
                            Total cost - office properties                 23,197,768      22,858,622

            Less accumulated depreciation                                  10,031,964       9,088,424
                                                                          -----------     -----------
                            Office property and equipment, net            $13,165,804      13,770,198
                                                                          ===========     ===========

      Depreciation expense on premises, furniture, fixtures, automobiles, software, and equipment was $1,059,949, $1,226,043 and $1,234,094 for fiscal 2003, 2002, and 2001, respectively.

(6)   Accrued Interest Receivable

      Accrued interest receivable is summarized as follows:

                                                                             2003            2002
                                                                          ----------      ----------
      Loans receivable                                                    $1,809,657       2,113,906
      Securities                                                             678,803         689,757
                                                                          ----------      ----------
                                                                          $2,488,460       2,803,663
                                                                          ==========      ==========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

(7)   Goodwill and Other Intangible Assets

      The table below reconciles reported earnings for the fiscal year ended June 30, 2001 to "adjusted" earnings, which exclude goodwill amortization.

                                            2003              2002                             2001
                                       -------------       ---------        ------------------------------------------
                                          Reported          Reported        Reported          Goodwill       Adjusted
                                          earnings          earnings        earnings        amortization     earnings
                                       -------------       ---------        ---------       ------------     ---------
      Net income                       $   5,605,417       3,510,098        3,005,893          843,680       3,849,573
      Earnings per share:
          Basic EPS                             1.44            0.85             0.68             0.19            0.87
          Diluted EPS                           1.41            0.83             0.67             0.19            0.86

      The gross carrying amount of intangible assets subject to amortization and the associated accumulated amortization at June 30, 2003 is presented in the table below. Amortization expense for intangible assets was $398,770, $428,198, and $135,499 for fiscal 2003, 2002, and 2001, respectively.

                                                               2003
                                           --------------------------------------------
                                              Gross                         Unamortized
                                            carrying       Accumulated       intangible
                                             amount        amortization        assets
                                           ----------      ------------     -----------
      Intangible assets:
           Core deposit premium            $  690,140          423,670          266,470
           Mortgage servicing rights          700,250          700,250               --
                                           ----------       ----------       ----------
                       Total               $1,390,390        1,123,920          266,470
                                           ==========       ==========       ==========

                                                               2002
                                           --------------------------------------------
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
                                           ==========       ==========       ==========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Projections of amortization expense are based on existing asset balances and the existing interest rate environment as of June 30, 2003. What the Company actually experiences may be significantly different depending upon changes in mortgage interest rates and market conditions. The following table shows the estimated future amortization expense for amortizing intangible assets for each of the years ended June 30:

                                                                  Core deposit
                                                                    premium
                                                                  ------------
         2004                                                         52,374
         2005                                                         45,396
         2006                                                         44,604
         2007                                                         44,604
         2008                                                         44,604
         Thereafter                                                   34,888

(8)   Deposits

      At June 30, 2003 and 2002, deposits are summarized as follows:

                                                      2003              2002
                                                  ------------     ------------
      Noninterest-bearing checking                $ 20,302,813       21,129,556
      Savings accounts                              33,958,843       31,322,593
      Interest-bearing checking accounts            71,453,575       55,255,465
      Money market accounts                         86,910,959      108,190,942
      Certificates of deposit                      236,317,849      256,749,780
                                                  ------------     ------------
                                                  $448,944,039      472,648,336
                                                  ============     ============

      The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $24.8 million and $25.8 million at June 30, 2003 and 2002, respectively.

      At June 30, 2003, the scheduled maturities of certificates of deposit were as follows:

         2004                                                     $ 129,082,611
         2005                                                        42,486,045
         2006                                                        33,977,517
         2007                                                        14,033,686
         2008                                                        16,478,403
         Thereafter                                                     259,587
                                                                  -------------
                                                                  $ 236,317,849
                                                                  =============

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002


      Interest expense on deposits is summarized as follows:

                                        2003           2002             2001
                                    -----------     -----------     -----------
      Savings                       $    92,585         247,323         392,534
      Money market and checking       1,200,752       2,776,654       4,396,509
      Certificates of deposit         9,770,223      14,912,975      18,280,854
                                    -----------     -----------     -----------
                                    $11,063,560      17,936,952      23,069,897
                                    ===========     ===========     ===========

      At June 30, 2003 and 2002, accrued interest payable on deposits totaled $1,784,660 and $3,627,634, respectively.

(9)   Advances from FHLB

      A summary at June 30, 2003 and 2002 follows:

                                                       Weighted                        Weighted
                                                       average                         average
                                                       interest                        interest
                                                         rate             2003            rate             2002
                                                       --------      -------------     --------      -------------
      FHLB of Des Moines (A)
      Stated maturity in fiscal year
           ending June 30:
              2003 (B)                                      --%      $          --        5.22%      $  17,575,000
              2004                                        4.35           9,000,000        4.35           9,000,000
              2005                                        3.20          12,500,000        4.00           7,500,000
              2006                                        3.57           8,000,000        4.87           3,000,000
              2007                                        3.64          12,500,000        4.91           2,500,000
              2008 (C)                                    5.41          24,000,000        5.35          32,989,139
              Thereafter (C)                              5.03          32,500,000        5.89          18,343,141
                                                                     -------------                   -------------
                                                                        98,500,000                      90,907,280

      Amortizing advances (D)                             5.25           3,886,888        5.25           4,157,399
      Fed Funds advance with FHLB (E)                                           --      Variable         4,000,000
                                                                     -------------                   -------------
                                                                     $ 102,386,888                   $  99,064,679
                                                                     =============                   =============

      (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 120% of outstanding balances.

      (B) Includes one FHLB short-term Repo Advance for year 2002 that matured on July 25, 2002 in the amount of $2,075,000. The interest on this advance was paid at maturity at a rate of 2.07% and the term was 30 days.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      (C) Includes FHLB convertible advances. Convertible advances are advances that the FHLB may terminate and require the Company to repay prior to the stated maturity date of the advance. Usage of this type of advance is limited to a range of 10% to 20% of the Company's total assets by the FHLB. At June 30, 2003 and 2002, the advances included in these maturity ranges are callable after an initial lock-out period according to the following schedule:

                                       Weighted                        Weighted
                                        average                        average
                                       interest                        interest
                                         rate             2003           rate            2002
                                       --------      -------------     --------     ------------
      Callable in fiscal year
       ending June 30:
         2003                              --%       $          --       5.35%      $ 32,989,139
         2004                            5.32           51,000,000       5.91         17,843,141
                                                     -------------                  ------------
                                                     $  51,000,000                  $ 50,832,280
                                                     =============                  ============

      (D) Amortizing advances are advances that amortize over a 15 year period matched to a weighted average rate of comparable FHLB bonds.

      (E) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees, and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During fiscal 2003, the interest rate at which these advances repriced ranged from 1.26% to 2.17%. Fed Funds Advances are collateralized as described in (A) above.

      At June 30, 2003 and 2002, accrued interest payable on advances from FHLB totaled $10,688 and $12,405, respectively.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

(10)  Taxes on Income

      Taxes on income for the years ended June 30, 2003, 2002, and 2001 were comprised as follows:

                                            Current         Deferred          Total
                                          -----------      ----------      ----------
      2003:
           Federal                        $ 3,021,000        (646,000)      2,375,000
           State                              519,000        (100,000)        419,000
                                          -----------      ----------      ----------
           Total                          $ 3,540,000        (746,000)      2,794,000
                                          ===========      ==========      ==========
      2002:
           Federal                        $ 1,343,000          90,000       1,433,000
           State                              249,000          14,000         263,000
                                          -----------      ----------      ----------
           Total                          $ 1,592,000         104,000       1,696,000
                                          ===========      ==========      ==========
      2001:
           Federal                        $ 1,975,000        (447,000)      1,528,000
           State                              305,000         (69,000)        236,000
                                          -----------      ----------      ----------
           Total                          $ 2,280,000        (516,000)      1,764,000
                                          ===========      ==========      ==========

      Taxes on income differ from the amounts computed by applying the Federal income tax rate of 34% to earnings from continuing operations before taxes on income for the following reasons:

                                              2003            2002             2001
                                          -----------      ----------      ----------
      Computed "expected" tax expense     $ 2,855,802       1,770,073       1,621,764
      Purchase accounting adjustments              --              --         278,000
      Nontaxable income                      (297,683)       (234,313)        (97,000)
      State income taxes                      276,540         173,580         155,760
      Other, net                              (40,659)        (13,340)       (194,524)
                                          -----------      ----------      ----------
                                          $ 2,794,000       1,696,000       1,764,000
                                          ===========      ==========      ==========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2003 and 2002 are presented below:

                                                                    2003            2002
                                                                -----------      ----------
      Deferred tax assets:
           Allowance for loan losses                            $ 1,025,000         816,000
           Deferred compensation                                    140,000         148,000
           Accrued vacation pay                                     120,000         103,000
           Deferred directors fees                                  145,000         134,000
           Reserve for uncollected interest                         127,000          82,000
           Other                                                     51,000          39,000
                                                                -----------      ----------
                       Total gross deferred tax assets            1,608,000       1,322,000
                                                                -----------      ----------
      Deferred tax liabilities:
           FHLB stock dividends                                    (347,000)       (347,000)
           Fixed assets                                            (215,000)       (413,000)
           Mortgage servicing rights                                     --        (124,000)
           Unrealized gain on securities available-for-sale        (423,000)       (294,000)
           Purchase accounting adjustments                          (99,000)       (165,000)
           Bad debt reserves in excess of base year                 (10,000)        (82,000)
                                                                -----------      ----------
                       Total gross deferred tax liabilities      (1,094,000)     (1,425,000)
                                                                -----------      ----------
                       Net deferred tax asset (liability)       $   514,000        (103,000)
                                                                ===========      ==========

      Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(11)  Employee Benefit Plans

      Pension

      The Bank is a participant in the Financial Institutions Retirement Fund
      (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of July 1, 2002, the date of the latest actuarial valuation, the Company's estimated contribution for the plan year ended June 30, 2003 was $340,000. The Company expensed and paid this contribution amount during fiscal 2003. According to the FIRF valuation as of July 1, 2001, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. Therefore, there was no pension contribution in 2002 and 2001 because the plan was fully funded.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Profit Sharing Plan

      Bank employees participate in the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the Profit Sharing Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25% of the first 4% of the employee's compensation. The Profit Sharing Plan expense for the years ended June 30, 2003, 2002, and 2001 was $51,991, $48,265, and $44,555,
      respectively.

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

      At June 30, 2003 and 2002, allocated shares were 156,234 and 153,801, respectively. Shares committed to be released were 7,118 and 7,398, respectively. The fair value of the 118,570 and 133,000 unallocated shares was approximately $2.1 million and $1.8 million, respectively.

      Plan expense was $217,928, $180,581, and $156,821 for the years ended June 30, 2003, 2002, and 2001, respectively. Interest expense was $96,959, $105,566, and $114,174 on the Plan's borrowing for the years ended June 30, 2003, 2002, and 2001.

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

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Changes in options outstanding and exercisable during 2003, 2002, and 2001 were as follows:

                                              Exercisable       Outstanding       Option price
                                              -----------       -----------      ---------------
                                                options           options           per share
                                              -----------       -----------      ---------------
      June 30, 2000                               41,074          283,720         3.066 - 20.341
           Forfeited                                (400)          (5,400)                 9.25
           Vested                                 49,247               --        7.6875 - 20.341
           Exercised                             (15,930)         (15,930)         3.066 - 9.25
                                                --------         --------
      June 30, 2001                               73,991          262,390         3.066 - 20.341
           Granted                                    --            2,000                 11.00
           Forfeited                                (500)         (22,200)                 9.25
           Vested                                 47,000               --         7.6875 - 9.25
           Exchange of shares                       (335)            (335)                12.25
           Exercised                             (21,577)         (21,577)         3.066 - 9.25
                                                --------         --------
      June 30, 2002                               98,579          220,278         3.066 - 20.341
           Granted                                    --           25,000         13.80 - 14.41
           Forfeited                                (200)          (7,500)                 9.25
           Vested                                 40,200               --         7.6875 - 11.00
           Exchange of shares                       (902)            (902)        13.00 - 15.70
           Exercised                             (25,746)         (25,746)        3.066 - 11.00
                                                --------         --------
      June 30, 2003                              111,931          211,130        7.6875 - 20.341
                                                ========         ========

      Recognition and Retention Plan

      In October 1999, the Company established the 1999 Recognition and Retention Plan (RRP) for certain executive officers. The Company contributed funds to the RRP to acquire 79,050 or 3% of the shares of common stock sold in April 1999. The shares of stock vest over a five year period. RRP expense for the years ended June 30, 2003, 2002, and 2001 was $80,235, $106,735, and $218,332, respectively.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      Changes in the number of recognition and retention plan shares awarded under the Plan and yet to vest were as follows:

               June 30, 2000                              71,000
                    Vested                               (14,200)
                                                         -------
               June 30, 2001                              56,800
                    Granted                                7,000
                    Forfeited                             (7,200)
                    Vested                               (14,200)
                                                         -------
               June 30, 2002                              42,400
                    Granted                                2,000
                    Forfeited                             (2,200)
                    Vested                               (13,200)
                                                         -------
               June 30, 2003                              29,000
                                                         =======

(12)  Related Party Transactions

      In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $2.7 million and $1.9 million, respectively, at June 30, 2003 and 2002. During the year ended June 30, 2003, total principal additions were $1.4 million and total principal payments were $602,000.

      Deposits from related parties held by the Bank at June 30, 2003 and 2002 amounted to $4.0 million and $4.2 million, respectively.

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

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

      The Bank met all regulatory capital requirements at June 30, 2003 and 2002.

      The Bank's actual and required capital amounts and ratios as of June 30, 2003 are presented in the following table:

                                                                                                          To be well
                                                                                                       capitalized under
                                                                             For capital               prompt corrective
                                              Actual                      adequacy purposes            action provisions
                                    ---------------------------       -----------------------       -----------------------
                                       Amount             Ratio          Amount         Ratio          Amount        Ratio
                                    -------------        ------       ------------       ----       -----------      ------
      Tangible capital              $  46,352,000          7.65%      $  9,092,000       1.50%      $        --         --%
      Tier 1 leverage (core)           46,352,000          7.65         18,184,000        3.0        30,307,000        5.0
      Tier 1 risk-based capital        46,352,000         11.50         15,942,000        4.0        23,913,000        6.0
      Risk-based capital               50,981,000         12.64         32,254,000        8.0        40,318,000       10.0

      Retained earnings at June 30, 2003 included approximately $9,165,000, which constitute allocations to bad debt reserves for Federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

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

                             June 30, 2003 and 2002

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

      At June 30, 2003 and 2002, the Company had commitments to originate and purchase loans approximating $44,442,000 and $31,530,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

      The Company had approved, but unused, consumer lines of credit of approximately $7,905,000 and $12,489,000 at June 30, 2003 and 2002,
      respectively. The Company sold its credit card portfolio in January 2003. At June 30, 2002, approximately 67% of the consumer lines outstanding were for the Company's credit card program. The Company had approved, but unused, commercial lines of credit of approximately $7,561,000 and $4,907,000 at June 30, 2003 and 2002, respectively.

      At June 30, 2003 and 2002, the Company had commitments to sell loans approximating $2,212,000 and $4,155,000, respectively.

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

(15)  Fair Value of Financial Instruments

      The estimated fair values of Company's financial instruments (as described in note 1) were as follows:

                                                               2003                               2002
                                                  ------------------------------      ----------------------------
                                                    Carrying             Fair          Carrying           Fair
                                                     amount              value          amount            value
                                                  -------------       ----------      -----------      -----------
      Financial assets:
           Cash and due from banks                $  34,006,405       34,006,405       23,114,024       23,114,024
           Interest-bearing deposits in
              other financial institutions              280,548          280,548          103,197          103,197
           Investment securities
              available-for-sale                     78,526,104       78,526,104       92,313,472       92,313,472
           Investment securities
              held-to-maturity                       44,505,464       45,659,510       63,294,694       64,009,952
           Loans receivable, net                    415,267,153      422,213,000      418,381,872      425,259,000
           FHLB stock                                 5,707,300        5,707,300        5,037,800        5,037,800
           Accrued interest receivable                2,488,460        2,488,460        2,803,663        2,803,663
      Financial liabilities:
           Deposits                               $ 448,944,039      456,585,000      472,648,336      476,548,000
           Advances from FHLB                       102,386,888      111,368,000       99,064,679      103,219,000
           Advances payments by borrowers
              for taxes and insurance                 1,458,955        1,458,955        1,482,743        1,482,743
           Accrued interest payable                   1,795,348        1,795,348        3,640,039        3,640,039

                                                     Notional        Unrealized        Notional        Unrealized
                                                      amount         gain (loss)        amount          gain (loss)
                                                  -------------      -----------      -----------      -----------
      Off-balance sheet assets (liabilities):
           Commitments to extend credit           $  44,442,000               --       31,530,000               --
           Consumer lines of credit                   7,905,000               --       12,489,000               --
           Commercial lines of credit                 7,561,000               --        4,907,000               --
           Commitments to sell loans                 (2,212,000)              --       (4,155,000)              --

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

                             June 30, 2003 and 2002

(17)  Parent Company Financial Information

      Condensed Statements of Financial Condition at June 30, 2003 and 2002 and Condensed Statements of Operations and Cash Flows for the years ended June 30, 2003 and 2002 are shown below for First Federal Bankshares, Inc.:

                   Condensed Statements of Financial Condition

                                 Assets                                      2003              2002
                                                                         ------------      -----------
      Cash deposited at First Federal Bank                               $  1,901,009          109,048
      Interest-bearing deposits in other financial institutions               454,423          103,198
                                                                         ------------      -----------
                       Cash and cash equivalents                            2,355,432          212,246

      Investment securities available-for-sale at fair value                  646,671        3,271,908
      Loans receivable, net                                                 1,454,362        1,431,025
      Investment in subsidiaries                                           65,296,504       66,484,451
      Refundable income taxes                                                  37,816           20,993
      Other assets                                                             15,217           15,835
                                                                         ------------      -----------
                       Total assets                                      $ 69,806,002       71,436,458
                                                                         ============      ===========
                        Liabilities and Stockholders' Equity
      Liabilities:
           Deferred tax liability                                        $     64,000          126,000
           Accrued expenses and other liabilities                              80,637           47,663
                                                                         ------------      -----------
                       Total liabilities                                      144,637          173,663
                                                                         ------------      -----------
      Stockholders' equity:
           Preferred stock, $.01 par value
              Authorized 1,000,000 shares; none issued                             --               --
           Common stock, $.01 par value. Authorized 12,000,000
              shares; issued and outstanding 4,896,857 and 4,871,112
              shares at June 30, 2003 and 2002, respectively                   48,969           48,711
           Additional paid in capital                                      36,537,133       36,247,480
           Retained earnings                                               47,900,781       43,542,299
           Treasury stock                                                 (14,264,674)      (7,577,646)
           Accumulated other comprehensive income:
              Net unrealized loss on securities available-for-sale            710,378          490,458
           Unearned ESOP                                                   (1,185,700)      (1,330,000)
           Unearned RRP                                                       (85,522)        (158,507)
                                                                         ------------      -----------
                       Total stockholders' equity                          69,661,365       71,262,795
                                                                         ------------      -----------
                       Total liabilities and stockholders' equity        $ 69,806,002       71,436,458
                                                                         ============      ===========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

                       Condensed Statements of Operations

                                                           2003            2002             2001
                                                       -----------      ----------      ----------
      Interest income:
           Loans receivable                            $   100,677         105,566         115,889
           Investment securities                            45,743         105,842         186,707
           Other interest-earning assets                    10,326          12,203         109,478
      Gain (loss) on sale of investment securities         221,143         (25,332)         17,143
      Other general and administrative expense            (409,753)       (367,717)       (478,266)
                                                       -----------      ----------      ----------
                       Losses before income taxes          (31,864)       (169,438)        (49,049)

      Taxes on income                                      (10,000)        (72,000)        (25,000)
                                                       -----------      ----------      ----------
                       Losses before subsidiary
                          income                           (21,864)        (97,438)        (24,049)

      Equity in undistributed earnings of
           subsidiaries                                  5,627,281       3,607,486       3,029,942
                                                       -----------      ----------      ----------
                       Net income                      $ 5,605,417       3,510,048       3,005,893
                                                       ===========      ==========      ==========

                                                                     (Continued)

                 FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 2003 and 2002

                       Condensed Statements of Cash Flows

                                                            2003            2002            2001
                                                        -----------      ----------      ----------
      Cash flows from operating activities:
           Net income                                   $ 5,605,417       3,510,098       3,005,893
           Adjustments to net income:
              Equity in undistributed earnings of
                 subsidiaries                            (5,627,281)     (3,607,486)     (3,029,942)
              Net (gain) loss on sale of securities
                 available-for-sale                        (221,143)         25,332         (17,143)
              (Decrease) increase in income
                 tax payable                                (16,823)         27,264         (38,879)
              Decrease in other assets                          620          42,849          (7,844)
              Amortization of premiums and
                 discounts                                   53,915          66,236           7,875
              Decrease in accrued interest
                 receivable                                      --          12,498          24,346
              Increase in accrued expense and
                 other liabilities                           32,973          21,376          10,288
                                                        -----------      ----------      ----------
                       Net cash (used in) provided
                          by operating activities          (172,322)         98,167         (45,406)
                                                        -----------      ----------      ----------
      Cash flows from investing activities:
           Proceeds from maturities of securities
              available-for-sale                                 --              --         100,000
           Proceeds from sale of securities
              available-for-sale                          2,646,855       2,960,168       1,032,143
           Purchase of investment securities
              available-for-sale                            (17,823)     (2,867,021)     (1,500,453)
           (Increase) decrease in loans receivable          (23,337)        122,966         122,967
                                                        -----------      ----------      ----------
                       Net cash provided by
                          investing activities            2,605,695         216,113        (245,343)
                                                        -----------      ----------      ----------
      Cash flows from financing activities:
           Net proceeds from issuance of
              common stock                                  206,550         140,993          55,637
           Purchase of common stock                      (6,685,228)     (4,772,014)     (1,530,694)
           Cash dividends paid                           (1,246,935)     (1,325,334)     (1,430,679)
           Dividends received from subsidiaries           7,435,426       4,545,536       2,795,440
                                                        -----------      ----------      ----------
                       Net cash used in financing
                          activities                       (290,187)     (1,410,819)       (110,296)
                                                        -----------      ----------      ----------
                       Net (decrease) in cash and
                          cash equivalents                2,143,186      (1,096,539)       (401,045)
      Cash and cash equivalents - beginning
           of period                                        212,246       1,308,785       1,709,830
                                                        -----------      ----------      ----------
      Cash and cash equivalents - end of period         $ 2,355,432         212,246       1,308,785
                                                        ===========      ==========      ==========