Form 10-K, Exhibit 13
period 2004-06-30
FIRST FEDERAL BANKSHARES INC
filed 2004-09-28
CIK 1075348

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

      ---------------------------------------------------------------------------------------------------------------------
      Dollars in thousands, except per share amounts
      ---------------------------------------------------------------------------------------------------------------------
      Financial Condition at June 30                            2004          2003         2002         2001         2000
                                                             ---------     ---------    ---------    ---------    ---------
      Total assets                                           $ 615,522     $ 627,879      650,757      660,124      723,382
      Securities available-for-sale                             84,693        78,526       92,313       87,598      117,326
      Securities held-to-maturity                               23,186        44,505       63,295       22,725       23,737
      Loans receivable, net                                    431,857       415,267      418,382      417,898      505,090
      Office property and equipment, net                        13,277        13,166       13,770       14,686       15,315
      Federal Home Loan Bank (FHLB) stock, at cost               6,096         5,707        5,038        9,469        8,929
      Goodwill                                                  18,524        18,524       18,524       18,524       19,367
      Deposits                                                 429,209       448,944      472,648      488,708      471,626
      Advances from FHLB and other borrowings                  109,886       102,387       99,065       89,118      174,020
      Stockholders' equity                                      71,458        69,661       71,263       72,587       68,113

      Operations Data for Years Ended June 30
      Total interest income                                     30,526     $  35,117       40,020       50,578       47,973
      Total interest expense                                    12,666        16,122       22,947       32,271       29,814
                                                             ---------     ---------    ---------    ---------    ---------
            Net interest income                                 17,860        18,995       17,073       18,307       18,159
      Provision for losses on loans                              1,225         1,730        3,835        5,155          554
                                                             ---------     ---------    ---------    ---------    ---------
            Net interest income after provision for
               losses on loans                                  16,635        17,265       13,238       13,152       17,605
                                                             ---------     ---------    ---------    ---------    ---------
      Noninterest income:
            Service charges on deposit accounts                  3,931         3,702        3,024        2,712        2,333
            Service charges on loans                               670           940        1,064          415          372
            Gain on sale of branch deposits                         --            --          165           --           --
            Gain on sale of real estate held for
            development                                            150            19          331          282          440
            Net gain (loss) on sale of securities                  (65)          309          103        1,583         (170)
            Gain on sale of loans                                1,612         1,544        1,289          905          376
            Real estate related activities                       1,274         1,509        1,453        1,206        1,464
            Other income                                         1,792         1,773        1,599        1,306        1,695
                                                             ---------     ---------    ---------    ---------    ---------
            Total noninterest income                             9,364         9,796        9,028        8,409        6,510
                                                             ---------     ---------    ---------    ---------    ---------
      Noninterest expense:
            Compensation and benefits                           10,402        10,215        9,400        8,605        8,992
            Office property and equipment                        2,542         2,666        2,544        2,419        2,282
            Amortization of goodwill                                --            --           --          844          844
            Other noninterest expense                            4,649         5,781        5,116        4,923        4,480
                                                             ---------     ---------    ---------    ---------    ---------
            Total noninterest expense                           17,593        18,662       17,060       16,791       16,598
                                                             ---------     ---------    ---------    ---------    ---------
            Earnings before income taxes                         8,406         8,399        5,206        4,770        7,517
      Income taxes                                               2,788         2,794        1,696        1,764        2,641
                                                             ---------     ---------    ---------    ---------    ---------
      Net earnings                                           $   5,618     $   5,605        3,510        3,006        4,876
                                                             =========     =========    =========    =========    =========
      Earnings per share:
            Basic earnings per share                         $    1.54     $    1.44         0.85         0.68         1.07
                                                             =========     =========    =========    =========    =========
            Diluted earnings per share                       $    1.50     $    1.41         0.83         0.67         1.07
                                                             =========     =========    =========    =========    =========
      "Adjusted" earnings per share (1)
            Basic earnings per share                         $    1.54     $    1.44         0.85         0.87         1.26
                                                             =========     =========    =========    =========    =========
            Diluted earnings per share                       $    1.50     $    1.41         0.83         0.86         1.25
                                                             =========     =========    =========    =========    =========
      Cash dividends declared per common share               $    0.36     $    0.32         0.32         0.32         0.30
                                                             =========     =========    =========    =========    =========

----------
      (1)   "Adjusted" earnings exclude amortization of goodwill.

Key Financial Ratios and Other Data at or for the Years Ended June 30

                                                2004        2003        2002        2001        2000
                                              -------     -------     -------     -------     -------
Performance Ratios:
Return on assets (net income divided
      by average total assets)                   0.89%       0.88%       0.54%       0.43%       0.70%
Return on equity (net income divided
      by average equity)                         7.93        7.91        4.89        4.16        7.22
Average net interest rate spread (1)             3.06        3.27        2.75        2.46        2.54
Net yield on average interest-earning
      assets (2)                                 3.24        3.42        2.99        2.83        2.84
Net interest income after provision for
      loan losses to total other expenses       94.56       92.51       77.60       78.33      106.07
Average interest-earning assets to
      average interest-bearing liabilities     107.96      105.21      106.04      107.48      106.64

Asset Quality Ratios:
Nonperforming loans to total loans               0.99        1.13        1.48        0.64        0.42
Nonperforming loans to total assets              0.70        0.75        0.95        0.40        0.29
Nonperforming assets as a percentage
      of total assets (3)                        0.81        0.81        1.01        0.42        0.30
Nonperforming loans and real estate
      owned to total loans and real
      estate owned                               1.16        1.23        1.58        0.67        0.43
Allowance for loan losses to total loans         0.99        1.10        1.08        1.12        0.67

Capital, Equity and Dividend Ratios:
Tangible capital (4)                             8.01        7.65        7.62        7.60        6.71
Core capital (4)                                 8.01        7.65        7.62        7.60        6.71
Risk-based capital (4)                          11.92       12.64       12.66       13.25       12.46
Average equity to average assets ratio          11.26       11.50       11.11       10.22        9.68
Dividend payout ratio                           23.38       22.22       37.65       47.06       28.04

Other Data:
Book value per common share                   $ 19.10     $ 18.29     $ 16.95     $ 15.95     $ 14.52
Number of full-service offices                     15          15          15          17          18

--------------------------------------------------------------------------------
(1) Represents the difference between the average tax-equivalent yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2) Represents net interest income, tax-effected, as a percentage of average interest-earning assets.

(3) Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans.

(4)   End of period ratio.

Quarterly Financial Data:
Dollars in thousands, except per share amounts

                                                June        March     December    September
            Three Months Ended                  2004        2004        2003        2003
                                               ------      ------     --------    ---------
Interest income                                $7,171       7,629       7,764       7,962
Interest expense                                2,978       3,106       3,227       3,355
                                               ------      ------      ------      ------
      Net interest income                       4,193       4,523       4,537       4,607
Provision for losses on loans                     150         450         100         525
                                               ------      ------      ------      ------
      Net interest income after provision       4,043       4,073       4,437       4,082
Noninterest income                              2,207       2,759       2,051       2,347
Noninterest expense                             4,520       4,568       4,401       4,104
                                               ------      ------      ------      ------
      Earnings before income taxes              1,730       2,264       2,087       2,325
Income taxes                                      577         751         673         787
                                               ------      ------      ------      ------
      Net earnings                             $1,153       1,513       1,414       1,538
                                               ======      ======      ======      ======

Earnings per share:
      Basic                                    $ 0.32        0.41        0.39        0.42
                                               ======      ======      ======      ======
      Diluted                                  $ 0.31        0.40        0.38        0.41
                                               ======      ======      ======      ======

                                                June        March     December    September
            Three Months Ended                  2003        2003        2002        2002
                                               ------      ------     --------    ---------
Interest income                                $8,045       8,440       9,145       9,487
Interest expense                                3,553       3,797       4,181       4,591
                                               ------      ------      ------      ------
      Net interest income                       4,492       4,643       4,964       4,896
Provision for losses on loans                     300         200         400         830
                                               ------      ------      ------      ------
      Net interest income after provision       4,192       4,443       4,564       4,066
Noninterest income                              2,317       2,927       2,465       2,087
Noninterest expense                             4,880       4,718       4,689       4,375
                                               ------      ------      ------      ------
      Earnings before income taxes              1,629       2,652       2,340       1,778
Income taxes                                      531         870         803         590
                                               ------      ------      ------      ------
      Net earnings                             $1,098       1,782       1,537       1,188
                                               ======      ======      ======      ======

Earnings per share:
      Basic                                    $ 0.30        0.46        0.39        0.30
                                               ======      ======      ======      ======
      Diluted                                  $ 0.29        0.45        0.38        0.29
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

General

First Federal Bankshares, Inc. was organized under Delaware law in December 1998 by First Federal Bank (the "Bank") to be the savings and loan holding company of the Bank in connection with the Bank's April 13, 1999 conversion from mutual holding company form to the stock form of ownership (the "Conversion"). The Company's principal activity consists of ownership of all of the stock in the Bank. The net income of the Company is primarily derived from the operations of the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923. The Company's results of operations are primarily dependent on its net interest income. Net interest income is the difference between interest income earned on loans and investment securities and interest expense paid on deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Business Strategy

The Company is dedicated to maximizing shareholder value through a strong focus on customer service provided by well-trained and motivated employees. The Company seeks to accomplish this goal by: (1) emphasizing credit quality and strong underwriting; (2) implementing electronic banking initiatives including imaging technology, fully-functional internet banking, improved commercial banking functionality and strategically-placed automatic teller machines; (3) focusing on continued loan and deposit growth in relationships with commercial customers in the Company's primary market areas; (4) developing marketing programs, hiring practices and training programs that enhance customer service and sales; (5) expanding the Company's presence in the metro Des Moines market and improving branch office profitability; and, (6) developing specific marketing and incentive programs that emphasize core deposit growth and retention.

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

                                                                               Years Ended June 30

                                                                  2004                                      2003
                                                   ------------------------------------     ------------------------------------
                                      Rate at
                                      June 30,     Average                     Average       Average                    Average
                                        2004       Balance       Interest    Yield/Cost      Balance      Interest    Yield/Cost
                                      --------     --------      --------    ----------     --------      --------    ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)                5.69%     $446,030       26,582         5.96%       414,171       29,129         7.03%
     Investment securities (2)           3.48%      108,479        4,158         3.83%       144,552        6,184         4.28%
     Short-term investments
         and other interest-
         earning assets (3)              0.83%        5,134           39         0.77%         4,403           46         1.04%
                                      -------      --------      -------      -------       --------      -------      -------
Total interest-earning
     assets                              5.19%      559,643       30,779         5.50%       563,126       35,359         6.28%
                                      -------                    -------      -------                     -------      -------
Noninterest-earning assets                           69,026                                   71,801
                                                   --------                                 --------

TOTAL ASSETS                                       $628,669                                  634,927
                                                   ========                                 ========

Interest-bearing liabilities:
     Deposits                            1.80%     $401,800        7,728         1.92%       429,330       11,064         2.58%
     Borrowings                          4.26%      116,596        4,938         4.24%       105,912        5,085         4.78%
                                      -------      --------      -------      -------       --------      -------      -------
Total interest-bearing
     Liabilities                         2.33%      518,396       12,666         2.44%       535,242       16,122         3.01%
                                      -------                    -------      -------                     -------      -------
Noninterest-bearing:
     Deposits                            2.17%       34,405                      2.29%        21,976                      2.89%
                                      -------                                 -------                                  -------
     Liabilities                                      5,104                                    6,845
                                                   --------                                 --------

TOTAL LIABILITIES                                   557,905                                  564,063
Stockholders' equity                                 70,764                                   70,864
                                                   --------                                 --------

TOTAL LIABILITIES
     AND STOCKHOLDERS' EQUITY                      $628,669                                  634,927
                                                   ========                                 ========

Net interest income                                              $18,113                                   19,237
                                                                 =======                                  =======
Interest rate spread (4)                 2.86%                                   3.06%                                    3.27%
                                      =======                                 =======                                  =======
Net yield on average
     interest-earning assets (5)         3.08%                                   3.24%                                    3.42%
                                      =======                                 =======                                  =======
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                                       107.96%                                  105.21%
                                                                              =======                                  =======

                                              Years Ended June 30

                                                     2002
                                      ------------------------------------
                                       Average                    Average
                                       Balance      Interest    Yield/Cost
                                      --------      --------    ----------
(Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)              422,805       32,797         7.76%
     Investment securities (2)         129,175        6,750         5.23%
     Short-term investments
         and other interest-
         earning assets (3)             26,977          695         2.58%
                                      --------      -------      -------
Total interest-earning
     assets                            578,957       40,242         6.95%
                                                    -------      -------
Noninterest-earning assets              67,523
                                      --------

TOTAL ASSETS                           646,480
                                      ========

Interest-bearing liabilities:
     Deposits                          457,001       17,937         3.92%
     Borrowings                         88,974        5,010         5.63%
                                      --------      -------      -------
Total interest-bearing
     Liabilities                       545,975       22,947         4.20%
                                                    -------      -------
Noninterest-bearing:
     Deposits                           20,032                      4.05%
                                                                 -------
     Liabilities                         8,622
                                      --------

TOTAL LIABILITIES                      574,629
Stockholders' equity                    71,851
                                      --------

TOTAL LIABILITIES
     AND STOCKHOLDERS' EQUITY          646,480
                                      ========

Net interest income                                  17,295
                                                    =======
Interest rate spread (4)                                            2.75%
                                                                 =======
Net yield on average
     interest-earning assets (5)                                    2.99%
                                                                 =======
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                          106.04%
                                                                 =======

--------------------------------------------------------------------------------
(1) Average balances include nonaccrual loans. Interest income includes loan fees which are not material.

(2)   Investment securities are tax-effected.

(3)   Includes interest-bearing deposits in other financial institutions.

(4) Interest rate spread represents the difference between the average tax-equivalent yield on interest-earning assets and the average Iinterest-bearing liabilities. cost of interest-bearing liabilities.

(5) Net yield on average interest-earning assets represents net interest income, tax-effected, as a percentage of average interest-earning assets.

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

                                                                           Years Ended June 30
                                                     2004 vs. 2003                                   2003 vs. 2002
                                      ---------------------------------------------   ---------------------------------------------
                                      -------------------------------                 -------------------------------
                                        Increase (Decrease) Due To         TOTAL        Increase (Decrease) Due To         TOTAL
                                                               RATE/      INCREASE                             RATE/      INCREASE
                                      VOLUME       RATE       VOLUME     (DECREASE)   VOLUME       RATE       VOLUME     (DECREASE)
                                      -------     -------     -------    ----------   -------     -------     -------    ----------
                                                                              (In Thousands)
Interest income:
   Loans receivable                   $ 2,240      (4,432)       (355)     (2,547)       (670)     (3,061)         63      (3,668)
   Investment securities               (1,544)       (650)        168      (2,026)        803      (1,223)       (146)       (566)
   Other interest-earning assets            8         (12)         (3)         (7)       (582)       (414)        347        (649)
                                      -------     -------     -------     -------     -------     -------     -------     -------
  Total interest-earning assets           704      (5,094)       (190)     (4,580)       (449)     (4,698)        264      (4,883)
                                      -------     -------     -------     -------     -------     -------     -------     -------

Interest expense:
   Deposits                              (710)     (2,834)        208      (3,336)     (1,086)     (6,160)        373      (6,873)
   Borrowings                             511        (572)        (59)       (120)        954        (761)       (145)         48
                                      -------     -------     -------     -------     -------     -------     -------     -------
Total interest-bearing liabilities       (199)     (3,406)        149      (3,456)       (132)     (6,921)        228      (6,825)
                                      -------     -------     -------     -------     -------     -------     -------     -------

Net change in net interest income     $   903      (1,688)       (339)     (1,124)       (317)      2,223          36       1,942
                                      =======     =======     =======     =======     =======     =======     =======     =======

Overview

The Company had record earnings of $5.6 million in fiscal 2004 and 2003 despite a decrease of $1.1 million in net interest income in fiscal 2004 as compared to fiscal 2003. The extended low market interest rate environment in fiscal 2004 contributed to a decrease in the Company's net yield on average interest-earning assets when compared to fiscal 2003 and also when compared to its fiscal year plan. The Company's yield on interest-earning assets decreased at a faster rate than the cost of interest-bearing liabilities, although the Company mitigated a portion of this compression by adjustments to the mix of both interest-earning assets and interest-bearing liabilities. A decrease in noninterest expense largely offset the decrease in net interest income for fiscal 2004.

In March 2004 the Company sold $37.1 million of fixed-rate residential loans with 15-year terms in order to mitigate future interest rate risk in a potential rising market interest rate environment. The net gain on the sale of these loans totaled $791,000 and a mortgage servicing asset totaling $268,000 was recorded as a result of the sale. The loan sale negatively impacted, and will continue to negatively impact, net interest income in the short term since the loans sold had an average yield of 4.92%, while the proceeds of the sale were received and invested in a historically low market interest rate environment and have not yet been re-deployed into higher-yielding loans.

Financial Condition

Total assets decreased by $12.4 million, or 2.0%, to $615.5 million at June 30, 2004 from $627.9 million at June 30, 2003, primarily due to a decrease in cash and cash equivalents. Cash and cash equivalents decreased by $15.4 million, or 45.0%, to $18.9 million at June 30, 2004 from $34.3 million at June 30, 2003 primarily due to operational changes in item processing that resulted in lower balance requirements at other financial institutions. The balance of securities held-to-maturity decreased by $21.3 million, or 47.9%, to $23.2 million at June 30, 2004 from $44.5 million at June 30, 2003 while the balance of securities available-for-sale increased by $6.2 million, or 7.9%, to $84.7 million at June 30, 2004 from $78.5 million at June 30, 2003. Proceeds from sales and maturities of investment securities were used to fund loan growth during fiscal 2004. Net loans increased by $16.6 million, or 4.0%, to $431.9 million at June 30, 2004 from $415.3 million at June 30, 2003. Federal Home Loan Bank ("FHLB") stock increased by $389,000, or 6.8%, to $6.1 million at June 30, 2004 from $5.7 million at June 30, 2003 due to FHLB requirements tied to total advances outstanding.

Deposits decreased by $19.7 million, or 4.4%, to $429.2 million at June 30, 2004 from $448.9 million at June 30, 2003 and accrued interest payable decreased by $588,000, or 32.8%, to $1.2 million at June 30, 2004 from $1.8 million at June 30, 2003 due to a decrease in the average balance of interest bearing deposits and in the average cost of deposits in fiscal 2004 as compared to fiscal 2003. The Company is generally not a market rate leader for term deposits. In response to historically low market interest rates, deposit customers have withdrawn funds from matured time deposits and transferred those funds to more liquid accounts. The Company offers premium rates to customers with multiple relationships in order to retain existing deposits and attract new customers. In addition, the Company offers promotional rates on selected deposit products as needed to fund loans and maintain adequate liquidity. Partly offsetting the decrease in deposit balances was an increase in advances from FHLB and other borrowings. The balance of advances from FHLB and other borrowings increased by $7.5 million, or 7.3%, to $109.9 million at June 30, 2004 from $102.4 million at June 30, 2003. Stockholders' equity increased by $1.8 million, or 2.6%, to $71.5 million at June 30, 2004 from $69.7 million at June 30, 2003. The increase in stockholders' equity was largely due to earnings of $5.6 million for fiscal 2004. Partly offsetting the increase in stockholders' equity due to earnings were stock repurchases. Under a stock repurchase program announced in August 2003 the Company repurchased 104,500 shares of Company common stock at a cost of $2.2 million, or $20.65 per share, in fiscal 2004. The current repurchase program authorizes an additional repurchase of up to 272,500 issued and outstanding shares. The Company's management believes that stock repurchases are an appropriate deployment of a portion of the Company's capital that enhances shareholder value when the common stock is repurchased at an appropriate price. Management intends to complete the repurchase program contingent on acceptable market conditions. The Company's dividend payout ratio for fiscal 2004 was 23.38%. Dividends declared during the year ended June 30, 2004 totaled $1.3 million excluding dividends paid on unallocated Employee Stock Ownership Plan ("ESOP") shares.

Asset Quality

Non-performing assets totaled $5.0 million, or 0.81% of total assets, at June 30, 2004 and $5.1 million, or 0.81% of total assets, at June 30, 2003. Non-performing loans decreased to $4.3 million at June 30, 2004 from $4.7 million at June 30, 2003, representing 0.99% and 1.13%, respectively, of total loans at those dates.

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

(a) Analysis of Loan Portfolio.

The following table sets forth information regarding the Company's loan portfolio, by type of loan on the dates indicated.

                                                                            At June 30,
                              -----------------------------------------------------------------------------------------------------
                                       2004                 2003                 2002                 2001                2000
                                Amount      %        Amount      %        Amount      %        Amount      %       Amount      %
                              -----------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
One- to four-family
  residential(1)              $ 164,579    38.11     191,890    46.22     164,816    39.40     181,034    43.32    325,057    64.36
Multi-family residential (2)     45,156    10.45      35,051     8.44      56,537    13.51      62,040    14.85     54,455    10.78
Commercial real estate (3)      101,297    23.46      78,064    18.80      81,232    19.42      79,025    18.91     54,594    10.81
Commercial business loans        29,633     6.86      16,256     3.91      15,502     3.71      14,976     3.58      8,533     1.69
Home equity & second mortgage    38,377     8.89      36,962     8.90      40,347     9.64      38,224     9.15     35,695     7.07
Auto loans                       17,755     4.11      26,292     6.33      32,168     7.69      24,212     5.79     13,801     2.73
Loans on deposits                   505     0.12         511     0.12         672     0.16         802     0.19        659     0.13
Other non-mortgage loans (4)     39,281     9.09      35,077     8.45      32,569     7.78      22,538     5.39     16,887     3.34
                              -----------------------------------------------------------------------------------------------------
    Total loans               $ 436,583   101.09     420,103   101.17     423,843   101.31     422,851   101.18    509,681   100.91

Less:
 Allowance for loan losses        4,316     1.00       4,615     1.11       4,584     1.10       4,737     1.13      3,394     0.67
 Loans in process                   801     0.19         410     0.10       1,500     0.36         458     0.11        550     0.11
 Net unearned premiums on
   loans                         (1,880)   (0.44)     (1,965)   (0.47)     (2,076)   (0.50)     (1,537)   (0.37)    (1,684)   (0.33)
 Deferred loan fees               1,489     0.34       1,776     0.43       1,453     0.35       1,295     0.31      2,331     0.46
                              -----------------------------------------------------------------------------------------------------
 Total loans, net             $ 431,857   100.00     415,267   100.00     418,382   100.00     417,898   100.00    505,090   100.00
                              =====================================================================================================

----------
(1)   Includes construction loans on one- to four-family residential units.

(2)   Includes construction loans on multi-family residential units.

(3)   Includes construction loans on commercial real estate.

(4) Includes other secured non-mortgage loans, credit card loans, education loans and unsecured personal loans.

(b) Analysis of the Allowance for Loan Losses.

The following table sets forth information regarding the Company's allowance for loan losses at or for the years indicated.

                                                                              At or for years ended June 30,
                                                             --------------------------------------------------------------
                                                                2004          2003         2002         2001         2000
                                                             --------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Total loans outstanding                                      $ 436,583       420,103      423,843      422,851      509,681
Average loans outstanding                                      446,030       414,171      422,805      484,911      480,377

Allowance balance (at beginning of period)                       4,615         4,584        4,737        3,394        3,135
Provision charged to operations                                  1,225         1,730        3,835        5,155          554
Charge-offs:
      Residential                                                 (109)         (115)          (5)          --           (5)
      Commercial real estate                                      (229)         (721)        (697)         (70)         (30)
      Commercial business                                         (691)         (131)      (2,640)      (3,551)          --
      Consumer                                                    (624)       (1,098)        (859)        (269)        (346)
Recoveries:
      Residential                                                   --            --           --            7           --
      Commercial real estate                                        18             9            6            6            6
      Commercial business                                           --           149            4           --           --
      Consumer                                                     111           208          203           65           80
                                                             --------------------------------------------------------------
Allowance balance (at end of period)                         $   4,316         4,615        4,584        4,737        3,394
                                                             ==============================================================

Allowance for loan losses as a% of total loans outstanding        0.99%         1.10         1.08         1.12         0.67

Net loans charged off as a% of average loans outstanding          0.34%         0.41         0.94         0.79         0.06

(c) Non-performing loans.

The following table sets forth information regarding non-accrual loans, loans past due 90 days or more and still accruing and other non-performing assets at the dates indicated.

                                                                            At June 30,
                                                         -----------------------------------------------
                                                          2004       2003      2002      2001      2000
                                                         -----------------------------------------------
                                                                      (Dollars in Thousands)
                                                         -----------------------------------------------
Loans accounted for on a non-accrual basis:
      One-to four family residential                     $  966        335       527        --        --
      Multi-family residential                               --      2,426     2,857        --        --
      Commercial real estate                              1,645        628       824        --        15
      Commercial business                                   113         --       584     1,094        --
      Consumer                                              267        302       314        --        --
                                                         -----------------------------------------------
         Total                                            2,991      3,691     5,106     1,094        15
                                                         -----------------------------------------------

Loans accounted for on an accrual basis (1)(2):
      One-to four family residential                      1,332        997       780       970     1,187
      Multi-family residential                               --         --        --        --       547
      Commercial real estate                                 --         --        --       233       247
      Consumer                                               --         --       305       363       112
                                                         -----------------------------------------------
         Total                                            1,332        997     1,085     1,566     2,093
                                                         -----------------------------------------------
      Total non-performing loans                          4,323      4,688     6,191     2,660     2,108
                                                         -----------------------------------------------
      Other non-performing assets (3) (4)                   693        412       410       130        65
                                                         -----------------------------------------------
                                                         $5,016      5,100     6,601     2,790     2,173
                                                         ===============================================
Restructured loans not included in
   other non-performing categories above (5)             $3,691      3,005        --       449       434
                                                         ===============================================

Non-performing loans as a percentage of total loans        0.99%      1.13      1.48      0.64      0.42
Non-performing loans as a percentage of total assets       0.70%      0.75      0.95      0.40      0.29
Non-performing loans and real estate owned to
      Total loans and real estate owned                    1.16%      1.23      1.58      0.67      0.43
Non-performing assets as a percentage of total assets      0.81%      0.81      1.01      0.42      0.30

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

(4) For fiscal 2004, 2003 and 2002, includes repossessed automobiles, boats and trailers carried at the lower of cost or fair market value less estimated costs of disposition. Total carrying amount was $151,000, 240,000 and $325,000, respectively, at June 30, 2004, 2003 and 2002.

(5) Restructured loans have had amounts added to the principal balance and/or the terms of the debt modified. Modification terms include payment extensions, interest only payments and longer amortization periods, among other possible concessions that would not normally be considered.

Comparison of Operating Results for Fiscal Years Ended June 30, 2004 and 2003

General. Net earnings totaled $5.6 million, or $1.50 per diluted share, for fiscal 2004 as compared to net earnings totaling $5.6 million, or $1.41 per diluted share, for fiscal 2003.

Interest Income. Interest income decreased by $4.6 million, or 13.1%, to $30.5 million in fiscal 2004 from $35.1 million in fiscal 2003. The decrease in interest income was primarily due to a decrease in the average yield on interest-earning assets which decreased by 78 basis points to 5.50% in fiscal 2004 from 6.28% in fiscal 2003 primarily due to lower yields on interest-earning assets in the generally lower market interest rate environment.

Interest income on loans decreased by $2.5 million, or 8.7%, to $26.6 million for fiscal 2004 from $29.1 million for fiscal 2003. The decrease in interest income on loans was primarily due to a decrease in the average yield on loans. The average yield on loans decreased by 107 basis points to 5.96% for fiscal 2004 from 7.03% for fiscal 2003. The decrease in yield on loans was partly offset by increases in the average balance of loans as the Company funded loan growth with proceeds from investment securities' maturities and sales. The average balance of loans receivable increased by $31.8 million, or 7.7%, to $446.0 million for fiscal 2004 from $414.2 million for fiscal 2003.

Interest income on investment securities decreased by $2.0 million, or 34.3%, to $3.9 million for fiscal 2004 from $5.9 million for fiscal 2003. The decrease in interest income on investment securities was primarily due to a decrease in the average balance of investment securities. The average balance of investment securities decreased by $36.1 million, or 25.0%, to $108.5 million in fiscal 2004 from $144.6 million in fiscal 2003 as the Company reinvested funds from maturities and sales into loans. In addition, the average tax-equivalent yield on investment securities decreased by 45 basis points to 3.83% for fiscal 2004 from 4.28% for fiscal 2003. Purchases during the historically low interest rate environment of fiscal 2004 and the downward repricing of adjustable rate mortgage-backed securities ("MBS") contributed to the decrease in interest income on investment securities.

Interest Expense. Interest expense decreased by $3.4 million, or 21.4%, to $12.7 million in fiscal 2004 from $16.1 million in fiscal 2003. The decrease in interest expense was due to a decrease of 57 basis points in the average cost of interest-bearing liabilities to 2.44% for fiscal 2004 from 3.01% for fiscal 2003 and to a decrease of $16.8 million in the average balance of interest-bearing liabilities to $518.4 million for fiscal 2004 from $535.2 million for fiscal 2003. Interest expense on deposits decreased by $3.4 million, or 30.2%, to $7.7 million in fiscal 2004 from $11.1 million in fiscal 2003. The decrease in interest expense on deposits was primarily due to a decrease of 66 basis points in the average rate paid on deposits to 1.92% in fiscal 2004 from 2.58% in fiscal 2003. The average balance of deposits decreased by $27.5 million, or 6.4% to $401.8 million for fiscal 2004 from $429.3 million for fiscal 2003. Interest paid on borrowings totaled $4.9 million and $5.1 million, respectively, for fiscal 2004 and 2003. The average balance of borrowings increased by $10.7 million, or 10.1%, to $116.6 million in fiscal 2004 from $105.9 million in fiscal 2003. The average cost of borrowings decreased by 54 basis points to 4.24% in fiscal 2004 from 4.78% in fiscal 2003 as higher-rate fixed-term borrowings matured and were replaced with lower-rate borrowings in the generally lower market interest rate environment during fiscal 2004.

Net Interest Income. Net interest income before provision for loan losses decreased by $1.1 million, or 6.0%, to $17.9 million for fiscal 2004 from $19.0 million for fiscal 2003. The Company's interest rate spread decreased by 21 basis points to 3.06% for fiscal 2004 from 3.27% for fiscal 2003 and the net yield on average interest-earning assets decreased by 18 basis points to 3.24% for fiscal 2004 from 3.42% for fiscal 2003.

Provision for Loan Losses. Provision for loan loss expense decreased by $505,000, or 29.2%, to $1.2 million for fiscal 2004 from $1.7 million for fiscal 2003. Net loans charged off as a percentage of average loans outstanding were 0.34% and 0.41%, respectively, for fiscal years 2004 and 2003. The Company has established a systematic method of reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. See "Asset Quality" for information regarding the Company's loan loss allowance policy and loan loss experience.

Noninterest Income. Noninterest income decreased by $433,000, or 4.4%, to $9.4 million for fiscal 2004 from $9.8 million for fiscal 2003. The decrease in noninterest income was largely due to a net loss on sale of securities that totaled $65,000 for fiscal 2004 as compared to a gain of $309,000 on the sale of securities for fiscal 2003. Service charges on loans receivable decreased by $270,000 for fiscal 2004 when compared to fiscal 2003. The decrease in service charges on loans was primarily due to a decrease of $244,000 in prepayment penalty revenue for fiscal 2004 as compared to such revenue for fiscal 2003. Partially offsetting these decreases in noninterest income was a $229,000 increase in service charges on deposit accounts for fiscal 2004 as compared to fiscal 2003. The increase in service charges on deposit accounts was primarily due to an increase in overdraft activities on retail accounts and the resulting service fees assessed. In addition, the restructuring of the Company's checking and savings accounts included a more favorable service charge schedule. Also partially offsetting the decreases in noninterest income were increases in gain on sale of loans and gain on sale of real estate held for development. Gain on sale of loans increased by $67,000, or 4.3%, to $1.6 million for fiscal 2004 from $1.5 million for fiscal 2003. The increase in gain on sale of loans was due to the sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency during the three months ended March 31, 2004. The net gain on the sale of these loans totaled $791,000. The gain generated by this sale was largely offset by lower gains from the origination and sale of current mortgage production during fiscal 2004. Gains from the Company's ongoing origination and concurrent sale of fixed rate mortgages to investors decreased by $724,000 for fiscal 2004 when compared to fiscal 2003. This was due to a slowdown in mortgage refinancing activity after the extended low market interest rate environment in the current fiscal year period. Gain on sale of real estate held for development increased to $150,000 for fiscal 2004 from $19,000 for fiscal 2003 as new residential units were completed and sold by the Company's real estate development subsidiary. Real estate-related income from the Company's subsidiaries also decreased by $236,000 for fiscal 2004 as compared to fiscal 2003 as a result of the slowdown in mortgage activity in the current fiscal year.

Noninterest Expense. Noninterest expense decreased by $1.1 million, or 5.7%, to $17.6 million for fiscal 2004 from $18.7 million for fiscal 2003. The decrease in noninterest expense was primarily due to a decrease of $1.2 million in other noninterest expense. The decrease in other noninterest expense was partly due to a decrease in expense for the amortization of prior period mortgage servicing assets which were fully amortized in fiscal 2003. In March 2004 a $268,000 mortgage servicing asset was recorded in conjunction with the sale of $37.1 million in residential loans. Amortization expense related to mortgage servicing assets totaled $8,000 and $332,000, respectively, for fiscal 2004 and 2003. Other noninterest expense also decreased due to a decrease of $124,000 in recruiting expense, a decrease of $165,000 in per account service fee expense for certain retail transaction accounts and a $79,000 decrease in loan origination expense resulting from decreases in loan production volumes for fiscal 2004 as compared to fiscal 2003. During fiscal 2004, the Company reduced expense for contributions and various professional services by $296,000 when compared to fiscal 2003. Additionally, losses on other real estate owned properties and repossessed assets decreased by $105,000 for fiscal 2004 as compared to fiscal 2003.

Noninterest expense also decreased due to decreases in office property and equipment expense and advertising expense that totaled $125,000 and $59,000, respectively, for fiscal 2004 as compared to fiscal 2003. The decreases in noninterest expense were partly offset by an increase of $188,000, or 1.8%, in compensation and benefits expense. Within compensation and benefits expense, pension expense increased by $343,000 for fiscal 2004 as compared to fiscal 2003. The increase in pension expense was more than offset by a decrease in incentive payments related to loan production since production volumes declined in fiscal 2004 from fiscal 2003 levels. Also offsetting the decreases in noninterest expense was an increase in data processing expense. Data processing expense increased by $122,000, or 38.7%, in fiscal 2004 as compared to fiscal 2003 as the Company invested in software and data lines in order to enhance products and expedite data communications.

Income Tax Expense. Net earnings before income taxes totaled $8.4 million for both fiscal 2004 and 2003, and income tax expense totaled $2.8 million for both fiscal 2004 and 2003. The Company's effective tax rate was 33.2% and 33.3%, respectively, for fiscal 2004 and 2003.

Comparison of Operating Results for Fiscal Years Ended June 30, 2003 and 2002

General. Net earnings totaled $5.6 million, or $1.41 per diluted share, for the year ended June 30, 2003 as compared to net earnings totaling $3.5 million, or $0.83 per diluted share, for the year ended June 30, 2002.

Interest Income. Interest income decreased by $4.9 million, or 12.3%, to $35.1 million in fiscal 2003 from $40.0 million in fiscal 2002. The decrease in interest income was primarily due to a decrease in the yield on interest-earning assets. The average yield on interest-earning assets decreased by 67 basis points to 6.28% for fiscal 2003 from 6.95% for fiscal 2002 due to lower yields on interest-earning assets in the generally lower market interest rate environment and to changes in the mix of interest-earning assets. The average balance of interest-earning assets decreased by $15.9 million, or 2.7%, to $563.1 million in fiscal 2003 from $579.0 million in fiscal 2002.

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

Interest income on investment securities decreased by $586,000, or 9.0%, to $5.9 million for fiscal 2003 from $6.5 million for fiscal 2002. The decrease in interest income on investment securities was primarily due to a decrease in the average yield on investment securities. The average tax-equivalent yield on investment securities decreased by 95 basis points to 4.28% for fiscal 2003 from 5.23% for fiscal 2002. The average balance of investment securities increased by $15.4 million, or 11.9%, to $144.6 million in fiscal 2003 from $129.2 million in fiscal 2002. The increase in the average balance of investment securities was primarily due to an increase in the average balance of MBS which increased by $20.5 million, or 44.3% to $66.7 million for fiscal 2003 from $46.2 million for fiscal 2002.

Interest income on other interest-earning assets decreased by $649,000, or 93.4%, to $46,000 for fiscal 2003 from $695,000 for fiscal 2002 due to a decrease in the average balance of such assets. The average balance of other interest-earning assets decreased by $22.6 million, or 83.7%, to $4.4 million for fiscal 2003 from $27.0 million for fiscal 2002 as excess liquid funds were reinvested primarily in mortgage-backed securities. In addition, the average yield on other interest-earning assets decreased by 154 basis points to 1.04% in fiscal 2003 from 2.58% in fiscal 2002 in the generally lower market interest rate environment in the current fiscal year period.

Interest Expense. Interest expense decreased by $6.8 million, or 29.7%, to $16.1 million in fiscal 2003 from $22.9 million in fiscal 2002. The decrease in interest expense was due to a decrease of 119 basis points in the average cost of interest-bearing liabilities to 3.01% for fiscal 2003 from 4.20% for fiscal 2002 and to a decrease of $10.8 million in the average balance of interest-bearing liabilities to $535.2 million for fiscal 2003 from $546.0 million for fiscal 2002. Interest expense on deposits decreased by $6.9 million, or 38.3%, to $11.0 million in fiscal 2003 from $17.9 million in fiscal 2002. The decrease in interest expense on deposits was primarily due to a decrease of 134 basis points in the average rate paid on deposits to 2.58% in fiscal 2003 from 3.92% in fiscal 2002. The average balance of deposits decreased by $27.7 million, or 6.1% to $429.3 million for fiscal 2003 from $457.0 million for fiscal 2002. Interest paid on borrowings totaled $5.1 million and $5.0 million, respectively, for fiscal 2003 and 2002. The average balance of borrowings increased by $16.9 million, or 19.0%, to $105.9 million in fiscal 2003 from $89.0 million in fiscal 2002. The average cost of borrowings decreased by 85 basis points to 4.78% in fiscal 2003 from 5.63% in fiscal 2002 as higher-rate fixed-term borrowings matured and were replaced with lower-rate borrowings in the generally lower market interest rate environment during fiscal 2003.

Net Interest Income. Net interest income before provision for loan losses increased by $1.9 million, or 11.3%, to $19.0 million for fiscal 2003 from $17.1 million for fiscal 2002. The Company's interest rate spread increased by 52 basis points to 3.27% for fiscal 2003 from 2.75% for fiscal 2002 and the net yield on average interest-earning assets increased by 43 basis points to 3.42% for fiscal 2003 from 2.99% for fiscal 2002.

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

Noninterest Income. Noninterest income increased by $768,000, or 8.5%, to $9.8 million for fiscal 2003 from $9.0 million for fiscal 2002. The increase in noninterest income was largely due to an increase of $678,000, or 22.4%, in income from service charges on deposit accounts to $3.7 million for fiscal 2003 from $3.0 million for fiscal 2002. The increase in service charges on deposit accounts resulted partly from an increase in overdraft activity. In addition, the fee amount charged for each overdraft occurrence was increased in fiscal 2003.

An increase in loan origination activity in the generally lower market interest rate environment during fiscal 2003 contributed to increases in gain on sale of loans. Gain on sale of loans increased by $256,000, or 19.9%, to $1.5 million for fiscal 2003 from $1.3 million for fiscal 2002. Additionally, the Company recorded a net gain on sale of securities that increased to $309,000 in fiscal 2003 from $103,000 in fiscal 2002. Other noninterest income increased by $378,000, or 27.7%, to $1.7 million for fiscal 2003 from $1.4 million for fiscal 2002. The increase in other noninterest income was partly due to increases in revenues in the Company's non-banking subsidiaries. In addition, earnings from the Company's investment in bank owned life insurance ("BOLI") increased by $117,000, or 41.7%, to $396,000 for fiscal 2003 from $279,000 for fiscal 2002.
The Company purchased BOLI in November and December 2001 in order to use the tax-exempt earnings to offset rising health care and pension expenses. The Company's investment in BOLI totaled $7.9 million and $7.5 million, respectively, at June 30, 2003 and 2002. Management has established limits on the amount of insurance to be purchased through any single insurer, monitors the credit ratings of the insurers annually and applies reasonable capital and risk limits to the amount of the BOLI investment. Partly offsetting the increases in noninterest income were decreases in gain on sale of real estate held for development and gain on sale of office property and equipment. Gain on sale of real estate held for development totaled $19,000 and $331,000, respectively, for fiscal 2003 and 2002. A loss on sale of office property and equipment $6,000 was recorded for fiscal 2003 while a gain of $250,000 was recorded in fiscal 2002 primarily due to the sale of a branch office location.

Noninterest Expense. Noninterest expense increased by $1.6 million, or 9.4%, to $18.7 million in fiscal 2003 from $17.1 million in fiscal 2002. The principal component of the Company's noninterest expense is salaries and employee benefits. Compensation and benefit expense increased by $815,000, or 8.7%, to $10.2 million in fiscal 2003 from $9.4 million in fiscal 2002. The increase in compensation and benefits expense was partly due to pension contribution expense. The Financial Institutions Retirement Fund (the "FIRF"), of which the Company is a participant, notified the Company that a pension contribution, estimated at $340,000, was required for the year ended June 30, 2003. The FIRF had been in fully-funded status since July 1987; therefore, no pension contribution expense had been recorded since fiscal 1988. In addition, annual salary increases, an increase in the number of full-time-equivalent employees and increases in commission and bonus expenses contributed to the increase in compensation and benefits expense. Office property and equipment expense and advertising expense increased by $122,000, or 4.8%, and by $35,000, or 8.9%, respectively, in fiscal 2003 as compared to fiscal 2002. Other noninterest expense increased by $655,000, or 14.9%, to $5.0 million for fiscal 2003 from $4.4 million for fiscal 2002. The increase in other noninterest expense during fiscal 2003 was partly due to the cost of handling the higher loan origination volume, to increases in professional and consulting fees, and to losses related to disposal of repossessed assets and other real estate owned properties.

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

The Company has utilized the following strategies in recent years in an effort to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to originate commercial and consumer loans; (c) the Company closely manages the extent to which fixed-rate residential mortgage loans are held in portfolio; (d) the Company seeks to lengthen the maturity of deposits, when cost effective, through the pricing and promotion of certificates of deposit; (e) the Company seeks to attract checking and other transaction accounts which generally have a lower interest cost and which tend to be less interest rate sensitive when interest rates rise; (f) the Company uses Federal Home Loan Bank advances, within approved limits, to fund the origination of fixed rate loans; (g) the Company utilizes various investment portfolio strategies to manage the cash flow, prepayment and effective maturity of the investment portfolio within the context of the entire balance sheet; and (h) the Company also uses brokered deposits and retail repurchase agreements, within approved limits, to fund loan production.

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

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 2004 have changed significantly when compared to fiscal 2003. The net portfolio value (the "NPV") of the Company, assuming no change in interest rates (the "Base Case Scenario"), was $56.1 million and $49.4 million, respectively, at June 30, 2004 and 2003. The NPV ratio in the Base Case Scenario was 9.22% and 7.90%, respectively, at June 30, 2004 and 2003. The Board of Directors has established market risk limits based on the Company's tolerance for risk. At June 30, 2004, the NPV ratio was inside the board limits in all measured rate-change scenarios. The Company primarily relies on the Office of Thrift Supervision (the "OTS") Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

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

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 2004, as calculated by the Model. The table shows the present value of the instruments under rate shock scenarios of -100 basis points to +300 basis points in increments of 100 basis points. The OTS suppressed NPV estimates for interest rate scenarios of -300 basis points and -200 basis points beginning with the September 2001 and December 2001 cycles, respectively, due to the abnormally low market interest rate environment. Therefore, no data is presented in the table for those rate shock scenarios. As illustrated in the table, the Company's NPV decreases in the rising rate scenarios and increases in the falling rate scenario. As market interest rates increase, the market values of the Company's portfolio of loans and securities decrease and prepayments slow. As market interest rates decrease, the market values of loans and securities increase, but less dramatically than in the rising rate scenarios, due to prepayment risk, periodic rate caps, and other embedded options. Interest rate risk limits established by ALCO include:
(a) a post-shock NPV ratio of 4.0% or greater; (b) the interest rate sensitivity measure resulting from an adverse rate shock of 200 basis points should not exceed 200 basis points; and (c) the OTS "level of risk" should be "minimal" or "moderate". As of June 30, 2004 the Company's interest rate risk, as measured by the Model, was within ALCO guidelines and the OTS "level of risk" was reported as "minimal".

                                                 Present Value Estimates by Interest Rate Scenario
                                                           Calculated at June 30, 2004
                                        -------------------------------Base--------------------------------
                                        -100 bp         0 bp         +100 bp        +200 bp        +300 bp
                                        --------      --------       --------       --------       --------
                                                              (Dollars in Thousands)
      Financial Instrument:
      Mortgage loans and securities     $393,816       387,329        379,763        371,627        363,229
      Non-mortgage loans                  80,767        79,009         77,330         75,719         74,182
      Cash, deposits and securities       91,951        90,084         87,866         85,238         82,563
      Other assets                        47,973        51,995         55,795         59,389         62,826
                                        --------      --------       --------       --------       --------

      Total assets                       614,507       608,417        600,754        591,973        582,800

      Deposits                           435,731       432,972        430,275        427,642        425,076
      Borrowings                         115,807       113,211        110,994        109,128        107,567
      Other liabilities                    5,681         5,672          5,663          5,656          5,648
                                        --------      --------       --------       --------       --------

      Total liabilities                  557,219       551,855        546,932        542,426        538,291
                                        --------      --------       --------       --------       --------
      Commitments                            324          (456)        (1,395)        (2,450)        (3,629)
                                        --------      --------       --------       --------       --------

      Net portfolio value               $ 57,612        56,106         52,427         47,097         40,880
                                        ========      ========       ========       ========       ========

      Net portfolio value ratio             9.38%         9.22%          8.73%          7.96%          7.01%
                                        ========      ========       ========       ========       ========

      Interest rate sensitivity            +15bp          Base          -50bp         -127bp         -221bp
                                        ========      ========       ========       ========       ========

Liquidity and Capital Resources

The Company is required by OTS regulation to maintain sufficient liquidity to assure its safe and sound operation. The Company's liquidity ratio averaged 19.7% during the quarter ended June 30, 2004. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives. The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in interest-bearing deposits in other financial institutions, investment securities and other short-term interest-earning assets that provide liquidity to meet lending requirements. Investments and other assets qualifying for liquidity, outstanding at June 30, 2004, 2003, and 2002, totaled $82.7 million, $134.9 million, and $156.8 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. Deposits decreased by $19.7 million, $23.7 million and $15.9 million, respectively, in fiscal 2004, 2003 and 2002. Similarly, the general level of market interest rates heavily influences the amount of principal repayments on loans and mortgage securities. Principal repayments on loans during fiscal 2004 totaled $192.5 million as compared to $200.8 million in fiscal 2003 and $219.7 million in fiscal 2002. Funds received from principal repayments on mortgage-backed securities for fiscal 2004, 2003 and 2002, totaled $22.9 million, $30.3 million and $9.9 million, respectively. Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 2004 and 2003, the Company had $109.5 million and $102.4 million, respectively, in outstanding advances from the FHLB.

At June 30, 2004, the Company had outstanding loan commitments and consumer and commercial approved, but unused, lines of credit totaling $82.6 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2004 totaled $114.8 million. Management believes that a significant portion of such deposits will remain with the Company.

Subsequent Event

On June 29, 2004, First Federal Bank, a wholly-owned subsidiary of the Company, and Iowa State Bank, Orange City, Iowa entered into a definitive agreement providing for the sale of the Bank's branch offices located in Orange City, Iowa and Sheldon, Iowa. The transaction is expected to be completed on or about September 20, 2004. Deposits totaling approximately $27.9 million and loans totaling approximately $17.1 million are included in the sale. The gain on the sale of the branches is expected to range from $2.0 million to $2.5 million.

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

Effect of New Accounting Standards

The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company this Statement is effective for fiscal year 2006 and early adoption, although permitted, is not planned. No significant impact is expected on the Company's consolidated financial statements at the time of adoption.

On March 9, 2004 Securities and Exchange Commission Staff Accounting Bulletin 105 ("SAB 105"), Application of Accounting Principles to Loan Commitments, was issued. SAB 105 summarizes the views of the Staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. It is anticipated that the adoption of the guidance in SAB 105 for all new loan commitments signed after April 1, 2004 will not have a material effect on the Company's financial position, liquidity or results of operations.

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

McGladrey & Pullen
Certified Public Accountants

             Report of Independent Registered Public Accounting Firm

The Board of Directors
First Federal Bankshares, Inc.
Sioux City, Iowa

We have audited the accompanying consolidated balance sheet of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2004 and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.


                                        /s/ McGladrey & Pullen, LLP

Des Moines, Iowa
August 6, 2004

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

                          Independent Auditors' Report



The Board of Directors
First Federal Bankshares, Inc.
   and Subsidiaries
Sioux City, Iowa:


We have audited the accompanying consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries (the Company) as of June 30, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2003, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.




                                    KPMG LLP



Des Moines, Iowa
August 8, 2003

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2004 and 2003

ASSETS                                                                                2004               2003
-----------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                          $  16,574,986      $  34,006,405
Interest-bearing deposits in other financial institutions                            2,282,875            280,548
                                                                                 --------------------------------
      Cash and cash equivalents                                                     18,857,861         34,286,953
                                                                                 --------------------------------

Securities available-for-sale (Note 2)                                              84,693,332         78,526,104
Securities held-to-maturity (fair value of $23,762,072 in 2004
   and $45,659,510 in 2003) (Note 2)                                                23,185,899         44,505,464

Loans receivable (Note 3)                                                          436,173,780        419,882,438
Less allowance for loan losses (Note 4)                                              4,316,286          4,615,285
                                                                                 --------------------------------
      Net loans                                                                    431,857,494        415,267,153
                                                                                 --------------------------------

Office property and equipment, net (Note 5)                                         13,276,834         13,165,804
Federal Home Loan Bank (FHLB) stock, at cost                                         6,096,100          5,707,300
Accrued interest receivable (Note 6)                                                 2,230,053          2,488,460
Refundable income taxes                                                                 17,872                 --
Deferred tax asset (Note 10)                                                           943,000            514,000
Goodwill                                                                            18,523,607         18,523,607
Other assets                                                                        15,840,057         14,894,532
                                                                                 --------------------------------

            Total assets                                                         $ 615,522,109      $ 627,879,377
                                                                                 ================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits (Note 8)                                                             $ 429,208,928      $ 448,944,039
   Advances from FHLB and other borrowings (Note 9)                                109,886,261        102,386,888
   Advance payments by borrowers for taxes and insurance                             1,119,486          1,458,955
   Accrued taxes on income                                                                  --            346,167
   Accrued interest payable (Note 8 and 9)                                           1,206,994          1,795,348
   Accrued expenses and other liabilities                                            2,642,718          3,286,615
                                                                                 --------------------------------
            Total liabilities                                                      544,064,387        558,218,012
                                                                                 --------------------------------

CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value, authorized 1,000,000 shares; issued none                --                 --
   Common stock, $.01 par value, authorized 12,000,000 shares;
      issued 2004 4,939,262 shares; issued 2003 4,896,857 shares                        49,393             48,969
   Additional paid-in capital                                                       37,086,235         36,537,133
   Retained earnings, substantially restricted (Note 13)                            52,240,273         47,900,781
   Treasury stock, at cost, 2004 1,198,990 shares; 2003 1,088,466 shares           (16,519,093)       (14,264,674)
   Accumulated other comprehensive income (loss), net unrealized
      gain (loss) on securities available-for-sale                                    (329,644)           710,378
   Unearned ESOP (Note 11)                                                          (1,044,710)        (1,185,700)
   Unearned RRP (Note 11)                                                              (24,732)           (85,522)
                                                                                 --------------------------------
            Total stockholders' equity                                              71,457,722         69,661,365
                                                                                 --------------------------------

            Total liabilities and stockholders' equity                           $ 615,522,109      $ 627,879,377
                                                                                 ================================

See Notes to Consolidated Financial Statements.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended June 30, 2004, 2003 and 2002

                                                                  2004             2003             2002
------------------------------------------------------------------------------------------------------------
Interest income:
   Loans receivable                                           $ 26,581,896     $ 29,129,117     $ 32,797,235
   Investment securities                                         3,904,681        5,941,742        6,527,892
   Other interest-earning assets                                    39,673           45,911          694,957
                                                              ----------------------------------------------
                                                                30,526,250       35,116,770       40,020,084
                                                              ----------------------------------------------
Interest expense:
   Deposits (Note 8)                                             7,727,545       11,063,560       17,936,952
   Advances from FHLB and other borrowings                       4,938,640        5,058,338        5,009,983
                                                              ----------------------------------------------
                                                                12,666,185       16,121,898       22,946,935
                                                              ----------------------------------------------
         Net interest income                                    17,860,065       18,994,872       17,073,149

Provision for loan losses (Note 4)                               1,225,000        1,730,000        3,835,000
                                                              ----------------------------------------------
         Net interest income after provision for
          losses on loans                                       16,635,065       17,264,872       13,238,149
                                                              ----------------------------------------------
Noninterest income:
   Service charges on deposit accounts                           3,930,651        3,701,711        3,023,855
   Service charges on loans                                        670,081          939,887        1,064,326
   Gain (loss) on sale of branch deposits                               --               --          164,730
   Gain (loss) on sale of real estate owned                        (21,763)          34,955          (16,221)
   Gain (loss) on sale of real estate held for development         150,000           18,561          330,779
   Net gain (loss) on sale of securities                           (64,797)         308,626          102,828
   Gain (loss) on sale of loans                                  1,611,901        1,544,992        1,288,754
   Gain (loss) on sale of office property and equipment             69,977           (5,551)         249,979
   Real estate related activities                                1,273,605        1,509,468        1,453,255
   Other income                                                  1,743,939        1,743,788        1,365,724
                                                              ----------------------------------------------
         Total noninterest income                                9,363,594        9,796,437        9,028,009
                                                              ----------------------------------------------
Noninterest expense:
   Compensation and benefits (Note 11)                          10,402,497       10,214,874        9,400,076
   Office property and equipment                                 2,541,500        2,666,028        2,543,772
   Data processing                                                 437,123          315,198          340,136
   Advertising                                                     364,626          423,640          388,975
   Other expense                                                 3,847,033        5,042,152        4,387,101
                                                              ----------------------------------------------
         Total noninterest expense                              17,592,779       18,661,892       17,060,060
                                                              ----------------------------------------------
         Income before income taxes                              8,405,880        8,399,417        5,206,098

Income taxes (Note 10)                                           2,788,000        2,794,000        1,696,000
                                                              ----------------------------------------------
         Net income                                           $  5,617,880     $  5,605,417     $  3,510,098
                                                              ==============================================

Earnings per share:
   Basic earnings per share                                   $       1.54     $       1.44     $       0.85
                                                              ==============================================
   Diluted earnings per share                                 $       1.50     $       1.41     $       0.83
                                                              ==============================================

See Notes to Consolidated Financial Statements.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 2004, 2003 and 2002

                                                               Comprehensive        Common         Additional          Retained
                                                                  Income            Stock        Paid-in Capital       Earnings
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                                                        $     48,495      $ 36,053,892       $ 41,357,535
  Net income                                                    $3,510,098                --                --          3,510,098
  Net change in unrealized gains on securities
    available-for-sale                                             898,762                --                --                 --
  Less reclassification adjustment for net realized gains
    included in net income (net of tax expense)                    (64,473)               --                --                 --
                                                                ----------
        Total comprehensive income                              $4,344,387
                                                                ==========
  Stock options exercised                                                                216           140,777                 --
  Treasury stock acquired                                                                 --                --                 --
  Recognition and retention plan (RRP) award                                              --            15,700                 --
  Amortization of RRP                                                                     --                --                 --
  ESOP shares allocated                                                                   --                --                 --
  Stock appreciation of allocated ESOP shares                                             --            37,111                 --
  Dividends on common stock at $.32 per share (Note 13)                                   --                --         (1,325,334)
                                                                                --------------------------------------------------
Balance at June 30, 2002                                                              48,711        36,247,480         43,542,299
  Net income                                                    $5,605,417                --                --          5,605,417
  Net change in unrealized gains on securities
    available-for-sale                                             413,429                --                --                 --
  Less reclassification adjustment for net realized gains
    included in net income (net of tax expense)                   (193,509)               --                --                 --
                                                                ----------
        Total comprehensive income                              $5,825,337
                                                                ==========
  Stock options exercised                                                                258           206,293                 --
  Treasury stock acquired                                                                 --                --                 --
  Recognition and retention plan (RRP) award                                              --             9,050                 --
  Amortization of RRP                                                                     --                --                 --
  ESOP shares allocated                                                                   --                --                 --
  Stock appreciation of allocated ESOP shares                                             --            74,310                 --
  Dividends on common stock at $.32 per share (Note 13)                                   --                --         (1,246,935)
                                                                                --------------------------------------------------
Balance at June 30, 2003                                                              48,969        36,537,133         47,900,781
  Net income                                                    $5,617,880                --                --          5,617,880
  Net change in unrealized gains (losses) on
    securiites available-for-sale                               (1,080,650)               --                --                 --
  Less reclassification adjustment for net realized
    losses included in net income (net of tax expense)              40,628                --                --                 --
                                                                ----------
        Total comprehensive income                              $4,577,858
                                                                ==========
  Stock options exercised                                                                424           385,804                 --
  Treasury stock acquired                                                                 --                --                 --
  Recognition and retention plan (RRP) award (forfeiture)                                 --            (7,000)                --
  Amortization of RRP                                                                     --                --                 --
  ESOP shares allocated                                                                   --                --                 --
  Stock appreciation of allocated ESOP shares                                             --           170,298                 --
  Dividends on common stock at $.36 per share (Note 13)                                   --                --         (1,278,388)
                                                                                --------------------------------------------------
Balance at June 30, 2004                                                        $     49,393      $ 37,086,235       $ 52,240,273
                                                                                ==================================================

                                                                          Accumulated
                                                                             Other
                                                            Treasury     Comprehensive    Unearned       Unearned
                                                              Stock         Income          ESOP            RRP            Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                                  $ (2,803,832)  $   (343,831)  $ (1,473,470)  $   (251,342)  $ 72,587,447
  Net income                                                        --             --             --             --      3,510,098
  Net change in unrealized gains on securities
    available-for-sale                                              --        898,762             --             --        898,762
  Less reclassification adjustment for net realized gains
    included in net income (net of tax expense)                     --        (64,473)            --             --        (64,473)

        Total comprehensive income

  Stock options exercised                                           --             --             --             --        140,993
  Treasury stock acquired                                   (4,772,014)            --             --             --     (4,772,014)
  Recognition and retention plan (RRP) award                    (1,800)            --             --        (13,900)            --
  Amortization of RRP                                               --             --             --        106,735        106,735
  ESOP shares allocated                                             --             --        143,470             --        143,470
  Stock appreciation of allocated ESOP shares                       --             --             --             --         37,111
  Dividends on common stock at $.32 per share (Note 13)             --             --             --             --     (1,325,334)
                                                          ------------------------------------------------------------------------
Balance at June 30, 2002                                    (7,577,646)       490,458     (1,330,000)      (158,507)    71,262,795
  Net income                                                        --             --             --             --      5,605,417
  Net change in unrealized gains on securities
    available-for-sale                                              --        413,429             --             --        413,429
  Less reclassification adjustment for net realized gains
    included in net income (net of tax expense)                     --       (193,509)            --             --       (193,509)

        Total comprehensive income

  Stock options exercised                                           --             --             --             --        206,551
  Treasury stock acquired                                   (6,685,228)            --             --             --     (6,685,228)
  Recognition and retention plan (RRP) award                    (1,800)            --             --         (7,250)            --
  Amortization of RRP                                               --             --             --         80,235         80,235
  ESOP shares allocated                                             --             --        144,300             --        144,300
  Stock appreciation of allocated ESOP shares                       --             --             --             --         74,310
  Dividends on common stock at $.32 per share (Note 13)             --             --             --             --     (1,246,935)
                                                          ------------------------------------------------------------------------
Balance at June 30, 2003                                   (14,264,674)       710,378     (1,185,700)       (85,522)    69,661,365
  Net income                                                        --             --             --             --      5,617,880
  Net change in unrealized gains (losses) on
    securiites available-for-sale                                   --     (1,080,650)            --             --     (1,080,650)
  Less reclassification adjustment for net realized
    losses included in net income (net of tax expense)              --         40,628             --             --         40,628

        Total comprehensive income

  Stock options exercised                                           --             --             --             --        386,228
  Treasury stock acquired                                   (2,229,219)            --             --             --     (2,229,219)
  Recognition and retention plan (RRP) award (forfeiture)      (25,200)            --             --         14,981        (17,219)
  Amortization of RRP                                               --             --             --         45,809         45,809
  ESOP shares allocated                                             --             --        140,990             --        140,990
  Stock appreciation of allocated ESOP shares                       --             --             --             --        170,298
  Dividends on common stock at $.36 per share (Note 13)             --             --             --             --     (1,278,388)
                                                          ------------------------------------------------------------------------
Balance at June 30, 2004                                  $(16,519,093)  $   (329,644)  $ (1,044,710)  $    (24,732)  $ 71,457,722
                                                          ========================================================================

See Notes to Consolidated Financial Statements.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2004, 2003 and 2002

                                                                         2004             2003             2002
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $  5,617,880     $  5,605,417     $  3,510,098
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Loans originated for sale to investors                            (38,683,060)     (62,703,013)     (69,916,000)
    Proceeds from sale of loans originated for sale                    40,329,362       64,447,843       70,871,101
    Provision for losses on loans and other assets                      1,225,000        1,730,000        3,835,000
    Depreciation and amortization                                       1,433,963        1,858,764        2,144,912
    Provision for deferred taxes                                          189,000         (746,000)         104,000
    Net (gain) loss on sale of loans                                   (1,611,901)      (1,544,992)      (1,288,754)
    Net (gain) loss on sale of securities available-for-sale               64,797         (308,626)        (102,828)
    Net (gain) loss on sale of branch deposits                                 --               --         (164,730)
    Net (gain) loss on sale of office property and equipment              (69,977)           5,551         (249,979)
    Net (gain) loss on sale of real estate held for development          (150,000)         (18,561)        (330,779)
    Net loan fees deferred                                                 11,051          322,922          157,716
    Amortization of premiums and discounts on loans,
      mortgage-backed securities and investment securities                493,932          334,044          853,791
    (Increase) decrease in accrued interest receivable                    258,407          315,203          989,395
    (Increase) decrease in other assets                                 2,203,436       (1,446,693)        (242,511)
    Increase (decrease) in accrued interest payable                      (588,354)      (1,844,691)      (2,036,784)
    Increase (decrease) in accrued expenses and other liabilities        (643,898)         731,334          431,669
    Increase (decrease) in accrued taxes on income                       (346,167)         492,908          (34,376)
                                                                     ----------------------------------------------
        Net cash provided by (used in) operating activities             9,733,471        7,231,410        8,530,941
                                                                     ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities held-to-maturity                                      --       (1,375,682)     (52,047,645)
  Proceeds from maturities of securities held-to-maturity              21,232,413       20,024,583        8,441,621
  Proceeds from sale of securities available-for-sale                  13,585,515       36,421,869       14,442,044
  Purchase of securities available-for-sale                           (38,356,923)     (38,825,509)     (82,950,770)
  Proceeds from maturities of securities available-for-sale            16,437,392       16,671,842       68,145,813
  Purchase of bank owned life insurance                                (2,555,755)              --       (6,984,000)
  (Purchase) redemption of FHLB stock                                    (388,800)        (669,500)       4,430,900
  Loans purchased                                                     (36,666,000)     (15,827,000)     (19,001,000)
  Proceeds from sale of loans                                          37,370,941        2,357,433               --
  (Increase) decrease in loans receivable                             (19,088,995)      13,551,064       13,864,127
  Proceeds from sale of office property and equipment                     108,972            1,215          523,725
  Purchase of office property and equipment                            (1,236,002)        (462,321)        (584,482)
  Proceeds from sale of foreclosed real estate                            122,585          578,238          222,750
  Proceeds from sale of real estate held for development                1,733,683           54,298          703,500
  Net expenditures on real estate held for development                 (1,765,003)        (363,000)          (9,001)
                                                                     ----------------------------------------------
        Net cash provided by (used in) investing activities            (9,465,977)      32,137,530      (50,802,418)
                                                                     ----------------------------------------------

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

Years Ended June 30, 2004, 2003 and 2002

                                                                    2004             2003             2002
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in deposits                               $(19,735,111)    $(23,704,297)    $(15,895,163)
  Proceeds from advances from FHLB                                25,386,261       50,167,000       31,075,000
  Repayment of advances from FHLB and other borrowings           (17,886,888)     (47,012,511)     (21,256,704)
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance                                         (339,469)         (23,788)        (427,633)
  Issuance of common stock, net                                      386,228          206,551          140,993
  Repurchase of common stock                                      (2,229,219)      (6,685,228)      (4,772,014)
  Cash dividends paid                                             (1,278,388)      (1,246,935)      (1,325,334)
                                                                ----------------------------------------------
        Net cash provided by (used in) financing activities      (15,696,586)     (28,299,208)     (12,460,855)
                                                                ----------------------------------------------

        Net increase (decrease) in cash and cash equivalents     (15,429,092)      11,069,732      (54,732,332)

CASH AND CASH EQUIVALENTS
  Beginning of year                                               34,286,953       23,217,221       77,949,553
                                                                ----------------------------------------------
  End of year                                                   $ 18,857,861     $ 34,286,953     $ 23,217,221
                                                                ==============================================

SUPPLEMENTAL DISCLOSURES
  Cash paid during the year for:
    Interest                                                    $ 13,254,539     $ 17,966,589     $ 24,983,719
    Income taxes                                                   2,963,039        3,047,092        1,626,371

See Notes to Consolidated Financial Statements.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies and Practices

Organization: First Federal Bankshares, Inc. (the Company) is the holding company for First Federal Bank (the Bank). The Company owns 100% of the Bank's common stock. Currently, the Company engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived primarily from the Bank. The Bank is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, in Sioux City, Iowa and adjacent counties of northwest Iowa; West Des Moines, Newton, Grinnell and surrounding areas of central Iowa; and in parts of Nebraska and South Dakota. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans.

Principles of presentation: The accompanying consolidated financial statements include the accounts of First Federal Bankshares, Inc., its wholly owned subsidiaries, a real estate development company, the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

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

Cash and cash equivalents: For purposes of reporting cash flows, the Company includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents.

Earnings per share: Basic earnings per share computations for the years ended June 30, 2004, 2003 and 2002 were determined by dividing net earnings by the weighted average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted average number of common shares and all dilutive potential common shares outstanding during the year.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 2004, 2003 and 2002:

                                                         2004          2003          2002
                                                      --------------------------------------
      Basic EPS computation:
        Net earnings                                  $5,617,880    $5,605,417    $3,510,098

        Weighted average common shares outstanding     3,642,977     3,879,569     4,115,350
                                                      --------------------------------------

              Basic EPS                               $     1.54    $     1.44    $     0.85
                                                      ======================================

      Diluted EPS computation:
        Net earnings                                  $5,617,880    $5,605,417    $3,510,098
                                                      --------------------------------------

        Weighted average common shares outstanding     3,642,977     3,879,569     4,115,350
        Incremental option and RRP shares using
          treasury stock method                          113,072        91,827        90,654
                                                      --------------------------------------
              Diluted shares outstanding               3,756,049     3,971,396     4,206,004
                                                      ======================================

              Diluted EPS                             $     1.50    $     1.41    $     0.83
                                                      ======================================

Securities: Securities which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. Such securities are carried at cost, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using the interest method over the remaining period to contractual maturity, adjusted in the case of mortgage-backed securities for actual prepayments. Original issue discounts on short-term securities are accreted as accrued interest receivable over the lives of such securities.

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

Loans receivable: Loans receivable are stated at unpaid principal balances less the allowances for loan losses and net of deferred loan origination fees and discounts. Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Allowances for losses on loans and real estate: The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance.

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

Real estate acquired is carried at the lower of cost or fair value less estimated costs of disposition. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. When circumstances indicate additional loss on the property, a direct charge to operations is made, and the real estate is written down to fair value less estimated costs of disposition.

Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged against operations. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

Financial instruments with off-balance sheet risk: In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

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

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Unearned loan fees and discounts: Certain fees and direct expenses incurred in the loan origination process are deferred, with recognition thereof over the contractual life of the related loan as a yield adjustment using the interest method of amortization. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

Premiums and discounts in connection with mortgage loans purchased are amortized over the terms of the loans using the interest method.

Office property and equipment: Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for furniture, fixtures, automobiles, software, and equipment.

Maintenance and repairs are charged against income. Improvements are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related gain or loss from such transactions is credited or charged to income.

Excess of cost over fair value of assets acquired: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on July 1, 2001. Prior to the adoption, the excess of cost over fair value of assets acquired was being amortized on a straight-line basis over its estimated useful life of 25 years. The asset is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset. After the adoption date, Statement 142 requires that intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment at least annually in accordance with the provisions of Statement 142. The Company performed their annual impairment analysis during 2004 and determined the recorded goodwill of $18,523,607 was not impaired.

Mortgage servicing assets: The Company recognizes the rights to service mortgage loans for others, whether acquired or internally originated. Mortgage servicing assets are initially recorded at fair value based on comparable market quotes and are amortized as other expense in proportion to and over the period of estimated net servicing income.

Taxes on income: The Company files a consolidated Federal income tax return. Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the Bank files a franchise tax return, while the Company, its other subsidiaries, and the Bank's subsidiaries file corporate income tax returns.

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

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Stock option plan: The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share for options granted and vested would have been reduced to the pro forma amounts indicated below:

                                        2004          2003          2002
                                     --------------------------------------

      Basic EPS computation:
        Net earnings                 $5,617,880    $5,605,417    $3,510,098
        Pro forma                     5,536,867     5,534,479     3,446,038

      Basic earnings per share:
        Net earnings                       1.54          1.44          0.85
        Pro forma                          1.52          1.43          0.84

      Diluted earnings per share:
        Net earnings                       1.50          1.41          0.83
        Pro forma                          1.47          1.39          0.82

The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal year 2004, 2003 and 2002, respectively: dividend yield of 3.31%, 3.41% and 3.41%; expected volatility of 22.96%, 22.76% and 22.76%; risk free interest rate of 6.08%, 6.29% and 6.29%; and expected life of 7.5 years for all fiscal years presented.

Reclassifications: Certain amounts previously reported have been reclassified to conform with the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

Fair value of financial instruments: The Company's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

      Cash and cash equivalents: The recorded amount of cash and cash equivalents approximates fair value.

      Securities: The fair value of securities is estimated based on pricing quotations provided by a national industry source. These market prices are automatically integrated into the Company's investment securities accounting and reporting software.

      Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, consumer, and commercial. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Federal Home Loan Bank stock: The value of Federal Home Loan Bank (FHLB) stock is equivalent to its carrying value because it is redeemable at par value.

      Accrued interest receivable: The recorded amount of accrued interest receivable approximates fair value.

      Deposits: The fair value of deposits with no stated maturity, such as checking, money market and savings accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      Advances from Federal Home Loan Bank: The fair value of advances from FHLB is based on the discounted value of contractual cash flows.

      Advance payments by borrowers for taxes and insurance: The recorded amount of advance payments by borrowers for taxes and insurance approximates fair value.

      Accrued interest payable: The recorded amount of accrued interest payable approximates fair value.

      Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Effect of New Accounting Standards:

The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for fiscal year 2006 and, early adoption, although permitted, is not planned. No significant impact is expected on the Company's consolidated financial statements at the time of adoption.

On March 9, 2004 Securities and Exchange Commission Staff Accounting Bulletin 105 ("SAB 105"), Application of Accounting Principles to Loan Commitments, was issued. SAB 105 summarizes the views of the Staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. It is anticipated that the adoption of the guidance in SAB 105 for all new loan commitments signed after April 1, 2004 will not have a material effect on the Company's financial position, liquidity or results of operations.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2. Securities

Following is a schedule of amortized costs and estimated fair values as of June 30, 2004 and 2003:

                                                                                          2004
                                                         -----------------------------------------------------------------------
                                                                               Gross               Gross
                                                           Amortized         Unrealized          Unrealized
                                                              Cost             Gains              (Losses)           Fair Value
                                                         -----------------------------------------------------------------------
      Available-for-sale:
        Mortgage-backed securities:
        Governmental National Mortgage
          Association (GNMA)                             $ 11,950,908       $      4,828        $   (347,860)       $ 11,607,876
        Federal Home Loan Mortgage
          Association (FHLMC)                               7,145,615             39,063             (46,830)          7,137,848
        Federal National Mortgage
          Association (FNMA)                                5,746,287             32,813             (46,073)          5,733,027
        United States treasury securities                   7,910,113                 --             (67,925)          7,842,188
        United States government agency securities          9,077,741                 --            (139,616)          8,938,125
        Investments in mutual funds                        30,154,923                 --            (151,669)         30,003,254
        Other investment securities                        13,232,388            268,603             (69,977)         13,431,014
                                                         -----------------------------------------------------------------------
                                                         $ 85,217,975       $    345,307        $   (869,950)       $ 84,693,332
                                                         =======================================================================

      Held-to-maturity:
        Mortgage-backed securities:
          GNMA                                           $    360,887       $     26,924        $         --        $    387,811
          FHLMC                                             2,548,433             49,323                  --           2,597,756
          FNMA                                              9,201,034            335,103                  --           9,536,137
        Local government securities                         9,575,141            205,607             (46,530)          9,734,218
        Other investment securities                         1,500,404              5,746                  --           1,506,150
                                                         -----------------------------------------------------------------------
                                                         $ 23,185,899       $    622,703        $    (46,530)       $ 23,762,072
                                                         =======================================================================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                                          2004
                                                         -----------------------------------------------------------------------
                                                                               Gross               Gross
                                                           Amortized         Unrealized          Unrealized
                                                              Cost             Gains              (Losses)           Fair Value
                                                         -----------------------------------------------------------------------
      Available-for-sale:
        Mortgage-backed securities:
        Governmental National Mortgage
          Association (GNMA)                             $ 17,971,925       $    348,635        $         --        $ 18,320,560
        Federal Home Loan Mortgage
          Association (FHLMC)                              12,307,896            213,109                  --          12,521,005
        Federal National Mortgage
          Association (FNMA)                                7,393,020             96,375                (197)          7,489,198
        United States government agency securities          9,119,872             71,969                  --           9,191,841
        Investments in mutual funds                        13,591,185             30,791                  --          13,621,976
        Other investment securities                        17,008,829            384,857             (12,162)         17,381,524
                                                         -----------------------------------------------------------------------
                                                         $ 77,392,727       $  1,145,736        $    (12,359)       $ 78,526,104
                                                         =======================================================================

      Held-to-maturity:
        Mortgage-backed securities:
          GNMA                                           $    644,935       $     39,636        $         --        $    684,571
          FHLMC                                             5,863,640            159,647                  --           6,023,287
          FNMA                                             15,824,184            524,938                  --          16,349,122
        United States treasury securities                   9,998,210             45,540                  --          10,043,750
        Local government securities                        10,666,860            359,688             (20,268)         11,006,280
        Other investment securities                         1,507,635             44,865                  --           1,552,500
                                                         -----------------------------------------------------------------------
                                                         $ 44,505,464       $  1,174,314        $    (20,268)       $ 45,659,510
                                                         =======================================================================

The amortized cost and fair value at June 30, 2004 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Available-for-sale                      Held to-maturity
                                                         -------------------------------        --------------------------------
                                                          Amortized          Estimated            Amortized          Estimated
                                                             Cost            Fair Value             Cost             Fair Value
                                                         -------------------------------        --------------------------------
      Due in 1 year or less                              $ 30,154,923       $ 30,003,254        $  2,165,404        $  2,184,371
      Due after 1 year through 5 years                     16,987,854         16,780,313           2,668,116           2,733,509
      Due after 5 years through 10 years                    1,500,000          1,500,000           2,391,325           2,457,710
      Due after 10 years                                   11,732,388         11,931,014           3,850,700           3,864,778
                                                         -------------------------------        --------------------------------
                                                           60,375,165         60,214,581          11,075,545          11,240,368
      Mortgage-backed securities                           24,842,810         24,478,751          12,110,354          12,521,704
                                                         -------------------------------        --------------------------------
                                                         $ 85,217,975       $ 84,693,332        $ 23,185,899        $ 23,762,072
                                                         ===============================        ================================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Proceeds from the sale of securities available for sale were $13,585,515, $36,421,869 and $14,442,044 during 2004, 2003 and 2002, respectively. Gross realized gains on these sales were $0, $322,226 and $155,960 and gross realized losses on these sales were $64,797, $13,600 and $53,132 in 2004, 2003 and 2002, respectively.

Securities with an amortized cost of $8.1 million and an estimated fair value of approximately $8.1 million at June 30, 2004 were pledged to various entities and depositors.

The following table shows the fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at June 30, 2004.

                                              Less than 12 months           12 months or longer                 Total
                                           --------------------------   --------------------------   --------------------------
                                               Fair       Unrealized        Fair       Unrealized        Fair       Unrealized
                                               Value       (Losses)         Value       (Losses)         Value       (Losses)
                                           --------------------------   --------------------------   --------------------------
      United States treasury securities    $  7,842,187  $    (67,925)  $         --  $         --   $  7,842,187  $    (67,925)
      United States government
          agency securities                   8,938,125      (139,616)            --            --      8,938,125      (139,616)
      Local government securities             3,232,374       (73,257)       363,125       (12,867)     3,595,499       (86,124)
      Mutual fund investments                30,003,254      (151,669)            --            --     30,003,254      (151,669)
      Other investment securities             5,768,331       (30,383)            --            --      5,768,331       (30,383)
                                           --------------------------   --------------------------   --------------------------
                                           $ 55,784,271  $   (462,850)  $    363,125  $    (12,867)  $ 56,147,396  $   (475,717)
                                           ==========================   ==========================   ==========================

As of June 30, 2004, the investment portfolio included one municipal bond with a current unrealized loss which has existed for longer than one year. The bond resides in the Company's held to maturity portfolio and is an obligation of an Illinois community considered to be an acceptable credit risk. The carrying amount of this bond is not considered permanently impaired as of June 30, 2004 due to the Company's intent and ability to hold it until final maturity and the perceived credit-worthiness of the municipality which is rated A3 (high quality) by Moody's.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3. Loans receivable

Loans receivable at June 30, 2004 and 2003 are summarized as follows:

                                                         2004              2003
                                                    -------------------------------
      First mortgage loans:
        Secured by one to four family residences    $ 164,578,993     $ 191,890,309
        Secured by other properties                   146,452,772       113,115,061
      Home equity and second mortgage loans            38,377,251        36,962,433
      Automobile loans                                 17,755,328        26,291,962
      Commercial business loans                        29,633,251        16,255,976
      Other nonmortgage loans                          39,785,522        35,587,669
                                                    -------------------------------
                                                      436,583,117       420,103,410

      Less:
        Allowance for loan losses (Note 4)              4,316,286         4,615,285
        Undisbursed portion of loans in process           800,838           409,867
        Net unearned premiums on loans                 (1,880,738)       (1,965,046)
        Deferred loan fees                              1,489,237         1,776,151
                                                    -------------------------------
                                                    $ 431,857,494     $ 415,267,153
                                                    ===============================

At June 30, 2004, 2003 and 2002, the Company had nonaccrual loans of $2,991,000, $3,691,000 and $5,106,000, respectively, and restructured loans of $3,691,000, $3,005,000 and $393,000, respectively. Interest income recorded during 2004, 2003 and 2002 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $129,046 in 2004, $238,531 in 2003 and $313,300 in 2002.

Loan servicing: The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. There were no mortgage loans held for sale at June 30, 2004.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $66,713,000, $50,794,000 and $98,772,000 at June 30, 2004, 2003
and 2002, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $477,000, $430,000 and $648,000 at June 30, 2004, 2003 and 2002, respectively.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Concentrations of credit risk: The Company conducts the majority of its loan origination activities in its market area, which includes Northwest and Central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Company has purchased loans outside of its primary lending area. Although the Company has a diversified geographic loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

Loans purchased outside the Company's primary lending area totaled approximately $42.5 million at June 30, 2004, and included approximately $14.2 million in loans that are geographically distributed in the Midwestern United States. The remaining loans are distributed throughout the United States, with the largest geographic concentration in Colorado with $25.4 million.

Included in the totals of loans purchased outside the Company's primary lending area are loans purchased from a mortgage banking firm in Madison, Wisconsin. The Company formerly had an exclusive agreement with this firm, which gave the Company first right of refusal on any real estate loans generated by this firm and which were located primarily in the Madison, Wisconsin area. The exclusive relationship with the mortgage banking firm has been terminated as the Company seeks to emphasize loan originations from its primary markets. The aggregate principal balance of loans purchased from this firm declined to $6.2 million at June 30, 2004 from $20.9 million at June 30, 2003.

The Company's commercial mortgage loan portfolio consists of $81.8 million of commercial real estate loans, $38.5 million of multi-family housing loans, and $26.2 million of construction, land acquisition and development loans as of June 30, 2004.

Note 4. Allowance for Loan Losses

A summary of the allowance for loan losses follows:

                                        2004            2003            2002
                                    -------------------------------------------

      Balance, beginning of year    $ 4,615,285     $ 4,583,897     $ 4,736,738
        Provision for losses          1,225,000       1,730,000       3,835,000
        Charge-offs                  (1,652,716)     (2,064,179)     (4,200,710)
        Recoveries                      128,717         365,567         212,869
                                    -------------------------------------------
      Balance, ending of year       $ 4,316,286     $ 4,615,285     $ 4,583,897
                                    ===========================================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 5. Office Property and Equipment

At June 30, 2004 and 2003, the cost and accumulated depreciation of office property and equipment were as follows:

                                                                        2004           2003
                                                                    --------------------------
      Office property and equipment:
        Land and improvements                                       $ 3,667,038    $ 3,688,053
        Building and improvements                                    13,016,637     12,996,431
        Furniture, fixtures, automobiles, software and equipment      6,985,556      6,503,059
        Deposits on assets not in service                               111,386         10,225
                                                                    --------------------------
            Total cost                                               23,780,617     23,197,768
        Less accumulated depreciation                                10,503,783     10,031,964
                                                                    --------------------------
            Office property and equipment, net                      $13,276,834    $13,165,804
                                                                    ==========================

Depreciation expense on premises, furniture, fixtures, automobiles, software, and equipment was $1,085,977, $1,059,949 and $1,226,043 for fiscal 2004, 2003 and 2002, respectively.

Note 6. Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                2004               2003
                                             -----------------------------

      Loans receivable                       $1,724,717         $1,809,657
      Securities                                505,336            678,803
                                             -----------------------------
                                             $2,230,053         $2,488,460
                                             =============================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 7. Intangible Assets

The gross carrying amount of intangible assets subject to amortization and the associated accumulated amortization at June 30, 2004 is presented in the table below. Amortization expense for intangible assets was $60,482, $398,770 and $428,198 for fiscal 2004, 2003 and 2002, respectively.

                                                                  2004
                                           --------------------------------------------------
                                             Gross                                Unamortized
                                            Carrying          Accumulated          Intangible
                                             Amount           Amortization           Assets
                                           --------------------------------------------------
      Intangible assets:
        Core deposit premium               $  690,140          $  476,044          $  214,096
        Mortgage servicing rights             268,379               8,108             260,271
                                           --------------------------------------------------
                                           $  958,519          $  484,152          $  474,367
                                           ==================================================

                                                                  2003
                                           --------------------------------------------------
                                             Gross                                Unamortized
                                            Carrying          Accumulated          Intangible
                                             Amount           Amortization           Assets
                                           --------------------------------------------------
      Intangible assets:
        Core deposit premium               $  690,140          $  423,670          $  266,470
        Mortgage servicing rights             700,250             700,250                  --
                                           --------------------------------------------------
                                           $1,390,390          $1,123,920          $  266,470
                                           ==================================================

Projections of amortization expense are based on existing asset balances and the existing interest rate environment as of June 30, 2004. What the Company actually experiences may be significantly different depending upon changes in mortgage interest rates and market conditions. The following table shows the estimated future amortization expense for amortizing intangible assets for each of the years ended June 30:

                                                   Core Deposit        Mortgage
                                                      Premium      Servicing Rights     Total
                                                   -------------------------------------------
      2005                                           $ 45,396          $ 34,831       $ 80,227
      2006                                             44,604            40,361         84,965
      2007                                             44,604            35,983         80,587
      2008                                             44,604            30,536         75,140
      2009                                             34,888            25,611         60,499
      Thereafter                                           --            92,949         92,949
                                                     -----------------------------------------
          Total estimated amortization expense       $214,096          $260,271       $474,367
                                                     =========================================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 8. Deposits

At June 30, 2004 and 2003, deposits are summarized as follows:

                                                   2004            2003
                                              ----------------------------

      Noninterest-bearing checking            $ 36,408,235    $ 20,302,813
      Interest-bearing checking accounts        49,338,938      71,453,575
      Money market accounts                     84,521,513      86,910,959
      Savings accounts                          35,862,059      33,958,843
      Certificates of deposit                  223,078,183     236,317,849
                                              ----------------------------
                                              $429,208,928    $448,944,039
                                              ============================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $32.5 million and $24.8 million at June 30, 2004 and 2003, respectively.

At June 30, 2004, the scheduled maturities of certificates of deposit were as follows:

      2005                                                    $114,835,724
      2006                                                      56,117,808
      2007                                                      34,026,398
      2008                                                      16,110,478
      2009                                                       1,852,750
      Thereafter                                                   135,025
                                                              ------------
                                                              $223,078,183
                                                              ============

Interest expense on deposits is summarized as follows:

                                                2004           2003           2002
                                            -----------------------------------------
      Interest-bearing checking accounts    $   113,276    $   140,156    $   463,952
      Money market accounts                     573,890      1,060,596      2,312,702
      Savings accounts                           73,489         92,585        247,323
      Certificates of deposit                 6,966,890      9,770,223     14,912,975
                                            -----------------------------------------
                                            $ 7,727,545    $11,063,560    $17,936,952
                                            =========================================

At June 30, 2004 and 2003, accrued interest payable on deposits totaled $1,197,413 and $1,784,660, respectively.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 9. Advances from FHLB

A summary at June 30, 2004 and 2003 follows:

                                                        Weighted                    Weighted
                                                         Average                     Average
                                                        Interest                    Interest
                                                          Rate           2004         Rate            2003
                                                        -----------------------------------------------------
      FHLB of Des Moines (A)
      Stated maturity in fiscal year ending June 30:
        2004                                                --%     $         --      4.35%      $  9,000,000
        2005                                              3.20        12,500,000      3.20         12,500,000
        2006                                              2.85        17,000,000      3.57          8,000,000
        2007                                              3.35        20,500,000      3.64         12,500,000
        2008 (B)                                          4.98        32,000,000      5.14         29,000,000
        2009 (B)                                          5.21        24,500,000      5.21         24,500,000
      Thereafter (B)                                      5.49         3,000,000      5.49          3,000,000
                                                                    ------------                 ------------
                                                                     109,500,000                   98,500,000
      Amortizing advances (C)                                                 --      5.25          3,886,888
      Fed Funds advance with FHLB (D)                                         --                           --
                                                                    ------------                 ------------
                                                                    $109,500,000                 $102,386,888
                                                                    ============                 ============

(A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 120% of outstanding balances.

(B) Includes FHLB convertible advances. Convertible advances are advances that the FHLB may terminate and require the Company to repay prior to the stated maturity date of the advance. Usage of this type of advance is limited to a range of 10% to 20% of the Company's total assets by the FHLB. At June 30, 2004 $51.0 million of convertible advances with a weighted average interest rate of 5.32% are callable quarterly. At June 30, 2003 the same convertible advances were callable in fiscal 2004 after the expiration of the remaining initial lock-out periods in October 2003.

(C) Amortizing advances are advances that amortize over a 15 year period matched to a weighted average rate of comparable FHLB bonds.

(D) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees, and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During fiscal 2004, the Company's average outstanding balance of Fed Funds Advances was $5.7 million and the interest rate at which these advances repriced ranged from 1.11% to 1.63%. Fed Funds Advances are collateralized as described in (A) above.

At June 30, 2004 and 2003, accrued interest payable on advances from FHLB totaled $9,581 and $10,688, respectively.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 10. Taxes on Income

Taxes on income for the years ended June 30, 2004, 2003 and 2002 were comprised as follows:

                             Current           Deferred           Total
                           -----------------------------------------------

      2004:
        Federal            $ 2,208,000       $   169,000       $ 2,377,000
        State                  391,000            20,000           411,000
                           -----------------------------------------------
                           $ 2,599,000       $   189,000       $ 2,788,000
                           ===============================================

      2003:
        Federal            $ 3,021,000       $  (646,000)      $ 2,375,000
        State                  519,000          (100,000)          419,000
                           -----------------------------------------------
                           $ 3,540,000       $  (746,000)      $ 2,794,000
                           ===============================================

      2002:
        Federal            $ 1,343,000       $    90,000       $ 1,433,000
        State                  249,000            14,000           263,000
                           -----------------------------------------------
                           $ 1,592,000       $   104,000       $ 1,696,000
                           ===============================================

Taxes on income differ from the amounts computed by applying the Federal income tax rate of 34% to earnings from continuing operations before taxes on income for the following reasons:

                                             2004            2003            2002
                                         -------------------------------------------
      Computed "expected" tax expense    $ 2,857,999     $ 2,855,802     $ 1,770,073
      Nontaxable income                     (374,561)       (297,683)       (234,313)
      State income taxes                     227,895         276,540         173,580
      Other, net                              76,667         (40,659)        (13,340)
                                         -------------------------------------------
                                         $ 2,788,000     $ 2,794,000     $ 1,696,000
                                         ===========================================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2004 and 2003 are presented below:

                                                                2004            2003
                                                            ---------------------------
      Deferred tax assets:
        Allowance for loan losses                           $ 1,184,000     $ 1,025,000
        Deferred compensation                                   110,000         140,000
        Accrued vacation pay                                    112,000         120,000
        Deferred directors fees                                 155,000         145,000
        Reserve for uncollected interest                         19,000         127,000
        Unrealized loss on securities available-for-sale        195,000              --
        Other                                                    16,000          51,000
                                                            ---------------------------
              Total gross deferred tax assets                 1,791,000       1,608,000
                                                            ---------------------------

      Deferred tax liabilities:
        FHLB stock dividends                                   (347,000)       (347,000)
        Fixed assets                                           (324,000)       (215,000)
        Mortgage servicing rights                               (97,000)             --
        Unrealized gain on securities available-for-sale             --        (423,000)
        Purchase accounting adjustments                         (80,000)        (99,000)
        Bad debt reserves in excess of base year                     --         (10,000)
                                                            ---------------------------
              Total gross deferred tax liabilities             (848,000)     (1,094,000)
                                                            ---------------------------

              Net deferred tax asset                        $   943,000     $   514,000
                                                            ===========================

Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

Note 11. Employee Benefit Plans

Pension: The Bank is a participant in the Financial Institutions Retirement Fund
(FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. Pension expense for fiscal 2004 and 2003 totaled $686,000 and $340,000, respectively. According to the FIRF valuation as of July 1, 2001, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. Therefore, there was no pension expense in fiscal 2002 because the plan was fully funded.

Profit sharing plan: Bank employees participate in the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the Profit Sharing Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25% of the first 4% of the employee's compensation. The Profit Sharing Plan expense for the years ended June 30, 2004, 2003 and 2002 was $60,489, $51,991 and $48,265,
respectively.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

ESOP: In July 1992, as part of the reorganization to the stock form of ownership, the Bank's Employee Stock Ownership Plan (ESOP) purchased 143,809 shares of the Company's common stock at $3.066 per share, or $441,000, which was funded by a loan from an unaffiliated lender. This loan was repaid in December 1996, and the shares were fully allocated to participants at June 30, 1998. In April 1999, as part of the reorganization and conversion of First Federal Bankshares, M.H.C., the Bank's ESOP purchased 184,450 shares of the Company's common stock at $10 per share, which was funded by a 15-year, 7% loan from the Company. Quarterly principal payments of $30,742 commenced on June 30, 1999. All employees meeting the age and service requirements are eligible to participate in the ESOP. Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100% vested after five years of service. The ESOP is accounted for under Employers' Accounting for Employee Stock Ownership Plans (SOP 93-6). Dividends paid on unallocated shares reduce the Company's cash contributions to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation.

At June 30, 2004 and 2003, allocated shares were 159,530 and 156,234, respectively. Shares committed to be released were 7,072 and 7,118, respectively. The fair value of the 104,471 and 118,570 unallocated shares was approximately $2.4 million and $2.1 million, respectively.

Plan expense was $311,288, $217,928 and $180,581 for the years ended June 30, 2004, 2003 and 2002, respectively. Interest expense was $88,590, $96,959 and $105,566 on the Plan's borrowing for the years ended June 30, 2004, 2003 and 2002, respectively.

Stock options: The Company's 1992 stock option plan permitted the board of directors to grant options to purchase up to 124,510 shares of the Company's $0.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

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

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Changes in options outstanding and exercisable during 2004, 2003 and 2002 were as follows:

                                   Exercisable        Outstanding          Option Price
                                     Options            Options              Per Share
                                   ------------------------------------------------------
      June 30, 2001                   73,991            262,390           3.066 - 20.341
        Granted                           --              2,000                11.00
        Forfeited                       (500)           (22,200)               9.00
        Vested                        47,000                 --            7.6875 - 9.25
        Exchange of shares              (335)              (335)               12.00
        Exercised                    (21,577)           (21,577)           3.066 - 9.25
                                   ----------------------------
      June 30, 2002                   98,579            220,278           3.066 - 20.341
        Granted                           --             25,000            13.80 - 14.41
        Forfeited                       (200)            (7,500)               9.00
        Vested                        40,200                 --           7.6875 - 11.00
        Exchange of shares              (902)              (902)           13.00 - 15.70
        Exercised                    (25,746)           (25,746)           3.066 - 11.00
                                   ----------------------------
      June 30, 2003                  111,931            211,130           7.6875 - 20.341
        Granted                           --              5,000            20.85 - 22.00
        Forfeited                     (1,647)            (3,047)           9.25 - 20.341
        Vested                        41,699                 --           7.6875 - 14.41
        Exercised                    (42,405)           (42,405)          7.6875 - 11.00
                                   ----------------------------
      June 30, 2004                  109,578            170,678           7.6875 - 22.00
                                   ============================

The weighted-average fair value per option of options granted during fiscal years 2004, 2003 and 2002 was $6.09, $3.63 and $2.84, respectively.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Recognition and retention plan: In October 1999, the Company established the 1999 Recognition and Retention Plan (RRP) for certain executive officers. The Company contributed funds to the RRP to acquire 79,050 or 3% of the shares of common stock sold in April 1999. The shares of stock vest over a five year period. RRP expense for the years ended June 30, 2004, 2003 and 2002 was $28,590, $80,235 and $106,735, respectively.

Changes in the number of recognition and retention plan shares awarded under the Plan and yet to vest were as follows:

      June 30, 2001                                                56,800
        Granted                                                     7,000
        Forfeited                                                  (7,200)
        Vested                                                    (14,200)
                                                                  -------
      June 30, 2002                                                42,400
        Granted                                                     2,000
        Forfeited                                                  (2,200)
        Vested                                                    (13,200)
                                                                  -------
      June 30, 2003                                                29,000
        Granted                                                        --
        Forfeited                                                  (2,800)
        Vested                                                    (11,800)
                                                                  -------
      June 30, 2004                                                14,400
                                                                  =======

Note 12. Related Party Transactions

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $1.5 million and $1.2 million, respectively, at June 30, 2004 and 2003. During the year ended June 30, 2004, total principal additions were $384,000 and total principal payments were $69,000.

Deposits from related parties held by the Bank at June 30, 2004 and 2003 amounted to $8.8 million and $4.0 million, respectively.

Note 13. Stockholders' Equity

Regulatory capital requirements: The Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and the capital regulations of the Office of Thrift Supervision (OTS) promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% leverage capital ratio, and a minimum 8% risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

The Bank met all regulatory capital requirements at June 30, 2004 and 2003.

The Bank's actual and required capital amounts and ratios as of June 30, 2004 are presented in the following table:

                                                                                                 To Be Well
                                                                                             Capitalized Under
                                                                     For Capital             Prompt Corrective
                                            Actual                Adequacy Purposes          Action Provisions
                                    ----------------------     ----------------------     ----------------------
                                       Amount       Ratio         Amount        Ratio        Amount       Ratio
                                    ----------------------------------------------------------------------------
      Tangible capital              $47,689,000      8.01%     $ 8,934,000      1.50%     $        --        --%
      Tier 1 leverage (core)         47,689,000      8.01       17,867,000      3.00       29,779,000      5.00
      Tier 1 risk-based capital      47,689,000     10.93       17,280,000      4.00       25,919,000      6.00
      Risk-based capital             52,005,000     11.92       34,905,000      8.00       43,631,000     10.00

Retained earnings at June 30, 2004 included approximately $9,165,000, which constitute allocations to bad debt reserves for Federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

Dividends and restrictions thereon: In July 1992, the Bank converted from a mutual to a stock organization through the formation of a Mutual Holding Company. In April 1999, the Mutual Holding Company converted to a stock organization.

The 1992 and 1999 Plans of Conversion provided for the establishment of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

      1. The sum of the Mutual Holding Company's ownership interests in the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final offering circular, and the amount of any dividends waived by the Mutual Holding Company.

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

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

Note 14. Financial Instruments with Off-balance Sheet Risk

The Company is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the consolidated financial statements.

At June 30, 2004 and 2003, the Company had commitments to originate and purchase loans approximating $50,693,000 and $44,442,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

The Company had approved, but unused, consumer lines of credit of approximately $18,027,000 and $7,905,000 at June 30, 2004 and 2003, respectively. The Company had approved, but unused, commercial lines of credit of approximately $13,924,000 and $7,561,000 at June 30, 2004 and 2003, respectively.

At June 30, 2004 and 2003, the Company had commitments to sell loans approximating $4,565,000 and $2,212,000, respectively.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 15. Fair Value of Financial Instruments

The estimated fair values of Company's financial instruments (as described in note 1) were as follows:

                                                                   2004                                 2003
                                                     --------------------------------     --------------------------------
                                                        Carrying                             Carrying
                                                         Amount           Fair Value          Amount           Fair Value
                                                     ---------------------------------------------------------------------
      Financial assets:
        Cash and due from banks                      $  16,574,986      $  16,574,986     $  34,006,405      $  34,006,405
        Interest-bearing deposits in other
          financial institutions                         2,282,875          2,282,875           280,548            280,548
        Investment securities available-for-sale        84,693,332         84,693,332        78,526,104         78,526,104
        Investment securities held-to-maturity          23,185,899         23,762,072        44,505,464         45,659,510
        Loans receivable, net                          431,857,494        427,438,000       415,267,153        422,213,000
        FHLB stock                                       6,096,100          6,096,100         5,707,300          5,707,300
        Accrued interest receivable                      2,230,053          2,230,053         2,488,460          2,488,460

      Financial liabilities:
        Deposits                                     $ 429,208,928      $ 432,972,000     $ 448,944,039      $ 456,585,000
        Advances from FHLB and other borrowings        109,886,261        113,174,000       102,386,888        111,368,000
        Advance payments by borrowers for
          taxes and insurance                            1,119,486          1,119,486         1,458,955          1,458,955
        Accrued interest payable                         1,206,994          1,206,994         1,795,348          1,795,348

                                                                   2004                                 2003
                                                     --------------------------------     --------------------------------
                                                         Notional        Unrealized          Notional         Unrealized
                                                          Amount         Gain (loss)          Amount          Gain (loss)
                                                     ---------------------------------------------------------------------
      Off-balance-sheet assets (liabilities):
        Commitments to extend credit                 $  50,693,000      $          --     $  44,442,000      $          --
        Consumer lines of credit                        18,027,000                 --         7,905,000                 --
        Commercial lines of credit                      13,924,000                 --         7,561,000                 --
        Commitments to sell loans                       (4,565,000)                --        (2,212,000)                --

Note 16. Contingencies

The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of its operations.

Note 17. Subsequent event

On June 29, 2004, First Federal Bank, a wholly-owned subsidiary of the Company, and Iowa State Bank, Orange City, Iowa entered into a definitive agreement providing for the sale of the Bank's branch offices located in Orange City, Iowa and Sheldon, Iowa. The transaction is expected to be completed on or about September 20, 2004. Deposits totaling approximately $27.9 million and loans totaling approximately $17.1 million are included in the sale. The gain on the sale of such branches is expected to range from $2.0 million to $2.5 million.

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 18. Parent Company Financial Information

Condensed statements of financial condition at June 30, 2004 and 2003 and condensed statements of income and cash flows for the years ended June 30, 2004, 2003 and 2002 are shown below for First Federal Bankshares, Inc.:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                          2004              2003
      ASSETS
        Cash deposited at First Federal Bank                                          $  3,366,634      $  1,901,009
        Interest-bearing deposits in other financial institutions                          316,167           454,423
                                                                                      ------------------------------
              Cash and cash equivalents                                                  3,682,801         2,355,432

        Investment securities available-for-sale at fair value                             700,300           646,671
        Loans receivable, net                                                            1,329,806         1,454,362
        Investment in subsidiaries                                                      65,770,034        65,296,504
        Refundable income taxes                                                             99,371            37,816
        Other assets                                                                        19,604            15,217
                                                                                      ------------------------------
              Total assets                                                            $ 71,601,916      $ 69,806,002
                                                                                      ==============================

      LIABILITIES AND STOCKHOLDERS' EQUITY

      LIABILITIES
        Deferred tax liability                                                        $     74,000      $     64,000
        Accrued expenses and other liabilities                                              70,194            80,637
                                                                                      ------------------------------
              Total liabilities                                                            144,194           144,637
                                                                                      ------------------------------

      STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value, authorized 1,000,000 shares; issued none               --                --
        Common stock, $.01 par value, authorized 12,000,000 shares;
          issued and outstanding 2004 4,939,262 shares; 2003 4,896,857 shares               49,393            48,969
        Additional paid-in capital                                                      37,086,235        36,537,133
        Retained earnings                                                               52,240,273        47,900,781
        Treasury stock                                                                 (16,519,093)      (14,264,674)
        Accumulated other comprehensive income (loss), net unrealized
          gain (loss) on securities available-for-sale                                    (329,644)          710,378
        Unearned ESOP                                                                   (1,044,710)       (1,185,700)
        Unearned RRP                                                                       (24,732)          (85,522)
                                                                                      ------------------------------
              Total stockholders' equity                                                71,457,722        69,661,365
                                                                                      ------------------------------

              Total liabilities and stockholders' equity                              $ 71,601,916      $ 69,806,002
                                                                                      ==============================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                         CONDENSED STATEMENTS OF INCOME

                                                           2004             2003             2002
                                                       ---------------------------------------------
      Interest income:
        Loans receivable                               $   113,802      $   100,677      $   105,566
        Investment securities                               46,798           45,743          105,842
        Other interest-earning assets                       45,041           10,326           12,203
      Gain (loss) on sale of investment securities              --          221,143          (25,332)
      Other income                                          34,420               --               --
      Other general and administrative expenses           (307,572)        (409,753)        (367,717)
                                                       ---------------------------------------------
              (Losses) before income taxes                 (67,511)         (31,864)        (169,438)
      Taxes on income                                       28,000           10,000           72,000
                                                       ---------------------------------------------
              (Losses) before subsidiary income            (39,511)         (21,864)         (97,438)
      Equity in earnings of subsidiaries                 5,657,391        5,627,281        3,607,486
                                                       ---------------------------------------------
              Net income                               $ 5,617,880      $ 5,605,417      $ 3,510,048
                                                       =============================================

FIRST FEDERAL BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                               2004              2003              2002
                                                                           ------------------------------------------------
      CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                         $  5,617,880      $  5,605,417      $  3,510,098
        Adjustments to net income:
          Equity in earnings of subsidiaries                                 (5,657,391)       (5,627,281)       (3,607,486)
          Net (gain) loss on sale of securities available-for-sale                   --          (221,143)           25,332
          Increase (decrease) in income tax payable                             (61,555)          (16,823)           27,264
          (Increase) decrease in other assets                                    (4,387)              620            42,849
          Amortization of premiums and discounts                                 (3,029)           53,915            66,236
          Decrease in accrued interest receivable                                    --                --            12,498
          Increase (decrease) in accrued expense and other liabilities          (10,443)           32,973            21,376
                                                                           ------------------------------------------------
              Net cash provided by (used in)
                operating activities                                           (118,925)         (172,322)           98,167
                                                                           ------------------------------------------------

      CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from sale of securities available-for-sale                          --         2,646,855         2,960,168
        Purchase of investment securities available-for-sale                         --           (17,823)       (2,867,021)
        (Increase) decrease in loans receivable                                 124,556           (23,337)          122,966
        Dividends received from subsidiaries                                  4,443,117         7,435,426         4,545,536
                                                                           ------------------------------------------------
              Net cash provided by investing activities                       4,567,673        10,041,121         4,761,649
                                                                           ------------------------------------------------

      CASH FLOWS FROM FINANCING ACTIVITIES
        Net proceeds from issuance of common stock                              386,228           206,550           140,993
        Purchase of common stock                                             (2,229,219)       (6,685,228)       (4,772,014)
        Cash dividends paid                                                  (1,278,388)       (1,246,935)       (1,325,334)
                                                                           ------------------------------------------------
              Net cash provided by (used in)
                financing activities                                         (3,121,379)       (7,725,613)       (5,956,355)
                                                                           ------------------------------------------------

              Net increase (decrease) in cash and
                cash equivalents                                              1,327,369         2,143,186        (1,096,539)

      CASH AND CASH EQUIVALENTS
        Beginning                                                             2,355,432           212,246         1,308,785
                                                                           ------------------------------------------------
        Ending                                                             $  3,682,801      $  2,355,432      $    212,246
                                                                           ================================================