Form 10-K, Exhibit 13
period 2005-06-30
FIRST FEDERAL BANKSHARES INC
filed 2005-09-13
CIK 1075348

ANNUAL REPORT


                                [PHOTO OMITTED]




                                                         2005
                                                         Earning your trust
                                                         every penny of the way.



                                                                [LOGO]First
                                                                Federal
                                                                BANKSHARES, INC.

HIGHLIGHTS


Annual Report



o 33% increase in Annual Dividends

o 24% decrease in Outstanding Shares

o 36% increase in Book Value per Share



                               [GRAPHIC OMITTED]

                           Comments From The Chairman
                                [PHOTO OMITTED]

In the past two years we have been discussing our progress in realigning our balance sheet asset mix. The shift from longer-term residential loans to shorter-term commercial real estate and business loans was undertaken in order to improve our net interest margin and to better manage interest-rate risk. The "Analysis of Loan Portfolio" section of this report shows the shift that has occurred over the past five years. Commercial real estate and business loans made up more than 50% of our loan portfolio at June 30, 2005, compared to only 37% at June 30, 2001.

      The loan-loss reserve allowance has been significantly increased to better match the inherent risk involved with commercial lending. More specifically, additional reserves were provided on two commercial loans presently in the portfolio that have a risk concern, even though they are presently performing loans.

      The "Non-performing Assets" table in the report shows a reduction in non-performing assets to $1.8 million at June 30, 2005, from levels in excess of $5.0 million for 2004, 2003, and 2002.

      This year the offices in Orange City and Sheldon, Iowa, were sold, and a new office was opened in Johnston, Iowa, a suburb of Des Moines. We feel that the strategy of branching in the Des Moines metro area offers opportunities for retail and commercial expansion. During fiscal 2006 we plan to build a new office in Newton, Iowa, which will replace the two existing offices in order to provide operational efficiencies and improve customer service in Newton.

      Other areas we are highlighting this coming year are expense control and improved efficiencies throughout the organization. Our business plan contains a variety of strategies to address these areas.

      Equity Services, Inc., our real estate development subsidiary, is completing the sale of the final units in Brookshire Condominiums, a 22-unit project located in the southeast part of Sioux City. A new 20-unit condominium project in Dakota Dunes, South Dakota, is just getting underway. Sioux Financial Co., a subsidiary that owns two abstract companies in northwest Iowa, and First Federal Financial Services, a service division of First Federal Bank that provides non-insured investment products to its customers, have completed a successful year and added significantly to the Company's non-interest income.

      The cash dividend to our shareholders increased to 10 cents per share per quarter this year, and the Company's book value per share increased to $19.81.

      The management team is committed to increase core deposit balances. We have a variety of competitive products that we will stress in future marketing campaigns.

      "Welcome" to Ronald Jorgensen, our newest Board member, who was appointed in July. Mr. Jorgensen brings an abundance of financial and commercial lending background to our organization.

      We strive to improve in those areas that need special attention, and "Thank you, our shareholders, for your support."


/S/ Barry Backhaus

Barry Backhaus,
Chairman, President, and CEO

LOCATIONS


Bank

                                                Grinnell, IA
                                                1025 Main St

                                                Johnston, IA
   [PHOTO OMITTED]                              5260 NW 86th St

Grinnell - Branch Manager                       Le Mars, IA
Rich Gogg (left) helped                         301 Plymouth St NW
Grinnell Private
Investment Corporation                          Monroe, IA
President Jim Ramsey                            108 E Washington
(right) finance the
restoration of the Strand                       Newton, IA
Theatre.                                        123 W 2nd St N
                                                1907 1st Ave E

                                                Onawa, IA
                                                921 Iowa Ave

                    [PHOTO OMITTED]             Sioux City, IA
                                                329 Pierce St
                                                924 Pierce St
               Johnston - Branch Manager        3839 Indian Hills Dr
               Heather Wilson (left)            4211 Morningside Ave
               helped Barb Brodie (right)       4701 Singing Hills Blvd
               make her dream of owning a       2727 Hamilton Blvd
               Planet Sub(R) franchise
               come true.                       South Sioux City, NE
                                                2738 Cornhusker Dr

                                                West Des Moines, IA
                                                3900 Westown Pkwy


         [PHOTO OMITTED]     Sioux City - Commercial Relationship
                             Managers Erin Hoekstra (left) and Kevin Owens analyze their clients' account activity data with Vice President, Commercial Banking,
                             Cindy Aspeotis (right).

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

-----------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share amounts
-----------------------------------------------------------------------------------------------------------
Financial Condition at June 30                     2005         2004         2003        2002        2001
                                                ---------    ---------    ---------   ---------   ---------
Total assets                                    $ 586,813      615,522      627,879     650,757     660,124
Securities available-for-sale                      49,978       84,693       78,526      92,313      87,598
Securities held-to-maturity                        18,197       23,186       44,505      63,295      22,725
Loans receivable, net                             433,634      431,857      415,267     418,382     417,898
Office property and equipment, net                 13,109       13,277       13,166      13,770      14,686
Federal Home Loan Bank (FHLB) stock, at cost        5,762        6,096        5,707       5,038       9,469
Goodwill                                           18,417       18,524       18,524      18,524      18,524
Deposits                                          407,562      429,209      448,944     472,648     488,708
Advances from FHLB and other borrowings           104,564      109,886      102,387      99,065      89,118
Stockholders' equity                               70,295       71,458       69,661      71,263      72,587

Operations Data for Years Ended June 30
Total interest income                              29,226       30,526    $  35,117      40,020      50,578
Total interest expense                             11,839       12,666       16,122      22,947      32,271
                                                ---------    ---------    ---------   ---------   ---------
      Net interest income                          17,387       17,860       18,995      17,073      18,307
Provision for losses on loans                       2,985        1,225        1,730       3,835       5,155
                                                ---------    ---------    ---------   ---------   ---------
      Net interest income after provision for
         losses on loans                           14,402       16,635       17,265      13,238      13,152
                                                ---------    ---------    ---------   ---------   ---------
Noninterest income:
      Service charges on deposit accounts           3,585        3,931        3,702       3,024       2,712

      Service charges on loans                        466          670          940       1,064         415
      Gain on sale of bank branch offices           2,185           --           --         165          --
      Gain on sale of real estate held for             60          150           19         331         282
      development
      Net gain (loss) on sale of securities          (121)         (65)         309         103       1,583
      Gain on sale of loans                           760        1,612        1,544       1,289         905

      Real estate related activities                  705        1,274        1,509       1,453       1,206
      Other income                                  1,622        1,792        1,773       1,599       1,306
                                                ---------    ---------    ---------   ---------   ---------
      Total noninterest income                      9,262        9,364        9,796       9,028       8,409
                                                ---------    ---------    ---------   ---------   ---------
Noninterest expense:
      Compensation and benefits                    10,135       10,402       10,215       9,400       8,605
      Office property and equipment                 2,591        2,542        2,666       2,544       2,419
      Amortization of goodwill                         --           --           --          --         844
      Other noninterest expense                     4,910        4,649        5,781       5,116       4,923

                                                ---------    ---------    ---------   ---------   ---------
      Total noninterest expense                    17,636       17,593       18,662      17,060      16,791
                                                ---------    ---------    ---------   ---------   ---------
      Earnings before income taxes                  6,028        8,406        8,399       5,206       4,770
Income taxes                                        1,815        2,788        2,794       1,696       1,764
                                                ---------    ---------    ---------   ---------   ---------
Net earnings                                        4,213        5,618        5,605       3,510       3,006
                                                =========    =========    =========   =========   =========
Earnings per share:
      Basic earnings per share                  $    1.19         1.54         1.44        0.85        0.68
                                                =========    =========    =========   =========   =========
      Diluted earnings per share                $    1.16         1.50         1.41        0.83        0.67
                                                =========    =========    =========   =========   =========
"Adjusted" earnings per share (1)
      Basic earnings per share                  $    1.19         1.54         1.44        0.85        0.87
                                                =========    =========    =========   =========   =========
      Diluted earnings per share                $    1.16         1.50         1.41        0.83        0.86
                                                =========    =========    =========   =========   =========
Cash dividends declared per common share        $    0.40         0.35         0.32        0.32        0.32
                                                =========    =========    =========   =========   =========

-----------------------------------------------
     (1) "Adjusted" earnings exclude amortization of goodwill.

Key Financial Ratios and Other Data at or for the Years Ended June 30

                                                2005      2004        2003      2002        2001
                                             ---------  ---------  ---------  ---------  ---------
Performance Ratios:
Return on assets (net income divided
      by average total assets)                  0.72%      0.89%      0.88%      0.54%      0.43%
Return on equity (net income divided
      by average equity)                        5.87       7.93       7.91       4.89       4.16
Average net interest rate spread (1)            3.06       3.06       3.27       2.75       2.46
Net yield on average interest-earning
      assets (2)                                3.34       3.24       3.42       2.99       2.83
Net interest income after provision for
      loan losses to total other expenses      81.66      94.56      92.51      77.60      78.33
Average interest-earning assets to
      average interest-bearing liabilities    112.45     107.96     105.21     106.04     107.48

Asset Quality Ratios:
Nonperforming loans to total loans              0.37       0.99       1.13       1.48       0.64
Nonperforming loans to total assets             0.28       0.70       0.75       0.95       0.40
Nonperforming assets as a percentage
      of total assets (3)                       0.30       0.81       0.81       1.01       0.42
Nonperforming loans and real estate
      owned to total loans and real
      estate owned                              0.41       1.16       1.23       1.58       0.67
Allowance for loan losses to total loans        1.53       0.99       1.10       1.08       1.12

Capital, Equity and Dividend Ratios:
Tangible capital (4)                            8.38       8.01       7.65       7.62       7.60
Core capital (4)                                8.38       8.01       7.65       7.62       7.60
Risk-based capital (4)                         12.24      11.92      12.64      12.66      13.25
Average equity to average assets ratio         12.30      11.26      11.50      11.11      10.22
Dividend payout ratio                          33.61      22.73      22.22      37.65      47.06

Other Data:
Book value per common share                  $ 19.81    $ 19.10    $ 18.29    $ 16.95    $ 15.95
Number of full-service offices                    14         15         15         15         17

------------------------------------------------------------------------------------------------

(1) Represents the difference between the average tax-equivalent yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Represents net interest income, tax-effected, as a percentage of average interest-earning assets.
(3) Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more and foreclosed assets, but do not include restructured loans.
(4)   End of period ratio.

Quarterly Financial Data:
Dollars in thousands, except per share amounts

                                              June      March   December  September
          Three Months Ended                  2005       2005      2004      2004
          ------------------                -------    -------   -------   -------
Interest income                             $ 7,588      7,331     7,044     7,263
Interest expense                              3,239      2,931     2,783     2,886
                                            -------    -------   -------   -------
      Net interest income                     4,349      4,400     4,261     4,377
Provision for losses on loans (1)             1,990        130       105       760
                                            -------    -------   -------   -------
      Net interest income after provision     2,359      4,270     4,156     3,617
Noninterest income                            1,774      1,595     1,862     4,031
Noninterest expense                           4,110      4,570     4,602     4,354
                                            -------    -------   -------   -------
      Earnings before income taxes               23      1,295     1,416     3,294
Income taxes                                   (149)       397       430     1,137
                                            -------    -------   -------   -------
      Net earnings                          $   172        898       986     2,157
                                            =======    =======   =======   =======


Earnings per share:
      Basic                                 $  0.05       0.25      0.28      0.60
                                            =======    =======   =======   =======
      Diluted                               $  0.05       0.25      0.27      0.58
                                            =======    =======   =======   =======

(1) As a result of the Company's periodic review of the credit quality of the loan portfolio during the June 2005 quarter, management concluded that additional loss reserves totaling $2.0 million were required primarily against the previously classified loans of two commercial borrowers.

                                              June     March   December  September
          Three Months Ended                  2005      2005      2004      2004
          ------------------                -------   -------   -------   -------
Interest income                             $ 7,171     7,629     7,764     7,962
Interest expense                              2,978     3,106     3,227     3,355
                                            -------   -------   -------   -------
      Net interest income                     4,193     4,523     4,537     4,607
Provision for losses on loans                   150       450       100       525
                                            -------   -------   -------   -------
      Net interest income after provision     4,043     4,073     4,437     4,082
Noninterest income                            2,207     2,759     2,051     2,347
Noninterest expense                           4,520     4,568     4,401     4,104
                                            -------   -------   -------   -------
      Earnings before income taxes            1,730     2,264     2,087     2,325
Income taxes                                    577       751       673       787
                                            -------   -------   -------   -------
      Net earnings                          $ 1,153     1,513     1,414     1,538
                                            =======   =======   =======   =======


Earnings per share:
      Basic                                 $  0.32      0.41      0.39      0.42
                                            =======   =======   =======   =======
      Diluted                               $  0.31      0.40      0.38      0.41
                                            =======   =======   =======   =======

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

General

First Federal Bankshares, Inc. was organized under Delaware law in December 1998 by First Federal Bank (the "Bank") to be the savings and loan holding company of the Bank in connection with the Bank's April 13, 1999 conversion from mutual holding company form to the stock form of ownership (the "Conversion"). The Company's principal activity consists of ownership of all of the stock in the Bank. The net income of the Company is primarily derived from the operations of the Bank. In addition to the Bank, the Company owns Equity Services, Inc., a real estate development company. The Bank is a federally chartered stock savings bank headquartered in Sioux City, Iowa. The Bank is the successor of First Federal Savings and Loan Association of Sioux City, which was founded in 1923. The Company's results of operations are primarily dependent on its net interest income. Net interest income is the difference between interest income earned on loans and investment securities and interest expense paid on deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, advertising expense, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

Business Strategy

The Company is dedicated to maximizing shareholder value through a strong focus on customer service provided by well-trained and motivated employees. The Company seeks to accomplish this goal by: (1) emphasizing strong credit quality;
(2)  focusing on  profitable  commercial  banking  growth;  (3)  developing  and implementing programs designed to enhance the Company's sales culture; (4) increasing the profitability of the Bank's branch network and further investing in metro Des Moines markets; (5) developing specific marketing and incentive programs that emphasize core deposit growth and retention; and, (6) improving efficiency through cost containment, appropriate staffing and enhanced technology.

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

                                                                             Years Ended June 30

                                                    2005                           2004                         2003
                                        --------------------------------------------------------------------------------------------
                                        |                               |                              |                           |
                              Rate at
                              June 30,  Average                Average    Average             Average   Average            Average
                                2005    Balance   Interest    Yield/Cost  Balance  Interest  Yield/Cost Balance  Interest Yield/Cost
                                ----    -------   --------    ----------  -------  --------  ------------------  -------------------
                                                                       (Dollars in Thousands)

Interest-earning assets:
     Loans receivable (1)       6.05%  $ 434,029      25,845     5.95%    446,030   26,582      5.96%   414,171    29,129    7.03%
     Investment securities (2)  4.30%     87,157       3,467     3.98%    108,479    4,158      3.83%   144,552     6,184    4.28%\
     Short-term investments
         and other interest-
         earning assets (3)     2.87%      6,956         173     2.49%      5,134       39      0.77%     4,403        46    1.04%
                                ----     -------      ------     ----     -------   ------      ----    -------    ------    ----
Total interest-earning
     Assets                     5.65%    528,142      29,485     5.58%    559,643   30,779      5.50%   563,126    35,359    6.28%
                                ----                  ------     ----               ------      ----               ------    ----
Noninterest-earning assets                55,737                           69,026                        71,801
                                         -------                          -------                       -------
TOTAL ASSETS                                       $ 583,879              628,669                       634,927
                                                   =========              =======                       =======
Interest-bearing liabilities:
     Deposits                   2.37%  $ 362,351       7,231     2.00%    401,800    7,728      1.92%   429,330    11,064    2.58%
     Borrowings                 4.33%    107,315       4,608     4.29%    116,596    4,938      4.24%   105,912     5,085    4.78%
                                ----     -------      ------     ----     -------   ------      ----    -------    ------    ----
Total interest-bearing
     Liabilities                2.80%    469,666      11,839     2.52%    518,396   12,666      2.44%   535,242    16,122    3.01%
                                ----                  ------     ----               ------      ----               ------    ----
Noninterest-bearing:
     Deposits                             38,055                           34,405                        21,976
     Liabilities                           4,351                            5,104                         6,845
                                         -------                          -------                       -------
TOTAL LIABILITIES                        512,072                          557,905                       564,063
Stockholders' equity                      71,807                           70,764                        70,864
                                         -------                          -------                       -------
TOTAL LIABILITIES
     AND STOCK-
     HOLDERS' EQUITY                   $ 583,879                          628,669                       634,927
                                       =========                          =======                       =======
Net interest income (2)                            $  17,646                        18,113                         19,237
Interest rate spread (4)        2.85%                            3.06%                          3.06%                        3.27%
                                                               ======                         ======                       ======
Net yield on average
     interest-earning assets(5) 3.18%                            3.34%                          3.24%                        3.42%
                                                               ======                         ======                       ======
Ratio of average interest-
     earning assets to
     average interest-
     bearing liabilities                                       112.45%                        107.96%                      105.21%
                                                               ======                         ======                       ======
----------------------------------------------------------------------------------------------------------------------------------

(1) Average balances include nonaccrual loans. Interest income includes loan fees which are not material.
(2)   Investment securities income and yields are tax-effected.
(3)   Includes interest-earning deposits in other financial institutions.
(4)   Interest  rate  spread  represents  the  difference  between  the  average tax-equivalent yield on interest-earning assets and the average interest-bearing liabilities. cost of interest-bearing liabilities.
(5) Net yield on average interest-earning assets represents net interest income, tax-effected, as a percentage of average interest-earning assets.

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

                                                                       Years Ended June 30
                                                   2005 vs. 2004                                   2004 vs. 2003
                                    --------------------------------------------    --------------------------------------------
                                    --------------------------------                --------------------------------
                                    | Increase (Decrease) Due To   |      TOTAL     |  Increase (Decrease) Due To   |    TOTAL

                                                             RATE/      INCREASE                             RATE/      INCREASE
                                     VOLUME       RATE       VOLUME    (DECREASE)    VOLUME       RATE       VOLUME    (DECREASE)
                                    --------    --------    --------    --------    --------    --------    --------    --------
                                                                           (In Thousands)
Interest income:
    Loans receivable                $   (715)        (45)         23    $   (737)   $  2,240      (4,432)       (355)   $ (2,547)
    Investment securities               (817)        163         (37)       (691)     (1,544)       (650)        168      (2,026)
    Other interest-earning assets         14          88          32         134           8         (12)         (3)         (7)
                                    --------    --------    --------    --------    --------    --------    --------    --------
  Total interest-earning assets       (1,518)        206          18      (1,294)        704      (5,094)       (190)     (4,580)
                                    --------    --------    --------    --------    --------    --------    --------    --------

Interest expense:
    Deposits                            (757)        321         (61)       (497)       (710)     (2,834)        208      (3,336)
    Borrowings                          (394)         58           6        (330)        511        (572)        (59)       (120)
                                    --------    --------    --------    --------    --------    --------    --------    --------
Total interest-bearing                (1,151)        379         (55)       (827)       (199)     (3,406)        149      (3,456)
                                    --------    --------    --------    --------    --------    --------    --------    --------

Net change in net interest income   $   (367)       (173)         73    $   (467)   $    903      (1,688)       (339)   $ (1,124)
                                    ========    ========    ========    ========    ========    ========    ========    ========

Overview

The Company sold two branch offices located in rural communities of northwest Iowa in September 2004 resulting in a pre-tax gain of $2.2 million on the sale for fiscal 2005. In March 2005, the Company opened a new branch office in Johnston, Iowa which is close to the Des Moines, Iowa, metropolitan area. Management believes that branching in the metro Des Moines market area offers increased opportunities for the expansion of its retail and commercial services in that rapidly growing area. The Company recorded net earnings of $4.2 million in fiscal 2005, a decrease of $1.4 million from net earnings of $5.6 million in fiscal 2004. Fiscal 2005 earnings were negatively impacted by an increase of $1.8 million in provision for loan loss expense and a reduction in net interest income due primarily to the Company's smaller asset base after the branch sales. Although the Federal Reserve Board increased short-term market interest rates steadily during fiscal 2005, longer-term rates remained at historically low levels. This flattened yield curve negatively impacted pricing on longer-term real estate loans. Consequently, the average yield on loans of 5.95% in fiscal 2005 was little-changed from the average yield on loans of 5.96% in fiscal 2004.

Financial Condition

Total assets decreased by $28.7 million, or 4.7%, to $586.8 million at June 30, 2005 from $615.5 million at June 30, 2004, primarily due to the sale of the two branch offices in September 2004. In the sale, the purchaser assumed deposits of $27.1 million and acquired loans totaling $17.0 million in addition to the branch office buildings and certain furniture and equipment. The Company funded the transfer of the deposit liabilities with proceeds from sales and maturities of investment securities. The balance of securities available-for-sale decreased by $34.7 million, or 41.0%, to $50.0 million at June 30, 2005 from $84.7 million at June 30, 2004 while the balance of securities held-to-maturity decreased by $5.0 million, or 21.5%, to $18.2 million at June 30, 2005 from $23.2 million at June 30, 2004. Net loans increased by $1.8 million, or 0.4%, to $433.6 million at June 30, 2005 from $431.8 million at June 30, 2004. The Company replaced the residential and consumer loans sold in the branch office sale with commercial real estate and business loans, increasing the percentage of the net loan portfolio comprised by commercial real estate and business loans to 50.1% at June 30, 2005 from 40.8% at June 30, 2004.

Deposits decreased by $21.6 million, or 5.0%, to $407.6 million at June 30, 2005 from $429.2 million at June 30, 2004 primarily due to the transfer of $27.1 million of deposits in the branch office sale. In response to the increase in market interest rates during fiscal 2005, the Company increased rates on certain deposit products; introduced products designed to attract core deposits in the higher market interest rate environment; and, offered premium-rate certificates of deposit in order to generate and retain deposits, maintain adequate liquidity and meet certain asset/liability management objectives. The balance of advances from FHLB and other borrowings decreased by $5.3 million, or 4.8%, to $104.6 million at June 30, 2005 from $109.9 million at June 30, 2004 as liquid funds were available to fund FHLB advance maturities. Stockholders' equity decreased by $1.2 million, or 1.6%, to $70.3 million at June 30, 2005 from $71.5 million at June 30, 2004. The decrease in stockholders' equity was largely due to stock repurchases. Under a stock repurchase program announced in August 2003 the Company repurchased 236,000 shares of Company common stock at a cost of $5.3 million, or $22.24 per share, in fiscal 2005. The current repurchase program authorizes an additional repurchase of up to 81,000 issued and outstanding shares. Management believes that stock repurchases are an appropriate deployment of a portion of the Company's capital that enhances shareholder value when the common stock is repurchased at an appropriate price. In addition, stock repurchase programs may reduce price volatility and enhance the liquidity of the Company's common stock, which is generally advantageous for shareholders. With capital levels in excess of regulatory requirements, as demonstrated in the capital table included in Note 13 of the financial statements, and a liquidity ratio of 15.11% at June 30, 2005, the Company believes that it can implement the repurchase program without adversely affecting its capital or liquidity positions or its ability to pay future dividends. The Company's dividend payout ratio for fiscal 2005 was 33.6%. Dividends declared during the year ended June 30, 2005 totaled $1.4 million excluding dividends paid on unallocated Employee Stock Ownership Plan ("ESOP") shares. Partly offsetting the decrease in stockholders' equity due to stock repurchases and dividends were net earnings of $4.2 million for fiscal 2005.

Asset Quality

Restructured loans increased to $7.5 million at June 30, 2005 from $3.7 million at June 30, 2004 primarily due to loans totaling $4.2 million to a commercial contractor. The borrower had experienced losses on several large contracts and its loans were added to the Company's classified assets in September 2004. Due to uncertainties about the borrower's ability to meet the contractual terms of the loan agreements, the Company established loss reserves totaling $2.3 million against the loans of this borrower during fiscal 2005.

Non-performing assets decreased to $1.8 million, or 0.30% of total assets, at June 30, 2005 from $5.0 million, or 0.81% of total assets, at June 30, 2004 primarily due to a decrease in non-performing loans. Non-performing loans decreased by $2.7 million, or 62.2%, to $1.6 million at June 30, 2005 from $4.3 million at June 30, 2004, representing 0.37% and 0.99%, respectively, of total loans at those dates. The decrease in non-performing loans was primarily due to a decrease of $1.5 million in non-accrual commercial real estate loans and a decrease of $1.3 million in non-accrual and delinquent one- to four-family residential loans.

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

Based on relevant and presently available information, management believes that the current allowance for loan losses is adequate. Following are tables presenting (a) an analysis of the loan portfolio; (b) a summary of the allowance for loan losses; and (c) non-performing assets at the dates indicated.

(a)  Analysis of Loan Portfolio.

The following table sets forth information regarding the Company's loan portfolio, by type of loan on the dates indicated.

                                                                           At June 30,
                                      -------------------------------------------------------------------------------------
                                             2005              2004            2003             2002             2001
                                        Amount      %     Amount     %    Amount      %    Amount      %    Amount      %
                                      -------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
One- to four-family residential (1)   $ 144,238   33.26  164,579   38.11  191,890   46.22  164,816   39.40  181,034   43.32
Multi-family residential (2)             46,070   10.62   45,156   10.45   35,051    8.44   56,537   13.51   62,040   14.85
Commercial real estate (3)              133,626   30.82  101,297   23.46   78,064   18.80   81,232   19.42   79,025   18.91
Commercial business loans                37,485    8.64   29,633    6.86   16,256    3.91   15,502    3.71   14,976    3.58
Home equity & second mortgage            32,134    7.41   38,377    8.89   36,962    8.90   40,347    9.64   38,224    9.15
Auto loans                                9,611    2.22   17,755    4.11   26,292    6.33   32,168    7.69   24,212    5.79
Other non-mortgage loans (4)             37,038    8.54   39,786    9.21   35,588    8.57   33,241    7.94   23,340    5.58
                                      -------------------------------------------------------------------------------------
    Total loans                       $ 440,202  101.51  436,583  101.09  420,103  101.17  423,843  101.31  422,851  101.18


Less:
 Allowance for loan losses                6,718    1.55    4,316    1.00    4,615    1.11    4,584    1.10    4,737    1.13
 Loans in process                            44    0.00      801    0.19       41    0.10    1,500    0.36      458    0.11
 Net unearned premiums on loans          (1,539)  (0.35)  (1,880)  (0.44)  (1,965)  (0.47)  (2,076)  (0.50)  (1,537)  (0.37)
 Deferred loan fees                       1,345    0.31    1,489    0.34    1,776    0.43    1,453    0.35    1,295    0.31
                                      -------------------------------------------------------------------------------------
     Total loans, net                 $ 433,634  100.00  431,857  100.00  415,267  100.00  418,382  100.00  417,898  100.00
                                      =====================================================================================

-------------------------------------------------

(1)   Includes construction loans on one- to four-family residential units.
(2)   Includes construction loans on multi-family residential units.
(3)   Includes construction loans on commercial real estate.
(4) Includes other secured non-mortgage loans, unsecured personal loans, loans on deposits and credit card loans for 2002 and 2001.

(b) Analysis of the Allowance for Loan Losses.

The following table sets forth information regarding the Company's allowance for loan losses at or for the years indicated.

                                                                              At or for years ended June 30,
                                                              --------------------------------------------------------------
                                                                 2005          2004         2003          2002        2001
                                                              --------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Total loans outstanding                                       $ 440,202       436,583      420,103      423,843      422,851
Average loans outstanding                                       434,029       446,030      414,171      422,805      484,911

Allowance balance (at beginning of period)                        4,316         4,615        4,584        4,737        3,394
Provision charged to operations                                   2,985         1,225        1,730        3,835        5,155
Charge-offs:
      Residential                                                   (90)         (109)        (115)          (5)        --
      Commercial real estate                                         (8)         (229)        (721)        (697)         (70)
      Commercial business                                          (115)         (691)        (131)      (2,640)      (3,551)
      Consumer                                                     (473)         (624)      (1,098)        (859)        (269)


Recoveries                                                          103           129          366          213           78
                                                              --------------------------------------------------------------
Allowance balance (at end of period)                          $   6,718         4,316        4,615        4,584        4,737
                                                              ==============================================================

Allowance for loan losses as a % of total loans outstanding        1.53%         0.99         1.10         1.08         1.12

Net loans charged off as a % of average loans outstanding          0.13%         0.34         0.41         0.94         0.79


(c) Non-performing assets.

The following table sets forth information regarding non-accrual loans, loans past due 90 days or more and still accruing and other non-performing assets at the dates indicated.

                                                                       At June 30,
                                                        -------------------------------------------
                                                         2005      2004     2003      2002    2001
                                                        -------------------------------------------
                                                                  (Dollars in Thousands)
                                                        -------------------------------------------
Loans accounted for on a non-accrual basis:
      One-to-four family residential                    $  496    $  966      335      527       --
      Multi-family residential                              --        --    2,426    2,857       --
      Commercial real estate                               143     1,645      628      824       --
      Commercial business                                  227       113       --      584    1,094
      Consumer                                             301       267      302      314       --
                                                        -------------------------------------------
         Total                                           1,167     2,991    3,691    5,106    1,094
                                                        -------------------------------------------

Loans accounted for on an accrual basis (1)(2):
      One-to-four family residential                       468     1,332      997      780      970
      Commercial real estate                                --        --       --       --      233
      Consumer                                              --        --       --      305      363
                                                        -------------------------------------------
         Total                                             468     1,332      997    1,085    1,566
                                                        -------------------------------------------
      Total non-performing loans                         1,635     4,323    4,688    6,191    2,660
                                                        -------------------------------------------
      Other non-performing assets (3) (4)                  142       693      412      410      130
                                                        -------------------------------------------
         Total non-performing assets                    $1,777     5,016    5,100    6,601    2,790
                                                        ===========================================
Restructured loans not included in
   other non-performing categories above (5)            $7,517     3,691    3,005       --      449
                                                        ===========================================

Non-performing loans as a percentage of total loans       0.37%     0.99     1.13     1.48     0.64
Non-performing loans as a percentage of total assets      0.28%     0.70     0.75     0.95     0.40
Non-performing loans and real estate owned to
      Total loans and real estate owned                   0.41%     1.16     1.23     1.58     0.67
Non-performing assets as a percentage of total assets     0.30%     0.81     0.81     1.01     0.42


--------------------------------------------------------------
(1)   Includes loans 90 days or more contractually delinquent.
(2) Delinquent FHA/VA guaranteed loans and delinquent loans with past due interest that, in the opinion of management, is collectible, are not placed on non-accrual status.
(3) Represents the net book value of real property acquired by the Company through foreclosure or deed in lieu of foreclosure. Upon acquisition, this property is carried at the lower of cost or fair market value less estimated costs of disposition.
(4) For fiscal 2005, 2004, 2003 and 2002, includes repossessed automobiles, boats and trailers carried at the lower of cost or fair market value less estimated costs of disposition. Total carrying amount was $73,000, 151,000, $240,000 and $325,000, respectively, at June 30, 2005, 2004, 2003 and 2002.
(5) Restructured loans have had amounts added to the principal balance and/or the terms of the debt modified. Modification terms include payment extensions, interest only payments, and longer amortization periods, among other possible concessions that would not normally be considered.

Comparison of Operating Results for Fiscal Years Ended June 30, 2005 and 2004

General. Net earnings totaled $4.2 million, or $1.16 per diluted share, for fiscal 2005 as compared to net earnings totaling $5.6 million, or $1.50 per diluted share, for fiscal 2004.

Interest Income. Interest income decreased by $1.3 million, or 4.3%, to $29.2 million in fiscal 2005 from $30.5 million in fiscal 2004. The decrease in interest income was primarily due to a decrease of $31.5 million, or 5.6%, in the average balance of interest-earning assets to $528.1 million in fiscal 2005 from $559.6 million in fiscal 2004.

Interest income on loans decreased by $737,000, or 2.8%, to $25.8 million for fiscal 2005 from $26.6 million for fiscal 2004. The decrease in interest income on loans was primarily due to a decrease in the average balance of loans. The average balance of loans decreased by $12.0 million, or 2.7%, to $434.0 million for fiscal 2005 from $446.0 million for fiscal 2004. The decrease in the average balance of loans was largely due to the sale of $17.0 million in loans in connection with the sale of two branch offices in September 2004. A portion of the sold loan balances was replaced with new production during fiscal 2005.

Interest income on investment securities decreased by $697,000, or 17.9%, to $3.2 million for fiscal 2005 from $3.9 million for fiscal 2004. The decrease in interest income on investment securities was primarily due to a decrease in the average balance of investment securities. The average balance of investment securities decreased by $21.3 million, or 19.7%, to $87.2 million in fiscal 2005 from $108.5 million in fiscal 2004 as the Company funded the decrease in deposit liabilities, primarily due to the branch office sales, with proceeds from sales and maturities of investment securities. As market interest rate increased during fiscal 2005, the average tax-equivalent yield on investment securities increased by 15 basis points to 3.98% for fiscal 2005 from 3.83% for fiscal 2004.

Interest Expense. Interest expense decreased by $827,000, or 6.5%, to $11.8 million in fiscal 2005 from $12.7 million in fiscal 2004. The decrease in interest expense was primarily due to a decrease of $48.7 million, or 9.4%, in the average balance of interest-bearing liabilities to $469.7 million for fiscal 2005 from $518.4 million for fiscal 2004. Interest expense on deposits decreased by $496,000, or 6.4%, to $7.2 million in fiscal 2005 from $7.7 million in fiscal 2004. The decrease in interest expense on deposits was primarily due to a decrease in the average balance of interest-bearing deposits. The average balance of interest-bearing deposits decreased by $39.4 million, or 9.8%, to $362.4 million for fiscal 2005 from $401.8 million for fiscal 2004 largely due to the branch office sale in which deposits totaling $27.1 million were transferred. Interest paid on borrowings decreased by $331,000, or 6.7%, to $4.6 million for fiscal 2005 from $4.9 million for fiscal 2004. The average balance of borrowings decreased by $9.3 million, or 8.0%, to $107.3 million in fiscal 2005 from $116.6 million in fiscal 2004. The average cost of borrowings increased to 4.29% in fiscal 2005 from 4.24% in fiscal 2004.

Net Interest Income. Net interest income before provision for loan losses decreased by $474,000, or 2.7%, to $17.4 million for fiscal 2005 from $17.9 million for fiscal 2004. The Company's interest rate spread was 3.06% for both fiscal 2005 and 2004, while the net yield on average interest-earning assets increased by 10 basis points to 3.34% for fiscal 2005 from 3.24% for fiscal 2004.

Provision for Loan Losses. Provision for loan loss expense increased by $1.8 million, or 143.7%, to $3.0 million for fiscal 2005 from $1.2 million for fiscal 2004. As a result of the Company's periodic review of the credit quality of the loan portfolio during the quarter ended June 30, 2005, management concluded that additional loss reserves totaling $2.0 million were required primarily against the previously classified loans of two commercial and industrial borrowers. The loans of these borrowers continue to be classified with loss reserves totaling $3.0 million against outstanding balances of $5.3 million at June 30, 2005. At June 30, 2005 the allowance for loan losses as a percentage of total loans outstanding increased to 1.53% from 0.99% at June 30, 2004. The Company has established a systematic method of reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. See "Asset Quality" for information regarding the Company's loan loss allowance policy and loan loss experience.

Noninterest Income. Noninterest income decreased by $101,000, or 1.1%, to $9.3 million for fiscal 2005 from $9.4 million for fiscal 2004. The Company recorded a pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices to a local financial institution in fiscal 2005; however, decreases in other types of noninterest income more than offset that gain. Gain on sale of loans decreased by $852,000, or 52.8%, to $760,000 for fiscal 2005 from $1.6 million for fiscal 2004 primarily due to a prior-year gain on the sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency. The net gain on the sale of the loans in fiscal 2004 totaled $791,000. Income from real estate-related activities such as abstracting and escrow services decreased by $568,000, or 44.6%, and service charges on loans decreased by $204,000, or 30.4%, in fiscal 2005 as compared to fiscal 2004, primarily due to a continuation of the slowdown in mortgage refinancing activity in fiscal 2005 after an extended period of historically low market interest rates. In addition, gain on the sale of real estate held for development decreased by $90,000 for fiscal 2005 as compared to fiscal 2004 and losses on the sale of securities increased to $121,000 in fiscal 2005 from $65,000 in fiscal 2004. The decrease in noninterest income was also due to a decrease in service charges on deposit accounts. Service charges on deposit accounts decreased by $345,000, or 8.8%, to $3.6 million for fiscal 2005 from $3.9 million for fiscal 2004 largely due to a reduction in the number of transaction accounts subject to such service charges. The reduction in transaction accounts was largely due to the transfer of approximately 2,500 accounts in the sale of the two northwest Iowa branch offices in fiscal 2005.

Noninterest Expense. Noninterest expense totaled $17.6 million for both fiscal 2005 and 2004. Compensation and benefits expense decreased by $267,000, or 2.6%, to $10.1 million for fiscal 2005 from $10.4 million for fiscal 2004. The decrease in compensation and benefits expense was primarily due to a decrease in the number of average full-time-equivalent employees to 207 for fiscal 2005 from 223 for fiscal 2004 as a result of decreased staffing needs due to the Company's reduced asset size. The decrease in compensation and benefits expense was also due to an adjustment to reflect the appropriate liability for paid-time-off
(PTO). In fiscal 2005 the Company implemented a new PTO policy that resulted in a reduction of $126,000 in the liability for PTO at June 30, 2005 as compared to the liability for earned vacation pay at June 30, 2004 under the former benefit structure. Compensation expense also decreased due to lower net earnings for fiscal 2005 which resulted in a decrease in the portion of incentive pay accrual based on earnings goals.

The decrease in compensation and benefits expense was more than offset by increases in other noninterest expense items. Office property and equipment expense and data processing expense increased by $50,000, or 2.0%, and $41,000, or 9.4%, respectively for fiscal 2005 as compared to fiscal 2004. In addition, advertising expense increased by $93,000, or 25.6%, to $458,000 for fiscal 2005 from $365,000 for fiscal 2004 as the Company ran aggressive advertising campaigns to promote its commercial banking services, a new branch location in Johnston, Iowa and other deposit and loan products throughout fiscal 2005. Other noninterest expense increased by $126,000, or 3.3%, to $4.0 million in fiscal 2005 from $3.8 million in fiscal 2004 partly due to expenses related to Sarbanes-Oxley first-year Section 404 compliance that totaled approximately $75,000 for fiscal 2005, not including internal staffing costs.

Income Tax Expense. Net earnings before income taxes decreased to $6.0 million for fiscal 2005 from $8.4 million for fiscal 2004. Income tax expense totaled $1.8 million, or an effective tax rate of 30.1%, for fiscal 2005 and $2.8 million, or an effective tax rate of 33.2%, for fiscal 2004. The effective tax rate decreased in fiscal 2005 because tax exempt income comprised a larger percentage of pre-tax income for fiscal 2005 than for fiscal 2004.

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

Interest Expense. Interest expense decreased by $3.4 million, or 21.4%, to $12.7 million in fiscal 2004 from $16.1 million in fiscal 2003. The decrease in interest expense was due to a decrease of 57 basis points in the average cost of interest-bearing liabilities to 2.44% for fiscal 2004 from 3.01% for fiscal 2003 and to a decrease of $16.8 million in the average balance of interest-bearing liabilities to $518.4 million for fiscal 2004 from $535.2 million for fiscal 2003. Interest expense on deposits decreased by $3.4 million, or 30.2%, to $7.7 million in fiscal 2004 from $11.1 million in fiscal 2003. The decrease in interest expense on deposits was primarily due to a decrease of 66 basis points in the average rate paid on deposits to 1.92% in fiscal 2004 from 2.58% in fiscal 2003. The average balance of deposits decreased by $27.5 million, or 6.4%, to $401.8 million for fiscal 2004 from $429.3 million for fiscal 2003. Interest paid on borrowings totaled $4.9 million and $5.1 million, respectively, for fiscal 2004 and 2003. The average balance of borrowings increased by $10.7 million, or 10.1%, to $116.6 million in fiscal 2004 from $105.9 million in fiscal 2003. The average cost of borrowings decreased by 54 basis points to 4.24% in fiscal 2004 from 4.78% in fiscal 2003 as higher-rate fixed-term borrowings matured and were replaced with lower-rate borrowings in the generally lower market interest rate environment during fiscal 2004.

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

Noninterest Income. Noninterest income decreased by $433,000, or 4.4%, to $9.4 million for fiscal 2004 from $9.8 million for fiscal 2003. The decrease in noninterest income was largely due to a net loss on sale of securities that totaled $65,000 for fiscal 2004 as compared to a gain of $309,000 on the sale of securities for fiscal 2003. Service charges on loans receivable decreased by $270,000 for fiscal 2004 when compared to fiscal 2003. The decrease in service charges on loans was primarily due to a decrease of $244,000 in prepayment penalties for fiscal 2004 as compared to fiscal 2003. Partially offsetting these decreases in noninterest income was a $229,000 increase in service charges on deposit accounts for fiscal 2004 as compared to fiscal 2003. The increase in service charges on deposit accounts was primarily due to an increase in overdraft activities on retail accounts and the resulting service fees assessed. In addition, the restructuring of the Company's checking and savings accounts included a more favorable service charge schedule. Gain on sale of loans and gain on sale of real estate held for development also increased in fiscal 2004. Gain on sale of loans increased by $67,000, or 4.3%, to $1.6 million for fiscal 2004 from $1.5 million for fiscal 2003. The increase in gain on sale of loans was due to the sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency during in March 2004. The net gain on the sale of these loans totaled $791,000. The gain generated by this sale was largely offset by lower gains from the origination and sale of current mortgage production during fiscal 2004. Gains from the Company's ongoing origination and concurrent sale of fixed rate mortgages to investors decreased by $724,000 for fiscal 2004 when compared to fiscal 2003 due to a slowdown in mortgage refinancing activity after an extended historically low market interest rate environment. Gain on sale of real estate held for development increased to $150,000 for fiscal 2004 from $19,000 for fiscal 2003 as new residential units were completed and sold by the Company's real estate development subsidiary. Real estate-related income from the Company's subsidiaries also decreased by $236,000 for fiscal 2004 as compared to fiscal 2003 as a result of the slowdown in mortgage activity in the current fiscal year.

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

Asset and Liability Management - Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprise within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Interest rate sensitivity is based on numerous assumptions, such as prepayment estimates, which are revised annually to reflect the anticipated interest rate environment. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. During a period of falling interest rates a negative gap would tend to positively affect net interest income while a positive gap would tend to negatively affect net interest income. At June 30, 2005 the Company had a positive one-year gap of $31.4 million, or 1.32 expressed as a ratio.

The Company has utilized the following strategies in recent years in an effort to reduce interest rate risk: (a) the Company seeks to originate commercial and consumer loans; (b) the Company closely manages the extent to which fixed-rate residential mortgage loans are held in portfolio; (c) the Company seeks to lengthen the maturity of deposits, when cost effective, through the pricing and promotion of certificates of deposit; (d) the Company seeks to attract checking and other transaction accounts which generally have a lower interest cost and which tend to be less interest rate sensitive when interest rates rise; (e) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (f) the Company uses Federal Home Loan Bank advances, within approved limits, to fund the origination of fixed rate loans; (g) the Company utilizes various investment portfolio strategies to manage the cash flow, prepayment and effective maturity of the investment portfolio within the context of the entire balance sheet; and (h) the Company also uses brokered deposits and retail repurchase agreements, within approved limits, to fund loan production.

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

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Company's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in fiscal 2005 have changed significantly when compared to fiscal 2004. The net portfolio value (the "NPV") of the Company, assuming no change in interest rates (the "Base Case Scenario"), was $57.8 million and $56.1 million, respectively, at June 30, 2005 and 2004. The NPV ratio in the Base Case Scenario was 10.00% and 9.22%, respectively, at June 30, 2005 and 2004. The Board of Directors has established market risk limits based on the Company's tolerance for risk. At June 30, 2005, the NPV ratio was inside the board limits in all measured rate-change scenarios. The Company primarily relies on the Office of Thrift Supervision (the "OTS") Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

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

The following table sets forth the present value estimates for major categories of financial instruments of the Company at June 30, 2005, as calculated by the Model. The table shows the present value of the instruments under rate shock scenarios of -200 basis points to +300 basis points in increments of 100 basis points. The OTS suppressed NPV estimates for interest rate scenarios of -300 basis points and -200 basis points beginning with the September 2001 and December 2001 cycles due to the abnormally low market interest rate environment. Starting with the March 2005 reporting cycle, the OTS resumed providing NPV estimates for the -200 basis point rate shock scenario. As a result, no data is presented in the table for the -300 basis point rate shock scenario. As illustrated in the table, the Company's NPV decreases in the rising rate scenarios and increases in the falling rate scenarios. As market interest rates increase, the market values of the Company's portfolio of loans and securities decrease and prepayments slow. As market interest rates decrease, the market values of loans and securities increase, but less dramatically than in the rising rate scenarios, due to prepayment risk, periodic rate caps, and other embedded options. Interest rate risk limits established by ALCO include: (a) a post-shock NPV ratio of 4.0% or greater; (b) the interest rate sensitivity measure resulting from an adverse rate shock of 200 basis points should not exceed 200 basis points; and (c) the OTS "level of risk" should be "minimal" or "moderate". As of June 30, 2005 the Company's interest rate risk, as measured by the Model, was within ALCO guidelines and the OTS "level of risk" was reported as "minimal".

                                           Present Value Estimates by Interest Rate Scenario
                                                    Calculated at June 30, 2005
                                --------------------------Base--------------------------------------
                                 -200 bp    -100 bp       0 bp      +100 bp     +200 bp     +300 bp
                                --------    --------    --------    --------    --------    --------
                                                        (Dollars in Thousands)
Financial Instrument:
Mortgage loans and securities   $393,654     390,564     384,231     377,077     369,656     362,122
Non-mortgage loans                76,299      74,720      73,215      71,773      70,406      69,103
Cash, deposits and securities     67,293      66,483      65,664      64,557      63,399      62,146
Other assets                      49,035      51,215      54,783      58,445      61,910      65,200
                                --------    --------    --------    --------    --------    --------

Total assets                     586,281     582,982     577,893     571,852     565,371     558,571
                                ========    ========    ========    ========    ========    ========

Deposits                         411,136     408,836     406,582     404,380     402,231     400,123
Borrowings                       110,341     108,203     106,222     104,492     103,157     102,278
Other liabilities                  7,260       7,256       7,253       7,250       7,246       7.242
                                --------    --------    --------    --------    --------    --------

Total liabilities                528,737     524,295     520,057     516,122     512,634     509,643
                                --------    --------    --------    --------    --------    --------
Off-balance-sheet positions        2,153       1,083         -50      -1,309      -2,674      -4,133
                                --------    --------    --------    --------    --------    --------

Net portfolio value             $ 59,697      59,770      57,786      54,421      50,063      44,795
                                ========    ========    ========    ========    ========    ========

Net portfolio value ratio          10.18%      10.25%      10.00%       9.52%       8.86%       8.02%
                                ========    ========    ========    ========    ========    ========

Interest rate sensitivity         +18 bp      +25 bp        Base      -48 bp     -114 bp     -198 bp
                                ========    ========    ========    ========    ========    ========

Liquidity and Capital Resources

The Company is required by OTS regulation to maintain sufficient liquidity to assure its safe and sound operation. The Company's liquidity ratio averaged 12.9% during the quarter ended June 30, 2005. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives. The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in interest-bearing deposits in other financial institutions, investment securities and other short-term interest-earning assets that provide liquidity to meet lending requirements. Investments and other assets qualifying for liquidity, outstanding at June 30, 2005, 2004, and 2003, totaled $64.8 million, $82.7 million, and $134.9 million, respectively.

Deposits are the Company's primary source of externally generated funds. The level of deposit inflows or outflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-term and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. In fiscal 2005, deposits increased by $7.6 million, excluding $27.1 million of deposits transferred in the September 2004 branch sale transaction. Deposits decreased by $19.7 million and $23.7 million, respectively, in fiscal 2004 and 2003. Similarly, the general level of market interest rates heavily influences the amount of principal repayments on loans and mortgage-backed securities. Principal repayments on loans during fiscal 2005, including $17.0 million received for loans sold to another financial institution in the branch sale transaction in September 2004, totaled $196.7 million as compared to $192.5 million in fiscal 2004 and $200.8 million in fiscal 2003. Funds received from sales and maturities of investment securities, net of purchases, for fiscal 2005, 2004 and 2003, totaled $39.9 million, $12.9 million and $32.9 million, respectively. Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At June 30, 2005 and 2004, the Company had $102.0 million and $109.5 million, respectively, in outstanding advances from the FHLB.

At June 30, 2005, the Company had outstanding loan commitments and consumer and commercial approved, but unused, lines of credit totaling $85.0 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2005 totaled $120.1 million. Management believes that a significant portion of such deposits will remain with the Company.

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

Critical Accounting Policies

The Company's critical accounting policies relate to the allowance for loan losses and intangible assets. A description of the Company's critical accounting policy related to intangible assets is summarized in Note 1 of the Notes to Consolidated Financial Statements (the "Notes") under "Goodwill". In addition,
Note 7 of the Notes includes information about the carrying amounts and amortization expense related to intangible assets. With regard to the Company's critical accounting policy for the allowance for loan losses, the Company has established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. The allowance for losses on loans is based on management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. This evaluation involves a high degree of complexity and requires management to make subjective judgments that often require assumptions or estimates about uncertain matters. The Company's critical accounting policies and their application are periodically reviewed by the Audit Committee of the Board of Directors and by the full Board of Directors. See also "Asset Quality" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm


The Board of Directors
First Federal Bankshares, Inc.
Sioux City, Iowa

We have audited the consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these
consolidated   financial  statements  based  on  our  audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2005 and 2004 and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Federal Bankshares, Inc. and subsidiaries' internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated September 13, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of First Federal Bankshares, Inc. and subsidiaries' internal control over financial reporting and an unqualified opinion on the effectiveness of First Federal Bankshares, Inc. and subsidiaries' internal control over financial reporting.




Des Moines, Iowa
September 13, 2005



McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

[LOGO]KPMG
                KPMG LLP
                2500 Ruan Center
                666 Grand Avenue
                Des Moines, IA 50309

            Report of Independent Registered Public Accounting Firm

The Board of Directors
First Federal Bankshares, Inc.
  and Subsidiaries
Sioux City, Iowa:

We have audited the accompanying consolidated statements of income, stockholders' equity and comprehensive income, and cash flows of First Federal Bankshares, Inc. and subsidiaries (the Company) for the year ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of First Federal Bankshares, Inc. and subsidiaries for the year ended June, 30, 2003, in conformity with U.S. generally accepted accounting principles.

                                  /s/ KPMG LLP


Des Moines, Iowa
August 8, 2003

McGladrey & Pullen
Certified Public Accountants


Report of Independent Registered Public Accounting Firm


To the Board of Directors
First Federal Bankshares, Inc.
Sioux City, Iowa

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that First Federal Bankshares, Inc. maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control
- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Federal Bankshares, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management's assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of First Federal Bankshares, Inc.'s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Statements of Condition and Operations (Thrift Financial Report instructions). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.


McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that First Federal Bankshares, Inc. maintained effective internal control over financial reporting as of June 30, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, First Federal Bankshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended June 30, 2005, and our report dated September 13, 2005 expressed an unqualified opinion.



Des Moines, Iowa
September 13, 2005

[LOGO]First
      Federal
      Bank

                     MANAGEMENT'S REPORT ON INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

The  management of First Federal  Bankshares,  Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable  assurance  to  the  Company's  management  and  board  of  directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of June 30, 2005. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment we believe that, as of June 30, 2005, the Company's internal control over financial reporting is effective based on those criteria. The independent registered public accounting firm that audited the financial statements included in the annual report has issued an attestation report on management's assessment of the Company's internal control over financial reporting.


/s/ Barry Backhaus

Barry Backhaus
Chairman, President and CEO


/s/ Katherine Bousquet

Katherine Bousquet
Vice President, Treasurer and Interim CFO


First Federal Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets
June 30, 2005 and 2004

                                                                                 2005             2004
----------------------------------------------------------------------------------------------------------

ASSETS

Cash and due from banks                                                     $  15,102,382    $  18,176,852
Interest-bearing deposits in other financial institutions                      16,233,325        2,282,875
                                                                            ------------------------------
     Cash and cash equivalents                                                 31,335,707       20,459,727
                                                                            ------------------------------

Securities available-for-sale (Note 2)                                         49,978,244       84,693,332
Securities held-to-maturity (fair value of $18,611,291 in 2005
  and $23,762,072 in 2004) (Note 2)                                            18,196,627       23,185,899

Loans receivable (Note 3)                                                     440,351,738      436,173,780
Less allowance for loan losses (Note 4)                                         6,717,956        4,316,286
                                                                            ------------------------------
     Net loans                                                                433,633,782      431,857,494
                                                                            ------------------------------

Office property and equipment, net (Note 5)                                    13,108,654       13,276,834
Federal Home Loan Bank (FHLB) stock, at cost                                    5,762,400        6,096,100
Accrued interest receivable (Note 6)                                            2,293,315        2,230,053
Refundable income taxes                                                           272,017           17,872
Deferred tax asset (Note 10)                                                      481,000          943,000
Goodwill                                                                       18,417,040       18,523,607
Other assets (Note 7)                                                          13,334,105       14,238,191
                                                                            ------------------------------

     Total assets                                                           $ 586,812,891    $ 615,522,109
                                                                            ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits (Note 8)                                                         $ 407,562,405    $ 429,208,928
  Advances from FHLB and other borrowings (Note 9)                            104,564,262      109,886,261
  Advance payments by borrowers for taxes and insurance                           953,281        1,119,486
  Accrued interest payable (Note 8 and 9)                                       1,311,724        1,206,994
  Accrued expenses and other liabilities                                        2,126,014        2,642,718
                                                                            ------------------------------
     Total liabilities                                                        516,517,686      544,064,387
                                                                            ------------------------------

CONTINGENCIES (Note 17)

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 1,000,000 shares; issued none            --               --
Common stock, $.01 par value, authorized 12,000,000 shares;
  issued 2005 4,977,029 shares; issued 2004 4,939,262 shares                       49,770           49,393
Additional paid-in capital                                                     37,761,587       37,086,235
Retained earnings, substantially restricted (Note 13)                          55,028,733       52,240,273
Treasury stock, at cost, 2005 1,428,826 shares; 2004 1,198,990 shares         (21,747,743)     (16,519,093)
Accumulated other comprehensive income (loss), net unrealized
  gain (loss) on securities available-for-sale                                    158,570         (329,644)
Unearned ESOP (Note 11)                                                          (913,890)      (1,044,710)
Unearned RRP (Note 11)                                                            (41,822)         (24,732)
                                                                            ------------------------------
     Total stockholders' equity                                                70,295,205       71,457,722
                                                                            ------------------------------

     Total liabilities and stockholders' equity                             $ 586,812,891    $ 615,522,109
                                                                            ==============================


See Notes to Consolidated Financial Statements.


First Federal Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income
Years Ended June 30, 2005, 2004 and 2003

                                                               2005            2004            2003
------------------------------------------------------------------------------------------------------

Interest income:
   Loans receivable                                       $ 25,845,134    $ 26,581,896    $ 29,129,117
   Investment securities                                     3,207,590       3,904,681       5,941,742
   Other interest-earning assets                               173,172          39,673          45,911
                                                          --------------------------------------------
                                                            29,225,896      30,526,250      35,116,770
                                                          --------------------------------------------

Interest expense:
   Deposits (Note 8)                                         7,231,553       7,727,545      11,063,560
   Advances from FHLB and other borrowings                   4,607,828       4,938,640       5,058,338
                                                          --------------------------------------------
                                                            11,839,381      12,666,185      16,121,898
                                                          --------------------------------------------

        Net interest income                                 17,386,515      17,860,065      18,994,872

Provision for loan losses (Note 4)                           2,985,000       1,225,000       1,730,000
                                                          --------------------------------------------
        Net interest income after provision for
         losses on loans                                    14,401,515      16,635,065      17,264,872
                                                          --------------------------------------------

Noninterest income:
   Service charges on deposit accounts                       3,585,448       3,930,651       3,701,711
   Service charges on loans                                    466,288         670,081         939,887
   Gain on sale of bank branch offices                       2,185,284            --              --
   Gain on sale of real estate held for development             60,000         150,000          18,561
   Net gain (loss) on sale of securities                      (121,209)        (64,797)        308,626
   Gain on sale of loans                                       760,065       1,611,901       1,544,992
   Gain (loss) on sale of office property and equipment        (16,459)         69,977          (5,551)
   Real estate related activities                              705,458       1,273,605       1,509,468
   Other income                                              1,637,329       1,722,176       1,778,743
                                                          --------------------------------------------
        Total noninterest income                             9,262,204       9,363,594       9,796,437
                                                          --------------------------------------------

Noninterest expense:
   Compensation and benefits (Note 11)                      10,135,141      10,402,497      10,214,874
   Office property and equipment                             2,591,070       2,541,500       2,666,028
   Data processing                                             478,056         437,123         315,198
   Advertising                                                 457,906         364,626         423,640
   Other expense (Note 14)                                   3,973,172       3,847,033       5,042,152
                                                          --------------------------------------------
        Total noninterest expense                           17,635,345      17,592,779      18,661,892
                                                          --------------------------------------------

        Income before income taxes                           6,028,374       8,405,880       8,399,417

Income taxes (Note 10)                                       1,815,000       2,788,000       2,794,000
                                                          --------------------------------------------
        Net income                                        $  4,213,374    $  5,617,880    $  5,605,417
                                                          ============================================

Earnings per share:
   Basic earnings per share                               $       1.19    $       1.54    $       1.44
                                                          ============================================
   Diluted earnings per share                             $       1.16    $       1.50    $       1.41
                                                          ============================================


See Notes to Consolidated Financial Statements.

First Federal Bankshares, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2005, 2004 and 2003
                                                                     Comprehensive      Common         Additional        Retained
                                                                        Income           Stock      Paid-in Capital       Earnings
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                                                              $     48,711    $ 36,247,480     $ 43,542,299
  Net income                                                         $  5,605,417               --              --        5,605,417
  Net change in unrealized gains on securities
    available-for-sale                                                    413,429               --              --               --
  Less reclassification adjustment for net realized gains
    included in net income (net of tax expense)                          (193,509)              --              --               --
                                                                     ------------

        Total comprehensive income                                   $  5,825,337
                                                                     ============

  Stock options exercised                                                                      258         206,293               --
  Treasury stock acquired                                                                       --              --               --
  Recognition and retention plan (RRP) award                                                    --           9,050               --
  Amortization of RRP                                                                           --              --               --
  ESOP shares allocated                                                                         --              --               --
  Stock appreciation of allocated ESOP shares                                                   --          74,310               --
  Dividends on common stock at $.32 per share (Note 13)                                         --              --       (1,246,935)
                                                                                      ----------------------------------------------
Balance at June 30, 2003                                                                    48,969      36,537,133       47,900,781
  Net income                                                         $  5,617,880               --              --        5,617,880
  Net change in unrealized gains (losses) on
    securiites available-for-sale                                      (1,080,650)              --              --               --
  Less reclassification adjustment for net realized losses
    included in net income (net of tax expense)                            40,628               --              --               --
                                                                     ------------

        Total comprehensive income                                   $  4,577,858
                                                                     ============

  Stock options exercised                                                                      424         385,804               --
  Treasury stock acquired                                                                       --              --               --
  RRP (award) forfeiture                                                                        --          (7,000)              --
  Amortization of RRP                                                                           --              --               --
  ESOP shares allocated                                                                         --              --               --
  Stock appreciation of allocated ESOP shares                                                   --         170,298               --
  Dividends on common stock at $.35 per share (Note 13)                                         --              --       (1,278,388)

Balance at June 30, 2004                                                                    49,393      37,086,235       52,240,273
  Net income                                                         $  4,213,374                                         4,213,374
  Net change in unrealized gains (losses) on
    securiites available-for-sale                                         412,216               --              --               --
  Less reclassification adjustment for net realized losses
    included in net income (net of tax expense)                            75,998               --              --               --
                                                                     ------------

        Total comprehensive income                                   $  4,701,588
                                                                     ============

  Stock options exercised                                                                      377         392,667               --
  Treasury stock acquired                                                                       --              --               --
  RRP (award) forfeiture                                                                        --         124,530               --
  Amortization of RRP                                                                           --              --               --
  ESOP shares allocated                                                                         --              --               --
  Stock appreciation of allocated ESOP shares                                                   --         158,155               --
  Dividends on common stock at $.40 per share (Note 13)                                         --              --       (1,424,914)

Balance at June 30, 2005                                                              $     49,770    $ 37,761,587     $ 55,028,733
                                                                                      ==============================================
                                                                           Accumulated
                                                                              Other
                                                             Treasury     Comprehensive    Unearned       Unearned
                                                               Stock      Income (Loss)      ESOP            RRP           Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2002                                   $ (7,577,646)  $    490,458   $ (1,330,000)  $   (158,507)  $ 71,262,795
  Net income                                                         --             --             --             --      5,605,417
  Net change in unrealized gains on securities
    available-for-sale                                               --        413,429             --             --        413,429
  Less reclassification adjustment for net realized gains
    included in net income (net of tax expense)                      --       (193,509)            --             --       (193,509)
        Total comprehensive income

  Stock options exercised                                            --             --             --             --        206,551
  Treasury stock acquired                                    (6,685,228)            --             --             --     (6,685,228)
  Recognition and retention plan (RRP) award                     (1,800)            --             --         (7,250)            --
  Amortization of RRP                                                --             --             --         80,235         80,235
  ESOP shares allocated                                              --             --        144,300             --        144,300
  Stock appreciation of allocated ESOP shares                        --             --             --             --         74,310
  Dividends on common stock at $.32 per share (Note 13)              --             --             --             --     (1,246,935)
                                                           -------------------------------------------------------------------------
Balance at June 30, 2003                                    (14,264,674)       710,378     (1,185,700)       (85,522)    69,661,365
  Net income                                                         --             --             --             --      5,617,880
  Net change in unrealized gains (losses) on
    securiites available-for-sale                                    --     (1,080,650)            --             --     (1,080,650)
  Less reclassification adjustment for net realized losses
    included in net income (net of tax expense)                      --         40,628             --             --         40,628
        Total comprehensive income

  Stock options exercised                                            --             --             --             --        386,228
  Treasury stock acquired                                    (2,229,219)            --             --             --     (2,229,219)
  RRP (award) forfeiture                                        (25,200)            --             --         32,200             --
  Amortization of RRP                                                --             --             --         28,590         28,590
  ESOP shares allocated                                              --             --        140,990             --        140,990
  Stock appreciation of allocated ESOP shares                        --             --             --             --        170,298
  Dividends on common stock at $.35 per share (Note 13)              --             --             --             --     (1,278,388)
                                                           -------------------------------------------------------------------------
Balance at June 30, 2004                                    (16,519,093)      (329,644)    (1,044,710)       (24,732)    71,457,722
  Net income                                                                                                               4,213,374
  Net change in unrealized gains (losses) on
    securiites available-for-sale                                    --        412,216             --             --        412,216
  Less reclassification adjustment for net realized losses
    included in net income (net of tax expense)                      --         75,998             --             --         75,998
        Total comprehensive income

  Stock options exercised                                            --             --             --             --        393,044
  Treasury stock acquired                                    (5,306,158)            --             --             --     (5,306,158)
  RRP (award) forfeiture                                         77,508             --             --       (202,038)            --
  Amortization of RRP                                                --             --             --        184,948        184,948
  ESOP shares allocated                                              --             --        130,820             --        130,820
  Stock appreciation of allocated ESOP shares                        --             --             --             --        158,155
  Dividends on common stock at $.40 per share (Note 13)              --             --             --             --     (1,424,914)
                                                           -------------------------------------------------------------------------
Balance at June 30, 2005                                   $(21,747,743)  $    158,570   $   (913,890)  $    (41,822)  $ 70,295,205
                                                           =========================================================================

See Notes to Consolidated Financial Statements.

First Federal Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended June 30, 2005, 2004 and 2003

                                                                      2005            2004            2003
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                      $  4,213,374    $  5,617,880    $  5,605,417
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
  Loans originated for sale to investors                           (40,721,000)    (38,683,060)    (62,703,013)
  Proceeds from sale of loans originated for sale                   41,103,187      40,329,362      64,447,843
  Provision for losses on loans                                      2,985,000       1,225,000       1,730,000
  Depreciation and amortization                                      1,715,708       1,433,963       1,858,764
  Provision for deferred taxes                                         172,000         189,000        (746,000)
  Net (gain) loss on sale of loans                                    (760,065)     (1,611,901)     (1,544,992)
  Net (gain) loss on sale of securities available-for-sale             121,209          64,797        (308,626)
  Net (gain) loss on sale of bank branch offices                    (2,185,284)             --              --
  Net (gain) loss on sale of office property and equipment              16,459         (69,977)          5,551
  Net (gain) loss on sale of real estate held for development          (60,000)       (150,000)        (18,561)
  Net loan fees deferred                                               (63,127)         11,051         322,922
  Amortization of premiums and discounts on loans,
    mortgage-backed securities and investment securities               127,562         493,932         334,044
  (Increase) decrease in accrued interest receivable                   (88,418)        258,407         315,203
  (Increase) decrease in other assets                                  436,374       1,784,737      (1,302,970)
  Increase (decrease) in accrued interest payable                      229,646        (588,354)     (1,844,691)
  Increase (decrease) in accrued expenses and other liabilities       (484,103)       (643,898)        731,334
  Increase (decrease) in accrued taxes on income                      (272,017)       (346,167)        492,908
                                                                  --------------------------------------------
        Net cash provided by operating activities                    6,486,505       9,314,772       7,375,133
                                                                  --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities held-to-maturity                           (1,297,010)             --      (1,375,682)
  Proceeds from maturities of securities held-to-maturity            6,254,621      21,232,413      20,024,583
  Proceeds from sale of securities available-for-sale               30,226,184      13,585,515      36,421,869
  Purchase of securities available-for-sale                         (5,389,323)    (38,356,923)    (38,825,509)
  Proceeds from maturities of securities available-for-sale         10,097,391      16,437,392      16,671,842
  Purchase of bank owned life insurance                                     --      (2,555,755)             --
  (Purchase) redemption of FHLB stock                                  333,700        (388,800)       (669,500)
  Loans purchased                                                  (32,148,000)    (36,666,000)    (15,827,000)
  Proceeds from sale of loans                                               --      37,370,941       2,357,433
  Cash effect of bank branch office sales                           (9,753,387)             --              --
  (Increase) decrease in loans receivable                           10,340,050     (19,088,995)     13,551,064
  Proceeds from sale of office property and equipment                    4,125         108,972           1,215
  Purchase of office property and equipment                         (1,449,227)     (1,236,002)       (462,321)
  Proceeds from sale of foreclosed real estate                       1,196,270         122,585         578,238
  Proceeds from sale of real estate held for development             1,490,537       1,733,683          54,298
  Net expenditures on real estate held for development              (1,322,440)     (1,765,003)       (363,000)
                                                                  --------------------------------------------
        Net cash provided by (used in) investing activities          8,583,491      (9,465,977)     32,137,530
                                                                  --------------------------------------------

                                                    (Continued)


First Federal Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Years Ended June 30, 2005, 2004 and 2003

                                                                    2005           2004             2003
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in deposits                              $  7,632,216    $(19,735,111)   $(23,704,297)
  Proceeds from advances from FHLB                                7,178,001      25,386,261      50,167,000
  Repayment of advances from FHLB and other borrowings          (12,500,000)    (17,886,888)    (47,012,511)
  Net decrease in advance payments by borrowers
    for taxes and insurance                                        (166,205)       (339,469)        (23,788)
  Issuance of common stock under stock options exercised            393,044         386,228         206,551
  Repurchase of common stock                                     (5,306,158)     (2,229,219)     (6,685,228)
  Cash dividends paid                                            (1,424,914)     (1,278,388)     (1,246,935)
                                                               --------------------------------------------
        Net cash used in financing activities                    (4,194,016)    (15,696,586)    (28,299,208)
                                                               --------------------------------------------

        Net increase (decrease) in cash and cash equivalents     10,875,980     (15,847,791)     11,213,455

CASH AND CASH EQUIVALENTS
  Beginning of year                                              20,459,727      36,307,518      25,094,063
                                                               --------------------------------------------
  End of year                                                  $ 31,335,707    $ 20,459,727    $ 36,307,518
                                                               ============================================

SUPPLEMENTAL DISCLOSURES
  Cash paid during the year for:
    Interest                                                   $ 11,734,651    $ 13,254,539    $ 17,966,589
    Income taxes                                                  1,876,382       2,963,039       3,047,092



See Notes to Consolidated Financial Statements.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies and Practices

Organization:  First  Federal  Bankshares,  Inc.  (the  Company)  is the holding
------------
company for First Federal Bank (the Bank). The Company owns 100% of the Bank's common stock. Currently, the Company engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived primarily from the Bank. The Bank is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, in Sioux City, Iowa and parts of northwest Iowa, northeast Nebraska and southeast South Dakota and in West Des Moines, Johnston, Newton, Grinnell and surrounding areas of central Iowa. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans.

Principles of presentation:  The accompanying  consolidated financial statements
--------------------------
include the accounts of First Federal Bankshares, Inc. and its wholly owned subsidiaries, a real estate development company and the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

Segment reporting:  An operating segment is defined as a component of a business
-----------------
for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. The Company has one operating segment, community banking.

Cash flow  statement  and cash and cash  equivalents:  For purposes of reporting
----------------------------------------------------
cash flows, the Company includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents. In conjunction with the sale of the net assets of two bank branch offices in fiscal 2005, the Company divested non-cash assets (primarily loans) with book values of $17.5 million, including goodwill of $106,567, and liabilities with book values of $27.3 million, resulting in cash to buy of $9.8 million.

Earnings per share:  Basic earnings per share  computations  for the years ended
------------------
June 30, 2005, 2004 and 2003 were determined by dividing net earnings by the weighted average number of common shares outstanding during the years then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted average number of common shares and all dilutive potential common shares outstanding during the year.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended June 30, 2005, 2004 and 2003:

                                                 2005        2004        2003
                                              ----------------------------------

Basic EPS computation:
  Net earnings                                $4,213,374  $5,617,880  $5,605,417

  Weighted average common shares outstanding   3,552,072   3,642,977   3,879,569
                                              ----------------------------------

        Basic EPS                             $     1.19  $     1.54  $     1.44
                                              ==================================

Diluted EPS computation:
  Net earnings                                $4,213,374  $5,617,880  $5,605,417
                                              ----------------------------------

  Weighted average common shares outstanding 3,552,072 3,642,977 3,879,569 Incremental option and RRP shares using
    treasury stock method                         73,336     113,072      91,827
                                              ----------------------------------
        Diluted shares outstanding             3,625,408   3,756,049   3,971,396
                                              ==================================

        Diluted EPS                           $     1.16  $     1.50  $     1.41
                                              ==================================

Securities:  Securities which the Company has the positive intent and ability to
----------
hold to maturity are classified as held-to-maturity and carried at cost, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using the interest method over the remaining period to contractual maturity, adjusted in the case of mortgage-backed securities for actual prepayments. Original issue discounts on short-term securities are accreted as accrued interest receivable over the lives of such securities.

Securities which the Company intends to hold indefinitely, but not necessarily to maturity, are classified as available-for-sale and carried at estimated fair value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity, net of deferred taxes. A decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in market interest rates, changes in the maturity of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Realized gains and losses from the sale of securities are recognized in earnings using the specific identification method. Unrealized losses on securities, determined to be other-than-temporary, are charged to operations. In estimating other-than-temporary impairment losses on securities management considers (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer, and (c) the intent and ability of the Company to retain the security for a period of time sufficient to allow for an anticipated recovery in fair value.

Loans receivable:  Loans receivable are stated at unpaid principal balances less
----------------
the allowances for loan losses and net of deferred loan origination fees or costs. Interest is calculated using the simple interest method or the daily balance of the principal amount outstanding.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Allowances  for losses on loans:  The  allowance for losses on loans is based on
-------------------------------
management's current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectibility as of the reporting date. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management's knowledge of inherent risks in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Under the Company's credit policies, loans with interest more than 90 days in arrears and restructured loans are generally considered impaired loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except where more practical, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged against operations. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

Other real estate owned: Real estate acquired through  foreclosure is carried at
-----------------------
the lower of cost or fair value less estimated costs of disposition. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. When circumstances indicate additional loss on the property, a direct charge to operations is made, and the real estate is written down to fair value less estimated costs of disposition.

Financial  instruments  with  off-balance  sheet risk:  In the normal  course of
-----------------------------------------------------
business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the borrower.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Deferred loan fees and costs:  Certain fees and direct expenses  incurred in the
----------------------------
loan origination process are deferred, with recognition thereof over the contractual life of the related loan as a yield adjustment using the interest method of amortization. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

Office  property and  equipment:  Office  property and equipment are recorded at
-------------------------------
cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for furniture, fixtures, automobiles, software, and equipment.

Maintenance and repairs are charged against income. Improvements are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. The related gain or loss from such transactions is credited or charged to income.

Goodwill:  Goodwill is not amortized and is evaluated for impairment annually or
--------
whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the asset. The Company performed their annual impairment analysis during 2005 and determined the recorded goodwill of $18,417,040 was not impaired.

Mortgage servicing assets: The Company recognizes the rights to service mortgage
-------------------------
loans for others, whether acquired or internally originated. Mortgage servicing assets are initially recorded based on fair value determined from comparable market quotes and are amortized as other expense in proportion to and over the period of estimated net servicing income.

Taxes on income:  The Company files a  consolidated  Federal  income tax return.
---------------
Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the Bank files a franchise tax return, while the Company, its other subsidiaries and the Bank's subsidiaries file a consolidated corporate income tax return.

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

                                        2005            2004             2003
                                   ---------------------------------------------

Basic EPS computation:
  Net earnings                     $   4,213,374   $   5,617,880   $   5,605,417
  Pro forma                            4,151,867       5,536,867       5,534,479

Basic earnings per share:
  Net earnings                              1.19            1.54            1.44
  Pro forma                                 1.17            1.52            1.43

Diluted earnings per share:
  Net earnings                              1.16            1.50            1.41
  Pro forma                                 1.15            1.47            1.39

The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal year 2005, 2004 and 2003, respectively: dividend yield of 2.44%, 3.31% and 3.41%; expected volatility of 24.26%, 22.96% and 22.76%; risk free interest rate of 4.54%, 6.08% and 6.29%; and expected life of 7.5 years for all fiscal years presented.

Reclassifications: Certain amounts previously reported have been reclassified to
-----------------
conform to the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

Fair  value of  financial  instruments:  The  Company's  fair  value  estimates,
--------------------------------------
methods, and assumptions for its financial instruments are set forth below:

      Cash  and  cash  equivalents:   The  recorded  amount  of  cash  and  cash
      ----------------------------
      equivalents approximates fair value.

      Securities:  The fair value of  securities  is estimated  based on pricing
      ----------
      quotations provided by a national industry source.

      Loans:  Fair values are  estimated  for  portfolios  of loans with similar
      -----
      financial characteristics. Loans are segregated by type such as real estate, consumer, and commercial. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Federal  Home Loan Bank  stock:  The fair value of Federal  Home Loan Bank
      -----------------------------
      (FHLB) stock is equivalent to its carrying value because it is redeemable at par value.

      Accrued interest receivable: The recorded amount of accrued interest receivable approximates fair value.

      Deposits:  The fair value of  deposits  with no stated  maturity,  such as
      --------
      checking, money market and savings accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      Advances from Federal Home Loan Bank: The fair value of advances from FHLB
      ------------------------------------
      is based on the discounted value of contractual cash flows.

      Advance payments by borrowers for taxes and insurance: The recorded amount
      -----------------------------------------------------
      of advance payments by borrowers for taxes and insurance approximates fair value.

      Accrued interest payable:  The recorded amount of accrued interest payable
      ------------------------
      approximates fair value.

      Off-balance-sheet items: Off-balance-sheet items have a fair value of zero
      -----------------------
      since there is no expected gain or loss.

      Limitations:  Fair value  estimates are made at a specific  point in time,
      -----------
      based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Effect of New Accounting Standards: The Accounting Standards Executive Committee
----------------------------------
has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for fiscal year 2006 and, early adoption, although permitted, is not planned. No significant impact is expected on the Company's consolidated financial statements at the time of adoption.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (Revised 2004), Share-Based Payment (SFAS123R) which replaces SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. In accordance with a recently-issued Securities and Exchange Commission rule, companies will be required to implement SFAS123R as of the beginning of the first annual period that begins after June 15, 2005. The Company will adopt SFAS123R effective July 1, 2005. Under SFAS123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The permitted transition methods include either retrospective or prospective adoption. The prospective method requires that compensation be recorded for all unvested stock options at the beginning of the first quarter after adoption of SFAS123R, while the retrospective method records compensation expense for all unvested stock options beginning with the first period presented. The Company has not yet determined the method of adoption or whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123. The Company is currently assessing the impact that SFAS 123R will have on its consolidated financial statements at the time of adoption.

Note 2.  Securities

Following is a schedule of amortized costs and estimated fair values as of June 30, 2005 and 2004:

                                                                           2005
                                               -----------------------------------------------------------
                                                                 Gross            Gross
                                                Amortized     Unrealized        Unrealized
                                                   Cost          Gains           (Losses)      Fair Value
                                               -----------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities:
    Governmental National Mortgage
      Association (GNMA)                       $  9,344,035   $     56,709    $    (38,661)   $  9,362,083
    Federal Home Loan Mortgage
      Association (FHLMC)                         6,730,566         32,328         (14,557)      6,748,337
    Federal National Mortgage
      Association (FNMA)                          4,105,332         10,909         (51,181)      4,065,060
  United States treasury securities               7,612,024             --         (43,024)      7,569,000
  United States government agency securities      9,034,708             --        (111,508)      8,923,200
  Local government securities                     3,470,000        110,217              --       3,580,217
  Other investment securities                     9,428,010        316,837         (14,500)      9,730,347
                                               -----------------------------------------------------------
                                               $ 49,724,675   $    527,000    $   (273,431)   $ 49,978,244
                                               ===========================================================

Held-to-maturity:
  Mortgage-backed securities:
    GNMA                                       $    229,189   $     13,887    $         --    $    243,076
    FHLMC                                         1,751,758         30,677              --       1,782,435
    FNMA                                          6,349,662        190,133              --       6,539,795
  Local government securities                     9,866,018        218,172         (38,205)     10,045,985
                                               -----------------------------------------------------------
                                               $ 18,196,627   $    452,869    $    (38,205)   $ 18,611,291
                                               ===========================================================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                           2004
                                               -----------------------------------------------------------
                                                                 Gross            Gross
                                                Amortized     Unrealized        Unrealized
                                                   Cost          Gains           (Losses)      Fair Value
                                               -----------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities:
  Governmental National Mortgage
    Association (GNMA)                         $ 11,950,908   $      4,828    $   (347,860)   $ 11,607,876
  Federal Home Loan Mortgage
  Association (FHLMC)                             7,145,615         39,063         (46,830)      7,137,848
  Federal National Mortgage
  Association (FNMA)                              5,746,287         32,813         (46,073)      5,733,027
  United States treasury securities               7,910,113             --         (67,925)      7,842,188
  United States government agency securities      9,077,741             --        (139,616)      8,938,125
  Investments in mutual funds                    30,154,923             --        (151,669)     30,003,254
  Local government securities                     2,310,000             --         (39,594)      2,270,406
  Other investment securities                    10,922,388        268,603         (30,383)     11,160,608
                                               -----------------------------------------------------------
                                               $ 85,217,975   $    345,307    $   (869,950)   $ 84,693,332
                                               ===========================================================

Held-to-maturity:
  Mortgage-backed securities:
    GNMA                                       $    360,887   $     26,924    $         --    $    387,811
    FHLMC                                         2,548,433         49,323              --       2,597,756
    FNMA                                          9,201,034        335,103              --       9,536,137
  Local government securities                     9,575,141        205,607         (46,530)      9,734,218
  Other investment securities                     1,500,404          5,746              --       1,506,150
                                               -----------------------------------------------------------
                                               $ 23,185,899   $    622,703    $    (46,530)   $ 23,762,072
                                               ===========================================================

Following is a schedule of the fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at June 30, 2005 and 2004.

                                                                          2005
                              --------------------------------------------------------------------------------------------
                                   Less than 12 months             12 months or longer                   Total
                              -----------------------------   ----------------------------    ----------------------------
                                  Fair         Unrealized         Fair         Unrealized         Fair         Unrealized
                                  Value         (Losses)          Value         (Losses)          Value         (Losses)
                              -----------------------------   ----------------------------    ----------------------------
Mortgage-backed securities:
  GNMA                        $         --    $         --    $  3,365,337    $    (38,661)   $  3,365,337    $    (38,661)
  FHLMC                          1,944,523          (2,816)      2,600,854         (11,741)      4,545,377         (14,557)
  FNMA                              13,064            (343)      3,139,312         (50,838)      3,152,376         (51,181)
United States treasury
    securities                          --              --       7,569,000         (43,024)      7,569,000         (43,024)
United States government
    agency securities                   --              --       8,923,200        (111,508)      8,923,200        (111,508)
Local government securities        529,503         (28,032)        734,093         (10,173)      1,263,596         (38,205)
Other investment securities             --              --       4,314,698         (14,500)      4,314,698         (14,500)
                              --------------------------------------------------------------------------------------------
                              $  2,487,090    $    (31,191)   $ 30,646,494    $   (280,445)   $ 33,133,584    $   (311,636)
                              ============================================================================================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                               2004
                                    --------------------------------------------------------------------------------------------
                                         Less than 12 months            12 months or longer                    Total
                                    -----------------------------   ----------------------------    ----------------------------
                                        Fair         Unrealized        Fair          Unrealized         Fair         Unrealized
                                        Value         (Losses)         Value          (Losses)          Value         (Losses)
                                    -----------------------------   ----------------------------    ----------------------------
Mortgage-backed securities:
  GNMA                              $ 11,103,695    $   (347,860)   $         --    $         --    $ 11,103,695    $   (347,860)
  FHLMC                                3,689,614         (46,830)             --              --       3,689,614         (46,830)
  FNMA                                 4,442,047         (46,073)             --              --       4,442,047         (46,073)
United States treasury securities      7,842,187         (67,925)             --              --       7,842,187         (67,925)
United States government
    agency securities                  8,938,125        (139,616)             --              --       8,938,125        (139,616)
Local government securities            3,232,374         (73,257)        363,125         (12,867)      3,595,499         (86,124)
Investments in mutual funds           30,003,254        (151,669)             --              --      30,003,254        (151,669)
Other investment securities            5,768,331         (30,383)             --              --       5,768,331         (30,383)
                                    --------------------------------------------------------------------------------------------
                                    $ 75,019,627    $   (903,613)   $    363,125    $    (12,867)   $ 75,382,752    $   (916,480)
                                    ============================================================================================

For the investment securities in the schedule of the fair value and gross unrealized losses above, the unrealized losses are generally due to increases in the market interest rate environment and, as such, are considered to be temporary by the Company. In addition, the Company has the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery in fair value.

The amortized cost and fair value at June 30, 2005 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Available-for-sale           Held to-maturity
                                     -------------------------   -------------------------
                                      Amortized     Estimated     Amortized     Estimated
                                         Cost       Fair Value       Cost       Fair Value
                                     -----------------------------------------------------
Due in 1 year or less                $13,626,362   $13,533,600   $   915,805   $   922,879
Due after 1 year through 5 years       3,020,370     2,958,600     2,360,711     2,403,381
Due after 5 years through 10 years     1,775,000     1,779,645     2,273,759     2,320,897
Due after 10 years                    11,123,010    11,530,919     4,315,743     4,398,828
                                     -----------------------------------------------------
                                      29,544,742    29,802,764     9,866,018    10,045,985
Mortgage-backed securities            20,179,933    20,175,480     8,330,609     8,565,306
                                     -----------------------------------------------------
                                     $49,724,675   $49,978,244   $18,196,627   $18,611,291
                                     =====================================================

Proceeds from the sale of securities available for sale were $30,226,184, $13,585,515 and $36,421,869 during 2005, 2004 and 2003, respectively. Gross realized gains on these sales were $0, $0 and $322,226 and gross realized losses on these sales were $121,209, $64,797 and $13,600 in 2005, 2004 and 2003, respectively.

Securities with an amortized cost of $8.9 million and an estimated fair value of approximately $8.9 million and securities with an amortized cost of $8.1 million and an estimated fair value of approximately $8.1 million were pledged to various entities and depositors at June 30, 2005 and 2004, respectively.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 3.  Loans receivable

Loans receivable at June 30, 2005 and 2004 are summarized as follows:

                                                      2005             2004
                                                 ------------------------------

First mortgage loans:
  Secured by one to four family residences       $ 144,237,903    $ 164,578,993
  Secured by other properties                      179,696,291      146,452,772
Home equity and second mortgage loans               32,133,906       38,377,251
Automobile loans                                     9,610,771       17,755,328
Commercial business loans                           37,484,980       29,633,251
Other nonmortgage loans                             37,037,977       39,785,522
                                                 ------------------------------
                                                   440,201,828      436,583,117

Less:
  Allowance for loan losses (Note 4)                 6,717,956        4,316,286
  Undisbursed portion of loans in process               44,401          800,838
  Net unamortized premiums on loans                 (1,538,798)      (1,880,738)
  Net deferred loan fees                             1,344,487        1,489,237
                                                 ------------------------------
                                                 $ 433,633,782    $ 431,857,494
                                                 ==============================

At June 30, 2005 and 2004, the Company had nonaccrual loans of $1,167,000 and $2,991,000, respectively, and restructured loans of $7,517,000 and $3,691,000, respectively. Interest income recorded during 2005, 2004 and 2003 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $42,290 in 2005, $129,046 in 2004 and $238,531 in 2003.

Loans are considered impaired when it is probable the company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement, including loans placed on nonaccrual. The following table sets forth information on impaired loans at June 30, 2005 and 2004.

                                             2005                     2004
                                   -----------------------   -----------------------
                                    Recorded     Valuation    Recorded    Valuation
                                   Investment    Allowance   Investment   Allowance
                                   -------------------------------------------------
Valuation allowance required       $5,339,728   $2,525,424   $2,968,126   $  493,480
Valuation allowance not required           --           --       22,874           --
                                   -------------------------------------------------
                                   $5,339,728   $2,525,424   $2,991,000   $  493,480
                                   =================================================

Interest foregone on nonaccrual loans, as reported above, approximates interest income on impaired loans that would have been accrued in fiscal 2005, 2004 and 2003 if such loans were not impaired. At June 30, 2005, there were no material commitments to lend additional funds to borrowers whose existing loans were considered impaired at that date.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Loan servicing:  The Company originates mortgage loans for portfolio  investment
--------------
or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. There were no mortgage loans held for sale at June 30, 2005.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $60,209,000, $66,713,000 and $50,794,000 at June 30, 2005, 2004
and 2003, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $415,000, $477,000 and $430,000 at June 30, 2005, 2004 and 2003, respectively.

Concentrations  of credit  risk:  The Company  conducts the majority of its loan
-------------------------------
origination activities in its market area, which includes northwest and central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Company has purchased loans outside of its primary lending area. Although the Company has a diversified geographic loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

Loans purchased outside the Company's primary lending area totaled approximately $52.4 million at June 30, 2005, and included approximately $22.7 million in loans that are geographically located in the Midwestern United States, with the largest geographic concentration in Minnesota with $14.0 million. The remaining loans are distributed throughout the United States, with the largest geographic concentration in Colorado with $25.2 million.

The Company's commercial mortgage loan portfolio consists of $101.5 million of commercial real estate loans, $35.8 million of multi-family housing loans, and $42.4 million of construction, land acquisition and development loans as of June 30, 2005. The Company's commercial mortgage loan portfolio as of June 30, 2004 consisted of $81.8 million of commercial real estate loans, $38.5 million of multi-family housing loans, and $26.2 million of construction, land acquisition and development loans.

Note 4.  Allowance for Loan Losses

A summary of the allowance for loan losses follows:

                                        2005            2004            2003
                                    -------------------------------------------

Balance, beginning of year          $ 4,316,286     $ 4,615,285     $ 4,583,897
  Provision for losses                2,985,000       1,225,000       1,730,000
  Charge-offs                          (685,852)     (1,652,716)     (2,064,179)
  Recoveries                            102,522         128,717         365,567
                                    -------------------------------------------
Balance, ending of year             $ 6,717,956     $ 4,316,286     $ 4,615,285
                                    ===========================================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 5.  Office Property and Equipment

At June 30, 2005 and 2004, the cost and accumulated depreciation of office property and equipment were as follows:

                                                             2005        2004
                                                         -----------------------


Land and improvements                                    $ 3,587,625 $ 3,667,038
Building and improvements                                 12,837,474  13,016,637
Furniture, fixtures, automobiles, software and equipment   7,591,112   6,985,556
Deposits on assets not in service                             23,792     111,386
                                                         -----------------------
        Total cost                                        24,040,003  23,780,617
Less accumulated depreciation                             10,931,349  10,503,783
                                                         -----------------------
                                                         $13,108,654 $13,276,834
                                                         =======================



Depreciation expense on premises, furniture, fixtures, automobiles, software, and equipment was $1,153,726, $1,085,977 and $1,059,949 for fiscal 2005, 2004 and 2003, respectively.

Note 6.  Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                    2005           2004
                                                 -------------------------

Loans receivable                                 $1,832,357     $1,724,717
Securities                                          460,958        505,336
                                                 -------------------------
                                                 $2,293,315     $2,230,053
                                                 =========================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 7.  Intangible Assets

The gross carrying amount of intangible assets subject to amortization and the associated accumulated amortization at June 30, 2005 is presented in the table below. Intangible assets' balances are included in the line item `Other assets' of the Consolidated Balance Sheets. Amortization expense for intangible assets was $88,059, $60,482 and $398,770 for fiscal 2005, 2004 and 2003, respectively.

                                                         2005
                                          ------------------------------------
                                           Gross                    Unamortized
                                          Carrying    Accumulated   Intangible
                                           Amount    Amortization      Assets
                                          ------------------------------------
Intangible assets:
Core deposit premium                      $690,140      $521,440      $168,700
Mortgage servicing rights                  268,379        50,771       217,608
                                          ------------------------------------
                                          $958,519      $572,211      $386,308
                                          ====================================

                                                         2004
                                          ------------------------------------
                                           Gross                    Unamortized
                                          Carrying    Accumulated   Intangible
                                           Amount    Amortization      Assets
                                          ------------------------------------
Intangible assets:
Core deposit premium                      $690,140      $476,044      $214,096
Mortgage servicing rights                  268,379         8,108       260,271
                                          ------------------------------------
                                          $958,519      $484,152      $474,367
                                          ====================================

Projections of amortization expense are based on existing asset balances and the existing interest rate environment as of June 30, 2005. What the Company actually experiences may be significantly different depending upon changes in mortgage interest rates and market conditions. The following table shows the estimated future amortization expense for amortizing intangible assets for each of the years ended June 30:

                                                       Core Deposit       Mortgage
                                                          Premium     Servicing Rights     Total
                                                       --------------------------------------------
   2006                                                $    44,604      $    64,840     $   109,444
   2007                                                     44,604           50,947          95,551
   2008                                                     44,604           37,814          82,418
   2009                                                     34,888           27,213          62,101
   2010                                                         --           18,828          18,828
Thereafter                                                      --           17,966          17,966
                                                       --------------------------------------------
        Total estimated future amortization expense    $   168,700      $   217,608     $   386,308
                                                       ============================================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 8.  Deposits

At June 30, 2005 and 2004, deposits are summarized as follows:

                                                       2005             2004
                                                  ------------------------------

Noninterest-bearing checking                      $ 43,240,004      $ 36,408,235
Interest-bearing checking accounts                  49,126,980        49,338,938
Money market accounts                               70,831,594        84,521,513
Savings accounts                                    32,040,580        35,862,059
Certificates of deposit                            212,323,247       223,078,183
                                                  ------------------------------
                                                  $407,562,405      $429,208,928
                                                  ==============================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $38.7 million and $32.5 million at June 30, 2005 and 2004, respectively.

At June 30, 2005, the scheduled maturities of certificates of deposit were as follows:

   2006                                                             $120,099,374
   2007                                                               52,170,325
   2008                                                               34,527,378
   2009                                                                2,229,060
   2010                                                                3,036,477
Thereafter                                                               260,633
                                                                    ------------
                                                                    $212,323,247
                                                                    ============

Interest expense on deposits is summarized as follows:

                                             2005          2004          2003
                                         ---------------------------------------

Interest-bearing checking accounts       $   241,948   $   113,276   $   140,156
Money market accounts                        979,809       573,890     1,060,596
Savings accounts                             124,077        73,489        92,585
Certificates of deposit                    5,885,719     6,966,890     9,770,223
                                         ---------------------------------------
                                         $ 7,231,553   $ 7,727,545   $11,063,560
                                         =======================================

At June 30, 2005 and 2004, accrued interest payable on deposits totaled $1,302,759 and $1,197,413, respectively.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 9.  Advances from FHLB and other borrowings

A summary at June 30, 2005 and 2004 follows:

                                                Weighted                       Weighted
                                                 Average                        Average
                                                Interest                       Interest
                                                  Rate            2005           Rate            2004
                                               -----------------------------------------------------------
FHLB of Des Moines (A)
Stated maturity in fiscal year ending June 30:
  2005                                              --%      $          --       3.20%      $  12,500,000
  2006                                            2.85          17,000,000       2.85          17,000,000
  2007                                            3.39          25,500,000       3.35          20,500,000
  2008 (B)                                        4.98          32,000,000       4.98          32,000,000
  2009 (B)                                        5.21          24,500,000       5.21          24,500,000
  2010 (B)                                        5.49           3,000,000       5.49           3,000,000
                                                             -------------                  -------------
                                                               102,000,000                    109,500,000
Fed Funds advance with FHLB (C)                                         --                             --
Other borrowings                                                 2,564,262                        386,261
                                                             -------------                  -------------
                                                             $ 104,564,262                  $ 109,886,261
                                                             =============                  =============

      (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Company has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 120% of outstanding balances.

      (B) Includes FHLB convertible advances. Convertible advances are advances that the FHLB may terminate and require the Company to repay prior to the stated maturity date. Usage of this type of advance is limited to a range of 10% to 20% of the Company's total assets by the FHLB. At June 30, 2005 and 2004 $51.0 million of convertible advances with a weighted average interest rate of 5.32% were callable quarterly.

      (C) The Fed Funds Advance does not require the Company to establish a committed line to obtain an advance. The Fed Funds Advance rate on new borrowings is based on the Fed Funds Market rate at the time of borrowing. There are no minimum advance amounts, no commitment fees, and no prepayment penalties. Outstanding Fed Funds Advances automatically renew each day and are repriced based on the FHLB's return on overnight investments. Fed Funds Advances have no stated maturity and may be prepaid at will. During fiscal 2005, the Company's average outstanding balance of Fed Funds Advances was $2.2 million and the interest rate at which these advances repriced ranged from 1.45% to 3.62%. Fed Funds Advances are collateralized as described in (A) above.

At June 30, 2005 and 2004, accrued interest payable on advances from FHLB totaled $8,965 and $9,581, respectively. Note 1.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 10. Taxes on Income

Taxes on income for the years ended June 30, 2005, 2004 and 2003 were comprised as follows:

                                 Current            Deferred            Total
                               -------------------------------------------------

2005:
  Federal                      $ 1,402,000        $   137,000        $ 1,539,000
  State                            241,000             35,000            276,000
                               -------------------------------------------------
                               $ 1,643,000        $   172,000        $ 1,815,000
                               =================================================

2004:
  Federal                      $ 2,208,000        $   169,000        $ 2,377,000
  State                            391,000             20,000            411,000
                               -------------------------------------------------
                               $ 2,599,000        $   189,000        $ 2,788,000
                               =================================================

2003:
  Federal                      $ 3,021,000        $  (646,000)       $ 2,375,000
  State                            519,000           (100,000)           419,000
                               -------------------------------------------------
                               $ 3,540,000        $  (746,000)       $ 2,794,000
                               =================================================

Taxes on income differ from the amounts computed by applying the Federal income tax rate of 35% to earnings from continuing operations before taxes on income for the following reasons:

                                          2005           2004           2003
                                      -----------------------------------------

Computed "expected" tax expense       $ 2,109,931    $ 2,942,058    $ 2,939,796
Nontaxable income                        (397,751)      (374,561)      (297,683)
State income taxes                        134,259        227,895        276,540
Other, net                                (31,439)        (7,392)      (124,653)
                                      -----------------------------------------
                                      $ 1,815,000    $ 2,788,000    $ 2,794,000
                                      =========================================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2005 and 2004 are presented below:

                                                         2005           2004
                                                     --------------------------

Deferred tax assets:
  Allowance for loan losses                          $ 1,106,000    $ 1,184,000
  Deferred compensation                                   91,000        110,000
  Accrued vacation pay                                    65,000        112,000
  Deferred directors fees                                167,000        155,000
  Reserve for uncollected interest                         6,000         19,000
  Unrealized loss on securities available-for-sale            --        195,000
  Other                                                       --         16,000
                                                     --------------------------
        Total gross deferred tax assets                1,435,000      1,791,000
                                                     --------------------------

Deferred tax liabilities:
  FHLB stock dividends                                  (347,000)      (347,000)
  Fixed assets                                          (320,000)      (324,000)
  Mortgage servicing rights                              (81,000)       (97,000)
  Unrealized gain on securities available-for-sale       (95,000)            --
  Purchase accounting adjustments                        (63,000)       (80,000)
  Other                                                  (48,000)            --
                                                     --------------------------
        Total gross deferred tax liabilities            (954,000)      (848,000)
                                                     --------------------------
        Net deferred tax asset                       $   481,000    $   943,000
                                                     ==========================

Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

Note 11. Employee Benefit Plans

Pension: The Bank is a participant in the Financial Institutions Retirement Fund
-------
(FIRF), a defined benefit pension plan, and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. Pension expense for fiscal 2005, 2004 and 2003 totaled $660,000, $686,000 and $340,000, respectively. The defined benefit pension plan was frozen effective August 1, 2005. The Company does not expect any significant reduction in pension expense as a result of this change until fiscal 2009 due to continuing amortization charges for benefits in place prior to August 1, 2005.

Profit  sharing  plan:  Bank  employees  participate  in the First  Federal Bank
---------------------
Employees' Savings & Profit Sharing Plan and Trust (the Profit Sharing Plan). Employees who are at least 21 years of age become eligible for participation after 3 months of continuous employment (during which at least 250 hours of service are completed). The Bank matches an amount equal to 25% of the first 4% of the employee's compensation. The Profit Sharing Plan expense for the years ended June 30, 2005, 2004 and 2003 was $58,763, $60,489 and $51,991,
respectively. Effective August 1, 2005 the employer match increased to 50% of the first 6% of the employee's compensation.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

ESOP:  In  July  1992,  as  part  of the  reorganization  to the  stock  form of
----
ownership, the Bank's Employee Stock Ownership Plan (ESOP) purchased 143,809 shares of the Company's common stock at $3.066 per share, or $441,000, which was funded by a loan from an unaffiliated lender. This loan was repaid in December 1996, and the shares were fully allocated to participants at June 30, 1998. In April 1999, as part of the reorganization and conversion of First Federal Bankshares, M.H.C., the Bank's ESOP purchased 184,450 shares of the Company's common stock at $10 per share, which was funded by a 15-year, 7% loan from the Company. Quarterly principal payments of $30,742 commenced on June 30, 1999. All employees meeting the age and service requirements are eligible to participate in the ESOP. Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100% vested after five years of service. The ESOP is accounted for under Employers' Accounting for Employee Stock Ownership Plans (SOP 93-6). Dividends paid on unallocated shares reduce the Company's cash contributions to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation.

At June 30, 2005 and 2004, allocated shares were 152,992 and 159,530, respectively. Shares committed to be released were 6,558 and 7,072, respectively. The fair value of the 91,389 and 104,471 unallocated shares was approximately $1.9 million and $2.4 million, respectively.

Plan expense was $288,975, $311,288 and $217,928 for the years ended June 30, 2005, 2004 and 2003, respectively.

Stock  options:  The  Company's  1992 stock option plan  permitted  the board of
--------------
directors to grant options to purchase up to 124,510 shares of the Company's $0.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

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

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Changes in options outstanding and exercisable during 2005, 2004 and 2003 were as follows:

                                     Exercisable  Outstanding    Option Price
                                       Options      Options        Per Share
                                      ------------------------------------------

June 30, 2002                          98,579       220,278     $3.066 - $20.341
  Granted                                  --        25,000      13.80 - 14.41
  Forfeited                              (200)       (7,500)          9.00
  Vested                               40,200            --     7.6875 - 11.00
  Exchange of shares                     (902)         (902)     13.00 - 15.70
  Exercised                           (25,746)      (25,746)     3.066 - 11.00
                                      ---------------------
June 30, 2003                         111,931       211,130     7.6875 - 20.341
  Granted                                  --         5,000      20.85 - 22.00
  Forfeited                            (1,647)       (3,047)      9.25 - 20.341
  Vested                               41,699            --     7.6875 - 14.41
  Exercised                           (42,405)      (42,405)    7.6875 - 11.00
                                      ---------------------
June 30, 2004                         109,578       170,678     7.6875 - 22.00
  Granted                                  --        13,650          23.46
  Forfeited                              (200)       (7,100)      9.25 - 23.46
  Vested                               41,300            --     7.6875 - 22.00
  Exercised                           (37,767)      (37,767)      9.25 - 14.25
                                      ---------------------
June 30, 2005                         112,911       139,461     7.6875 - 23.46
                                      =====================

The weighted-average fair value per option of options granted during fiscal years 2005, 2004 and 2003 was $6.64, $6.09 and $3.63, respectively. Shares remaining available for future grant under the 1999 Plan total 15,450 at June 30, 2005. The weighted average exercise price of all outstanding options was $12.09 and the weighted average contractual remaining life of all outstanding options was 5.2 years at June 30, 2005.

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Recognition  and retention  plan: In October 1999, the Company  established  the
--------------------------------
1999 Recognition and Retention Plan (RRP) for certain executive officers. The Company contributed funds to the RRP to acquire 79,050 or 3% of the shares of common stock sold in April 1999. The shares of stock vest over a five year period. RRP expense for the years ended June 30, 2005, 2004 and 2003 was $184,948, $28,590 and $80,235, respectively.

Changes in the number of recognition and retention plan shares awarded under the Plan and yet to vest were as follows:

June 30, 2002                                                            42,400
  Granted                                                                 2,000
  Forfeited                                                              (2,200)
  Vested                                                                (13,200)
                                                                        -------
June 30, 2003                                                            29,000
  Granted                                                                    --
  Forfeited                                                              (2,800)
  Vested                                                                (11,800)
                                                                        -------
June 30, 2004                                                            14,400
  Granted                                                                 9,250
  Forfeited                                                                (638)
  Vested                                                                (11,800)
                                                                        -------
June 30, 2005                                                            11,212
                                                                        =======

Shares available for future grant under the RRP total 638 at June 30, 2005.

Note 12. Related Party Transactions

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $1.5 million at both June 30, 2005 and 2004. During the year ended June 30, 2005, total principal additions were $265,000, total principal payments were $78,000 and changes due to resignation of principal officer totaled $192,000.

Deposits from related parties held by the Bank at June 30, 2005 and 2004 amounted to $8.0 million and $8.8 million, respectively.

Note 13. Stockholders' Equity

Regulatory capital requirements: The Financial Institution Reform, Recovery, and
-------------------------------
Enforcement Act of 1989 (FIRREA) and the capital regulations of the Office of Thrift Supervision (OTS) promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3% leverage capital ratio, and a minimum 8% risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

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

The Bank met all regulatory capital requirements and was categorized as "well capitalized" at June 30, 2005 and 2004. Management believes that no conditions or events have occurred since those dates that would have changed the Bank's category.

The Bank's actual and required capital amounts and ratios as of June 30, 2005 and 2004 are presented in the following table:

                                                                       2005
                                  --------------------------------------------------------------------------------
                                                                                                 To Be Well
                                                                                             Capitalized Under
                                                                    For Capital              Prompt Corrective
                                           Actual                Adequacy Purposes           Action Provisions
                                  ------------------------   -------------------------    ------------------------
                                    Amount        Ratio         Amount        Ratio         Amount        Ratio
                                  --------------------------------------------------------------------------------
Tangible capital                  $ 47,468,000       8.38%    $  8,501,000       1.50%    $         --       0.00%
Tier 1 leverage (core)              47,468,000       8.38       22,670,000       4.00       28,338,000       5.00
Tier 1 risk-based capital           47,468,000      10.98       17,289,000       4.00       25,934,000       6.00
Risk-based capital                  52,887,000      12.24       34,579,000       8.00       43,223,000      10.00

                                                                       2004
                                  --------------------------------------------------------------------------------
                                                                                                 To Be Well
                                                                                             Capitalized Under
                                                                    For Capital              Prompt Corrective
                                           Actual                Adequacy Purposes           Action Provisions
                                  ------------------------   -------------------------    ------------------------
                                    Amount        Ratio         Amount        Ratio         Amount        Ratio
                                  --------------------------------------------------------------------------------
Tangible capital                  $ 47,689,000       8.01%    $  8,934,000       1.50%    $         --       0.00%
Tier 1 leverage (core)              47,689,000       8.01       23,823,000       4.00       29,779,000       5.00
Tier 1 risk-based capital           47,689,000      10.93       17,280,000       4.00       25,919,000       6.00
Risk-based capital                  52,005,000      11.92       34,905,000       8.00       43,631,000      10.00


Retained earnings at June 30, 2005 and 2004 included approximately $9,165,000, which constitute allocations to bad debt reserves for Federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

Dividends and  restrictions  thereon:  In July 1992,  the Bank  converted from a
------------------------------------
mutual to a stock organization through the formation of a Mutual Holding Company. In April 1999, the Mutual Holding Company converted to a stock organization.

The 1992 and 1999 Plans of Conversion provided for the establishment of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

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

Note 14. Other Noninterest Expense

Other noninterest expense amounts are summarized as follows for the years ended June 30:

                                                         2005         2004         2003
                                                      ------------------------------------
Printing, postage, courier, stationery and supplies   $  784,332   $  775,429   $  811,509
Professional fees                                        736,448      476,666      648,461
Bank accounts and item processing                        278,064      186,364      120,187
Contributions and public relations                       275,129      259,275      478,453
ATM expense                                              228,392      259,405      309,222
Loan-related expense                                     192,369      198,032      277,273
OTS assessments and application fees                     130,798      136,985      136,826
Telephone                                                115,287      136,993      139,206
Insurance                                                 96,864       99,788       76,391
Amortization of intangibles                               88,059       60,482      398,770
Other                                                  1,047,430    1,257,614    1,645,854
                                                      ------------------------------------
                                                      $3,973,172   $3,847,033   $5,042,152
                                                      ====================================

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

At June 30, 2005 and 2004, the Company had commitments to originate and purchase loans approximating $62,527,000 and $50,693,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Company adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

The Company had approved, but unused, consumer lines of credit of approximately $7,383,000 and $18,027,000 at June 30, 2005 and 2004, respectively. The Company had approved, but unused, commercial lines of credit of approximately $15,072,000 and $13,924,000 at June 30, 2005 and 2004, respectively.

At June 30, 2005 and 2004, the Company had commitments to sell loans approximating $1,613,000 and $4,565,000, respectively.

Note 16. Fair Value of Financial Instruments

The estimated fair values of Company's financial instruments (as described in note 1) were as follows:

                                                         2005                         2004
                                             ---------------------------   ----------------------------
                                                Carrying                     Carrying
                                                 Amount       Fair Value      Amount        Fair Value
                                             ----------------------------------------------------------
Financial assets:
  Cash and due from banks                    $ 15,102,382   $ 15,102,382   $ 18,176,852   $ 18,176,852
  Interest-bearing deposits in other
    financial institutions                     16,233,325     16,233,325      2,282,875      2,282,875
  Investment securities available-for-sale     49,978,244     49,978,244     84,693,332     84,693,332
  Investment securities held-to-maturity       18,196,627     18,611,291     23,185,899     23,762,072
  Loans receivable, net                       433,633,782    426,970,000    431,857,494    427,438,000
  FHLB stock                                    5,762,400      5,762,400      6,096,100      6,096,100
  Accrued interest receivable                   2,293,315      2,293,315      2,230,053      2,230,053

Financial liabilities:
  Deposits                                   $407,562,405   $406,582,000   $429,208,928   $432,972,000
  Advances from FHLB and other borrowings     104,564,262    106,222,000    109,886,261    113,174,000
  Advance payments by borrowers for
    taxes and insurance                           953,281        953,281      1,119,486      1,119,486
  Accrued interest payable                      1,311,724      1,311,724      1,206,994      1,206,994


First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                      2005                           2004
                                          ----------------------------   ----------------------------
                                             Notional      Unrealized      Notional       Unrealized
                                              Amount       Gain (loss)      Amount        Gain (loss)
                                          -----------------------------------------------------------
Off-balance-sheet assets (liabilities):
  Commitments to extend credit            $ 62,527,000    $         --   $ 50,693,000    $         --
  Consumer lines of credit                   7,383,000              --     18,027,000              --
  Commercial lines of credit                15,072,000              --     13,924,000              --
  Commitments to sell loans                 (1,613,000)             --     (4,565,000)             --


Note 17. Contingencies

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

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 18. Parent Company Financial Information

Condensed statements of financial condition at June 30, 2005 and 2004 and condensed statements of income and cash flows for the years ended June 30, 2005, 2004 and 2003 are shown below for First Federal Bankshares, Inc.:

                        CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                      2005            2004
                                                                  ----------------------------
ASSETS
  Cash deposited at First Federal Bank                            $    435,610    $  3,366,634
  Interest-bearing deposits in other financial institutions            233,325         316,167
                                                                  ----------------------------
        Cash and cash equivalents                                      668,935       3,682,801

  Investment securities available-for-sale at fair value               680,372         700,300
  Loans receivable, net                                              1,138,351       1,329,806
  Investment in subsidiaries                                        65,905,913      65,770,034
  Refundable income taxes                                               24,791          99,371
  Other assets                                                       2,018,236          19,604
                                                                  ----------------------------
        Total assets                                              $ 70,436,598    $ 71,601,916
                                                                  ============================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deferred tax liability                                          $     75,000    $     74,000
  Accrued expenses and other liabilities                                66,393          70,194
                                                                  ----------------------------
        Total liabilities                                              141,393         144,194
                                                                  ----------------------------

STOCKHOLDERS' EQUITY
  Preferred stock                                                           --              --
  Common stock                                                          49,770          49,393
  Additional paid-in capital                                        37,761,587      37,086,235
  Retained earnings                                                 55,028,733      52,240,273
  Treasury stock                                                   (21,747,743)    (16,519,093)
  Accumulated other comprehensive income (loss), net unrealized
    gain (loss) on securities available-for-sale                       158,570        (329,644)
  Unearned ESOP                                                       (913,890)     (1,044,710)
  Unearned RRP                                                         (41,822)        (24,732)
                                                                  ----------------------------
        Total stockholders' equity                                  70,295,205      71,457,722
                                                                  ----------------------------

        Total liabilities and stockholders' equity                $ 70,436,598    $ 71,601,916
                                                                  ============================

First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


                           CONDENSED STATEMENTS OF INCOME

                                                   2005           2004           2003
                                               -----------------------------------------
Interest income:
  Loans receivable                             $    87,561    $   113,802    $   100,677
  Investment securities                             50,336         46,798         45,743
  Other interest-earning assets                     33,448         45,041         10,326
Gain (loss) on sale of investment securities            --             --        221,143
Other income                                            --         34,420             --
Other general and administrative expenses         (412,916)      (307,572)      (409,753)
                                               -----------------------------------------
        (Losses) before income taxes              (241,571)       (67,511)       (31,864)
Taxes on income                                     94,000         28,000         10,000
                                               -----------------------------------------
        (Losses) before subsidiary income         (147,571)       (39,511)       (21,864)
Equity in earnings of subsidiaries               4,360,945      5,657,391      5,627,281
                                               -----------------------------------------
        Net income                             $ 4,213,374    $ 5,617,880    $ 5,605,417
                                               =========================================


First Federal Bankshares, Inc. and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                           CONDENSED STATEMENTS OF CASH FLOWS

                                                                        2005             2004            2003
                                                                    --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                        $  4,213,374    $  5,617,880    $  5,605,417
  Adjustments to net income:
    Equity in earnings of subsidiaries                                (4,360,945)     (5,657,391)     (5,627,281)
    Dividends received from subsidiaries                               3,185,102       4,443,117       7,435,426
    Net gain on sale of securities available-for-sale                         --              --        (221,143)
    Amortization of premiums and discounts                                (1,972)         (3,029)         53,915
    (Increase) decrease in other assets                                    1,369          (4,387)            620
    Increase (decrease)  in accrued expense and other liabilities         (3,801)        (10,443)         32,973
    Increase (decrease) in accrued taxes on income                        74,580         (61,555)        (16,823)
                                                                    --------------------------------------------
        Net cash provided by (used in) operating activities            3,107,707        (118,925)       (172,322)
                                                                    --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities available-for-sale                     25,000              --       2,646,855
  Purchase of investment securities available-for-sale                        --              --         (17,823)
  (Increase) decrease in loans receivable                                191,455         124,556         (23,337)
                                                                    --------------------------------------------
        Net cash provided by investing activities                        216,455       4,567,673      10,041,121
                                                                    --------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock, net                                          393,044         386,228         206,550
  Repurchase of common stock                                          (5,306,158)     (2,229,219)     (6,685,228)
  Cash dividends paid                                                 (1,424,914)     (1,278,388)     (1,246,935)
                                                                    --------------------------------------------
        Net cash used in financing activities                         (6,338,028)     (3,121,379)     (7,725,613)
                                                                    --------------------------------------------

        Net increase (decrease) in cash and
          cash equivalents                                            (3,013,866)      1,327,369       2,143,186

CASH AND CASH EQUIVALENTS
  Beginning                                                            3,682,801       2,355,432         212,246
                                                                    --------------------------------------------
  Ending                                                            $    668,935    $  3,682,801    $  2,355,432
                                                                    ============================================

                      This page left intentionally blank.




[LOGO]First
Federal
BANKSHARES, INC.

                                                                      LEADERSHIP


BOARD OF DIRECTORS



[PHOTO OMITTED]                [PHOTO OMITTED]        [PHOTO OMITTED]
Barry Backhaus, Chairman        David S. Clay          Jon G. Cleghorn


[PHOTO OMITTED]                 [PHOTO OMITTED]        [PHOTO OMITTED]
Gary L. Evans                   Arlene T. Curry, J.D.  Allen J. Johnson


[PHOTO OMITTED]                 [PHOTO OMITTED]        [PHOTO OMITTED]
Ronald A. Jorgensen             Steven L. Opsal        David Van Engelenhoven









[PHOTO OMITTED]                                        OFFICERS:
                                                       Katherine A. Bousquet
                                                       Vice President/
                                                       Treasurer/Interim CFO

                                                       Steven L. Opsal
                                                       Executive Vice President

                                                       Barry Backhaus
                                                       President & CEO

                                                       Suzette F. Hoevet
                                                       Corporate Secretary

Stockholder
INFORMATION


ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 9:00 a.m., Thursday, October 27, 2005, at the Marina Inn Conference Center 4th and B Streets, South Sioux City, NE.

STOCK LISTING
First Federal Bankshares, Inc. Common Stock is traded on the NASDAQ National Market System using the symbol FFSX. As of August 17, 2005, the Company had 1,925 shareholders of record and 3,548,703 outstanding shares of common stock. This does not reflect the number of persons whose stock is held in nominee or "street" name accounts through brokers.

PRICE RANGE OF COMMON STOCK
The following represents the reported high and low trading prices:

FISCAL 2005
Quarter Ended                High               Low
June 30, 2005               $22.97            $19.60
March 31, 2005              $23.69            $21.40
December 31, 2004           $24.00            $22.39
September 30, 2004          $23.60            $20.00

FISCAL 2004
Quarter Ended                High               Low
June 30, 2004               $24.00            $20.60
March 31, 2004              $25.10            $20.70
December 31, 2003           $25.24            $21.57
September 30, 2003          $22.60            $17.55


GENERAL COUNSEL                     GENERAL INQUIRIES
Corbett, Anderson, Corbett,         AND REPORTS
Poulson & Vellinga, LLP             The Company is required to file an Annual
423 6th St, Suite 400               Report on Form 10-K for its fiscal year
Sioux City, IA 51101                ended June 30, 2005, with the Securities and
                                    Exchange Commission. Copies of this Annual
SPECIAL COUNSEL                     Report and the Company's quarterly reports
Luse Gorman Pomerenk &              may be obtained without charge by
Schick, PC                          contacting:
5335 Wisconsin Ave NW, Ste 400
Washington, DC  20015

INDEPENDENT REGISTERED              SUZETTE F. HOEVET, CORPORATE SECRETARY
PUBLIC ACCOUNTING FIRM              First Federal Bankshares, Inc.
McGladrey & Pullen, LLP             329 Pierce St, PO Box 897
400 Locust St, Suite 640            Sioux City, IA  51102
Des Moines, IA  50309               712-277-0200
                                    800-352-4620
TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Dr
Cranford, NJ  07016
800-368-5948
www.rtco.com

                                                                       EXPANSION


In April of 2005 the
Johnston branch opened in
a retail mall on the
rapidly growing northwest                       [PHOTO OMITTED]
side of Des Moines at the
junction of I-80 and 86th
Street.
                                    The Johnston branch takes shape in the mall as construction continued through the winter.



     [PHOTO OMITTED]                                [PHOTO OMITTED]



On April 27, Johnston city                       Steven Opsal, Executive
officials and bank                               Vice President, is
employees helped Heather                         interviewed on live radio
Wilson, Johnston Branch                          while Branch Manager
Manager, cut the ribbon to                       Heather Wilson looks on
officially open the new                          during the grand opening
Johnston branch.                                 celebration on April 30.



The Johnston branch is strategically located        [PHOTO OMITTED]
in a busy retail mall to attract both
drive-up and walk-in traffic.

                                  [LOGO]First
                                        Federal
                                        BANKSHARES, INC.



                329 Pierce St o PO Box 897 o Sioux City, IA 51102
             712-277-0200 o 800-352-4620 o www.firstfederalbank.com